     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON AUGUST 6, 2004

                                                           Registration No. 333-

                                 UNITED STATES
                            SECURITIES AND EXCHANGE
                                   COMMISSION
                             WASHINGTON, D.C. 20549
                         -----------------------------
                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                         -----------------------------

                      AMERICAN REAL ESTATE PARTNERS, L.P.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

           DELAWARE                           6512                      13-3398766
(STATE OR OTHER JURISDICTION OF   (PRIMARY STANDARD INDUSTRIAL       (I.R.S. EMPLOYER
INCORPORATION OR ORGANIZATION)     CLASSIFICATION CODE NUMBER)    IDENTIFICATION NUMBER)

                       AMERICAN REAL ESTATE FINANCE CORP.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

           DELAWARE                           6512                     20-1059842
(STATE OR OTHER JURISDICTION OF   (PRIMARY STANDARD INDUSTRIAL      (I.R.S. EMPLOYER
INCORPORATION OR ORGANIZATION)     CLASSIFICATION CODE NUMBER)   IDENTIFICATION NUMBER)

                         -----------------------------

                AMERICAN REAL ESTATE HOLDINGS LIMITED PARTNERSHIP
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

           DELAWARE                            6512                       13-3398767
(STATE OR OTHER JURISDICTION OF    (PRIMARY STANDARD INDUSTRIAL        (I.R.S. EMPLOYER
INCORPORATION OR ORGANIZATION)      CLASSIFICATION CODE NUMBER)     IDENTIFICATION NUMBER)

                         -----------------------------

                             100 SOUTH BEDFORD ROAD
                            MT. KISCO, NEW YORK 10549
               (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
        INCLUDING AREA CODE, OF REGISTRANTS' PRINCIPAL EXECUTIVE OFFICES)

                         -----------------------------

                                 JOHN SALDARELLI
                   VICE PRESIDENT AND CHIEF FINANCIAL OFFICER
                             100 SOUTH BEDFORD ROAD
                            MT. KISCO, NEW YORK 10549
                            TELEPHONE: (914) 242-7700
                            FACSIMILE: (914) 242-9282
            (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
                   INCLUDING AREA CODE, OF AGENT FOR SERVICE)

                                   COPIES TO:
                            STEVEN L. WASSERMAN, ESQ.
                              JAMES T. SEERY, ESQ.
                                PIPER RUDNICK LLP
                           1251 AVENUE OF THE AMERICAS
                            NEW YORK, NEW YORK 10020
                            TELEPHONE: (212) 835-6000
                            FACSIMILE: (212) 835-6001
                         -----------------------------

         APPROXIMATE DATE OF COMMENCEMENT OF THE PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.

         If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]

         If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

CALCULATION OF REGISTRATION FEE

                                                     PROPOSED MAXIMUM          PROPOSED MAXIMUM
   TITLE OF EACH CLASS OF        AMOUNT TO BE       OFFERING PRICE PER        AGGREGATE OFFERING          AMOUNT OF
SECURITIES TO BE REGISTERED     REGISTERED (1)           UNIT (1)                 PRICE (1)          REGISTRATION FEE(2)
8-1/8% Senior Notes due 2012     $353,000,000              100%                  $353,000,000            $44,725.10
Guarantees (3)                              -                -                              -                     -

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457 under the Securities Act of 1933, as amended.

(2) Pursuant to Rule 457(f)(2) of the Securities Act of 1933, as amended, the registration fee has been estimated based on the book value of the securities to be received by the registrant in exchange for the securities to be issued hereunder in the exchange offer described herein.

(3) Pursuant to Rule 457(n) under the Securities Act, no separate fee is payable with respect to the guarantees.

         THE REGISTRANTS HEREBY AMEND THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANTS SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

The information in this Preliminary Prospectus is not complete and may be changed. We may not exchange these securities until the Registration Statement filed with the Securities and Exchange Commission is effective. This Preliminary Prospectus is not an offer to exchange these securities and is not soliciting offers to exchange these securities in any State where the exchange is not permitted.

PROSPECTUS        SUBJECT TO COMPLETION DATED AUGUST 6, 2004

                                  $353,000,000

                       AMERICAN REAL ESTATE PARTNERS, L.P.

                       AMERICAN REAL ESTATE FINANCE CORP.

                  OFFER TO EXCHANGE OUR 8-1/8% SENIOR NOTES DUE
                   2012, WHICH HAVE BEEN REGISTERED UNDER THE
                 SECURITIES ACT OF 1933, FOR ANY AND ALL OF OUR
                    OUTSTANDING 8-1/8% SENIOR NOTES DUE 2012

                      MATERIAL TERMS OF THE EXCHANGE OFFER

        - The terms of the new notes are substantially identical to the outstanding notes, except that the transfer restrictions and registration rights relating to the outstanding notes will not apply to the new notes and the new notes will not provide for the payment of liquidated damages under circumstances related to the timing and completion of the exchange offer.

        -   Expires 5:00 p.m., New York City time, on ______________________,
            2004, unless extended.

        - We will exchange your validly tendered unregistered notes for an equal principal amount of a new series of notes which have been registered under the Securities Act of 1933.

        - The exchange offer is not subject to any condition other than that the exchange offer not violate applicable law or any applicable interpretation of the staff of the Securities and Exchange Commission and other customary conditions.

        - You may withdraw your tender of notes at any time before the exchange offer expires.

        - The exchange of notes should not be a taxable exchange for U.S. federal income tax purposes.

        -   We will not receive any proceeds from the exchange offer.

        - The new notes will not be traded on any national securities exchange and, therefore, we do not anticipate that an active public market in the new notes will develop.


PLEASE REFER TO "RISK FACTORS" BEGINNING ON PAGE 10 OF THIS DOCUMENT FOR CERTAIN IMPORTANT INFORMATION.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE NOTES TO BE ISSUED IN THE EXCHANGE OFFER OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                       THE DATE OF THIS PROSPECTUS -, 2004

                                TABLE OF CONTENTS

                                                                                                               Page
                                                                                                               ----
PROSPECTUS.................................................................................................       1
RISK FACTORS...............................................................................................      10
FORWARD-LOOKING STATEMENTS.................................................................................      22
INDUSTRY DATA..............................................................................................      22
USE OF PROCEEDS............................................................................................      23
THE EXCHANGE OFFER.........................................................................................      24
UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL DATA OF AMERICAN REAL ESTATE PARTNERS, L.P. AND SUBSIDIARIES....      33
SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA............................................................      38
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS......................      39
BUSINESS...................................................................................................      51
REGULATION.................................................................................................      64
MANAGEMENT.................................................................................................      75
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS.............................................................      81
DESCRIPTION OF PREFERRED UNITS AND OF CERTAIN INDEBTEDNESS AND OTHER OBLIGATIONS...........................      84
DESCRIPTION OF NOTES.......................................................................................      86
CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES...............................................................     119
PLAN OF DISTRIBUTION.......................................................................................     124
LEGAL MATTERS..............................................................................................     125
EXPERTS....................................................................................................     125
WHERE YOU CAN FIND MORE INFORMATION........................................................................     125
INCORPORATION OF DOCUMENTS BY REFERENCE....................................................................     126
INDEX TO FINANCIAL STATEMENTS..............................................................................     F-1

         We have not authorized any dealer, salesperson or other person to give any information or to make any representations to you other than the information contained in this prospectus. You must not rely on any information or representations not contained in this prospectus as if we had authorized it. This prospectus does not offer to sell or solicit any offer to buy any securities other than the registered notes to which it relates, nor does it offer to buy any of these notes in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction.

         The information contained in this prospectus is current only as of the date on the cover page of this prospectus, and may change after that date. We do not imply that there has been no change in the information contained in this prospectus or in our affairs since that date by delivering this prospectus.

                                   PROSPECTUS

    You should read the entire prospectus, including "Risk Factors" and the financial statements and related notes, before making an investment decision. Unless the context indicates otherwise, all references to "American Real Estate Partners, L.P.," "AREP," "we," "our," "ours" and "us" refer to American Real Estate Partners, L.P. and, unless the context otherwise indicates, include our subsidiaries. Our general partner is American Property Investors, Inc., or API. Carl C. Icahn, through affiliates, owns approximately 86.5% of our depositary units and preferred units and all of the capital stock of API. Substantially all of our businesses and assets are held through a limited partnership, American Real Estate Holdings Limited Partnership, or AREH, in which we own a 99% limited partnership interest. API also acts as the general partner for AREH. API has a 1% general partnership interest in each of us and AREH.

OUR COMPANY

    We are a diversified holding company engaged in a variety of businesses. Our primary business strategy is to seek to acquire undervalued assets and companies that are distressed or out of favor. Our businesses currently include rental real estate; real estate development; hotel and resort operations; hotel and casino operations; investments in equity and debt securities; and oil and gas exploration and production. We intend to continue to invest in our core businesses, including real estate, gaming and entertainment, and oil and gas. We may also seek opportunities in other sectors, including energy, industrial manufacturing and insurance and asset management.

    RENTAL REAL ESTATE. Our rental real estate operations consist primarily of retail, office and industrial properties leased to single corporate tenants. As of December 31, 2003, we owned 128 rental properties with a book value of approximately $340 million, individually encumbered by mortgage debt which, in the aggregate, was approximately $181 million. To capitalize on favorable real estate market conditions and the mature nature of our commercial real estate portfolio, we are offering for sale our rental real estate portfolio. As of March 31, 2004, we had sold eight properties for an aggregate sales price of approximately $18.7 million.

    REAL ESTATE DEVELOPMENT. Our real estate development operations focus primarily on the acquisition, development, construction and sale of single-family homes, custom-built homes, multi-family homes and lots in subdivisions and planned communities. We currently are developing five residential subdivisions, of which two are in Westchester County, New York, one in Putnam County, New York and one in Naples, Florida. In addition, we are pursuing the development of our New Seabury property, a luxury second-home waterfront community in Cape Cod, Massachusetts.

    HOTEL AND RESORT OPERATIONS. Our hotel and resort operations primarily consist of the New Seabury resort located in Cape Cod, Massachusetts. The property currently includes a golf club with two 18 hole championship golf courses, the Popponesset Inn, a casual waterfront dining and wedding facility, a villa rental program, a waterfront freshwater swimming pool, a private beach, a fitness center and a 16 court tennis facility.

    HOTEL AND CASINO OPERATIONS. Our hotel and casino operations currently consist of the Stratosphere Casino Hotel & Tower, Arizona Charlie's Decatur and Arizona Charlie's Boulder, all in Las Vegas, Nevada. We also own approximately 36.3% of the common stock and approximately 40.6% of the public debt of the holding company that owns and operates the Sands Hotel and Casino in Atlantic City, New Jersey and its financing affiliate, respectively. Other affiliates of Mr. Icahn own approximately 41.2% of the common stock and approximately 55.9% of the public debt of the holding company that owns and operates the Sands Hotel and Casino and its financing affiliate, respectively.

    INVESTMENTS. We seek to purchase undervalued securities. Undervalued securities are those which we believe may have greater inherent value than indicated by their then current trading price and may present the opportunity for "activist" bondholders or shareholders to act as catalysts to realize value. Additionally, we engage in real estate lending, including making second mortgage or secured mezzanine loans to developers for the purpose of developing single-family homes, luxury garden apartments or commercial properties. These loans are subordinate to construction financing and we target an interest rate in excess of 20% per annum. As of March 31, 2004, we had approximately $42 million principal amount of these loans outstanding and commitments to fund additional loans of approximately $15 million, subject to the satisfaction of certain conditions. We also purchase mortgage loans, including non-performing loans.

    OIL AND GAS. Our oil and gas operations involve the exploration, development, production and acquisition of oil and gas properties. We own, as of March 31, 2004, 50.01% of the outstanding equity of National Energy Group, Inc., or NEG, and all of its approximately $148.6 million principal amount of 10 3/4% senior notes due 2006. NEG currently manages 700 properties in Arkansas, Louisiana, Oklahoma and Texas. TransTexas Gas Corporation, an affiliate of Mr. Icahn, is also managed by NEG.

BUSINESS STRATEGY

    We believe that our core strengths include:

        - identifying and acquiring undervalued assets and businesses, often through the purchase of distressed securities;

        - increasing value through management, financial or other operational changes;

        - and managing complex legal, regulatory or financial issues which may include bankruptcy or insolvency, environmental, zoning, permitting and licensing issues.

    We also believe that we have developed significant management strength, industry relationships and expertise in our core real estate, gaming and entertainment and oil and gas businesses. The key elements of our business strategy include the following.

    CONTINUE TO INVEST IN AND GROW OUR EXISTING OPERATING BUSINESSES. We believe that we have developed a strong portfolio of businesses with experienced management teams. We may expand our existing businesses if appropriate opportunities are identified as well as use our established businesses as a platform for additional acquisitions in the same or other areas.

    SEEK TO ACQUIRE UNDERVALUED ASSETS. We intend to continue to make investments in real estate and in companies or their securities which are undervalued. These may be undervalued due to market inefficiencies, may relate to opportunities in which economic or market trends have not been identified and reflected in market value, or may include investments in complex or not readily followed businesses or securities. Market inefficiencies and undervalued situations may arise from disappointing financial results, liquidity or capital needs, lowered credit ratings, revised industry forecasts or legal complications. We may acquire businesses or assets directly or we may establish an ownership position through the purchase of debt or equity securities of troubled entities and may then negotiate for the ownership or effective control of their assets.

    ACTIVELY MANAGE OUR INVESTMENTS AND BUSINESSES. We seek investments for which we can identify specific areas for financial or operational improvement and where we can act as a catalyst for change. Change may include, but not be limited to, replacing or supplementing management, restructuring the balance sheet, increasing liquidity, disposing assets or cutting costs. We believe that we can leverage off of our core businesses to better assess and increase the value of our acquisitions. For instance, our homebuilding expertise allows us to appropriately assess the risks of a real estate development prior to making a mezzanine loan and also to complete a development if it is necessary or profitable to do so.

    DEPLOY OPERATING AND TRANSACTION STRUCTURING EXPERTISE OF EXISTING MANAGEMENT TEAM INTO RELATED FIELDS. Our senior management team has extensive experience in real estate and in identifying undervalued assets in general. We believe there is significant opportunity to use this experience by acquiring or starting businesses in asset-intensive sectors, including other real estate development activities, industrial manufacturing, energy and insurance and asset management, in which we have had no or limited experience to date, but which may be undervalued and have potential for growth.

                          SUMMARY OF THE EXCHANGE OFFER

The Offering of the Private Notes.......         On May 12, 2004, we issued $353 million aggregate principal amount of our private notes in an offering not registered under the
                                                 Securities Act of 1933.  At the time we issued the private notes, we entered into a registration rights agreement in which we agreed to offer to exchange the private notes for new notes which have been registered under the Securities Act of 1933.  This exchange offer is intended to satisfy that obligation.

The Exchange Offer......................         We are offering to exchange the new notes which have been
                                                 registered under the Securities Act of 1933 for the private notes.

                                                 As of this date, there is $353 million aggregate principal amount of private notes outstanding.

Required Representations................         In order to participate in this exchange offer, you will be required to make certain representations to us in a letter of transmittal, including that:

                                                 -   any new notes will be acquired by you in the ordinary
                                                     course of your business;

                                                 -   you have not engaged in, do not intend to engage in, and
                                                     do not have an arrangement or understanding with any person to participate in a distribution of the new notes; and

                                                 -   you are not an affiliate of our company.

Resale of New Notes.....................         We believe that, subject to limited exceptions, the new notes may be freely traded by you without compliance with the registration and prospectus delivery provisions of the Securities Act of 1933, provided that:

                                                 -   you are acquiring new notes in the ordinary course of your business;

                                                 -   you are not participating, do not intend to participate
                                                     and have no arrangement or understanding with any person to participate in the distribution of the new notes; and

                                                 -   you are not an affiliate of our company.

                                                 If our belief is inaccurate and you transfer any new note issued to you in the exchange offer without delivering a prospectus meeting the requirements of the Securities Act of 1933 or
                                                 without an exemption from registration of your new notes
                                                 from such requirements, you may incur liability under the
                                                 Securities Act of We do not assume, or indemnify you against, such liability.

                                                 Each broker-dealer that is issued new notes for its own account in exchange for private notes which were acquired by such
                                                 broker-dealer as a result of market-making or other trading activities also must acknowledge that it has not entered into any arrangement or understanding with us or any of our
                                                 affiliates to distribute the new notes and will deliver a
                                                 prospectus meeting the requirements of the Securities Act of
                                                 1933 in connection with any resale of the new notes issued in the exchange offer.

                                                 We have agreed in the registration rights agreement that a broker-dealer may use this prospectus for an offer to resell, resale or other retransfer of the new notes issued to it in the exchange offer.

Expiration Date.........................         The exchange offer will expire at 5:00 p.m., New York City time, on
                                                 __________, 2004, unless extended, in which case the term
                                                 "expiration date" shall mean the latest date and time to which we extend the exchange offer.

Conditions to the Exchange Offer........         The exchange offer is subject to certain customary conditions, which may be waived by us.  The exchange offer is not conditioned upon any minimum principal amount of private notes being tendered.

Procedures for Tendering
Private Notes...........................         If you wish to tender your private notes for exchange, you must transmit to Wilmington Trust Company, as exchange agent, at the address set forth in this prospectus under the heading "The
                                                 Exchange Offer - Exchange Agent," and on the front cover of the letter of transmittal, on or before the expiration date, a properly completed and duly executed letter of transmittal, which accompanies this prospectus, or a facsimile of the letter of transmittal and either:

                                                     the private notes and any other required documentation, to the exchange agent; or

                                                     a computer generated message transmitted by means of The
                                                     Depository Trust Company's Automated Tender Offer Program system and received by the exchange agent and forming a part of a confirmation of book entry transfer in which you acknowledge and agree to be bound by the terms of the letter of transmittal.

                                                 If either of these procedures cannot be satisfied on a timely basis, then you should comply with the guaranteed delivery procedures described below. By executing the letter of transmittal, each holder of private notes will make certain representations to us described under "The Exchange Offer - Procedures for Tendering."

Special Procedures for Beneficial
Owners..................................         If you are a beneficial owner whose private notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to tender your private notes in the exchange offer, you should contact such registered holder promptly and instruct such registered holder to tender on your behalf.  If you wish to tender on your own behalf, you must, prior to
                                                 completing and executing the letter of transmittal and delivering your private notes, either make appropriate arrangements to register ownership of the private notes in your name or obtain a properly completed bond power from the registered holder.  The transfer of registered ownership may take considerable time and may not be able to be completed prior to the expiration date.

Guaranteed Delivery Procedures..........         If you wish to tender private notes and time will not permit the documents required by the letter of transmittal to reach the exchange agent prior to the expiration date, or the procedure for book-entry transfer cannot be completed on a timely basis, you must tender your private notes according to the guaranteed delivery procedures described under "The Exchange Offer - Guaranteed
                                                 Delivery Procedures."

Acceptance of Private Notes and
Delivery of New Notes...................         Subject to the conditions described under "The Exchange Offer -
                                                 Conditions," we will accept for exchange any and all private notes which are validly tendered in the exchange offer and not withdrawn, prior to 5:00 p.m., New York City time, on the expiration date.

Withdrawal Rights.......................         You may withdraw your tender of private notes at any time prior to
                                                 5:00 p.m., New York City time, on the expiration date, subject to compliance with the procedures for withdrawal described in this prospectus under heading "The Exchange Offer - Withdrawal of
                                                 Tenders."

Federal Income Tax Considerations.......         For a discussion of the material federal income tax considerations relating to the exchange of private notes for the new notes as well as the ownership of the new notes, see "Certain U.S. Federal Income
                                                 Tax Consequences."

Exchange Agent..........................         The Wilmington Trust Company is serving as the exchange agent.  The address, telephone number and facsimile number of the exchange agent are set forth in this prospectus under the heading "The
                                                 Exchange Offer - Exchange Agent."

Consequences of Failure to Exchange
Private Notes...........................         If you do not exchange private notes for new notes, you will continue to be subject to the restrictions on transfer provided in the private notes and in the indenture governing the private notes. In general, the unregistered private notes may not be offered or sold, unless they are registered under the Securities Act of
                                                 1933, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act of 1933 and applicable state securities laws.

                                  THE NEW NOTES

    The terms of the new notes we are issuing in this exchange offer and the private notes that are outstanding are identical in all material respects except:

    -   The new notes will be registered under the Securities Act of 1933;

    - The new notes will not contain transfer restrictions and registration rights that relate to the private notes.

    The new notes will evidence the same debt as the old notes and will be governed by the same indenture. References to notes include both private notes and new notes.

Issuer..................................    American Real Estate Partners, L.P. is a holding company.  Its operations are conducted through its subsidiaries and substantially all of its assets consist of a 99% limited partnership interest in its subsidiary, American
                                            Real Estate Holdings Limited Partnership, or AREH, which is a holding company for its operating subsidiaries and investments. The new notes will be guaranteed by AREH.

Co-Issuer...............................    American Real Estate Finance Corp. is a wholly-owned subsidiary of
                                            American Real Estate Partners, L.P. It was formed solely for the purpose of serving as a co-issuer of debt securities of American Real Estate
                                            Partners, L.P. in order to facilitate offerings of the debt securities.
                                            Other than as a co-issuer of the notes, American Real Estate Finance Corp.
                                            does not and will not have any operations or assets and will not have any revenues. As a result, holders of the notes should not expect American
                                            Real Estate Finance Corp. to participate in servicing any obligations on the new notes.

Notes Offered...........................    $353.0 million in aggregate principal amount of 8-1/8% senior notes due
                                            2012.

Maturity................................    June 1, 2012.

Interest Payment Dates..................    June 1 and December 1 of each year, commencing December 1, 2004.

Ranking.................................    The new notes and the guarantee will rank equally with all of our and the guarantor's existing and future senior unsecured indebtedness, and will rank senior to all of our and the
                                            guarantor's existing and future subordinated indebtedness. The new notes and the guarantee will be effectively subordinated to all of our and the guarantor's existing and future secured indebtedness, to the extent of the collateral securing such indebtedness. The new notes and the guarantee also will be effectively subordinated to all indebtedness and other
                                            liabilities, including trade payables, of all our subsidiaries other than AREH. As of March 31, 2004, the new notes and the guarantee would have been effectively subordinated to an
                                            aggregate of $394.3 million of AREH's secured debt and our subsidiaries' debt, excluding trade payables.

Guarantee...............................    If we cannot make payments on the new notes when they are due,
                                            AREH must make them instead. Other than AREH, none of our
                                            subsidiaries will guarantee payments on the new notes.

Optional Redemption.....................    We may, at our option, redeem some or all of the new notes at any time on or after June 1, 2008, at the redemption prices listed under "Description of Notes -- Optional Redemption."

                                            In addition, prior to June 1, 2007, we may, at our option, redeem up to 35% of the new notes with the proceeds of certain sales of our equity at the redemption price listed under
                                            "Description of Notes -- Optional

                                           Redemption." We may make the redemption only if, after the redemption, at least 65% of the aggregate principal amount of the notes issued remains outstanding.

Redemption Based on Gaming Laws.........   The new notes are subject to mandatory disposition and
                                           redemption requirements following certain determinations by applicable gaming authorities.


Certain Covenants.......................   We will issue the new notes under an indenture with AREH and
                                           Wilmington Trust Company, as trustee acting on your behalf. The indenture will, among other things, restrict our and AREH's ability to:

                                           -   Incur additional debt;

                                           -   Pay dividends and make distributions;

                                           -   Repurchase equity securities;

                                           -   Create liens;

                                           -   Enter into transactions with affiliates; and

                                           -   Merge or consolidate.


                                           Our subsidiaries other than AREH will not be restricted in their ability to incur debt, create liens or merge or consolidate.

Absence of Established
Market for Notes........................   The new notes will be new securities for which there is
                                           currently no market. We cannot assure you that a liquid market for the new notes will develop or be maintained.

                                AREP INFORMATION

    American Real Estate Partners, L.P. is a publicly traded master limited partnership formed in Delaware on February 17, 1987. Carl C. Icahn, through affiliates, owns approximately 86.5% of our depositary units and preferred units. Our general partner is American Property Investors, Inc., a Delaware corporation, which is a wholly-owned subsidiary of Beckton Corp., a Delaware corporation. All of the outstanding capital stock of Beckton is owned by Mr. Icahn. Affiliates of Mr. Icahn acquired API in 1990. Substantially all of our businesses and assets are held through a limited partnership, American Real Estate Holdings Limited Partnership, or AREH, in which we own a 99% limited partnership interest. API also acts as the general partner for AREH. API has a 1% general partnership interest in each of us and AREH. Our, AREH's and API's principal business address is 100 South Bedford Road, Mt. Kisco, New York 10549, and our, AREH's and API's telephone number is (914) 242-7700.

    American Real Estate Finance Corp., a Delaware corporation, is a wholly-owned subsidiary of AREP. American Real Estate Finance Corp. was incorporated on April 19, 2004 and was formed solely for the purpose of serving as a co-issuer of debt securities of American Real Estate Partners, L.P. in order to facilitate offerings of the debt securities. Other than as a co-issuer of the notes, American Real Estate Finance Corp. will not have any operations or assets and will not have any revenues. As a result, prospective holders of the notes should not expect American Real Estate Finance Corp. to participate in servicing any obligations on the notes. American Real Estate Finance Corp.'s principal business address is 100 South Bedford Road, Mt. Kisco, New York 10549 and its telephone number is (914) 242-7700.

                                 STRUCTURE CHART

    The following is a chart of our ownership and the structure of the entities through which we conduct our operations.

                               [STRUCTURE CHART]

----------

(1) Our partnership units consist of depositary units, representing limited partnership interests, and preferred units, representing preferred limited partnership interests. Mr. Icahn owns approximately 86.5% of each class of these units. As of March 31, 2004, there were 46,098,284 depositary units and 10,286,264 preferred units outstanding.

(2) National Energy Group, Inc. is a publicly held company, the stock of which currently trades on the OTC Bulletin Board. National Energy Group, Inc.'s assets principally consist of a 50% membership interest in NEG Holding LLC. The other 50% membership interest in NEG Holding LLC is held by Gascon Partners, an affiliate of Mr. Icahn, which is the managing member of NEG Holding LLC. The assets of NEG Holding LLC consist of the membership interests of National Energy Group, Inc. Operating LLC, which owns oil and natural gas assets. The operating agreement of NEG Operating LLC provides for its management by Gascon Partners, which engaged National Energy Group, Inc. to manage the operations.

(3) New Seabury Properties L.L.C., directly and through its single purpose subsidiaries, owns a 381 acre resort community in Cape Cod, Massachusetts.

(4) On May 26, 2004, American Casino & Entertainment Properties LLC acquired Arizona Charlie's Decatur and Arizona Charlie's Boulder from Mr. Icahn and one of his affiliates. On May 26, 2004, AREH transferred 100% of the common stock of Stratosphere Corporation to ACEP.

(5) The Bayswater Group, LLC, directly and through its and AREH's single purpose subsidiaries, is engaged in real estate investment, management and development, focused primarily on the acquisition, development, construction and sale of single-family homes, custom-built homes, multi-family homes and lots in subdivisions and planned communities.

(6) As of July 22, 2004, we own approximately 36.3% of the common stock of GB Holdings, Inc. and approximately 40.6% of the public debt of Atlantic Coast Entertainment Holdings, Inc. which owns the entity which operates the Sands Hotel and Casino. Mr. Icahn and his affiliates hold approximately an additional 41.2% of GB Holdings common stock and 55.9% of the debt of Atlantic Coast.

                                  RISK FACTORS

      You should consider carefully each of the following risks and all other information contained in this prospectus before deciding to invest in the notes.

                RISKS RELATING TO OUR STRUCTURE AND INDEBTEDNESS

WE AND AREH ARE HOLDING COMPANIES AND WILL DEPEND ON THE BUSINESSES OF OUR SUBSIDIARIES TO SATISFY OUR OBLIGATIONS UNDER THE NOTES.

      We and AREH are holding companies. In addition to cash and cash equivalents, U.S. government and agency obligations and marketable equity and debt securities, our assets consist primarily of investments in our subsidiaries. Moreover, if we make significant investments in operating businesses, it is likely that we will reduce the liquid assets at AREP and AREH in order to fund those investments and ongoing operations. Consequently, our cash flow and our ability to meet our debt service obligations likely will depend on the cash flow of our subsidiaries and the payment of funds to us by our subsidiaries in the form of loans, dividends, distributions or otherwise. If we invest our cash, we may become dependent on our subsidiaries to provide cash to us to service our debt.

      The operating results of our subsidiaries may not be sufficient to make distributions to us. In addition, our subsidiaries are not obligated to make funds available to us for payment on the notes or otherwise, and distributions and intercompany transfers from our subsidiaries to us may be restricted by applicable law or covenants contained in debt agreements and other agreements to which these subsidiaries may be subject or enter into in the future. The terms of any borrowings of our subsidiaries or other entities in which we own equity may restrict dividends, distributions or loans to us. For example, the ACEP notes contain restrictions on dividends and distributions and loans to us, as well as other transactions with us. These likely will preclude our receiving payments from the operations of our principal hotel and gaming properties. To the degree any distributions and transfers are impaired or prohibited, our ability to make payments on the notes will be limited.

WE, AREH OR OUR SUBSIDIARIES MAY BE ABLE TO INCUR SUBSTANTIALLY MORE DEBT.

      We, AREH or our subsidiaries may be able to incur substantial additional indebtedness in the future. The terms of the indenture do not prohibit us or our subsidiaries from doing so. We and AREH may incur additional pari passu indebtedness if we comply with certain financial tests contained in the indenture. As of March 31, 2004, based upon these tests, we and AREH could have incurred up to approximately $1.6 billion of additional indebtedness. Our subsidiaries other than AREH are not subject to the covenant restricting debt incurrence contained in the indenture. If new debt is added to our, AREH's and our subsidiaries' current debt levels, the related risks that we, AREH and they now face could intensify. In addition, certain important corporate events, such as leveraged recapitalizations that would increase the level of our indebtedness, would not constitute a "Change of Control" under the indenture.

THE NOTES WILL BE EFFECTIVELY SUBORDINATED TO ANY SECURED INDEBTEDNESS, AND THE INDEBTEDNESS AND LIABILITIES OF OUR SUBSIDIARIES OTHER THAN AREH.

      The notes also will be effectively subordinated to any of our and AREH's indebtedness secured by our or AREH's assets. We and AREH may be able to incur substantial additional secured indebtedness in the future. The terms of the indenture permit us and AREH to do so. The notes will be effectively subordinated to our and AREH's existing and future secured indebtedness to the extent of the collateral securing such indebtedness. The notes will also be effectively subordinated to all the indebtedness and liabilities, including trade payables, of all of our subsidiaries, other than AREH. In the event of a bankruptcy, liquidation or reorganization of any of our subsidiaries, other than AREH, holders of their indebtedness and their trade creditors will generally be entitled to payment of their claims from the assets of those subsidiaries before any assets are made available for distribution to us.

OUR SUBSIDIARIES, OTHER THAN AREH, WILL NOT BE SUBJECT TO ANY OF THE COVENANTS IN THE INDENTURE FOR THE NOTES AND ONLY AREH WILL GUARANTEE THE NOTES. WE MAY NOT BE ABLE TO RELY ON THE CASH FLOW OR ASSETS OF OUR SUBSIDIARIES TO PAY OUR INDEBTEDNESS.

      Our subsidiaries, other than AREH, will not be subject to the covenants under the indenture for the notes. We may form additional subsidiaries in the future which will not be subject to the covenants under the indenture for the notes. Of our existing and future subsidiaries, only AREH is required to guarantee the notes. Our existing and future non-guarantor subsidiaries may enter into financing arrangements that limit their ability to make dividends, distributions, loans or other payments to fund payments in respect of the notes. Accordingly, we may not be able to rely on the cash flow or assets of our subsidiaries to pay the notes.

                           RISKS RELATING TO THE NOTES

OUR FAILURE TO COMPLY WITH THE COVENANTS CONTAINED UNDER ONE OF OUR DEBT INSTRUMENTS OR THE INDENTURE GOVERNING THE NOTES, INCLUDING OUR FAILURE AS A RESULT OF EVENTS BEYOND OUR CONTROL, COULD RESULT IN AN EVENT OF DEFAULT WHICH WOULD MATERIALLY AND ADVERSELY AFFECT OUR FINANCIAL CONDITION.

      If there were an event of default under one of our debt instruments, the holders of the defaulted debt could cause all amounts outstanding with respect to that debt to be due and payable immediately. In addition, any event of default or declaration of acceleration under one debt instrument could result in an event of default under one or more of our other debt instruments, including the notes. It is possible that, if the defaulted debt is accelerated, our assets and cash flow may not be sufficient to fully repay borrowings under our outstanding debt instruments and we cannot assure you that we would be able to refinance or restructure the payments on those debt securities.

TO SERVICE OUR INDEBTEDNESS, WE WILL REQUIRE A SIGNIFICANT AMOUNT OF CASH. OUR ABILITY TO MAINTAIN OUR CURRENT CASH POSITION OR GENERATE CASH DEPENDS ON MANY FACTORS BEYOND OUR CONTROL.

      Our ability to make payments on and to refinance our indebtedness, including these notes, and to fund operations will depend on existing cash balances and our ability to generate cash in the future. This, to a certain extent, is subject to general economic, financial, competitive, regulatory and other factors that are beyond our control.

      We may use our cash and the proceeds of the offering of the private notes in our business activities. The businesses or assets we acquire may not generate sufficient cash to service our debt, including the notes. In addition, we may not generate sufficient cash flow from operations or investments and future borrowings may not be available to us in an amount sufficient to enable us to service our indebtedness, including these notes, or to fund our other liquidity needs. We may need to refinance all or a portion of our indebtedness, including these notes, on or before maturity. We cannot assure you that we will be able to refinance any of our indebtedness, including these notes, on commercially reasonable terms or at all.

THE INDENTURE DOES NOT RESTRICT OUR ABILITY TO CHANGE OUR LINES OF BUSINESS OR INVEST THE PROCEEDS OF ASSET SALES AND ALLOWS FOR THE SALE OF ALL OR SUBSTANTIALLY ALL OF OUR AND AREH'S ASSETS WITHOUT THE NOTES BEING ASSUMED BY THE ACQUIRERS.

      The indenture does not restrict in any way the businesses in which we may engage and if we were to change our current lines of business, in whole or in part, you would not be entitled to accelerated repayment of the notes. We also are not required to offer to purchase notes with the proceeds from asset sales, including in the event of the sale of all or substantially all of our assets or AREH's assets, and may reinvest the proceeds without the approval of noteholders. In addition, we and AREH may sell all or substantially all of our and its assets without the notes being assumed by the acquirers.

WE MAY NOT HAVE SUFFICIENT FUNDS NECESSARY TO FINANCE THE CHANGE OF CONTROL OFFER REQUIRED BY THE INDENTURE.

      Upon the occurrence of certain specific kinds of change of control events, we will be required to offer to repurchase all outstanding notes at 101% of their principal amount plus accrued and unpaid interest and liquidated damages, if any, to the date of repurchase. Mr. Icahn, through affiliates, currently owns 100% of API and approximately 86.5% of our outstanding depositary units and preferred units, and if he were to sell or otherwise transfer some or all of his interests in us to unrelated parties, a change of control could be deemed to have occurred under the terms of the indenture governing the notes. However, it is possible that we will not have sufficient funds at the time of the change of control to make the required repurchase of notes.

FEDERAL AND STATE STATUTES ALLOW COURTS, UNDER SPECIFIC CIRCUMSTANCES, TO VOID GUARANTEES AND REQUIRE NOTEHOLDERS TO RETURN PAYMENTS RECEIVED FROM THE GUARANTOR.

      Under the federal bankruptcy law and comparable provisions of state fraudulent transfer laws, a guarantee could be voided, or claims in respect of a guarantee could be subordinated to all other debts of that guarantor if, among other things, the guarantor, at the time it incurred the indebtedness evidenced by its guarantee:

      - received less than reasonably equivalent value or fair consideration for the incurrence of such guarantee; and

      -     was insolvent or rendered insolvent by reason of such incurrence; or

      - was engaged in a business or transaction for which the guarantor's remaining assets constituted unreasonably small capital; or

      - intended to incur, or believed that it would incur, debts beyond its ability to pay such debts as they mature.

      In addition, any payment by that guarantor pursuant to its guarantee could be voided and required to be returned to the guarantor, or to a fund for the benefit of the creditors of the guarantor.

      The measures of insolvency for purposes of these fraudulent transfer laws will vary depending upon the law applied in any proceeding to determine whether a fraudulent transfer has occurred. Generally, however, a guarantor would be considered insolvent if:

      - the sum of its debts, including contingent liabilities, was greater than the fair saleable value of all of its assets; or

      - if the present fair saleable value of its assets was less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they become absolute and mature; or

      -     it could not pay its debts as they become due.

      On the basis of historical financial information, recent operating history and other factors, we believe that AREH, after giving effect to its guarantee of these notes, will not be insolvent, will not have unreasonably small capital for the business in which it is engaged and will not have incurred debts beyond its ability to pay such debts as they mature. We cannot assure you, however, as to what standard a court would apply in making these determinations or that a court would agree with our conclusions in this regard.

AS A NOTEHOLDER YOU MAY BE REQUIRED TO COMPLY WITH LICENSING, QUALIFICATION OR OTHER REQUIREMENTS UNDER GAMING LAWS AND COULD BE REQUIRED TO DISPOSE OF THE NOTES.

      We may be required to disclose the identities of the holders of the notes to the New Jersey and Nevada gaming authorities upon request. The New Jersey Casino Control Act, or NJCCA, imposes substantial restrictions on the ownership of securities of AREP and its subsidiaries. A holder of the notes may be required to meet the qualification provisions of the NJCCA relating to financial sources and/or security holders. The indenture governing the notes provide that if the New Jersey Casino Control Commission, or New Jersey Commission, requires a holder of the notes (whether the record or beneficial owner) to qualify under the NJCCA and the holder does not so qualify, then the holder must dispose of his interest in the notes within 30 days after receipt by AREP of notice of the finding that the holder does not so qualify, or AREP may redeem the notes at the lower of the outstanding principal amount or the notes' value calculated as if the investment had been made on the date of disqualification of the holder (or the lesser amount as may be required by the New Jersey Commission). If a holder is found unqualified by the New Jersey Commission, it is unlawful for the holder:

      - to exercise, directly or through any trustee or nominee, any right conferred by such securities or

      - to receive any dividends or interest upon such securities or any remuneration, in any form, from its affiliated casino licensee for services rendered or otherwise.

      The Nevada Gaming Commission may, in its discretion, require a holder of the notes to file an application, be investigated and be found suitable to hold the notes. In addition, the Nevada Gaming Commission may, in its discretion, require the holder of any debt security of a company registered by the Nevada Gaming Commission as a publicly-traded corporation to file an application, be investigated and be found suitable to own such debt security.

      If a record or beneficial holder of a note is required by the Nevada Gaming Commission to be found suitable, such owner will be required to apply for a finding of suitability within 30 days after request of such gaming authority or within such earlier time prescribed by such gaming authority. The applicant for a finding of suitability must pay all costs of the application and investigation for such finding of suitability. If the Nevada Gaming Commission determines that a person is unsuitable to own such security, then, pursuant to the Nevada Gaming Control Act, we can be sanctioned, including the loss of our approvals, if, without the prior approval of the Nevada Gaming Commission, we:

      - pay to the unsuitable person any dividend, interest, or any distribution whatsoever;

      - recognize any voting right of the unsuitable person with respect to such securities;

      -     pay the unsuitable person remuneration in any form; or

      - make any payment to the unsuitable person by way of principal, redemption, conversion, exchange, liquidation or similar transaction.

      Each holder of the notes will be deemed to have agreed, to the extent permitted by law, that if the Nevada gaming authorities determine that a holder or beneficial owner of the notes must be found suitable, and if that holder or beneficial owner either refuses to file an application or is found unsuitable, that holder shall, upon our request, dispose of its notes within 30 days after receipt of our request, or earlier as may be ordered by the Nevada gaming authorities. We will also have the right to call for the redemption of notes of any holder at any time to prevent the loss or material impairment of a gaming license or an application for a gaming license at a redemption price equal to:

      - the lesser of the cost paid by the holder or the fair market value of the notes, in each case, plus accrued and unpaid interest and liquidated damages, if any, to the earlier of the date of redemption, or earlier as may be required by the Nevada gaming authorities or the finding of unsuitability by the Nevada gaming authorities; or

      - such other lesser amount as may be ordered by the Nevada gaming authorities.

      We will notify the trustee under the indenture in writing of any redemption as soon as practicable. We will not be responsible for any costs or expenses you may incur in connection with your application for a license, qualification or a finding of suitability, or your compliance with any other requirement of a gaming authority. The indenture also provides that as soon as a gaming authority requires you to sell your notes, you will, to the extent required by applicable gaming laws, have no further right:

      - to exercise, directly or indirectly, any right conferred by the notes or the indenture; or

      - to receive from us any interest, dividends or any other distributions or payments, or any remuneration in any form, relating to the notes, except the redemption price we refer to above.

OUR GENERAL PARTNER AND ITS CONTROL PERSON COULD EXERCISE THEIR INFLUENCE OVER US TO YOUR DETRIMENT.

Mr. Icahn, through affiliates, currently owns 100% of API, our general partner, and approximately 86.5% of our outstanding depositary units and preferred units and, as a result, has and will have the ability to influence many aspects of our operations and affairs. API also is the general partner of AREH. In addition, an affiliate of Mr. Icahn owns a 50% interest and is the managing member of NEG Holding LLC. The other 50% interest is owned by National Energy Group, Inc., of which we own a majority of the common stock. Mr. Icahn and affiliates, including AREP, own approximately 77.5% of the stock of GB Holdings, Inc., the sole shareholder of Atlantic Coast Entertainment Holdings, Inc. or Atlantic Holdings, which owns and operates the Sands Hotel and Casino. Mr. Icahn and affiliates, including AREP, own approximately 96.5% of the debt of Atlantic Holdings. Mr. Icahn and his affiliates, other than AREP, own approximately 41.2% of the common stock of GB Holdings and 55.9% of the debt of Atlantic Coast, AREP owns approximately 36.3% of the common stock of GB Holdings and 40.6% of the debt of Atlantic Coast. We may invest in entities in which Mr. Icahn also invests or purchase investments from him or his affiliates. Although API has never received fees in connection with our investments, our partnership agreement allows for the payment of these fees. Mr. Icahn may pursue other business opportunities in the real estate or other industries in which we compete and there is no requirement that any additional business opportunities be presented to us.

      The interests of Mr. Icahn, including his interests in entities in which he and we have invested or may invest in the future, may differ from your interests as a noteholder and, as such, he may take actions that may not be in your interest. For example, if we encounter financial difficulties or are unable to pay our debts as they mature, Mr. Icahn's interests might conflict with your interests as a noteholder.

      In addition, if Mr. Icahn were to sell, or otherwise transfer, some or all of his interests in us to an unrelated party or group, a change of control could be deemed to have occurred under the terms of the indenture governing the notes which would require us to offer to repurchase all outstanding notes at 101% of their principal amount plus accrued and unpaid interest and liquidated damages, if any, to the date of repurchase. However, it is possible that we will not have sufficient funds at the time of the change of control to make the required repurchase of notes.

CERTAIN OF OUR MANAGEMENT ARE COMMITTED TO THE MANAGEMENT OF OTHER BUSINESSES.

      Certain of the individuals who conduct the affairs of API are and will in the future be committed to the management of other businesses owned by Mr. Icahn and his affiliates. Accordingly, these individuals will not be devoting all of their professional time to the management of us, and conflicts may arise between our interests and the other entities or business activities in which such individuals are involved. Conflicts of interest may arise in the future as such affiliates and we may compete for the same assets, purchasers and sellers of assets, lessees or financings.

SINCE WE ARE A LIMITED PARTNERSHIP, YOU MAY NOT BE ABLE TO PURSUE LEGAL CLAIMS AGAINST US IN U.S. FEDERAL COURTS.

      We are a limited partnership organized under the laws of the state of Delaware. Under the rules of federal civil procedure, you may not be able to sue us in federal court on claims other than those based solely on federal law, because of lack of complete diversity. Case law applying diversity jurisdiction deems us to have the citizenship of each of our limited partners. Because we are a publicly traded limited partnership, it may not be possible for you to attempt to sue us in a federal court because we have citizenship in all 50 U.S. states and operations in many states. Accordingly, you will be limited to bring any claims in state court. Furthermore, American Real Estate Finance Corp., our corporate co-issuer for the notes, has only nominal assets and no operations. While you may be able to sue the corporate co-issuer in federal court, you are not likely to be able to realize on any judgment rendered against it.

WE MAY BE SUBJECT TO THE PENSION LIABILITIES OF OUR AFFILIATES.

      Mr. Icahn, through certain affiliates, currently owns 100% of API and approximately 86% of our outstanding depositary units and preferred units. Applicable pension and tax laws make each member of a "controlled group" of entities, generally defined as entities in which there is at least an 80% common ownership interest, jointly and severally liable for certain pension plan obligations of any member of the controlled group. These pension obligations include ongoing contributions to fund the plan, as well as liability for any unfunded liabilities that may exist at the time the plan is terminated. In addition, the failure to pay these pension obligations when due may result in the creation of liens in favor of the pension plan or the Pension Benefit Guaranty Corporation, or the PBGC, against the assets of each member of the controlled group.

      As a result of the more than 80% ownership interest in us by Mr. Icahn's affiliates, we and our subsidiaries, are subject to the pension liabilities of all entities in which Mr. Icahn has a direct or indirect ownership interest of at least 80%. One such entity, ACF Industries LLC, or ACF, is the sponsor of several pension plans which are underfunded by a total of approximately $28 million on an ongoing actuarial basis and $131 million if those plans were terminated, as most recently reported for the 2003 plan year by the plans' actuaries. These liabilities could increase or decrease, depending on a number of factors, including future changes in promised benefits, investment returns, and the assumptions used to calculate the liability. As members of the ACF controlled group, we would be liable for any failure of ACF to make ongoing pension contributions or to pay the unfunded liabilities upon a termination of the ACF pension plans. In addition, other entities now or in the future within the controlled group that includes us may have pension plan obligations that are, or may become, underfunded and we would be liable for any failure of such entities to make ongoing pension contributions or to pay the unfunded liabilities upon a termination of such plans.

      The current underfunded status of the ACF pension plans requires ACF to notify the PBGC of certain "reportable events," such as if we cease to be a member of the ACF controlled group, or if we make certain extraordinary dividends or stock redemptions. The obligation to report could cause us to seek to delay or reconsider the occurrence of such reportable events.

      Starfire, which is 100% owned by Mr. Icahn, has undertaken to indemnify us and our subsidiaries from losses resulting from any imposition of pension funding or termination liabilities that may be imposed on us and our subsidiaries or our assets as a result of being a member of the Icahn controlled group. The Starfire indemnity provides, among other things, that so long as such contingent liabilities exist and could be imposed on us, Starfire will not make any distributions to its stockholders that would reduce its net worth to below $250 million. Nonetheless, Starfire may not be able to fund its indemnification obligations to us.

WE ARE SUBJECT TO THE RISK OF POSSIBLY BECOMING AN INVESTMENT COMPANY.

      Because we are a holding company and a significant portion of our assets consists of investments in companies in which we own less than a 50% interest, we run the risk of inadvertently becoming an investment company that is required to register under the Investment Company Act of 1940. Registered investment companies are subject to extensive, restrictive and potentially adverse regulation relating to, among other things, operating methods, management, capital structure, dividends and transactions with affiliates. Registered investment companies are not permitted to operate their business in the manner in which we operate our business, nor are registered investment companies permitted to have many of the relationships that we have with our affiliated companies.

      To avoid regulation under the Investment Company Act, we monitor the value of our investments and structure transactions with an eye toward the Investment Company Act. As a result, we may structure transactions in a less advantageous manner than if we did not have Investment Company Act concerns, or we may avoid otherwise economically desirable transactions due to those concerns. In addition, events beyond our control, including significant appreciation or depreciation in the market value of certain of our publicly traded holdings, could result in our inadvertently becoming an investment company.

      If it were established that we were an investment company, there would be a risk, among other material adverse consequences, that we could become subject to monetary penalties or injunctive relief, or both, in an action brought by the SEC, that we would be unable to enforce contracts with third parties or that third parties could seek to obtain rescission of transactions with us undertaken during the period it was established that we were an unregistered investment company.

WE MAY BECOME TAXABLE AS A CORPORATION.

      We operate as a partnership for federal income tax purposes. This allows us to pass through our income and deductions to our partners. We believe that we have been and are properly treated as a partnership for federal income tax purposes. However, the Internal Revenue Service, or IRS, could challenge our partnership status and we could fail to qualify as a partnership for past years as well as future years. Qualification as a partnership involves the application of highly technical and complex provisions of the Internal Revenue Code of 1986, as amended. For example, a publicly traded partnership is generally taxable as a corporation unless 90% or more of its gross income is "qualifying" income, which includes interest, dividends, real property rents, gains from the sale or other disposition of real property, gain from the sale or other disposition of capital assets held for the production of interest or dividends, and certain other items. We believe that in all prior years of our existence at least 90% of our gross income was qualifying income and we intend to structure our business in a manner such that at least 90% of our gross income will constitute qualifying income this year and in the future. However, there can be no assurance that such structuring will be effective in all events to avoid the receipt of more than 10% of non-qualifying income. If less than 90% of our gross income constitutes qualifying income, we may be subject to corporate tax on our net income at regular corporate tax rates. Further, if less than 90% of our gross income constituted qualifying income for past years, we may be subject to corporate level tax plus interest and possibly penalties. In addition, if we register under the Investment Company Act of 1940, it is likely that we would be treated as a corporation for U.S. federal income tax purposes and subject to corporate tax on our net income at regular corporate tax rates. The cost of paying federal and possibly state income tax, either for past years or going forward, would be a significant liability and would reduce our funds available to make interest and principal payments on the notes.

                      RISKS RELATING TO THE EXCHANGE OFFER

HOLDERS WHO FAIL TO EXCHANGE THEIR PRIVATE NOTES WILL CONTINUE TO BE SUBJECT TO RESTRICTIONS ON TRANSFER.

      If you do not exchange your private notes for new notes in the exchange offer, you will continue to be subject to the restrictions on transfer of your private notes described in the legend on your private notes. The restrictions on transfer of your private notes arise because we issued the private notes under exemptions from, or in transactions not subject to, the registration requirements of the Securities Act of 1933 and applicable state securities laws. In general, you may only offer or sell the private notes if they are registered under the Securities Act and applicable state securities laws, or are offered and sold under an exemption from these requirements. We do not plan to register the private notes under the Securities Act.

BROKER-DEALERS OR HOLDERS OF NOTES MAY BE COME SUBJECT TO THE REGISTRATION AND PROSPECTUS DELIVERY REQUIREMENTS OF THE SECURITIES ACT.

      Any broker-dealer that:

   - exchanges its private notes in the exchange offer for the purpose of participating in a distribution of the new notes, or

   - resells new notes that were received by it for its own account in the exchange offer,

may be deemed to have received restricted securities and may be required to comply with the registration and prospectus delivery requirements of the Securities Act of 1933 in connection with any resale transaction by that broker-dealer. Any profit on the resale of the new notes and any commission or concessions received by a broker-dealer may be deemed to be underwriting compensation under the Securities Act. In addition to broker-dealers, any holder of notes that exchanges its private notes in the exchange offer for the purpose of participating in a distribution of the new notes may be deemed to have received restricted securities and may be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction by that holder.

WE CANNOT GUARANTEE THAT THERE WILL BE A TRADING MARKET FOR THE NEW NOTES.

      The new notes are a new issue of securities and currently there is no market for them. We do not intend to apply to have the new notes listed or quoted on any exchange or quotation system. Accordingly, we cannot assure you that a liquid market will develop for the new notes.

      The liquidity of any market for the new notes will depend on a variety of factors, including:

   -  the number of holders of the new notes;

   -  our performance; and

   - the market for similar securities and the interest of securities dealers in making a market in the new notes.

      A liquid trading market may not develop for the new notes.

      Historically, the market for non-investment grade debt has been subject to disruptions that have caused substantial volatility in the prices of securities similar to the new notes. The market, if any, for the new notes may experience similar disruptions may adversely affect the prices at which you may sell your new notes. If our active trading market does not develop or is not maintained, the market price and liquidity of the new notes may be adversely affected.

      To the extent private notes are tendered and accepted in the exchange offer, the trading market, if any, for the private notes that are not so tendered would be adversely affected.

                         RISKS RELATING TO OUR BUSINESS

REAL ESTATE OPERATIONS

OUR INVESTMENT IN PROPERTY DEVELOPMENT MAY BE MORE COSTLY THAN ANTICIPATED.

      We have invested and expect to continue to invest in unentitled land, undeveloped land and distressed development properties. These properties involve more risk than properties on which development has been completed. Unentitled land may not be approved for development. Undeveloped land and distressed development properties do not generate any operating revenue, while costs are incurred to develop the properties. In addition, undeveloped land and development properties incur expenditures prior to completion, including property taxes and development costs. Also, construction may not be completed within budget or as scheduled and projected rental levels or sales prices may not be achieved and other unpredictable contingencies beyond our control could occur. We will not be able to recoup any of such costs until such time as these properties, or parcels thereof, are either disposed of or developed into income-producing assets.

COMPETITION FOR ACQUISITIONS COULD ADVERSELY AFFECT US AND NEW ACQUISITIONS MAY FAIL TO PERFORM AS EXPECTED.

      We seek to acquire investments that are undervalued. Acquisition opportunities in the real estate market for value-added investors have become competitive to source and the increased competition may negatively impact the spreads and the ability to find quality assets that provide returns that we seek. These investments may not be readily financeable and may not generate immediate positive cash flow for us. There can be no assurance that any asset we acquire, whether in the real estate sector or otherwise, will increase in value or generate positive cash flow.

WE MAY NOT BE ABLE TO SELL OUR RENTAL PROPERTIES, WHICH WOULD REDUCE CASH AVAILABLE FOR OTHER PURPOSES.

      We are currently marketing for sale our rental real estate portfolio. During the three months ended March 31, 2004 we had sold eight properties for an aggregate sale price of approximately $18.7 million. As of March 23, 2004, we had conditional sales contracts or letters of intent for 40 additional properties, with an aggregate book value as of March 31, 2004 of approximately $226 million, for an aggregate sales price of approximately $323 million. Generally, these contracts and letters of intent may be terminated by the buyer with little or no penalty. We may not be successful in obtaining purchase offers at acceptable prices and sales may not be consummated. If we do not sell this real estate, we will not pay off the mortgages associated with these properties which would reduce the amount we could borrow for other purposes under the indenture. Many of our properties are net-leased to single corporate tenants, it may be difficult to sell those properties that existing tenants decline to re-let. Our attempt to market the real estate portfolio may not be successful. Even if our efforts are successful, we cannot be certain that the proceeds from the sales can be used to acquire businesses and investments at prices or at projected returns which are deemed favorable.

WE FACE POTENTIAL ADVERSE EFFECTS FROM TENANT BANKRUPTCIES OR INSOLVENCIES.

      The bankruptcy or insolvency of our tenants may adversely affect the income produced by our properties. If a tenant defaults, we may experience delays and incur substantial costs in enforcing our rights as landlord. If a tenant files for bankruptcy, we cannot evict the tenant solely because of such bankruptcy. A court, however, may authorize a tenant to reject or terminate its lease with us.

THE DEVELOPMENT OF OUR NEW SEABURY PROPERTY MAY BE LIMITED BY GOVERNMENT AUTHORITIES.

      We continue to pursue the approval and development of our New Seabury property in Cape Cod, Massachusetts. The development plans have been opposed by the Cape Cod Commission. We have appealed its administrative decision asserting jurisdiction over the development and a Massachusetts Superior Court ruled that a development proposal for up to 278 residential units was exempt from the Commission's jurisdiction. However, the Court has not ruled with respect to our initial proposal to build up to 675 residential/hotel units. We cannot predict the effect on our development of the property if we lose any appeal from the Court's decision or if the Commission is ultimately successful in asserting jurisdiction over any of the development proposals.

WE MAY BE SUBJECT TO ENVIRONMENTAL LIABILITY.

      Under various federal, state and local laws, ordinances and regulations, an owner or operator of real property may become liable for the costs of removal or remediation of certain hazardous substances, pollutants and contaminants released on, under or in its property. These laws often impose liability without regard to whether the owner or operator knew of, or was responsible for, the release of such substances. To the extent any such substances are found in or on any property invested in by us, we could be exposed to liability and be required to incur substantial remediation costs. The presence of such substances or the failure to undertake proper remediation may adversely affect the ability to finance, refinance or dispose of such property. We generally conduct a Phase I environmental site assessment on properties in which we are considering investing. A Phase I environmental site assessment involves record review, visual site assessment and personnel interviews, but does not typically include invasive testing procedures such as air, soil or groundwater sampling or other tests performed as part of a Phase II environmental site assessment. Accordingly, there can be no assurance that these assessments will disclose all potential liabilities or that future property uses or conditions or changes in applicable environmental laws and regulations or activities at nearby properties will not result in the creation of environmental liabilities with respect to a property.

HOTEL AND CASINO OPERATIONS

THE GAMING INDUSTRY IS HIGHLY REGULATED. THE GAMING AUTHORITIES AND STATE AND MUNICIPAL LICENSING AUTHORITIES HAVE SIGNIFICANT CONTROL OVER OUR OPERATIONS.

      Our properties currently conduct licensed gaming operations in Nevada and New Jersey. Various regulatory authorities, including the Nevada State Gaming Control Board, Nevada Gaming Commission and the New Jersey Casino Control Commission, require our properties to hold various licenses and registrations, findings of suitability, permits and approvals to engage in gaming operations and to meet requirements of suitability. These gaming authorities also control approval of ownership interests in gaming operations. These gaming authorities may deny, limit, condition, suspend or revoke our gaming licenses, registrations, findings of suitability or the approval of any of our ownership interests in any of the licensed gaming operations conducted in Nevada and New Jersey, any of which could have a significant adverse effect on our business, financial condition and results of operations, for any cause they may deem reasonable. If we violate gaming laws or regulations that are applicable to us, we may have to pay substantial fines or forfeit assets. If, in the future, we operate or have an ownership interest in casino gaming facilities located outside of Nevada or New Jersey, we may also be subject to the gaming laws and regulations of those other jurisdictions.

      The sale of alcoholic beverages at our Nevada properties is subject to licensing and regulation by the City of Las Vegas and Clark County, Nevada. The City of Las Vegas and Clark County have full power to limit, condition, suspend or revoke any such license, and any such disciplinary action may, and revocation would, reduce the number of visitors to our Nevada casinos to the extent the availability of alcoholic beverages is important to them. Changes in ownership arising from the acquisition by ACEP of the Arizona Charlie's casinos will require the approval of the City of Las Vegas and Clark County, Nevada in order for the applicable alcoholic beverage license to remain in effect. The acquisition may not receive the required approvals. If our alcohol licenses become in any way impaired, it would reduce the number of visitors. Any reduction in our number of visitors will reduce our revenue and cash flow.

RISING OPERATING COSTS FOR OUR GAMING AND ENTERTAINMENT PROPERTIES COULD HAVE A NEGATIVE IMPACT ON OUR PROFITABILITY.

      The operating expenses associated with our gaming and entertainment properties could increase due to some of the following factors:

      - Potential changes in the tax or regulatory environment which impose additional restrictions or increase operating costs;

      - Our properties use significant amounts of electricity, natural gas and other forms of energy, and energy price increases may reduce our working capital;

      - Our properties use significant amounts of water and a water shortage may adversely affect our operations;

      - An increase in the cost of health care benefits for our employees could have a negative impact on our profitability;

      - Some of our employees are covered by collective bargaining agreements and we may incur higher costs or work slow-downs or stoppages due to union activities;

      - Our reliance on slot machine revenues and the concentration of manufacturing of slot machines in certain companies could impose additional costs on us; and

      - Our insurance coverage may not be adequate to cover all possible losses and our insurance costs may increase.

WE FACE SUBSTANTIAL COMPETITION IN THE HOTEL AND CASINO INDUSTRY.

      The hotel and casino industry in general, and the markets in which we compete in particular, are highly competitive.

      - We compete with many world class destination resorts with greater name recognition, different attractions, amenities and entertainment options.

      - We compete with the continued growth of gaming on Native American tribal lands, particularly in California.

      - The existence of legalized gambling in other jurisdictions may reduce the number of visitors to our properties.

      - Certain states have legalized, and others may legalize, casino gaming in specific venues, including race tracks and/or in specific areas, including metropolitan areas from which we traditionally attract customers, including Los Angeles, San Francisco and New York.

      - Our properties also compete and will in the future compete with all forms of legalized gambling.

      Many of our competitors have greater financial, selling and marketing, technical and other resources than we do. We may not be able to compete effectively with our competitors and we may lose market share, which could reduce our revenue and cash flow.

ECONOMIC DOWNTURNS, TERRORISM AND THE UNCERTAINTY OF WAR, AS WELL AS OTHER FACTORS AFFECTING DISCRETIONARY CONSUMER SPENDING, COULD REDUCE THE NUMBER OF OUR VISITORS OR THE AMOUNT OF MONEY VISITORS SPEND AT OUR CASINOS.

      The strength and profitability of our business depends on consumer demand for hotel-casino resorts and gaming in general and for the type of amenities we offer. Changes in consumer preferences or discretionary consumer spending could harm our business.

      During periods of economic contraction, our revenues may decrease while some of our costs remain fixed, resulting in decreased earnings. This is because the gaming and other leisure activities we offer at our properties are discretionary expenditures, and participation in these activities may decline during economic downturns because consumers have less disposable income. Even an uncertain economic outlook may adversely affect consumer spending in our gaming operations and related facilities, as consumers spend less in anticipation of a potential economic downturn. Additionally, rising gas prices could deter non-local visitors from traveling to our properties.

The terrorist attacks which occurred on September 11, 2001, the potential for future terrorist attacks and wars in Afghanistan and Iraq have had a negative impact on travel and leisure expenditures, including lodging, gaming and tourism. Leisure and business travel, especially travel by air, remain particularly susceptible to global geopolitical events. Many of the customers of our properties travel by air, and the cost and availability of air service can affect our business. Furthermore, insurance coverage against loss or business interruption resulting from war and some forms of terrorism may be unavailable or not available on terms that we consider reasonable. We cannot predict the extent to which war, future security alerts or additional terrorist attacks may interfere with our operations.

INVESTMENTS

WE MAY NOT BE ABLE TO IDENTIFY SUITABLE INVESTMENTS.

      Our partnership agreement allows us to take advantage of investment opportunities we believe exist outside of the real estate market. The equity securities in which we may invest may include common stocks, preferred stocks and securities convertible into common stocks, as well as warrants to purchase these securities. The debt securities in which we may invest may include bonds, debentures, notes, or non-rated mortgage-related securities, municipal obligations, bank debt and mezzanine loans. Certain of these securities may include lower rated or non-rated securities which may provide the potential for higher yields and therefore may entail higher risk and may include the securities of bankrupt or distressed companies. In addition, we may engage in various investment techniques, including derivatives, options and futures transactions, foreign currency transactions, "short" sales and leveraging for either hedging or other purposes. We may concentrate our activities by owning one or a few businesses or holdings, which would increase our risk. We may not be successful in finding suitable opportunities to invest our cash and our strategy of investing in undervalued assets may expose us to numerous risks.

OUR INVESTMENTS MAY BE SUBJECT TO SIGNIFICANT UNCERTAINTIES.

      Our investments may not be successful for many reasons including, but not limited to:

      -     Fluctuation of interest rates;

      -     Lack of control in minority investments;

      -     Worsening of general economic and market conditions;

      -     Lack of diversification;

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

      -     Inexperience with non-real estate areas;

      -     Fluctuation of U.S. dollar exchange rates; and

      - Adverse legal and regulatory developments that may affect particular businesses.

OIL AND GAS

WE FACE SUBSTANTIAL RISKS IN THE OIL AND GAS INDUSTRY.

      The exploration for and production of oil and gas involves numerous risks. The cost of drilling, completing and operating wells for oil or gas is often uncertain, and a number of factors can delay or prevent drilling operations or production, including:

      -     unexpected drilling conditions;

      -     pressure or irregularities in formation;

      -     equipment failures or repairs;

      -     fires or other accidents;

      -     adverse weather conditions;

      -     pipeline ruptures or spills; and

      - shortages or delays in the availability of drilling rigs and the delivery of equipment.

THE OIL AND GAS INDUSTRY IS HIGHLY REGULATED AND FEDERAL, STATE AND MUNICIPAL LICENSING AUTHORITIES HAVE SIGNIFICANT CONTROL OVER OUR OPERATIONS.

      The oil and gas industry is subject to extensive legislation and regulation, which is under constant review for amendment or expansion. Any changes may affect, among other things, the pricing or marketing of oil and gas production. State and local authorities regulate various aspects of oil and gas exploration and production activities, including the drilling of wells, the spacing of wells, the unitization or pooling of oil and gas properties, environmental matters, safety standards, market sharing and well site restoration.

      The oil and gas industry is subject to laws, regulations and other legal requirements enacted or adopted by federal, state and local, as well as foreign, authorities relating to protection of the environment and health and safety matters, including those legal requirements that govern discharges of substances into the air and water, the management and disposal of hazardous substances and wastes, the cleanup of contaminated sites, groundwater quality and availability, and plant and wildlife protection.

                           FORWARD-LOOKING STATEMENTS

      Some statements in this prospectus and the documents incorporated by reference are known as "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may relate to, among other things, future performance generally, business development activities, future capital expenditures, financing sources and availability and the effects of regulation and competition.

      When we use the words "believe," "intend," "expect," "may," "will," "should," "anticipate," "could," "estimate," "plan," "predict," "project," or their negatives, or other similar expressions, the statements which include those words are usually forward-looking statements. When we describe strategy that involves risks or uncertainties, we are making forward-looking statements.

      We warn you that forward-looking statements are only predictions. Actual events or results may differ as a result of risks that we face, including those set forth in the section of this prospectus called "Risk Factors." Those risks are representative of factors that could affect the outcome of the forward-looking statements. These and the other factors discussed elsewhere in this prospectus and the documents incorporated by reference herein are not necessarily all of the important factors that could cause our results to differ materially from those expressed in our forward-looking statements. Forward-looking statements speak only as of the date they were made and we undertake no obligation to update them.

                                  INDUSTRY DATA

      We refer to market and industry data throughout this prospectus that we have obtained from publicly available information and industry publications and other data that is based on the good faith estimates of our management, which estimates are based upon their review of internal surveys, independent industry publications and other publicly available information. Although we believe that these sources are reliable, we have not verified the accuracy or completeness of this information. We are not aware of any misstatements regarding the market and industry data presented in this prospectus, however, our estimates involve risks and uncertainties and are subject to change based on various factors, including those discussed under the heading "Risk Factors."

                                 USE OF PROCEEDS

      We will not receive any proceeds from the exchange of the new notes for the private notes pursuant to the exchange offer. On May 12, 2004, we issued and sold the private notes in a private offering, receiving net proceeds of approximately $343 million, after deducting selling and offering expenses.

      We intend to use the net proceeds of the private offering for general business purposes, including to pursue our primary business strategy of acquiring undervalued assets in either our existing lines of business or other businesses and to provide additional capital to grow our existing business.

      We will use the net proceeds of the private offering and conduct our activities in a manner so as not to be deemed an investment company under the Investment Company Act. Generally this means that we do not intend to enter the business of investing in securities and that no more than 40% of our total assets will be invested in securities. The portion of our assets invested in each type of security or any single issuer or industry will not be limited.

                               THE EXCHANGE OFFER

PURPOSE OF THE EXCHANGE OFFER

      In connection with the sale of the private notes, we and the initial purchaser entered into a registration rights agreement in which we and AREH agreed to:

      - file a registration statement with the Securities and Exchange Commission with respect to the exchange of the private notes for new notes, or the exchange offer registration statement, no later than 90 days after the date we issued the private notes;

      - use all commercially reasonable efforts to have the exchange offer registration statement declared effective by the SEC on or prior to 180 days after the issuance date; and

      - commence the offer to exchange new notes for the private notes and use all commercially reasonable efforts to issue on or prior to 30 business days, or longer if required by the federal securities laws, after the date on which the exchange offer registration statement was declared effective by the SEC, new notes in exchange for all private notes tendered prior to that date in the exchange offer.

      We are making the exchange offer to satisfy certain of our obligations under the registration rights agreement. We filed a copy of the registration rights agreement as an exhibit to the exchange offer registration statement.

RESALE OF EXCHANGE NOTES

      Under existing interpretations of the Securities Act of 1933 by the staff of the SEC contained in several no-action letters to third parties, we believe that the new notes will generally be freely transferable by holders who have validly participated in the exchange offer without further registration under the Securities Act of 1933 (assuming the truth of certain representations required to be made by each holder of notes, as set forth below). For additional information on the staff's position, we refer you to the following no-action letters: Exxon Capital Holdings Corporation, available April 13, 1988; Morgan Stanley & Co. Incorporated, available June 5, 1991; and Shearman & Sterling, available July 2, 1993. However, any purchaser of private notes who is one of our "affiliates" or who intends to participate in the exchange offer for the purpose of distributing the new notes or who is a broker-dealer who purchased private notes from us to resell pursuant to Rule 144A or any other available exemption under the Securities Act of 1933:

      -     will not be able to tender its private notes in the exchange offer;

      - will not be able to rely on the interpretations of the staff of the SEC; and

      - must comply with the registration and prospectus delivery requirements of the Securities Act of 1933 in connection with any sale or transfer of the private notes unless such sale or transfer is made pursuant to an exemption from these requirements.

      If you wish to exchange private notes for new notes in the exchange offer, you will be required to make representations in a letter of transmittal which accompanies this prospectus, including that:

      - you are not our "affiliate" (as defined in Rule 405 under the Securities Act of 1933);

      - any new notes to be received by you will be acquired in the ordinary course of your business;

      - you have no arrangement or understanding with any person to participate in the distribution of the new notes in violation of the provisions of the Securities Act of 1933;

      - if you are not a broker-dealer, you are not engaged in, and do not intend to engage in, a distribution of new notes; and

      - if you are a broker-dealer, you acquired the private notes for your own account as a result of market-making or other trading activities (and as such, you are a "participating broker-dealer"), you have not entered into any arrangement or understanding with American Real Estate Partners, L.P. or an affiliate of American Real Estate Partners, L.P. to distribute the new notes and you will deliver a prospectus meeting the requirements of the Securities Act of 1933 in connection with any resale of the new notes.

      Rule 405 under the Securities Act of 1933 provides that an "affiliate" of, or person "affiliated" with, a specified person, is a person that directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with the person specified.

      The SEC has taken the position that participating broker-dealers may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, and accordingly may fulfill their prospectus delivery requirements with respect to the new notes, other than a resale of an unsold allotment from the original sale of the notes, with the prospectus contained in the exchange offer registration statement. Under the registration rights agreement, we have agreed to use commercially reasonable efforts to allow participating broker-dealers and other persons, if any, subject to similar prospectus delivery requirements, to use the prospectus contained in the exchange offer registration statement in connection with the resale of the new notes for a period of 270 days from the issuance of the new notes.

TERMS OF THE EXCHANGE OFFER

      This prospectus and the accompanying letter of transmittal contain the terms and conditions of the exchange offer. Upon the terms and subject to the conditions set forth in this prospectus and in the accompanying letter of transmittal, we will accept for exchange all private notes which are properly tendered and not withdrawn on or prior to 5:00 p.m., New York City time, on the expiration date. After authentication of the new notes by the trustee or an authentication agent, we will issue and deliver $1,000 principal amount of new notes in exchange for each $1,000 principal amount of outstanding private notes accepted in the exchange offer. Holders may tender some or all of their private notes in the exchange offer in denominations of $1,000 and integral multiples thereof.

      The form and terms of the new notes are identical in all material respects to the form and terms of the private notes, except that:

      (1) the offering of the new notes has been registered under the Securities Act of 1933;

      (2) the new notes generally will not be subject to transfer restrictions or have registration rights; and

      (3) certain provisions relating to liquidated damages on the private notes provided for under certain circumstances will be eliminated.

      The new notes will evidence the same debt as the private notes. The new notes will be issued under and entitled to the benefits of the indenture.

      As of the date of this prospectus, $353 million aggregate principal amount of the private notes is outstanding. In connection with the issuance of the private notes, we made arrangements for the private notes to be issued and transferable in book-entry form through the facilities of the Depository Trust Company acting as a depositary. The new notes will also be issuable and transferable in book-entry form through the Depository Trust Company.

      The exchange offer is not conditioned upon any minimum aggregate principal amount of private notes being tendered. However, our obligation to accept private notes for exchange pursuant to the exchange offer is subject to certain customary conditions that we describe under "-- Conditions" below.

      Holders who tender private notes in the exchange offer will not be required to pay brokerage commissions or fees or, subject to the instructions in the letter of transmittal, transfer taxes with respect to the exchange of private notes pursuant to the exchange offer. We will pay all charges and expenses, other than certain applicable taxes, in connection with the exchange offer. See "-- Solicitation of Tenders; Fees and Expenses" for more detailed information regarding the expenses of the exchange offer.

      By executing or otherwise becoming bound by the letter of transmittal, you will be making the representations described under "--Procedures for Tendering" below.

EXPIRATION DATE; EXTENSIONS; AMENDMENTS

      The term "expiration date" will mean 5:00 p.m., New York City time, on ________, 2004, unless we, in our sole discretion, extend the exchange offer, in which case the term "expiration date" will mean the latest date and time to which we extend the exchange offer.

      To extend the exchange offer, we will:

      -     notify the exchange agent of any extension orally or in writing; and

      - notify the registered holders of the private notes by means of a press release or other public announcement, each before 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date.

      We reserve the right, in our reasonable discretion:

      -     to delay accepting any private notes;

      -     to extend the exchange offer; or

      - if any conditions listed below under "--Conditions" are not satisfied, to terminate the exchange offer by giving oral or written notice of the delay, extension or termination to the exchange agent.

      We will follow any delay in acceptance, extension or termination as promptly as practicable by oral or written notice to the registered holders. If we amend the exchange offer in a manner we determine constitutes a material change, we will promptly disclose the amendment in a prospectus supplement that we will distribute to the registered holders.

INTEREST ON THE NEW NOTES

      Interest on the new notes will accrue from the last interest payment date on which interest was paid on the private notes surrendered in exchange for new notes or, if no interest has been paid on the private notes, from the issue date of the private notes, May 12, 2004. Interest on the new notes will be payable semi-annually on June 1 and December 1 of each year, commencing December 1, 2004.

PROCEDURES FOR TENDERING

      You may tender your private notes in the exchange offer only if you are a registered holder of private notes. To tender in the exchange offer, you must:

      - complete, sign and date the letter of transmittal or a facsimile the letter of transmittal;

      - have the signatures thereof guaranteed if required by the letter of transmittal; and

      - mail or otherwise deliver the letter of transmittal or such facsimile to the exchange agent, at the address listed below under " -- Exchange Agent" for receipt prior to the expiration date.

      In addition, either:

      - the exchange agent must receive certificates for the private notes along with the letter of transmittal into its account at the Depository Trust Company pursuant to the procedure described under " -- Book-Entry Transfer" before the expiration date;

      - the exchange agent must receive a timely confirmation of a book-entry transfer, if the procedure is available, into its account at the Depository Trust Company pursuant to the procedure described under " -- Book-Entry Transfer" before the expiration date; or

      - you must comply with the procedures described under "Guaranteed Delivery Procedures."

      Your tender, if not withdrawn before the expiration date, will constitute an agreement between you and us in accordance with the terms and subject to the conditions described in this prospectus and in the letter of transmittal.

      The method of delivery of private notes and the letter of transmittal and all other required documents to the exchange agent is at your election and risk. We recommend that, instead of delivery by mail, you use an overnight or hand delivery service. In all cases, you should allow sufficient time to ensure delivery to the exchange agent prior to the expiration date. You should not send letters of transmittal or private notes to us. You may request that your respective brokers, dealers, commercial banks, trust companies or nominees effect the transactions described above for you.

      If you are a beneficial owner whose private notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to tender your private notes, you should contact such registered holder promptly and instruct such registered holder to tender on your behalf. If you wish to tender on your own behalf, prior to completing and executing the letter of transmittal and delivering your private notes, you must either:

      - make appropriate arrangements to register ownership of your private notes in your name; or

      -     obtain a properly completed bond power from the registered holder.

      The transfer of record ownership may take considerable time unless private notes are tendered

      - by a registered holder who has not completed the box entitled "Special Registration Instructions" or "Special Delivery Instruction" on the letter of transmittal; or

      -     for the account of an "Eligible Institution" which is either:

            - a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc.;

            - a commercial bank or trust company located or having an office or correspondent in the United States; or

            - otherwise an "eligible guarantor institution" within meaning of Rule 17Ad-15 under the Securities Exchange Act of 1934,

an Eligible Institution must guarantee the signatures on a letter of transmittal or a notice of withdrawal described below under " -- Withdrawal of Tenders."

      If the letter of transmittal is signed by a person other than the registered holder, such private notes must be endorsed or accompanied by appropriate bond powers which authorize such person to tender the private notes on behalf of the registered holder, in either case signed as the name of the registered holder or holders appears on the private notes.

      If the letter of transmittal or any private notes or bond powers are signed or endorsed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing, and unless waived by us, they must submit evidence satisfactory to us of their authority to so act with the letter of transmittal.

      The letter of transmittal will include representations to us as set forth under "Resale of Exchange Notes."

      You should note that:

      - All questions as to the validity, form, eligibility, including time of receipt, acceptance and withdrawal of the tendered private notes will be determined by us in our sole discretion, which determination will be final and binding;

      - We reserve the absolute right to reject any and all private notes not properly tendered or any private notes the acceptance of which would, in our judgment or the judgment of our counsel, be unlawful;

      - We also reserve the absolute right to waive any irregularities or conditions of tender as to particular private notes. Our interpretation of the terms and conditions of the exchange offer, including the instructions in the letter of transmittal, will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of private notes must be cured within such time as we shall determine;

      - Although we intend to notify holders of defects or irregularities with respect to any tender of private notes, neither we, the exchange agent nor any other person shall be under any duty to give notification of any defect or irregularity with respect to tenders of private notes, nor shall any of them incur any liability for failure to give such notification; and

      - Tenders of private notes will not be deemed to have been made until such irregularities have been cured or waived. Any private notes received by the exchange agent that we determine are not properly tendered or the tender of which is otherwise rejected by us and as to which the defects or irregularities have not been cured or waived by us will be returned by the exchange agent to the tendering holder unless otherwise provided in the letter of transmittal, as soon as practicable following the expiration date.

BOOK-ENTRY TRANSFER

      The exchange agent will make a request promptly after the date of this prospectus to establish accounts with respect to the private notes at the Depository Trust Company for the purpose of facilitating the exchange offer. Any financial institution that is a participant in the Depository Trust Company's system may make book-entry delivery of private notes by causing the Depository Trust Company to transfer such private notes into the exchange agent's account with respect to the private notes in accordance with the Depository Trust Company's Automated Tender Offer Program procedures for such transfer. However, the exchange for the private notes so tendered will only be made after timely confirmation of such book-entry transfer of private notes into the exchange agent's account, and timely receipt by the exchange agent of an agent's message and any other documents required by the letter of transmittal. The term "agent's message" means a message, transmitted by the Depository Trust Company and received by the exchange agent and forming a part of the confirmation of a book-entry transfer, which states that the Depository Trust Company has received an express acknowledgment from a participant that is tendering private notes that such participant has received the letter of transmittal and agrees to be bound by the terms of the letter of transmittal, and that we may enforce such agreement against the participant.

      Although delivery of private notes may be effected through book-entry transfer into the exchange agent's account at the Depository Trust Company, you must transmit and the exchange agent must receive, the letter of transmittal (or facsimile thereof) properly completed and duly executed with any required signature guarantee and all other required documents prior to the expiration date, or you must comply with the guaranteed delivery procedures described below. Delivery of documents to the Depository Trust Company does not constitute delivery to the exchange agent.

GUARANTEED DELIVERY PROCEDURES

      If you wish to tender your private notes but your private notes are not immediately available, or time will not permit your private notes or other required documents to reach the exchange agent before the expiration date, or the procedure for book-entry transfer cannot be completed on a timely basis, you may effect a tender if:

      (1)   the tender is made through an Eligible Institution;

      (2) prior to the expiration date, the exchange agent receives from such Eligible Institution a properly completed and duly executed notice of guaranteed delivery, by facsimile transmittal, mail or hand delivery

            - stating the name and address of the holder, the certificate number or numbers of such holder's private notes and the principal amount of such private notes tendered;

            -     stating that the tender is being made thereby; and

            - guaranteeing that, within three New York Stock Exchange trading days after the expiration date, the letter of transmittal, or a facsimile thereof, together with the certificate(s) representing the private notes to be tendered in proper form for transfer, or confirmation of a book-entry transfer into the exchange agent's account at the Depository Trust Company of private notes delivered electronically, and any other documents required by the letter of transmittal, will be deposited by the Eligible Institution with the exchange agent; and

      (3) such properly completed and executed letter of transmittal, or a facsimile thereof, together with the certificate(s) representing all tendered private notes in proper form for transfer, or confirmation of a book-entry transfer into the exchange agent's account at the Depository Trust Company of private notes delivered electronically and all other documents required by the letter of transmittal are received by the exchange agent within three New York Stock Exchange trading days after the expiration date.

      Upon request, the exchange agent will send to you a notice of guaranteed delivery if you wish to tender your private notes according to the guaranteed delivery procedures described above.

WITHDRAWAL OF TENDERS

      Except as otherwise provided in this prospectus, you may withdraw tenders of private notes at any time prior to the expiration date.

      For a withdrawal to be effective, the exchange agent must receive a written or facsimile transmission notice of withdrawal at its address set forth this prospectus prior to the expiration date. Any such notice of withdrawal must:

      - specify the name of the person who deposited the private notes to be withdrawn;

      - identify the private notes to be withdrawn, including the certificate number or number and principal amount of such private notes or, in the case of private notes transferred by book-entry transfer, the name and number of the account at the Depository Trust Company to be credited; and

      - be signed in the same manner as the original signature on the letter of transmittal by which such private notes were tendered, including any required signature guarantee.

      We will determine in our sole discretion all questions as to the validity, form and eligibility, including time of receipt, of such withdrawal notices, and our determination shall be final and binding on all parties. We will not deem any properly withdrawn private notes to have been validly tendered for purposes of the exchange offer, and we will not issue new notes with respect those private notes unless you validly retender the withdrawn private notes. You may retender properly withdrawn private notes following one of the procedures described above under "--Procedures for Tendering" at any time prior to the expiration date.

CONDITIONS

      Notwithstanding any other term of the exchange offer, we will not be required to accept for exchange, or exchange the new notes for, any private notes, and may terminate the exchange offer as provided in this prospectus before the acceptance of the private notes, if:

the exchange offer violates applicable law, rules or regulations or an applicable interpretation of the staff of the SEC;

an action or proceeding has been instituted or threatened in any court or by any governmental agency which might materially impair our ability to proceed with the exchange offer;

there has been proposed, adopted or enacted any law, rule or regulation that, in our reasonable judgment would impair materially our ability to consummate the exchange offer; or

all governmental approvals which we deem necessary for the completion of the exchange offer have not been obtained.

      If we determine in our reasonable discretion that any of these conditions are not satisfied, we may:

      - refuse to accept any private notes and return all tendered private notes to you;

      - extend the exchange offer and retain all private notes tendered before the exchange offer expires, subject, however, to your rights to withdraw the private notes; or

      - waive the unsatisfied conditions with respect to the exchange offer and accept all properly tendered private notes that have not been withdrawn.

      If the waiver constitutes a material change to the exchange offer, we will promptly disclose the waiver by means of a prospectus supplement that we will distribute to the registered holders of the private notes.

EXCHANGE AGENT

      We have appointed Wilmington Trust Company, the trustee under the indenture, as exchange agent for the exchange offer. You should send all executed letters of transmittal to the exchange agent at one of the addresses set forth below. In such capacity, the exchange agent has no fiduciary duties and will be acting solely on the basis of directions of our company. You should direct questions, requests for assistance and requests for additional copies of this prospectus or of the letter of transmittal and requests for a notice of guaranteed delivery to the exchange agent addressed as follows:

                        BY CERTIFIED OR REGISTERED MAIL:
                            Wilmington Trust Company
                             DC-1626 Processing Unit
                                 P.O. Box 8861
                            Wilmington, DE 19899-8861

                     BY OVERNIGHT COURIER OR HAND DELIVERY:
                            Wilmington Trust Company
                            Corporate Capital Markets
                            1100 North Market Street
                            Wilmington, DE 19890-1626

                                  BY FACSIMILE:
                                 (302) 636-4145

                              CONFIRM BY TELEPHONE:
                                 (302) 636-6470

      Delivery to an address or facsimile number other than those listed above will not constitute a valid delivery.

      The trustee does not assume any responsibility for and makes no representation as to the validity or adequacy of this prospectus or the notes.

SOLICITATION OF TENDERS; FEES AND EXPENSES

      We will pay all expenses of soliciting tenders pursuant to the exchange offer. We are making the principal solicitation by mail. Our officers and regular employees may make additional solicitations in person or by telephone or telecopier.

      We have not retained any dealer-manager in connection with the exchange offer and will not make any payments to brokers, dealers or other persons soliciting acceptances of the exchange offer. We will, however, pay the exchange agent reasonable and customary fees for its services and will reimburse the exchange agent for its reasonable out-of-pocket costs and expenses in connection therewith.

      We also may pay brokerage houses and other custodians, nominees and fiduciaries the reasonable out-of-pocket expenses incurred by them in forwarding copies of this prospectus, letters of transmittal and related documents to the beneficial owners of the private notes and in handling or forwarding tenders for exchange.

      We will pay the expenses to be incurred in connection with the exchange offer, including fees and expenses of the exchange agent and trustee and accounting and legal fees and printing costs.

      We will pay all transfer taxes, if any, applicable to the exchange of private notes for new notes pursuant to the exchange offer. If, however, certificates representing new notes or private notes for principal amounts not tendered or accepted for exchange are to be delivered to, or are to be registered or issued in the name of, any person other than the registered holder of the private notes tendered, or if tendered private notes are registered in the name of any person other than the person signing the letter of transmittal, or if a transfer tax is imposed for any reason other than the exchange of private notes pursuant to the exchange offer, then the amount of any such transfer taxes, whether imposed on the registered holder or any other persons, will be payable by the tendering holder. If satisfactory evidence of payment of such taxes or exemption therefrom is not submitted with the letter of transmittal, the amount of such transfer taxes will be billed by us directly to such tendering holder.

CONSEQUENCES OF FAILURE TO EXCHANGE

      Participation in the exchange offer is voluntary. We urge you to consult your financial and tax advisors in making your decisions on what action to take. Private notes that are not exchanged for new notes pursuant to the exchange offer will remain restricted securities. Accordingly, those private notes may be resold only:

      - to a person whom the seller reasonably believes is a qualified institutional buyer in a transaction meeting the requirements of Rule 144A under the Securities Act of 1933;

      - in a transaction meeting the requirements of Rule 144 under the Securities Act of 1933;

      - outside the United States to a foreign person in a transaction meeting the requirements of Rule 903 or 904 of Regulation S under the Securities Act of 1933;

      - in accordance with another exemption from the registration requirements of the Securities Act of 1933 and based upon an opinion of counsel if we so request;

      -     to us; or

      -     pursuant to an effective registration statement.

      In each case, the private notes may be resold only in accordance with any applicable securities laws of any state of the United States or any other applicable jurisdiction.

               UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL DATA OF
              AMERICAN REAL ESTATE PARTNERS, L.P. AND SUBSIDIARIES

The following unaudited pro forma consolidated balance sheet as of March 31, 2004 and the unaudited pro forma consolidated statements of earnings for the year ended December 31, 2003 and for the quarter ended March 31, 2004 of American Real Estate Partners, L.P. and Subsidiaries reflect an adjustment column for the notes offering and has been prepared from the historical consolidated financial statements of American Real Estate Partners, as adjusted to give effect to the pro forma adjustments as if such pro forma adjustments had occurred at the beginning of each of the periods presented for the statements of earnings and at March 31, 2004 for the balance sheet data. The unaudited pro forma financial data does not purport to be indicative of what the results of American Real Estate Partners, L.P. would have been had the transaction been completed on the dates assumed, nor is such financial data necessarily indicative of future results of operations of American Real Estate Partners, L.P. The unaudited pro forma financial data must be read in conjunction with the notes thereto and the historical consolidated financial statements and the related notes.

              AMERICAN REAL ESTATE PARTNERS, L.P. AND SUBSIDIARIES
         UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET AS OF
                           MARCH 31, 2004 (IN $000'S)

                                                       PRO FORMA ADJUSTMENTS
                                                       ---------------------
                                                                (1)
                                                HISTORICAL      ---      PROFORMA
                                                   2004       OFFERING     2004
                                                   ----       --------     ----
                                                (UNAUDITED)
                 ASSETS
Real estate leased to others:
  Accounted for under the financing
   method .................................     $  131,413   $       --   $  131,413
  Accounted for under the operating
   method, net of accumulated
   depreciation ...........................         76,127           --       76,127
Properties held for sale ..................        148,878           --      148,878
Cash and cash equivalents .................        483,872      342,505      826,377
Hotel, casino and resort operating
  properties (Net of accumulated
  depreciation)
  Stratosphere Corporation hotel and
   casino .................................        171,405           --      171,405
  Hotel and resort ........................         35,358           --       35,358
Debt placement costs ......................             --        7,904        7,904
Restricted cash ...........................        219,313           --      219,313
Other assets ..............................        560,591           --      560,591
                                                ----------   ----------   ----------
TOTAL ASSETS ..............................     $1,826,957   $  350,409   $2,177,366
                                                ==========   ==========   ==========
LIABILITIES AND PARTNERS' EQUITY

  Mortgages payable .......................     $  179,251   $       --   $  179,251
  7.85% Senior Secured Notes payable ......        215,000           --      215,000
  8.125% Senior Notes payable (net of
   discount) ..............................             --      350,409      350,409
 Accounts payable, accrued expenses
  and other liabilities ...................        115,084           --      115,084
 Liability for preferred limited
  partnership units .......................        102,863           --      102,863
                                                ----------   ----------   ----------
 Total liabilities ........................        612,198      350,409      962,607
Partners' equity ..........................      1,214,759           --    1,214,759
                                                ----------   ----------   ----------
TOTAL LIABILITIES AND PARTNERS' EQUITY.....     $1,826,957   $  350,409   $2,177,366
                                                ==========   ==========   ==========

    See accompanying notes to unaudited proforma consolidated financial data.

              AMERICAN REAL ESTATE PARTNERS, L.P. AND SUBSIDIARIES

         UNAUDITED PROFORMA CONDENSED CONSOLIDATED STATEMENT OF EARNINGS
                          YEAR ENDED DECEMBER 31, 2003
                  (IN $000'S, EXCEPT UNIT AND PER UNIT AMOUNTS)

                                                                            PRO FORMA
                                                                           ADJUSTMENTS
                                                                           -----------
                                                          HISTORICAL          (2)          PRO FORMA
                                                             2003           OFFERING          2003
                                                             ----           --------          ----
Revenues:
  Hotel and casino operating income ..................   $    163,701       $      --    $    163,701
  Other ..............................................        112,855              --         112,855
                                                         ------------       ---------    ------------
                                                              276,556              --         276,556
                                                         ------------       ---------    ------------
Expenses:

  Hotel and casino operating expenses ................        135,429              --         135,429
  Interest expense ...................................         20,640          29,980          50,620
  Depreciation and amortization ......................         17,773              --          17,773
  General and administrative expenses ................         14,081              --          14,081
  Other ..............................................         25,742              --          25,742
                                                         ------------       ---------    ------------
                                                              213,665          29,980         243,645
                                                         ------------       ---------    ------------
Operating income .....................................         62,891         (29,980)         32,911
Other gains and (losses):
  Write-down of mortgages and notes receivable .......        (18,798)             --         (18,798)
  Gain on sales and disposition of real estate .......          7,121              --           7,121
  Other gains and losses (net) .......................            896              --             896
                                                         ------------       ---------    ------------
Income from continuing operations before income taxes          52,110         (29,980)         22,130
  Income tax benefit .................................          6,495              --           6,495
                                                         ------------       ---------    ------------
  Income from continuing operations ..................         58,605              --          28,625
Income from discontinued operations ..................          9,492              --           9,492
                                                         ------------       ---------    ------------
Net earnings .........................................   $     68,097       $ (29,980)   $     38,117
                                                         ============       =========    ============
Net earnings attributable to:
  Limited partners ...................................   $     59,360       $ (29,383)   $     29,977
  General partner ....................................          8,737            (597)          8,140
                                                         ------------       ---------    ------------
                                                         $     68,097       $ (29,980)   $     38,117
                                                         ============       =========    ============
Net earnings per limited partnership unit:
  Basic earnings:
   Income from continuing operations .................   $       1.03       $   (0.64)   $       0.39
   Income from discontinued operations ...............           0.20              --            0.20
                                                         ------------       ---------    ------------
  Basic earnings per LP unit .........................   $       1.23       $   (0.64)   $       0.59
                                                         ============       =========    ============
Weighted average limited partnership units outstanding   $ 46,098,284              --    $ 46,098,284
                                                         ============       =========    ============
  Diluted earnings:
   Income from continuing operations .................   $       0.96       $   (0.54)   $       0.42
   Income from discontinued operations ...............           0.17              --            0.17
                                                         ------------       ---------    ------------
  Diluted earnings per LP unit .......................   $       1.13       $   (0.54)   $       0.59
                                                         ============       =========    ============
Weighted average limited partnership units and
  equivalent partnership units outstanding ...........     54,489,943              --      54,489,943
                                                         ============       =========    ============

    See accompanying notes to unaudited proforma consolidated financial data.

              AMERICAN REAL ESTATE PARTNERS, L.P. AND SUBSIDIARIES

         UNAUDITED PROFORMA CONDENSED CONSOLIDATED STATEMENT OF EARNINGS
                  THREE MONTHS ENDED MARCH 31, 2004 (UNAUDITED)
                  (IN $000'S, EXCEPT UNIT AND PER UNIT AMOUNTS)

                                                                              PRO FORMA
                                                                             ADJUSTMENTS
                                                                             -----------
                                                                                (2)
                                                             HISTORICAL       OFFERING         PRO FORMA
                                                             ----------       --------         ---------
Revenues:
  Hotel and casino operating income......................   $     45,715         $    --    $     45,715
  Other..................................................         29,107              --          29,107
                                                            ------------    ------------    ------------
                                                                  74,822              --          74,822
                                                            ------------    ------------    ------------
Expenses:

  Hotel and casino operating expenses....................         34,019              --          34,019
  Interest expense.......................................          5,919           7,495          13,414
  Depreciation and amortization..........................          5,092              --           5,092
  General and administrative expenses....................          4,364              --           4,364
  Other..................................................          6,639              --           6,639
                                                            ------------    ------------    ------------
                                                                  56,033           7,495          63,528
                                                            ------------    ------------    ------------
Operating income.........................................         18,789          (7,495)         11,294
Other gains and (losses):
  Gain on sale of marketable equity and debt securities..         28,857              --          28,857
  Gain on sales and disposition of real estate...........          6,047              --           6,047
                                                            ------------    ------------    ------------
Income from continuing operations before income taxes....         53,693          (7,495)         46,198
  Income tax expense.....................................         (4,302)             --          (4,302)
                                                            ------------    ------------    ------------
  Income from continuing operations......................         49,391          (7,495)         41,896
Income from discontinued operations......................          9,387              --           9,387
                                                            ------------    ------------    ------------
Net earnings.............................................   $     58,778    $     (7,495)   $     51,283
                                                            ============    ============    ============

Net earnings attributable to:
  Limited partners.......................................   $     57,608    $     (7,346)   $     50,262
  General partners.......................................          1,170            (149)          1,021
                                                            ------------    ------------    ------------
                                                            $     58,778    $     (7,495)   $     51,283
                                                            ============    ============    ============
Net earnings per limited partnership unit:
  Basic earnings:
   Income from continuing operations.....................   $       1.05    $      (0.16)   $       0.89
   Income from discontinued operations...................           0.20              --            0.20
                                                            ------------    ------------    ------------
  Basic earnings per LP unit.............................   $       1.25    $      (0.16)   $       1.09
                                                            ============    ============    ============
Weighted average limited partnership units outstanding...     46,098,284              --      46,098,284
                                                            ============    ============    ============
  Diluted earnings:

   Income from continuing operations.....................   $       0.94    $      (0.14)   $       0.80
   Income from discontinued operations...................           0.18              --            0.18
                                                            ------------    ------------    ------------
  Diluted earnings per LP unit...........................   $       1.12    $      (0.14)   $       0.98
                                                            ============    ============    ============
Weighted average limited partnership units and
  equivalent partnership units outstanding...............     52,499,303              --      52,499,303
                                                            ============    ============    ============

    See accompanying notes to unaudited proforma consolidated financial data.

            NOTES TO UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL DATA

(1) Represents the issuance of the 8 1/8% Senior Notes due 2012 in the amount of $353 million, less discount of $2.6 million and financing costs of $7.9 million.

(2)   For the full year period:

Interest expense on $353,000,000 note payable at 8.125%  $     28,681,000
Amortization of debt placement costs                              978,000
Amortization of discount                                          321,000
                                                         ----------------
                Interest expense                         $     29,980,000
                                                         ================

                 SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

      The following table summarizes certain selected historical consolidated financial data of American Real Estate Partners, L.P., which you should read in conjunction with the financial statements and the related notes contained in this prospectus and "Management's Discussion and Analysis of Financial Condition and Results of Operations." The selected historical consolidated financial data as of December 31, 2003 and 2002, and for the years ended December 31, 2003, 2002 and 2001, have each been derived from our audited consolidated financial statements at those dates and for those periods, contained elsewhere in this prospectus. The selected historical consolidated financial data as of December 31, 2001, 2000 and 1999, and for the years ended December 31, 2000 and 1999, have each been derived from our audited consolidated financial statements at those dates and for those periods, not contained in this prospectus. Certain amounts have been reclassified as discontinued operations in accordance with Statement of Financial Accounting Standards No. 144. The selected historical consolidated financial data as of March 31, 2004 and for the three months ended March 31, 2004 and 2003 are unaudited. For the three month periods ended March 31, 2004 and 2003, all adjustments, consisting only of normal recurring adjustments, which are, in our opinion, necessary for a fair presentation of the interim combined financial statements, have been included. Results for the three months ended March 31, 2004 are not necessarily indicative of the results for the full year.

                                                    THREE MONTHS
                                                  ENDED MARCH 31,                        YEAR ENDED DECEMBER 31,
                                               --------------------- ---------------------------------------------------------------
                                                  2004       2003         2003        2002         2001          2000         1999
                                                  ----       ----         ----        ----         ----          ----         ----
                                                                                                (IN THOUSANDS)
OPERATING DATA:
Total revenues .............................   $   74,822  $ 69,030  $   276,556  $   346,380  $   322,322  $   294,267  $  279,489
                                               ==========  ========  ===========  ===========  ===========  ===========  ==========
Operating income ...........................   $   18,789  $ 14,524  $    62,891  $    83,730  $    63,788  $    65,802  $   65,369
Other gains and (losses):
 Provision for loss on real estate .........           --      (200)        (750)      (3,212)      (3,184)      (1,351)     (1,946)
 Gain on sale of marketable equity and debt
   securities ..............................       28,857        --        2,607           --        6,749           --      28,590
 Write-down of equity securities available
  for sale .................................           --      (961)        (961)      (8,476)          --           --          --
 Write-down of mortgages and notes
  receivable ...............................           --        --      (18,798)          --           --           --          --
 Gain on sales and disposition of real
   estate ..................................        6,047     1,138        7,121        8,990        1,737        6,763      13,971
 (Loss) gain on limited partnership
   interests ...............................           --        --           --       (3,750)          --        3,461          --
  Minority interest in net earnings of
   Stratosphere Corporation ................           --        --           --       (1,943)        (450)      (2,747)     (1,002)
                                               ----------  --------  -----------  -----------  -----------  -----------  ----------
Income from continuing operations before
  income taxes .............................       53,693    14,501       52,110       75,339       68,640       71,928     104,982
Income tax benefit (expense) ...............       (4,302)   (2,878)       6,495       (7,480)      30,077       (2,533)       (775)
                                               ----------  --------  -----------  -----------  -----------  -----------  ----------
Income from continuing operations ..........       49,391    11,623       58,605       67,859       98,717       69,395     104,207
Discontinued operations:
  Income from discontinued operations ......        2,458     1,629        6,139        6,007        6,117        5,755       3,522
  Gain on sales and disposition of real
   estate ..................................        6,929        --        3,353           --           --           --          --
                                               ----------  --------  -----------  -----------  -----------  -----------  ----------
Income from discontinued operations ........        9,387     1,629        9,492        6,007        6,117        5,755       3,522
                                               ----------  --------  -----------  -----------  -----------  -----------  ----------
Net earnings ...............................   $   58,778  $ 13,252  $    68,097  $    73,866  $   104,834  $    75,150  $  107,729
                                               ==========  ========  ===========  ===========  ===========  ===========  ==========
BALANCE SHEET DATA:
Cash and cash equivalents ..................   $  483,872            $   467,704  $    54,871  $    64,105  $   147,705  $  142,697
U.S. government and agency obligations .....      122,650                 61,573      336,051      313,641      475,267     468,529
Marketable equity and debt securities ......       47,584                 80,522       26,728       35,253       54,736      67,397
Total assets ...............................    1,826,957              1,489,930    1,560,476    1,584,351    1,422,987   1,364,861
Mortgages payable ..........................      179,251                180,989      171,848      166,808      182,049     179,387
Liability for preferred limited partnership
  units (1) ................................      102,863                101,649           --           --           --          --
Partners' equity ...........................    1,214,759              1,153,448    1,130,176    1,018,224    1,042,725   1,029,308

----------

(1) On July 1, 2003, we adopted Statement of Financial Accounting Standards No. 150 (SFAS 150) "Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity." SFAS 150 requires that a financial instrument, which is an unconditional obligation, be classified as a liability. Previous guidance required an entity to include in equity financial instruments that the entity could redeem in either cash or stock. Pursuant to SFAS 150, our preferred units, which are an unconditional obligation, have been reclassified from "Partners' equity" to a liability account in the consolidated balance sheets and the preferred pay-in-kind distribution for the period from July 1, 2003 to December 31, 2003 of $2.4 million and all future distributions have been and will be recorded as "Interest expense" in the consolidated statements of operations.

         MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
                              RESULTS OF OPERATIONS

OVERVIEW

      We are a diversified holding company engaged in a variety of businesses. Our primary business strategy is to seek to acquire undervalued assets and companies that are distressed or out of favor. Our businesses currently include rental real estate; real estate development; hotel and resort operations; hotel and casino operations; investments in equity and debt securities; and oil and gas exploration and production. We intend to continue to invest in our core businesses, including real estate, gaming and entertainment, and oil and gas. We may also seek opportunities in other sectors, including energy, industrial manufacturing and insurance and asset management.

      Substantially all of our businesses and assets are held through AREH, in which we own a 99% limited partnership interest. For that reason, no separate "Management's Discussion and Analysis of Financial Conditions and Results of Operations for AREH is provided.

      To capitalize on favorable real estate market conditions and the mature nature of our commercial real estate portfolio, we are offering for sale our rental real estate portfolio. As of March 31, 2004, we had sold eight properties for an aggregate sales price of approximately $18.7 million. No assurance can be given that either the attempt to market our real estate portfolio will be successful or that, if successful, the proceeds thereof can be used to acquire businesses and investments at prices or at projected returns which are deemed favorable.

      Historically, substantially all of our real estate assets leased to others have been net-leased to single corporate tenants under long-term leases. With certain exceptions, these tenants are required to pay all expenses relating to the leased property and therefore we are not typically responsible for payment of expenses, such as maintenance, utilities, taxes and insurance associated with such properties.

      Expenses relating to environmental clean-up have not had a material effect on our earnings, capital expenditures, or competitive position. We believe that substantially all such costs would be the responsibility of the tenants pursuant to lease terms. While most tenants have assumed responsibility for the environmental conditions existing on their leased property, there can be no assurance that we will not be deemed to be a responsible party or that the tenant will bear the costs of remediation. Also, as we acquire more operating properties, our exposure to environmental clean-up costs may increase. We have completed Phase I environmental site assessments on most of our properties through third-party consultants. Based on the results of these Phase I environmental site assessments, the environmental consultant has recommended that certain sites may have environmental conditions that should be further reviewed. We have notified each of the responsible tenants to attempt to ensure that they cause any required investigation and/or remediation to be performed and most tenants continue to take appropriate action. However, if the tenants fail to perform responsibilities under their leases referred to above, we could potentially be liable for these costs. Based on the limited number of Phase II environmental site assessments that have been conducted by the consultants, there can be no accurate estimation of the need for or extent of any required remediation, or the costs thereof. In addition, we have notified all tenants of the Resource Conservation and Recovery Act's, or RCRA, December 22, 1998 requirements for regulated underground storage tanks. We may, at our own cost, have to cause compliance with RCRA's requirements in connection with vacated properties, bankrupt tenants and new acquisitions. Phase I environmental site assessments will also be performed in connection with new acquisitions and with such property refinancings as we may deem necessary and appropriate. We are in the process of updating our Phase I site assessments for certain of our environmentally sensitive properties including properties with open RCRA requirements. Approximately 75 updates were completed in 2003. No additional material environmental conditions were discovered.

      We have in recent years made investments in the gaming industry through our ownership of Stratosphere Casino Hotel & Tower in Las Vegas, Nevada and through our purchase of securities of the entity which owns the Sands Hotel in Atlantic City, New Jersey. One of our subsidiaries, formed for this purpose, entered into an agreement in January 2004 to acquire two Las Vegas casino/hotels, Arizona Charlie's Decatur and Arizona Charlie's Boulder from Mr. Icahn and an entity affiliated with Mr. Icahn, for an aggregate consideration of $125.9 million. The closing of the acquisition was subject to certain conditions, including among other things, obtaining all approvals necessary under the Nevada gaming laws. Our subsidiary issued and sold debt securities aggregating $215.0 million in principal amount to finance the acquisition and the proceeds of this sale remained in escrow pending completion of the acquisition. The amount raised in excess of the acquisition cost and expenses was used to repay intercompany debt and make a distribution to us. We are considering additional gaming industry investments. These investments may include acquisitions from, or be made in conjunction with, our affiliates, provided that the terms thereof are fair and reasonable to us.

      We recently made an investment in the oil and gas industry. In October 2003, we acquired and presently hold 50.01% of the outstanding equity and all of the outstanding debt securities of National Energy Group, Inc. which we acquired from an affiliate of Mr. Icahn.

RESULTS OF OPERATIONS

THREE MONTHS ENDED MARCH 31, 2004 COMPARED TO THREE MONTHS ENDED MARCH 31, 2003

      Gross revenues increased by $5.8 million, or 8.4%, during the three months ended March 31, 2004 as compared to the same period in 2003. This increase reflects increases of $5.1 million in hotel and casino operating income, $0.7 million in NEG management fees, $0.5 million in equity in earnings of GB Holdings, Inc., or GBH, $0.3 million in rental income, $0.3 million in interest income on U.S. government and agency obligations and other investments, $0.2 million in land, house and condominium sales and $31,000 in hotel and resort operating income partially offset by decreases of $0.8 million in accretion of investment in NEG Holding LLC, $0.5 million in financing lease income and $66,000 in dividend and other income. The increase in hotel and casino operating income is primarily attributable to an increase in casino, hotel, food and beverage and other revenues, NEG management fees increased primarily due to management fees received from the TransTexas Gas Corporation. The increase in equity in earnings of GBH is primarily due to increased casino revenue and decreased promotional allowances. Rental income increased primarily due to a property acquisition and rent increases from tenants. The decrease in accretion of investment in NEG Holding LLC is primarily due to a priority distribution amount received in 2003. The decrease in financing lease income is primarily due to property sales and normal lease amortization.

      Expenses increased by $1.5 million, or 2.8%, during the three months ended March 31, 2004 as compared to the same period in 2003. This increase reflects increases of $1.3 million in hotel and casino operating expenses, $1.0 million in general and administrative expenses, $0.5 million in depreciation and amortization and $93,000 in property expenses partially offset by decreases of $0.7 million in cost of land, house and condominium expenses, $0.4 million in interest expense and $0.2 million in hotel and resort operating expenses. The increase in hotel and casino operating expenses is primarily attributable to increased costs associated with increased revenues. Hotel and casino operating expenses as a percentage of revenues decreased from 80% in 2003 to 74% in 2004. The increase in general and administrative expenses is primarily due to expenses incurred in connection with the increase in NEG management fees. The increase in depreciation and amortization is primarily due to a property acquisition and reclassifications of financing leases. The decrease in cost of land, house and condominium expenses is primarily attributable to higher margin sales. Land, house and condominium expenses as a percentage of revenues decreased from 84% in 2003 to 67% in 2004. The decrease in interest expense is primarily attributable to the decrease in NEG interest expense partially offset by the increased interest expense related to the preferred limited partnership units and the senior secured notes payable of American Casino. NEG interest expense decreased primarily due to the Company's acquisition of NEG's debt in October 2003.

      Operating income increased during the three months ended March 31, 2004 by $4.4 million as compared to the same period in 2003 as detailed above.

      Earnings from land, house and condominium operations increased in the three months ended March 31, 2004 compared to the same period in 2003 due to the sale of higher margin properties. Based on current information, sales are expected to increase moderately during 2004 as compared to 2003. However, municipal approval of land inventory or the purchase of approved land is required to continue this upward trend into 2005 and beyond.

      Earnings from hotel, casino and resort properties increased during the three months ended March 31, 2004 due to increased revenues throughout the property.

      Gain on property transactions from continuing operations increased by $4.9 million during the three months ended March 31, 2004 as compared to the same period in 2003.

      A provision for loss on real estate of $0.2 million was recorded in the three months ended March 31, 2003. No such provision was recorded in 2004.

      A gain on sale of marketable equity securities of $28.9 million was recorded in the three months ended March 31, 2004. There were no such gains in the comparable period of 2003.

      A write-down of equity securities available for sale of $1.0 million was recorded in the three months ended March 31, 2003. There was no such write-down in 2004.

      Income from continuing operations before income taxes increased by $39.2 million in the three months ended March 31, 2004 as compared to the same period in 2003 as detailed above.

      Income tax expense of $4.3 million was recorded in the three months ended March 31, 2004 as compared to $2.9 million in 2003.

      Income from continuing operations increased by $37.8 million in the three months ended March 31, 2004 as compared to the same period in 2003 as detailed above.

      Income from discontinued operations increased by $7.8 million in the three months ended March 31, 2004 as compared to the same period in 2003 due to gains on property dispositions.

      Net earnings for the three months ended March 31, 2004 increased by $45.5 million as compared to the three months ended March 31, 2003 primarily due to a gain on sale of marketable equity securities ($28.9 million), increased income from discontinued operations ($7.8 million), increased gain on property dispositions from continuing operations ($4.9 million) and increased net hotel and casino operating income ($3.8 million).

      CALENDAR YEAR 2003 COMPARED TO CALENDAR YEAR 2002

      Gross revenues decreased by $69.8 million, or 20.2%, during the year ended December 31, 2003 as compared to the year ended December 31, 2002. This decrease reflects decreases of (1) $62.8 million in land, house and condominium sales,
(2) $7.8 million in interest income on U.S. government and agency obligations and other investments, (3) $3.8 million in equity in earnings of GB Holdings, Inc., (4) $2.7 million in accretion of investment in NEG Holding LLC, (5) $1.6 million in financing lease income and (6) $0.3 million in hotel and resort operating income, partially offset by increases of $7.4 million in hotel and casino operating income, $1.1 million in rental income, $0.3 million in dividend and other income and $0.3 million in NEG management fee. The decrease in land, house and condominium sales is primarily due to a decrease in the number of units sold, as the Grassy Hollow, Gracewood and Stone Ridge properties were depleted by sales. During 2003, Hammond Ridge received necessary approvals and, along with Penwood, have commenced lot sales. As a result, we expect land, house and condominium sales to moderately increase in 2004 and additional increased sales in 2005. The decrease in interest income on U.S. government and agency obligations and other investments is primarily attributable to the prepayment of the loan to Mr. Icahn in 2003 and a decline in interest rates on U.S. government and agency obligations as higher rate bonds were called in 2002. The decrease in equity in earnings of GB Holdings, Inc. is due to decreased casino revenue primarily attributable to a reduction in the number of table games as new slot machines were added in 2002. This business strategy had a negative effect on casino operations and was changed in 2003 to focus on the mid to high-end slot customer with a balanced table game business. The decrease in accretion of investment in NEG Holding is primarily attributable to priority distributions received from NEG Holding in 2003. The decrease in financing lease income is the result of lease expirations, reclassifications of financing leases and normal financing lease amortization. The increase in hotel and casino operating income is primarily attributable to an increase in hotel, food and beverage revenues and a decrease in promotional allowances. The average daily rate, or ADR, increased $3 to $51 and percentage occupancy increased approximately 0.2% to 89.8%. The increase in rental income is primarily attributable to a property acquisition and reclassifications of financing leases to operating leases.

      Expenses decreased by $49.0 million or 18.7%, during the year ended December 31, 2003 as compared to the same period in 2002. This decrease reflects decreases of $45.5 million in the cost of land, house and condominium sales, $6.7 million in interest expense, $1.4 million in hotel and resort operating expenses and $0.1 million in general and administrative expenses partially offset by increases of $3.8 million in hotel and casino operating expenses, $0.8 million in rental property expenses and $0.1 million in depreciation and amortization. The decrease in the cost of land, house and condominium sales is due to decreased sales. Costs as a percentage of sales decreased from 72% in 2002 to 69% in 2003. The decrease in interest expense is primarily due to repayment of debt by NEG and our purchase of the NEG notes in October 2003. The decrease in hotel and resort operating expenses is due to a decrease in payroll and related expenses. The increase in hotel and casino operating expenses is primarily attributable to increased costs associated with increased revenues. Costs as a percentage of sales decreased from 84% in 2002 to 83% in 2003.

      Operating income decreased during the year ended December 31, 2003 by $20.8 million compared to the same period in 2002 as detailed above.

      Earnings from land, house and condominium operations decreased significantly in the year ended December 31, 2003 compared to the same period in 2002 due to a decline in inventory of completed units available for sale. Based on current information, sales will increase moderately during 2004. However, municipal approval of land inventory or the purchase of approved land is required to continue this upward trend into 2005 and beyond.

      Earnings from hotel, casino and resort properties could be constrained by recessionary pressures, international tensions and competition.

      Gain on property transactions from continuing operations decreased by $1.9 million during the year ended December 31, 2003 as compared to the same period in 2002 due to the size and number of transactions.

      A provision for loss on real estate of $0.8 million was recorded in the year ended December 31, 2003 as compared to $3.2 million in 2002. In 2002, there were more properties vacated due to tenant bankruptcies than in 2003.

      A write-down of marketable equity securities available for sale of $1.0 million was recorded in the year ended December 31, 2003 as compared to a write-down of $8.5 million in 2002. These write-downs relate to our investment in Philip Services Corp. which filed for bankruptcy protection in June 2003.

    A write-down of mortgages and notes receivable of $18.8 million, pertaining to our investment in the Philip notes, was recorded in the year ended December 31, 2003. There was no such write-down in the comparable period of 2002. In 2003, we reviewed Philip's financial statements and other data and determined this investment to be impaired.

      A write-down of a limited partnership investment of $3.8 million was recorded in the year ended December 31, 2002. There was no such write-down in 2003.

      A gain on sale of marketable equity securities of $2.6 million was recorded in the year ended December 31, 2003. There was no such gain in the comparable period of 2002.

      Minority interest in the net earnings of Stratosphere Corporation was $1.9 million during the year ended

December 31, 2002. As a result of the acquisition of the minority interest in December 2002, there was no minority interest in Stratosphere in 2003 and none thereafter.

      Income from continuing operations before income taxes decreased by $23.2 million in the year ended December 31, 2003 as compared to the same period in 2002 as detailed above.

      An income tax benefit of $6.5 million was recorded in the year ended December 31, 2003 as compared to an expense of $7.5 million in the comparable period of 2002. The effective tax rate on earnings of taxable subsidiaries was positively affected in 2003 by a reduction in the valuation allowance in deferred tax assets. We expect our effective tax rate on earnings of taxable subsidiaries to increase significantly in 2004.

      Income from continuing operations decreased by $9.3 million in the year ended December 31, 2003 as compared to the same period in 2002 primarily as detailed above.

      Income from discontinued operations increased by $3.5 million in the year ended December 31, 2003 as compared to the same period in 2002 primarily due to gains on property dispositions.

      Net earnings for the year ended December 31, 2003 decreased by $5.8 million as compared to the year ended December 31, 2002 primarily due to a write-down of mortgages and notes receivable of $18.8 million, decreased earnings from land, house and condominium operations of $17.2 million, decreased interest income of $7.8 million and decreased equity in earnings of GB Holdings of $3.8 million, partially offset by decreased income tax expense of $14.0 million, a decrease in write-down of equity securities available for sale of $7.5 million, decreased interest expense of $6.7 million, decreased write-down of limited partnership interests of $3.8 million, increased earnings from hotel and casino operations of $3.6 million, increased gain on the sale of marketable equity securities of $2.6 million and an increase in income from discontinued operations of $3.5 million.

   CALENDAR YEAR 2002 COMPARED TO CALENDAR YEAR 2001

      Gross revenues increased by $24.1 million, or 7.5%, during the year ended December 31, 2002 as compared to the same period in 2001. This increase reflects increases of $23.0 million in accretion of investment in NEG Holding, $20.5 million in land, house and condominium sales, $12.0 million in hotel and casino operating income, $4.9 million in NEG management fee, $2.6 million in hotel and resort operating income and $0.1 million in rental income partially offset by decreases of $33.2 million in oil and gas operating income, $2.2 million in financing lease income, $2.2 million in dividend and other income, $1.5 million in equity in earnings of GB Holdings and $23,000 in interest income on U.S. government and agency obligations and other investments. The increase in accretion of investment in NEG Holding and the management fee are due to the partial year of 2001 which began May 1 as a result of the bankruptcy reorganization. Prior to that time, NEG directly owned and operated oil and natural gas properties. The increase in land, house and condominium sales is primarily attributable to higher selling prices and an increase in the number of units sold, due to a strong residential housing market and low mortgage rates. The increase in hotel and casino operating income is primarily attributable to an increase in gaming and hotel revenues as a result of increased capacity brought about by the hotel expansion. ADR remained at $48 during the years ended December 31, 2002 and 2001; however, percentage occupancy decreased 4% to 89.6%. The increase in hotel and resort operating income is primarily attributable to increased revenues at New Seabury as prior year's revenues were negatively impacted by construction activities. The decrease in financing lease income is the result of lease expirations, reclassification of financing leases and normal financing lease amortization. The decrease in dividend and other income is primarily due to lease termination and deferred maintenance payments received from tenants in 2001. The decrease in equity earnings of GB Holdings is due to decreased casino revenue, primarily attributable to a reduction in the number of table games as new slot machines were added in 2002, which was partially offset by decreased promotional allowances and decreased casino expenses. In addition, GB Holdings recorded an impairment loss on certain property expansion costs determined to be unusable.

      Expenses increased by $4.1 million, or 1.6%, during the year ended December 31, 2002 as compared to the same period in 2001. This increase reflects increases of $12.0 million in the cost of land, house and condominium sales, $3.7 million in hotel and casino operating expenses, $1.7 million in rental property expenses, $1.8 million in hotel and resort operating expenses and $1.1 million in general and administrative expenses partially offset by decreases of $7.4 million in interest expense, $5.6 million in oil and gas operating expenses and $3.2 million in depreciation and amortization. The increase in the cost of land, house and condominium sales is due to increased sales as explained above. Costs as a percentage of sales declined from 77% in 2001 to 72% in 2002 primarily due to higher margin sales in 2002. The increase in hotel and casino operating expenses is primarily attributable to increased costs associated with increased revenues. Costs as a percentage of sales declined from 89% in 2001 to 84% in 2002 as hotel and casino revenues increased at a greater rate than hotel and casino expenses due to the hotel expansion. The increase in property expenses is primarily due to an increase in expenses related to off-lease properties and expenses of the New Seabury development litigation of approximately $1 million. The increase in hotel and resort operating expenses is primarily attributable to increased costs associated with increased revenues at New Seabury. Costs as a percentage of sales decreased from 88% in 2001 to 84% in 2002. The decrease in interest expense is primarily due to the repayment of debt to affiliates in May 2002 in connection with the Sands repurchase obligation, as well as decreased interest rates prior to repayment of this debt. The decrease in oil and gas operating expenses is due to the partial year of 2001. The decrease in depreciation and amortization expense is primarily attributable to NEG contributing its operating properties to NEG Holding in May 2001.

      Earnings from land, house and condominium operations increased in the year ended December 31, 2002 as compared to the same period in 2001. However, the decrease in land inventory in approved sub-divisions is expected to negatively impact earnings from this business segment.

      As a result of the completion of Stratosphere's additional 1,000 rooms and related amenities in June 2001, hotel and casino operating revenues and expenses have increased. Increased room capacity provided more hotel guests thereby increasing revenues. Earnings from hotel, casino and resort properties are expected to be constrained by recessionary pressures, international tensions and competition.

      Operating income increased during the year ended December 31, 2002 by $20.0 million as compared to the same period in 2001.

      Gain on sale of real estate increased by $7.3 million, during the year ended December 31, 2002 as compared to the same period in 2001 due to the size and number of transactions,.

      During the years ended December 31, 2002 and 2001, we recorded a provision for loss on real estate of $3.2 million. A substantial portion of the 2002 provision resulted from vacated properties where leases were not renewed or were rejected by tenants in bankruptcy.

      A write-down of equity securities available for sale of $8.5 million was recorded in the year ended December 31, 2002. The market value of Philip's common stock has declined steadily since it was acquired by us. In 2002, based on a review of Philip's financial statements, we deemed the decrease in value to be other than temporary. As a result, we wrote down our investment in Philips' common stock by a charge to earnings. There was no such write-down in 2001.

      Gain on sale of marketable equity and debt securities was $6.8 million, in the year ended December 31, 2001. There was no such income in 2002.

      A write-down of a limited partnership investment of $3.8 million was recorded in the year ended December 31, 2002. We invested $6.0 million in an unaffiliated limited partnership. Upon review of this investment in 2002, we determined that the investment was impaired and wrote down its value by a charge to earnings. There was no such write-down in 2001.

      Minority interest in the net earnings of Stratosphere increased by $1.5 million during the year ended December 31, 2002 as compared to the same period in 2001, due to an increase in Stratosphere's net hotel and casino operating income. As a result of the acquisition of the minority interest in December 2002, there will be no minority interest in net earnings of Stratosphere in 2003 and thereafter.

      Income from operations before income taxes increased by $6.7 million in the year ended December 31, 2002 as compared to the same period in 2001 as detailed above.

      The income tax expense was $7.5 million for the year ended December 31, 2002 as compared to an income tax benefit of $30.1 million for the comparable period of 2001.

      Income from continuing operations decreased by $30.9 million in the year ended December 31, 2002 as compared to the same period of 2001.

      Income from discontinued operations decreased by $0.1 million for the year ended December 31, 2002 as compared to the same period of 2001.

      Net earnings for the year ended December 31, 2002 decreased by $31.0 million as compared to the year ended December 31, 2001 primarily due to increased income tax expense of $37.6 million, a write-down of equity securities available for sale of $8.5 million, decreased gain on sale of marketable equity securities of $6.7 million and the write-down of a limited partnership investment of $3.8 million partially offset by increased earnings from land house and condominium operations of $8.4 million, increased earnings from hotel and casino operations of $8.3 million and increased gain on sale of real estate of $7.3 million.

LIQUIDITY AND CAPITAL RESOURCES

      Net cash provided by operating activities was $14.6 million for the three months ended March 31, 2004 as compared to $21.0 million used in operating activities in the comparable period of 2003. This increase resulted primarily from NEG's payment of accounts payable and accrued liabilities in 2003 ($37.7 million) partially offset by a decrease in cash flow from other operations ($2.1 million).

      The following table reflects our contractual cash obligations, as of March 31, 2004, due during the indicated periods (dollars in millions):



                                          LESS THAN 1                         AFTER 5
                                             YEAR     1-3 YEARS   4-5 YEARS    YEARS       TOTAL(1)
                                             ----     ---------   ---------    -----       --------
Mortgages payable ......................   $    6.5    $  14.4    $  72.2    $   86.2    $    179.3
Mezzanine loan commitments .............       15.0         --         --          --          15.0
Acquisition of debt securities .........       54.7         --         --          --          54.7
Senior secured notes payable 2012 ......         --         --         --       215.0         215.0
Construction and development obligations       30.0         --         --          --          30.0
                                           --------    -------    -------    --------    ----------
Total ..................................   $  106.2    $  14.4    $  72.2    $  301.2    $    494.0
                                           ========    =======    =======    ========    ==========

(1) In addition, see note 10 of notes to AREP consolidated financial statements for preferred limited partnership redemption.

      On May 29, 2004, American Casino, our indirect wholly-owned subsidiary, acquired two Las Vegas casino/hotels, Arizona Charlie's Decatur and Arizona Charlie's Boulder, from Carl C. Icahn and an entity affiliated with Mr. Icahn, for aggregate consideration of $125.9 million. At the closing of those acquisitions, AREH transferred 100% of the common stock of Stratosphere to American Casino. As a result, American Casino owns and operates three gaming and entertainment properties in the Las Vegas metropolitan area.

      On May 12, 2004, we issued senior notes due 2012 in a private placement transaction. The notes, in the aggregate principal amount of $353 million, and priced at 99.266%, bear interest at a rate of 8-1/8% per annum. Net proceeds from the offering will be used for general business purposes, including to pursue our primary business strategy of acquiring undervalued assets in either our existing lines of business or other businesses and to provide additional capital to grow our existing businesses.

      During the three months ended March 31, 2004, we had sold eight rental properties for an aggregate sales price of $18.7 million. As of March 23, 2004, we have 40 additional properties under contract or as to which letters of intent had been executed by the potential purchaser, all of which contracts or letters of intent are subject to purchaser's due diligence and other closing conditions. Selling prices for the properties covered by the contracts or letters of intent would total approximately $323 million but the properties are encumbered by aggregate mortgage debt of approximately $142 million which would have to be repaid out of the proceeds of the sales or would be assumed by purchasers.

      On March 15, 2004, we announced that no distributions on our depositary units are expected to be made in 2004. We continue to believe that we should continue to hold and invest, rather than distribute, cash. We intend to continue to apply available cash flow toward its operations, repayment of maturing indebtedness, tenant requirements, investments, acquisitions and other capital expenditures.

      In January 2004, American Casino closed on its offering of senior secured notes due 2012. The notes, in the aggregate principal amount of $215 million, bear interest at the rate of 7.85% per annum. American Casino used the proceeds of the offering for the Arizona Charlie's acquisitions to repay intercompany indebtedness and for distributions to AREH.

      Net proceeds from the sale or disposal of portfolio properties totaled approximately $18.7 million in the three months ended March 31, 2004. During the comparable period of 2003, sales proceeds totaled approximately $3.3 million. The Company intends to use asset sales, financing and refinancing proceeds for new investments.

      Capital expenditures for real estate, and hotel, casino and resort operations were approximately $1.3 million and $1.2 million during the three months ended March 31, 2004 and 2003, respectively. In 2004, capital expenditures are currently expected to be approximately $10 million. In the three months ended March 31, 2004, we acquired a property for approximately $14.6 million.

      During the three months ended March 31, 2004 and 2003, approximately $1.7 million and $2.0 million, respectively, of mortgage principal payments were repaid.

      Our cash and cash equivalents and investment in U.S. government and agency obligations increased by $77.2 million during the three months ended March 31, 2004 primarily due to proceeds from the sale of marketable equity securities ($64.4 million), property sales proceeds ($18.7 million) and net cash flow from operations ($14.6 million) partially offset by rental real estate acquisition ($14.6 million), capital expenditures ($1.3 million) and miscellaneous other items ($4.6 million).

      In 2003, 17 leases covering 17 properties and representing approximately $2.2 million in annual rentals expired. Twelve leases originally representing $1.6 million in annual rental income were renewed for $1.4 million in annual rentals. Such renewals are generally for a term of five years. Five properties with annual rental income of $0.6 million were not renewed.

      In 2004, 11 leases covering 11 properties and representing approximately $1.8 million in annual rentals are scheduled to expire. Eight leases representing $1.5 million in annual rental income were renewed for $1.5 million in annual rentals. Such renewals are generally for a term of five years. Three properties with annual rentals of $0.3 million were not renewed.

      On March 31, 2003, we distributed to holders of record of our preferred units as of March 14, 2003, 466,548 additional preferred units. Pursuant to the terms of the preferred units, on February 23, 2004, we declared our scheduled annual preferred unit distribution payable in additional preferred units at the rate of 5% of the liquidation preference of $10.00. The distribution of 489,657 preferred units was paid on March 31, 2004 to holders of record as of March 12, 2004. In February 2004, the number of authorized preferred units was increased to 10,400,000.

      Our preferred units are subject to redemption at our option on any payment date, and the preferred units must be redeemed by us on or before March 31, 2010. The redemption price is payable, at our option, subject to the indenture, either all in cash or by the issuance of depositary units, in either case, in an amount equal to the liquidation preference of the preferred units plus any accrued but unpaid distributions thereon.

      The types of investments we are pursuing, including assets that may not be readily financeable or generating positive cash flow, such as development properties, non-performing mortgage loans or securities of companies which may be undergoing restructuring or require significant capital investments, require us to maintain a strong capital base in order to own, develop and reposition these assets.

      Sales proceeds from the sale or disposal of portfolio properties totaled approximately $20.6 million in 2003. During 2002, such sales proceeds totaled approximately $20.5 million. In May 2003, we obtained mortgage financing in the principal amount of $20 million on a distribution facility located in Windsor Locks, Connecticut. In 2002, mortgage financing proceeds were $12.7 million.

      In October 2003, pursuant to a purchase agreement dated as of May 16, 2003, we acquired all of the debt and 50% of the equity securities of NEG from entities affiliated with Mr. Icahn for an aggregate consideration of approximately $148.1 million plus approximately $6.7 million of accrued interest on the debt securities.

      Capital expenditures for real estate and hotel, casino and resort operations were approximately $20.1 million during 2003. During 2002, such expenditures totaled approximately $4.8 million. In 2004, capital expenditures are estimated to be approximately $13 million.

      During the year ended December 31, 2003, approximately $10.3 million of principal payments were repaid. During the year ended December 31, 2002, approximately $7.6 million of principal payments were repaid.

      Our cash and cash equivalents and investment in U.S. government and agency obligations increased by $138.3 million during the year ended December 31, 2003, primarily due to affiliate loan repayment of $250 million, property sales and refinancing proceeds of $40.6 million, priority distribution from NEG Holding of $40.5 million, net cash flow from operations of $18.5 million, guaranteed payment from NEG Holding of $18.2 million and other items of $14.9 million partially offset by the purchase of NEG interests of $148.1 million, purchase of debt securities of $45.1 million, increase in mezzanine loans of $31.1 million and capital expenditures for real estate and hotel, casino and resort operating properties of $20.1 million.

CRITICAL ACCOUNTING POLICIES AND ESTIMATES

      Our consolidated financial statements have been prepared in accordance with generally accepted accounting principals in the United States of America, or GAAP. The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses and the disclosure of contingent assets and liabilities. Among others, estimates are used when accounting for valuation of investments, recognition of casino revenues and promotional allowances and estimated costs to complete our land, house and condominium developments. Estimates and assumptions are evaluated on an ongoing basis and are based on historical and other factors believed to be reasonable under the circumstances. The results of these estimates may form the basis of the carrying value of certain assets and liabilities and may not be readily apparent from other sources. Actual results, under conditions and circumstances different from those assumed, may differ from estimates.

      We accounted for our acquisition of NEG as assets transferred between entities under common control which requires that they be accounted for at historical costs similar to a pooling of interests. NEG's investment in NEG Holding constitutes a variable interest entity. In accordance with generally accepted accounting principles, we have determined that NEG is not the primary beneficiary of NEG Holding and therefore we do not consolidate NEG Holding in our consolidated financial statements.

      We believe the following accounting policies are critical to our business operations and the understanding of results of operations and affect the more significant judgments and estimates used in the preparation of our consolidated financial statements.

   ACCOUNTING FOR THE IMPAIRMENT OF LONG-LIVED ASSETS AND FOR LONG-LIVED ASSETS TO BE DISPOSED OF

      Long-lived assets held and used by us and long-lived assets to be disposed of, are reviewed for impairment whenever events or changes in circumstances, such as vacancies and rejected leases, indicate that the carrying amount of an asset may not be recoverable.

      In performing the review for recoverability, we estimate the future cash flows expected to result from the use of the asset and its eventual disposition. If the sum of the expected future cash flows, undiscounted and without interest charges, is less than the carrying amount of the asset an impairment loss is recognized. Measurement of an impairment loss for long-lived assets that we expect to hold and use is based on the fair value of the asset. Long-lived assets to be disposed of are reported at the lower of carrying amount or fair value less cost to sell.

   COMMITMENTS AND CONTINGENCIES-LITIGATION

      On an ongoing basis, we assess the potential liabilities related to any lawsuits or claims brought against us. While it is typically very difficult to determine the timing and ultimate outcome of such actions, we use our best judgment to determine if it is probable that we will incur an expense related to the settlement or final adjudication of such matters and whether a reasonable estimation of such probable loss, if any, can be made. In assessing probable losses, we make estimates of the amount of insurance recoveries, if any. We accrue a liability when we believe a loss is probable and the amount of loss can be reasonably estimated. Due to the inherent uncertainties related to the eventual outcome of litigation and potential insurance recovery, it is possible that certain matters may be resolved for amounts materially different from any provisions or disclosures that we have previously made.

   MARKETABLE EQUITY AND DEBT SECURITIES AND INVESTMENT IN U.S. GOVERNMENT AND AGENCY OBLIGATIONS

      Investments in equity and debt securities are classified as either held-to-maturity or available for sale for accounting purposes. Investment in U.S. government and agency obligations are classified as available for sale. Available for sale securities are carried at fair value on our balance sheet. Unrealized holding gains and losses are excluded from earnings and reported as a separate component of partners' equity. Held-to-maturity securities are recorded at amortized cost.

      A decline in the market value of any held-to-maturity security below cost that is deemed to be other than temporary results in a reduction in carrying amount to fair value. The impairment is charged to earnings and a new cost basis for the security is established. Dividend income is recorded when declared and interest income is recognized when earned.

  MORTGAGES AND NOTES RECEIVABLE

      We have generally not recognized any profit in connection with the property sales in which certain purchase money mortgages receivable were taken back. Such profits are being deferred and will be recognized when the principal balances on the purchase money mortgages are received.

      We engage in real estate lending, including making second mortgage or secured mezzanine loans to developers for the purpose of developing single-family homes, luxury garden apartments or commercial properties. These loans are subordinate to construction financing and we target an interest rate in excess of 20% per annum. However interest is not paid periodically and is due at maturity or earlier from unit sales or refinancing proceeds. We defer recognition of interest income on mezzanine loans pending receipt of principal and interest payments.

  REVENUE RECOGNITION

      Revenue from real estate sales and related costs are recognized at the time of closing primarily by specific identification. We follow the guidelines for profit recognition set forth by Financial Accounting Standards Board (FASB) Statement No. 66, Accounting for Sales of Real Estate.

  CASINO REVENUES AND PROMOTIONAL ALLOWANCES

      We recognize revenues in accordance with industry practice. Casino revenue is the net win from gaming activities, the difference between gaming wins and losses. Casino revenues are net of accruals for anticipated payouts of progressive and certain other slot machine jackpots. Revenues include the retail value of rooms, food and beverage and other items that are provided to customers on a complimentary basis. A corresponding amount is deducted as promotional allowances. The cost of such complimentaries is included in "Hotel and casino operating expenses."

  INCOME TAXES

      No provision has been made for Federal, state or local income taxes on the results of operations generated by partnership activities as such taxes are the responsibility of the partners. Stratosphere and NEG, our corporate subsidiaries, account for their income taxes under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carry forwards.

      Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

      Management periodically evaluates all evidence, both positive and negative, in determining whether a valuation allowance to reduce the carrying value of deferred tax assets is still needed. In 2003, it concluded, based on the projected allocations of taxable income, our corporate subsidiaries, NEG and Stratosphere, more likely than not will realize a partial benefit from its deferred tax assets and loss carryforwards. Ultimate realization of the deferred tax asset is dependent upon, among other factors, their ability to generate sufficient taxable income within the carryforward periods and is subject to change depending on the tax laws in effect in the years in which the carryforwards are used.

  PROPERTIES

      Properties held for investment, other than those accounted for under the financing method, are carried at cost less accumulated depreciation unless declines in the value of the properties are considered other than temporary at which time the property is written down to net realizable value. A property is classified as held for sale at the time we determine that the criteria in SFAS 144 have been met. Properties held for sale are carried at the lower of cost or net realizable value. Such properties are no longer depreciated and their operations are included in discontinued operations.

QUANTITATIVE AND QUALITATIVE DISCLOSURE ABOUT MARKET RISK

      The SEC requires that registrants include information about primary market risk exposures relating to financial instruments. Through its operating and investment activities, we are exposed to market, credit and related risks, including those described elsewhere in this prospectus. We may invest in debt or equity securities of companies undergoing restructuring or undervalued by the market. These securities are subject to inherent risks due to price fluctuations, and risks relating to the issuer and its industry, and the market for these securities may be less liquid and more volatile than that of higher rated or more widely followed securities.

      Other related risks include liquidity risks, which arise in the course of our general funding activities and the management of our balance sheet. This includes both risks relating to the raising of funding with appropriate maturity and interest rate characteristics and the risk of being unable to liquidate an asset in a timely manner at an acceptable price. Real estate investments by their nature are often difficult or time-consuming to liquidate. Also, buyers of minority interests may be difficult to secure, while transfers of large block positions may be subject to legal, contractual or market restrictions. Other operating risks for us include lease terminations, whether scheduled terminations or due to tenant defaults or bankruptcies, development risks, and environmental and capital expenditure matters, as described elsewhere in this prospectus. Our mortgages payable are primarily fixed-rate debt and, therefore, are not subject to market risk.

      We invest in U.S. government and agency obligations which are subject to interest rate risk. As interest rates fluctuate, we will experience changes in the fair value of these investments with maturities greater than one year. If interest rates increased 100 basis points, the fair value of these investments as of December 31, 2003, would decline by approximately $200,000.

      Whenever practical, we employ internal strategies to mitigate exposure to these and other risks. We, on a case by case basis with respect to new investments, perform internal analyses of risk identification, assessment and control. We review credit exposures and seek to mitigate counterparty credit exposure through various techniques, including obtaining and maintaining collateral, and assessing the creditworthiness of counterparties and issuers. Where appropriate, an analysis is made of political, economic and financial conditions, including those of foreign countries. Operating risk is managed through the use of experienced personnel. We seek to achieve adequate returns commensurate with the risk we assume. We use qualitative as well as quantitative information in managing risk.

                                    BUSINESS

OUR COMPANY

      We are a diversified holding company engaged in a variety of businesses. Our primary business strategy is to seek to acquire undervalued assets and companies that are distressed or out of favor. Our businesses currently include rental real estate; real estate development; hotel and resort operations; hotel and casino operations; investments in equity and debt securities; and oil and gas exploration and production. We intend to continue to invest in our core businesses, including real estate, gaming and entertainment, and oil and gas. We may also seek opportunities in other sectors, including energy, industrial manufacturing and insurance and asset management.

BUSINESS STRATEGY

      We believe that our core strengths include: identifying and acquiring undervalued assets and businesses, often through the purchase of distressed securities; increasing value through management, financial or other operational changes; and managing complex legal, regulatory or financial issues which may include bankruptcy or insolvency, environmental, zoning, permitting and licensing issues. We also believe that we have developed significant management strength, industry relationships and expertise in our core real estate, gaming and entertainment and oil and gas businesses. The key elements of our business strategy include the following.

      CONTINUE TO INVEST IN AND GROW OUR EXISTING OPERATING BUSINESSES. We believe that we have developed a strong portfolio of businesses with experienced management teams. We may expand our existing businesses if appropriate opportunities are identified as well as use our established businesses as a platform for additional acquisitions in the same or other areas.

      SEEK TO ACQUIRE UNDERVALUED ASSETS. We intend to continue to make investments in real estate and in companies or their securities which are undervalued. These may be undervalued due to market inefficiencies, may relate to opportunities in which economic or market trends have not been identified and reflected in market value, or may include investments in complex or not readily followed businesses or securities. Market inefficiencies and undervalued situations may arise from disappointing financial results, liquidity or capital needs, lowered credit ratings, revised industry forecasts or legal complications. We may acquire businesses or assets directly or we may establish an ownership position through the purchase of debt or equity securities of troubled entities and may then negotiate for the ownership or effective control of their assets.

      ACTIVELY MANAGE OUR INVESTMENTS AND BUSINESSES. We seek investments for which we can identify specific areas for financial or operational improvement and where we can act as a catalyst for change. Change may include, but not be limited to, replacing or supplementing management, restructuring the balance sheet, increasing liquidity, disposing assets or cutting costs. We believe that we can leverage off of our core businesses to better assess and increase the value of our acquisitions. For instance, our homebuilding expertise allows us to appropriately assess the risks of a real estate development prior to making a mezzanine loan and also to complete a development if it is necessary or profitable to do so.

      DEPLOY OPERATING AND TRANSACTION STRUCTURING EXPERTISE OF EXISTING MANAGEMENT TEAM INTO RELATED FIELDS. Our senior management team has extensive experience in real estate and in identifying undervalued assets in general. We believe there is significant opportunity to use this experience by acquiring or starting businesses in asset-intensive sectors, including other real estate development activities, industrial manufacturing, energy and insurance and asset management, in which we have had no or limited experience to date, but which may be undervalued and have potential for growth.

RENTAL REAL ESTATE

      Our rental real estate operations consist primarily of retail, office and industrial properties leased to single corporate tenants. As of December 31, 2003, we owned 128 separate real estate assets, primarily consisting of fee and leasehold interests in 28 states. Historically substantially all of our real estate assets leased to others have been net-leased under long-term leases. With certain exceptions, these tenants are required to pay all expenses relating to the leased property and, therefore, we are not typically responsible for payment of expenses, including maintenance, utilities, taxes, insurance or any capital items associated with such properties.

      To capitalize on favorable real estate market conditions and the mature nature of our commercial real estate portfolio, we are offering for sale our rental real estate portfolio.

      During the three months ended March 31, 2004 we had sold eight properties for an aggregate sales price of approximately $18.7 million. As of March 23, 2004, we had 40 additional properties under conditional sales contracts or letters of intent for an aggregate sales price of approximately $323 million. Mortgages with respect to these properties aggregate approximately $142 million, which we would pay from the sales proceeds or would be assumed by the purchasers. There can be no assurances that offers satisfactory to us will be received and if received that the properties will ultimately be sold at prices acceptable to us.

      While we believe opportunities in real estate related acquisitions continue to remain available, there is increasing competition for these opportunities and the increased competition affects price and the ability to find quality assets that provide attractive returns. We will continue to invest in real estate assets if opportunities to do so at favorable prices are found.

REAL ESTATE DEVELOPMENT

      Our residential home development operations focus primarily on the construction and sale of single-family homes, custom-built homes, multi-family homes and residential lots in subdivisions and in planned communities. Our home building business is managed by Bayswater Development L.L.C., our wholly owned subsidiary. Our long-term investment horizon and operational expertise allow us to acquire properties with limited current income and complex entitlement and development issues. We acquired Bayswater from Mr. Icahn in March 2000 for approximately $84.4 million. Approximately $100 million of cash has been generated from the sale of homes and lots to date from this acquisition.

      Between 1993 and 1997, we and Bayswater acquired five residential subdivisions in New York that aggregated 864 acres and comprised 272 units. By 2003, we developed this land and built and sold 213 units. In addition, in April 1999, Bayswater acquired over 500 acres of land in San Antonio, Florida, which consisted of a 27-hole golf course, seven acres of commercial land and 1,161 condominium unit lots. By the end of 2002, we had sold all of the residential land we owned in San Antonio.

      Bayswater is currently developing five residential subdivisions in New York, Florida and Massachusetts. In New York, Bayswater is developing two high-end residential subdivisions in Westchester County: Penwood, located in Bedford, and Hammond Ridge, located in Armonk and New Castle. Bayswater is also seeking approval to develop Pondview Estates which is located in Patterson and Kent in Putnam County, New York. In Naples, Florida, Bayswater is building, developing and selling Falling Waters, a condominium development. In addition, we are pursuing the development of our New Seabury property, a proposed luxury second-home waterfront community in Cape Cod, Massachusetts.

      Penwood. Located in Bedford, New York, Penwood consists of 44 lots situated on 297 acres. The development is approximately one hour from Manhattan. Homes are situated on lots that range from 2.1 acres to 14.5 acres and range in size from 5,400 square feet to 9,600 square feet. The average selling price of a Penwood home is $2.4 million, with a range of sales prices between $2.0 million and $3.4 million. As of April 12, 2004, we have sold 22 of the 44 units and 11 units are under contract.

      Hammond Ridge. Located in Armonk and New Castle, New York, Hammond Ridge consists of 37 single-family lots situated on 220 acres. The development is approximately 40 minutes from Manhattan. We acquired the land through the purchase and foreclosure of a bank loan. At the time of acquisition, the land was unentitled. Purchasers of Hammond Ridge units are able to select one of many home designs with the capability of adding options and upgrades, as well as controlled customization. The average selling price of a Hammond Ridge home is $2.1 million, with a range of prices between $1.6 million and $2.8 million. From January 2004 when sales commenced through April 12, 2004, we have executed contracts for eight of the 37 homes.

      Pondview Estates. Located in Patterson and Kent, New York, Pondview Estates is a townhouse condominium development on a 91-acre wooded hillside overlooking an on-site pond. We expect to build a 50-townhouse condominium once final approvals are granted. Sales are expected to begin in 2005. A two-bedroom townhouse condominium in Pondview Estates is expected to be priced at approximately $450,000.

      Falling Waters. Located in Naples, Florida, Falling Waters is a 793 unit condominium development on 158 acres located approximately 10 minutes from downtown Naples, Florida. It is a gated community with 24-hour security. The average selling price is $200,000. As of April 12, 2004, there were 192 units remaining to be constructed, of which 69 remain to be sold, and we had pre-sold 123 units.

      New Seabury. Located in Cape Cod, Massachusetts, New Seabury is a 381 acre resort community overlooking Nantucket Sound and Martha's Vineyard. The property originally was approved for development in the early 1960's, but development was delayed by the inability to service its debt. We acquired all of the first mortgages in 1998 and subsequently gained control of the property in bankruptcy, after community members voted in favor of our involvement. We believe we have the approval to develop up to 278 residential units and 145,000 square feet of commercial space in New Seabury.

      In January 2002, the Cape Cod Commission, a Massachusetts regional planning body created in 1989, concluded that our New Seabury development is within its jurisdiction for review and approval. We believe that the proposed residential, commercial and recreational development is in substantial compliance with a special permit issued for the property in 1964 and is therefore exempt from the commission's jurisdiction and that the commission is barred from exercising jurisdiction pursuant to a 1993 settlement agreement between the commission and a prior owner of the New Seabury property.

      In February 2002, New Seabury Properties L.L.C., our subsidiary and owner of the property, filed in Barnstable County Massachusetts Superior Court, a civil complaint appealing the decision by the commission, and a separate civil complaint to find the commission in contempt of the settlement agreement. The court subsequently consolidated the two complaints into one proceeding. In July 2003, New Seabury and the commission filed cross motions for summary judgment.

      Also, in July 2003, in accordance with a court ruling, the commission reconsidered the question of its jurisdiction over the initial development proposal and over a modified development proposal that New Seabury filed in March 2003. The commission concluded that both proposals are within its jurisdiction. In August 2003, New Seabury filed in Barnstable County Massachusetts Superior Court another civil complaint appealing the commission's second decision to find the commission in contempt of the settlement agreement.

      In November 2003, the court ruled in New Seabury's favor on its July 2003 motion for partial summary judgment, finding that the special permit remains valid and that the modified development proposal is in substantial compliance with the special permit and therefore exempt from the commission's jurisdiction; the court has not yet ruled on the initial proposal. Under the modified development proposal, New Seabury could potentially develop up to 278 residential units and 145,000 square feet of commercial space. In February 2004, New Seabury and the commission jointly moved to consolidate the three complaints into one proceeding. The court subsequently consolidated the three complaints into one proceeding. In March 2004, New Seabury moved for summary judgment to dispose of remaining claims under all three complaints and to obtain a final judgment from the court. Under the initial proposal, New Seabury could potentially build up to 675 residential/hotel units and 80,000 square feet of commercial space. We are currently in settlement negotiations with the Cape Cod Commission but these discussions may not be successful. We cannot predict the effect on the development process if we lose any appeal or if the commission is ultimately successful in asserting jurisdiction over any of the development proposals.

      We have invested and expect to continue to invest in undeveloped land and development properties. We are highly selective in making investments in residential home development. Currently we are reviewing a wide variety of potential developments in New York and Florida.

HOTEL AND RESORT OPERATIONS

  NEW SEABURY

      New Seabury is a resort community overlooking Nantucket Sound and Martha's Vineyard in Cape Cod, Massachusetts. In addition to our residential development at New Seabury, we operate a full-service resort. The property currently includes a golf club with two 18 hole championship golf courses, the Popponesset Inn, a well known casual waterfront dining and wedding facility, a villa rental program, a waterfront freshwater swimming pool, a private beach, a fitness center and a 16 court tennis facility.

      We invested a total of $27 million to acquire our interest in New Seabury and have invested an additional $30 million in improvements to date. We have replaced an outdated clubhouse with a 42,000 square foot state of the art facility which includes indoor and outdoor dining, a clubroom, banquet facilities, conference capability, a pro shop, locker rooms, a snack bar and indoor cart storage. We have constructed a 300,000 gallon per day wastewater treatment plant for resort facilities and future development. We have built a new 2,500 square foot state of the art poolside fitness center. We have reconfigured and reconstructed the Dunes Golf Course. We have invested capital to reconfigure our two championship golf courses and maintain their status as a high-end private facility.

HOTEL AND CASINO OPERATIONS

      Our primary hotel, casino and resort operations consist of our ownership of Stratosphere Casino Hotel & Tower, Arizona Charlie's Decatur and Arizona Charlie's Boulder in Las Vegas, Nevada. Since we acquired the Stratosphere in 1998, we have invested approximately an additional $118 million to among other things build a 1,000-room hotel tower. We acquired Arizona Charlie's Decatur and Arizona Charlie's Boulder from Mr. Icahn and his affiliates for approximately $125.9 million in May 2004. We also own approximately 36.3% of the common stock of the company that owns and operates the Sands Hotel and Casino.

  STRATOSPHERE

      The Stratosphere is situated on approximately 31 acres of land located at the northern end of the Las Vegas Strip. We believe the Stratosphere is one of the most recognized landmarks in Las Vegas. The Stratosphere offers the tallest free-standing observation tower in the United States and, at 1,149 feet, it is the tallest building west of the Mississippi River. The Tower boasts some of the most unique amenities in Las Vegas, including an award-winning 380-seat revolving restaurant with unparalleled views of Las Vegas, known as the Top of the World, and the highest indoor/outdoor observation deck in Las Vegas. The Tower also features the three highest amusement rides in the world, for which we charge a price of $5 to $9 per ride. In Spring 2005, we expect to launch a fourth thrill ride designed to spin passengers in a centrifugal motion at 40-miles per hour over the edge of the Tower. In addition, the Tower has a 175-seat cocktail lounge, a wedding chapel and event space.

      The Stratosphere's casino contains approximately 80,000 square feet of gaming space, with approximately 1,416 slot machines, 50 table games and a 125-seat race and sports book. Eight themed restaurants and four bars, two of which feature live entertainment, are all located adjacent to the casino. These facilities have been designed to enable convenient access to the casino. For the years ended December 31, 2001, 2002 and 2003, approximately 71.0%, 72.4% and 70.0%, respectively, of the Stratosphere's gaming revenue was generated by slot machine play and 26.9%, 26.8% and 27.9%, respectively, by table games. The Stratosphere derives its other gaming revenue from the race and sports book, which primarily serves to attract customers for slot machines and table games.

      The hotel has 2,444 rooms, including 120 suites. The hotel amenities include a 67,000 square foot pool and a recreation area with a new snack and cocktail bar, private cabana and a fitness center with views of the Las Vegas Strip.

      The retail center, located on the second floor of the base building, occupies approximately 110,000 square feet of developed retail space. The retail center contains 43 shops, six of which are food venues, and 13 merchant kiosks. Adjacent to the retail center is the 640-seat showroom that currently offers afternoon and evening shows, which are designed to appeal to the wide spectrum of value-minded visitors who come to Las Vegas. The Stratosphere's entertainment includes American Superstars, a celebrity tribute featuring today's and yesterday's hottest stars, and

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

Viva Las Vegas, Las Vegas' longest-running daytime show now in its twelfth year, featuring singing, dancing, comedy and specialty acts. The retail center also includes a full-service salon. The parking facility accommodates approximately 4,000 cars.

      The Stratosphere utilizes the unique amenities of its Tower to attract visitors. Gaming products, hotel rooms, entertainment and food and beverage products are priced to appeal to the value-conscious middle- market Las Vegas visitor. The Top of the World restaurant, however, caters to higher-end customers. Stratosphere offers competitive payout ratios for its slot machines and video poker machines and competitive odds for its table games and sports book products. Stratosphere offers attractive and often unique table games, including Single Zero Roulette and Ten Times Odds Craps, that provide patrons with odds that are better than the standard odds at other Las Vegas casinos. The Stratosphere participates in our Ultimate Rewards Club which provides members with cash or complimentaries which can be used at the Stratosphere, Arizona Charlie's Decatur or Arizona Charlie's Boulder. Advertising and promotional campaigns are designed to maximize hotel room occupancy, visits to the Tower and attract and retain players on property.

  ARIZONA CHARLIE'S DECATUR

      Arizona Charlie's Decatur opened in April 1988 as a full-service casino and hotel geared toward residents of Las Vegas and surrounding communities. Arizona Charlie's Decatur is located on approximately 17 acres of land four miles west of the Las Vegas Strip in the heavily populated west Las Vegas area. The property is easily accessible from Route 95, a major highway in Las Vegas.

      Arizona Charlie's Decatur contains approximately 52,000 square feet of gaming space with 1,516 slot machines, 14 table games, a 120-seat race and sports book, a 486-seat 24-hour bingo parlor, a 16-seat Keno lounge and a 16-seat poker lounge. Approximately 72% of the slot machines at Arizona Charlie's Decatur are video poker games. Arizona Charlie's Decatur emphasizes video poker because it is popular with local players and generates, as a result, high volumes of play and casino revenue. For the years ended December 31, 2001, 2002 and 2003, approximately 87.9%, 91.3% and 90.7%, respectively, of the property's gaming revenue was generated by slot machine play and 6.7%, 5.7% and 5.0%, respectively, by table games. Arizona Charlie's Decatur derives its other gaming revenue from bingo and the race and sports book, which primarily serve to attract customers for slot machines and table games.

      Arizona Charlie's Decatur currently has 258 rooms, including eight suites. Hotel customers include local residents and their out-of-town guests, as well as those business and leisure travelers who, because of location and cost considerations, choose not to stay on the Las Vegas Strip or at other hotels in Las Vegas.

      Arizona Charlie's Decatur provides complimentary entertainment as a component of its overall customer appeal. The Naughty Ladies Saloon, a 111-seat facility, features a variety of entertainment, including live bands, musician showcase nights and jam sessions. Arizona Charlie's Decatur has focused on the appeal of its entertainment programming in order to retain its customers and increase the play at its casino.

      Arizona Charlie's Decatur markets its hotel and casino primarily to local residents of Las Vegas and the surrounding communities. We believe that the property's pricing and gaming odds make it one of the best values in the gaming industry and that its gaming products, hotel rooms, restaurants and other amenities attract local customers in search of reasonable prices, smaller casinos and more attentive service. Arizona Charlie's Decatur also tailors its selection of slot machines, including many diverse video poker machines, and table games, including double-deck hand-dealt blackjack, to local casino patrons. In addition, the casino features a selection of games that invite personal interaction and which we believe are set for higher payout rates than those at other Las Vegas casinos generally.

  ARIZONA CHARLIE'S BOULDER

      Arizona Charlie's Boulder opened in 1988 as a stand-alone hotel and RV park. The full-service casino opened in May 2000. Arizona Charlie's Boulder is situated on approximately 24 acres of land located on Boulder Highway, in an established retail and residential neighborhood in the eastern metropolitan area of Las Vegas. The property is easily accessible from I-515, the most heavily traveled east/west highway in Las Vegas.

      Arizona Charlie's Boulder contains approximately 41,000 square feet of gaming space with 835 slot machines, 13 table games, a 43-seat race and sports book and a 500-seat 24-hour bingo parlor. Approximately 66% of the slot machines at Arizona Charlie's Boulder are video poker games. Arizona Charlie's Boulder emphasizes video poker because it is popular with local players and generates, as a result, high volumes of play and casino revenue. For the years ended December 31, 2001, 2002 and 2003, approximately 87.2%, 92.9% and 87.2%, respectively, of gaming revenue was generated by slot machine play and 11.4%, 10.4% and 9.2%, respectively, by table games. Arizona Charlie's Boulder derives its other gaming revenue from bingo and the race and sports book, which primarily serve to attract customers for slot machines and table games.

      Arizona Charlie's Boulder currently has 303 rooms, including 219 suites. Hotel customers include local residents and their out-of-town guests, as well as those business and leisure travelers who, because of location and cost considerations, choose not to stay on the Las Vegas Strip or at other hotels in Las Vegas. We recently renovated our hotel room interiors.

      Arizona Charlie's Boulder provides complimentary entertainment as a component of its overall customer appeal. Palace Grand, a 112-seat facility, features live bands at no charge.

      Arizona Charlie's Boulder also has an RV park. With 30- to 70-foot pull through stations and over 200 spaces, it is one of the largest short-term RV parks on the Boulder Strip. The RV park offers a range of services, including laundry facilities, game and exercise rooms, swimming pool, whirlpool and shower facilities, which are included in the nightly, weekly or monthly rates.

      Arizona Charlie's Boulder markets its hotel and casino primarily to residents of Las Vegas and the surrounding communities. We believe that its pricing and gaming odds make it one of the best values in the gaming industry and that its gaming products, hotel rooms, restaurants, and other amenities attract local customers in search of reasonable prices, smaller casinos and more attentive service. Arizona Charlie's Boulder also tailors its selection of slot machines, including many diverse video poker machines, and table games, including double-deck hand-dealt blackjack, to local casino patrons. In addition, the casino features a selection of games that invite personal interaction and which we believe are set for higher payout rates than those at other Las Vegas casinos generally.

  SANDS HOTEL AND CASINO

      We own approximately 3.6 million shares of common stock of GB Holdings, Inc., or GBH. GBH is a holding company of the Sands Hotel and Casino.

      The Sands is located in Atlantic City, New Jersey on approximately 6.1 acres of land one-half block from the Boardwalk at Brighton Park between Indiana Avenue and Dr. Martin Luther King, Jr. Boulevard. The Sands facility currently consists of a casino and simulcasting facility with approximately 79,000 square feet of gaming space, a hotel with 637 rooms, and related amenities.

      On July 22, 2004, GBH, along with its wholly-owned indirect subsidiary, Atlantic Coast Entertainment Holdings, Inc., or Atlantic Holdings, consummated an Exchange Offer in which Atlantic Holdings exchanged its secured notes due September 2008 bearing an interest rate of 3% per annum payable at maturity, for $110 million in 11% secured notes due September 2005 of GB Property Funding, Inc., a wholly-owned subsidiary of GBH. In the Exchange Offer, holders of 60.2% of the outstanding principal amount of the 11% secured notes due September 2005, including the 58.2% held by Mr. Icahn and affiliated companies, exchanged those notes. The 3% notes due September 2008 may be paid in full, at the option of the holders of a majority of their principal amount, with common stock of Atlantic Holdings. The transaction also included the following:

      - The indenture for the 11% secured notes due September 2005 was amended to remove certain provisions and covenants and release the liens on the Sands' assets;

      - The Sands' assets were transferred to a wholly-owned subsidiary of Atlantic Holdings, ACE Gaming, LLC; and

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

      - The 3% notes due September 2008 are secured by a pledge of all of the assets of ACE Gaming, LLC, including the Sands.

    The GBH common stockholders received warrants (that are exercisable following the occurrence of certain events) for 27-1/2% of the common stock of Atlantic Holdings (on a fully diluted basis) outstanding at the date of the issuance of the warrants.

INVESTMENTS

    We also seek to purchase undervalued securities to maximize our returns. Undervalued securities are those which we believe may have greater inherent value than indicated by their then current trading price and may present the opportunity for "activist" bondholders or shareholders to act as catalysts to realize value. The equity securities in which we may invest may include common stocks, preferred stocks and securities convertible into common stocks, as well as warrants to purchase these securities. The debt securities and obligations in which we may invest include bonds, debentures, notes, mortgage-related securities and municipal obligations. Certain of these securities may include lower rated securities which may provide the potential for higher yields and therefore may entail higher risks. In addition, we may engage in various investment techniques, including options and futures transactions, foreign currency transactions and leveraging for either hedging or other purposes.

    The undervalued securities in which we invest may be undervalued due to market inefficiencies, may relate to opportunities in which economic or market trends have not been identified and reflected in market value, or may include complex or not readily followed securities. Less favorable financial reports, lowered credit ratings, revised industry forecasts or sudden legal complications may result in market inefficiencies and undervalued situations. We may determine to establish an ownership position through the purchase of debt or equity securities of such entities and then negotiate for the ownership or effective control of some or all of the underlying equity in such assets.

    As of March 31, 2004, we had investments of approximately $47.6 million in marketable equity and debt securities, including approximately $26.9 million of $110 million principal amount Sands notes and $17.8 million of corporate debt securities.

    In April 2004, we entered into a trade confirmation to purchase approximately $63.5 million principal amount of secured bank indebtedness of a bankrupt company for a purchase price of approximately $54.8 million. The trade settled on April 30, 2004.

    We owned equity and debt securities of Philip Services Corp. In June 2003, Philip announced that it and most of its wholly-owned U.S. subsidiaries filed voluntary petitions under Chapter 11 of the U.S. Bankruptcy Code.

    In 2003, prior to the bankruptcy filing, we determined that it was appropriate to write-off the balance of our investment in Philip common stock by a charge to earnings of approximately $1.0 million.

    We also owned Philip term and payment-in-kind notes in the principal amount of approximately $32.7 million; the cost basis of the notes was approximately $22.1 million. For the second quarter of 2003, we reviewed Philip's financial statements, bankruptcy documents and the prices of recent purchases and sales of the notes and determined this investment to be impaired. Based upon this review, we concluded the fair value of the notes to be approximately $3.3 million; therefore, we recorded a write-down of approximately $18.8 million by a charge to earnings in the second quarter of 2003. In December 2003, we sold to an unaffiliated third party approximately $20 million in principal amount of the notes for approximately $2.6 million recognizing a gain on sale of approximately $0.4 million. Philip emerged from bankruptcy on December 31, 2003 as a private company controlled by an Icahn affiliate. Effective as of December 31, 2003, our remaining interest in the notes was exchanged for approximately 443,000 common shares representing a 4.4% equity interest in the new Philip valued at the carrying value of the debt as of December 31, 2003 of approximately $1.1 million.

    Our real estate lending operations consist of making second mortgage or secured mezzanine loans to developers and existing property owners for the purpose of developing single-family homes, luxury garden apartments or commercial properties. This financing may provide for a contractual rate of interest to be paid as well as providing for a participation in the profits of the development. The security for these loans is a pledge of the developers' ownership interest in the properties and may also include a second mortgage on the property. These loans are subordinate to construction financing and are generally referred to as mezzanine loans. Our mezzanine loans accrue interest at approximately 22% per annum. Bayswater's home building infrastructure and expertise allow us to evaluate financing opportunities relating to residential properties and complete developments when necessary.

    As of March 31, 2004, we had second mortgage and mezzanine loans for approximately $49 million of principal amount, consisting of $31 million, excluding accrued interest, for a Florida condominium development, $11 million, excluding accrued interest, for a New York City hotel with approximately 200 rooms which was completed in November 2003 and $7 million for Ocean Place Resort and Conference Center, located in Long Branch, New Jersey. As of March 31, 2004, accrued interest of approximately $13.9 million has been deferred for financial statement purposes, pending receipt of principal and interest payments. These loans mature at various dates between 2004 and 2006. In addition, we have commitments to fund, under certain conditions, additional loans of approximately $15 million.

    On October 17, 2003, Mr. Icahn, the chairman of our board of directors, repaid the $250 million loan which we made to him on December 27, 2001. We made the two-year $250 million loan to Mr. Icahn, secured by securities consisting of approximately $250 million aggregate market value of our units owned by Icahn and shares of a private company owned by Mr. Icahn, which shares have an aggregate book value of at least $250 million, together with an irrevocable proxy on sufficient additional shares of the private company so that the pledged shares and the shares covered by the proxy equal in excess of 50% of the private company's shares. We returned the collateral on October 17, 2003, the date the loan was repaid. The interest on the loan was payable semi-annually, at a per annum rate equal to the greater of 3.9% and 200 basis points over 90-day LIBOR to be reset each calendar quarter. The applicable rate in 2003 was 3.9% and in 2002 ranged from 3.9% to 4.03%. Interest income of approximately $7.9 million and $9.9 million was earned by us on this loan in 2003 and 2002, respectively. We entered into this transaction to earn interest income on a secured investment. The terms of this transaction were reviewed and approved by our audit committee.

    We conduct our activities in a manner so as not to be deemed an investment company under the Investment Company Act. Generally, this means that we do not intend to invest in securities as our primary business and that no more than 40% of our total assets will be invested in investment securities as such term is defined in the Investment Company Act. In addition, we intend to structure our investments so as to continue to be taxed as a partnership rather than as a corporation under the applicable publicly traded partnership rules of the Internal Revenue Code of 1986, as amended.

OIL AND GAS

    In October 2003, pursuant to a purchase agreement dated as of May 16, 2003, we acquired certain debt and equity securities of National Energy Group, Inc., or NEG, from entities affiliated with Mr. Icahn for an aggregate consideration of approximately $148.1 million plus approximately $6.7 million of accrued interest on the debt securities. The agreement was reviewed and approved by our audit committee which was advised by its independent financial advisor and legal counsel. The securities acquired were $148,637,000 in principal amount of outstanding 10 3/4% senior notes due 2006 of NEG, representing all of NEG's outstanding debt securities, and 5,584,044 shares of common stock of NEG. As a result of the foregoing transaction and the acquisition by us of additional securities of NEG prior to the closing, we beneficially own 50.01% of the outstanding common stock of NEG.

    NEG owns a 50% interest in NEG Holding LLC. The other 50% interest in NEG Holding is held by Gascon Partners, an affiliate of Mr. Icahn, Gascon is the managing member of NEG Holding. NEG Holding owns NEG Operating LLC which is engaged in the business of oil and gas exploration and production with properties located on-shore in Texas, Louisiana, Oklahoma and Arkansas. NEG Operating owns operating oil and gas properties managed by NEG. Under the NEG Holding operating agreement, NEG is to receive guaranteed payments of approximately $47.9 million and a priority distribution of approximately $148.6 million before Gascon receives any distributions. The NEG Holding operating agreement contains a provision that allows Gascon, or its successor, at any time, in its sole discretion, to redeem NEG's membership interest in NEG Holding at a price equal to the fair market value of the interest determined as if NEG Holding had sold all of its assets for fair market values and liquidated. A determination of the fair market value of such assets shall be made by an independent third party jointly engaged by Gascon and NEG. Due to the substantial uncertainty that NEG will receive any distribution

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

above the priority and guaranteed payments amounts, NEG accounts for its investment in NEG Holding as a preferred investment. We consolidate NEG in our financial statements. In accordance with generally accepted accounting principles, assets transferred between entities under common control are accounted for at historical costs similar to a pooling of interests. In August 2003, NEG entered into an agreement to manage TransTexas Gas Corporation, an affiliate of Mr. Icahn, for a fee of $312,500 per month.

REAL ESTATE LEASING ACTIVITIES

    In 2003, 17 leases covering 17 properties and representing approximately $2.2 million in annual rentals expired. Twelve leases originally representing $1.6 million in annual rental income were renewed for $1.4 million in annual rentals. Such renewals are generally for a term of five years. Five properties with annual rental income of $0.6 million were not renewed.

    In 2004, 11 leases covering 11 properties representing approximately $1.8 million in annual rentals are scheduled to expire. Eight leases representing approximately $1.5 million in annual rentals were renewed for approximately $1.5 million. Such renewals are generally for a term of five years. Three properties with annual rentals of approximately $0.3 million have not been renewed.

    By the end of the year 2006, net leases representing approximately 22% of our net annual rentals from our real estate portfolio, or approximately 3.2% of our total revenues for 2003, will be due for renewal, and by the end of the year 2008, net leases representing approximately 31% of our net annual rentals, or approximately 4.6% of our total revenues for 2003, will be due for renewal. In many of these leases, the tenant has an option to renew at the same rents it is currently paying and in many of the leases the tenant also has an option to purchase the property. We believe that tenants acting in their best interests will renew those leases which are at below market rents, and permit leases for properties that are less marketable, either as a result of the condition of the property or its location, or are at above-market rents to expire. We expect that it may be difficult and time consuming to re-lease or sell those properties that existing tenants decline to re-let or purchase and that we may be required to incur expenditures to renovate such properties for new tenants. We also may become responsible for the payment of certain operating expenses, including maintenance, utilities, taxes, insurance and environmental compliance costs associated with such properties which are presently the responsibility of the tenant.

BANKRUPTCIES AND DEFAULTS

    We are aware that 19 of our present and former tenants have been or are currently involved in some type of bankruptcy or reorganization. Under the U.S. Bankruptcy Code, a tenant may assume or reject its unexpired lease. In the event a tenant rejects its lease, the U.S. Bankruptcy Code limits the amount of damages a landlord is permitted to claim in the bankruptcy proceeding as a result of the lease termination. Generally, a claim resulting from a rejection of an unexpired lease is a general unsecured claim. When a tenant rejects a lease, there can be no assurance that we will be able to relet the property at an equivalent rental. As a result of tenant bankruptcies, we have incurred and expect, at least in the near term, to continue to incur certain property expenses and other related costs. Thus far, these costs have consisted largely of legal fees, real estate taxes and property operating expenses. Of our 19 present and former tenants known to be involved in bankruptcy proceedings or reorganization, 14 have rejected their leases, affecting 37 properties, all of which have been vacated. These rejections have had an adverse impact on annual net cash flow, including both the decrease in revenues from lost rents, as well as increased operating expenses.

INSURANCE

    We carry customary insurance for our properties and business segments. However, we do not insure net lease properties where the tenant provides appropriate amounts of insurance. We determine on a property by property basis whether or not to obtain terrorism insurance coverage.

EMPLOYEES

    At December 31, 2003, we had approximately 3,000 full and part-time employees, which number of employees fluctuates due to the seasonal nature of certain of our businesses. Most of the employees are employed by our consolidated subsidiaries. Approximately 1,300 employees of Stratosphere are covered by three collective

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

bargaining agreements. We believe we currently have sufficient staffing to operate effectively our day-to-day business.

COMPETITION

  REAL ESTATE

    Competition in leasing and buying and selling real property remains strong. Many of our tenants have rights to renew at prior rental rates. Our experience is that tenants will renew below market leases and permit leases that are less marketable or at above market rents to expire, making it difficult for us to re-let or sell on favorable terms properties vacated by tenants.

    Competition for the acquisition of approved land for development has intensified and we have not been able to replenish our approved land inventory. Competition for the sale of developed land, houses and condominiums is also strong in certain areas of the country. We compete in these areas with national real estate developers, some of which have greater financial resources than us.

    Competition for investments of the types we intend to pursue has been increasing in recent years, including that from a number of investment funds and REITS that have raised capital for such investments, resulting in, among other things, higher prices for such investments. Such investments have become competitive to source and the increased competition may have an adverse impact on the spreads and our ability to find quality assets at appropriate yields. While we believe our capital base may enable us to gain a competitive advantage over certain other purchasers of real estate by allowing us to respond quickly and make all cash transactions without financing contingencies where appropriate, there can be no assurance that this will be the case.

  HOTEL, CASINO AND RESORT OPERATIONS

    Investments in the gaming and entertainment industries involve significant competitive pressures and political and regulatory considerations. In recent years, there have been many new gaming establishments opened as well as facility expansions, providing increased supply of competitive products and properties in the industry, which may adversely affect our operating margins and investment returns. The casino/hotel industry is highly competitive. Hotels located on or near the Las Vegas Strip compete primarily with other Las Vegas Strip hotels and with a few major hotels in downtown Las Vegas. Stratosphere also competes with a large number of hotels and motels located in and near Las Vegas. Stratosphere's Tower competes with all other forms of entertainment, recreational activities and other attractions in and near Las Vegas and elsewhere. Many of our competitors offer more products than us and have greater name recognition and may have greater resources.

PROPERTIES

    As of December 31, 2003, we owned 128 separate real estate assets, excluding Stratosphere, Bayswater and the Sands. These primarily consist of fee and leasehold interests and, to a limited extent, interests in real estate mortgages in 28 states. Most of these properties are net-leased to single corporate tenants. Approximately 81% of these properties are currently net-leased, 9% are operating properties and 10% are vacant.

    The following table summarizes the type, number per type and average net effective rent per square foot of such properties:

                        NUMBER OF    AVERAGE NET EFFECTIVE
 TYPE OF PROPERTY      PROPERTIES   RENT PER SQUARE FOOT(1)
------------------     ----------   -----------------------
Retail...........           51              $  4.34
Industrial.......           19              $  2.08
Office...........           28              $  7.71
Supermarkets.....           12              $  2.67
Banks............            5              $  3.20
Other............           13                  N/A


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

----------
(1) Based on net-lease rentals.

    The following table summarizes the number of such properties in each region specified below:

                          NUMBER OF
LOCATION OF PROPERTY     PROPERTIES
---------------------    ----------
Southeast............         55
Northeast............         31
South Central........          4
Southwest............          4
North Central........         30
Northwest............          4

    From January 1, 2004 through March 2004, we sold or otherwise disposed of eight properties. In connection with such sales and dispositions, we received an aggregate of approximately $18.7 million in cash, net of closing costs and amounts used to satisfy mortgage indebtedness which encumbered such properties.

    As previously discussed, we are marketing for sale our rental real estate portfolio. As of March 23, 2004, we had 40 properties under conditional sales contracts or letters of intent which are subject to purchaser's due diligence and other closing conditions. Selling prices for these properties total approximately $323 million. The properties are individually encumbered by mortgage debt aggregating approximately $142 million which would have to be paid by us out of the sale proceeds or would be assumed by the purchasers. In accordance with generally accepted accounting principles, only the real estate operating properties under contract or letter of intent, but not the financing lease properties were reclassified to "Properties Held for Sale" and the related income and expense reclassified to "Income from Discontinued Operations."

    For each of the years ended December 31, 2003, 2002, and 2001, no single real estate asset or series of assets leased to the same lessee accounted for more than 10% of our gross revenues. However, as of December 31, 2003, 2002, and 2001, PGEC occupied a property, which represented approximately 14% of the carrying value of our total real estate assets leased to others. PGEC is an electric utility engaged in the generation, purchase, transmission, distribution and sale of electricity. All of PGEC's common stock is owned by Enron Corp. which has filed for bankruptcy under Chapter 11 of the U.S. Bankruptcy Code. PGEC is not included in the filing. In November 2003, Enron agreed to sell PGEC to a newly created company named Oregon Electric Utility Company, LLC. In February 2004, the Bankruptcy Court approved the sale, which will require certain regulatory approvals. We are not aware of any conditions of the sale that will affect PGEC's lease obligation.

    PGEC's property is an office complex consisting of three buildings containing an aggregate of approximately 803,000 square feet on an approximate
2.7 acre parcel of land located in Portland, Oregon. PGEC's property is net-leased to a wholly-owned subsidiary of PGEC through September 30, 2018, with two ten-year and one five-year renewal options. The annual rental is $4.9 million until 2018 and $2.5 million during each renewal option. PGEC has guaranteed the performance of its subsidiary's obligations under the lease. The lessee has an option to purchase PGEC's property in September 2008, 2013 and 2018 at a price equal to the fair market value of PGEC's property determined in accordance with the lease and is required to make a rejectable offer to purchase PGEC's property in September 2018 for a price of $15 million. A rejection of such offer will have no effect on the lease obligations or the renewal and purchase options.

    We own 100% of Stratosphere. Stratosphere owns and operates the Stratosphere Casino Hotel & Tower, located in Las Vegas, Nevada, which is centered around the Stratosphere Tower, the tallest free-standing observation tower in the United States. The hotel and entertainment facility has 2,444 rooms and suites, a 80,000 square foot casino and related amenities.

    As of May 26, 2004, we own Arizona Charlie's Decatur and Arizona Charlie's Boulder. Arizona Charlie's Decatur has 258 hotel rooms and a 52,000 square foot casino and related amenities. Arizona Charlie's Boulder has 303 hotel rooms and a 41,000 square foot casino and related amenities.

    We own, primarily through our Bayswater subsidiary, residential development properties. Bayswater focuses primarily on the acquisition, development, construction and sale of single-family homes, custom-built homes, multi-family

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homes and lots in subdivisions and planned communities and entitling raw subdivisions and planned communities.

    We own a resort property in New Seabury, Massachusetts. In addition to residential development, New Seabury currently includes a golf club with two 18 hole championship golf courses, the Popponesset Inn, a casual waterfront dining and wedding facility, a villa rental program, a waterfront freshwater swimming pool, a private beach, a fitness center and a 16 court tennis facility.

    We own a 36.3% equity interest in GB Holdings, the parent company of the Sands. The Sands, located in Atlantic City, New Jersey, contains 637 rooms and suites, a 79,000 square foot casino and related amenities.

LEGAL PROCEEDINGS

    We are from time to time parties to various legal proceedings arising out of our businesses. We believe, however, that, other than the proceedings discussed below, there are no proceedings pending or threatened against us which, if determined adversely, would have a material adverse effect on our business, financial condition, results of operations or liquidity.

  NEW SEABURY

    In January 2002, the Cape Cod Commission, a Massachusetts regional planning body created in 1989, concluded that our New Seabury development is within its jurisdiction for review and approval. We believe that the proposed residential, commercial and recreational development is in substantial compliance with a special permit issued for the property in 1964 and is therefore exempt from the commission's jurisdiction and that the commission is barred from exercising jurisdiction pursuant to a 1993 settlement agreement between the commission and a prior owner of the New Seabury property.

    In February 2002, New Seabury Properties L.L.C., our subsidiary and owner of the property, filed in Barnstable County Massachusetts Superior Court, a civil complaint appealing the decision by the commission, and a separate civil complaint to find the commission in contempt of the settlement agreement. The court subsequently consolidated the two complaints into one proceeding. In July 2003, New Seabury and the commission filed cross motions for summary judgment.

    Also, in July 2003, in accordance with a court ruling, the commission reconsidered the question of its jurisdiction over the initial development proposal and over a modified development proposal that New Seabury filed in March 2003. The commission concluded that both proposals are within its jurisdiction. In August 2003, New Seabury filed in Barnstable County Massachusetts Superior Court another civil complaint appealing the commission's second decision to find the commission in contempt of the settlement agreement.

    In November 2003, the court ruled in New Seabury's favor on its July 2003 motion for partial summary judgment, finding that the special permit remains valid and that the modified development proposal is in substantial compliance with the special permit and therefore exempt from the commission's jurisdiction; the court has not yet ruled on the initial proposal. Under the modified development proposal, New Seabury could potentially develop up to 278 residential units and 145,000 square feet of commercial space. In February 2004, New Seabury and the commission jointly moved to consolidate the three complaints into one proceeding. The court subsequently consolidated the three complaints into one proceeding. In March 2004, New Seabury moved for summary judgment to dispose of remaining claims under all three complaints and to obtain a final judgment from the court. Under the initial proposal, New Seabury could potentially build up to 675 residential/hotel units and 80,000 square feet of commercial space. We cannot predict the effect on the development process if we lose any appeal or if the commission is ultimately successful in asserting jurisdiction over any of the development proposals.

  STRATOSPHERE

    In December 2001, Tiffiny Decorating Company, a subcontractor to Great Western Drywall, Inc. commenced an action against Stratosphere Corporation, Stratosphere Development, LLC, AREH, Great Western, Nevada Title and Safeco Insurance in the Eighth Judicial District Court of the State of Nevada. The action asserts claims that include

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breach of contract, unjust enrichment and foreclosure of lien. We filed a cross-claim against Great Western in that action. Additionally, Great Western has filed a separate legal action against the Stratosphere parties setting forth the same disputed issues and claiming additional damages. That separate action, has been consolidated with the case brought by Tiffiny.

    The initial complaint brought by Tiffiny asserts that Tiffiny performed certain construction services at the Stratosphere and was not fully paid for those services. Tiffiny claims the sum of approximately $0.5 million against Great Western, the Stratosphere parties and the other defendants, which the Stratosphere parties contend has been paid to Great Western for payment to Tiffiny.

    Great Western is alleging that it is owed payment from the Stratosphere parties for work performed and for delay and disruption damages. Great Western is claiming damages in the sum of approximately $3.9 million plus interest, costs and legal fees from the Stratosphere parties. The amount apparently includes the Tiffiny claim.

    The Stratosphere parties have evaluated the project and have determined that the amount of approximately $1.0 million, of which approximately $0.2 million and $0.4 million were disbursed to Tiffiny and Great Western in 2002, respectively, is properly due and payable to satisfy all claims for the work performed, including the claim by Tiffiny. The remaining amount has been segregated in a separate interest bearing account. The Stratosphere parties intend to vigorously defend the action for claims in excess of approximately $1.0 million.

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                                   REGULATION

RENTAL REAL ESTATE AND REAL ESTATE DEVELOPMENT

  ENVIRONMENTAL MATTERS

    Under various federal, state and local laws, ordinances and regulations, an owner or operator of real property may become liable for the costs of removal or remediation of certain hazardous substances, pollutants and contaminants released on, under or in its property. These laws often impose liability without regard to whether the owner or operator knew of, or was responsible for, the release of such substances. To the extent any such substances are found in or on any property invested in by us, we could be exposed to liability and be required to incur substantial remediation costs. The presence of such substances or the failure to undertake proper remediation may adversely affect the ability to finance, refinance or dispose of such property. We generally conduct a Phase I environmental site assessment on properties in which we are considering investing. A Phase I environmental site assessment involves record review, visual site assessment and personnel interviews, but does not typically include invasive testing procedures such as air, soil or groundwater sampling or other tests performed as part of a Phase II environmental site assessment. Accordingly, there can be no assurance that these assessments will disclose all potential liabilities or that future property uses or conditions or changes in applicable environmental laws and regulations or activities at nearby properties will not result in the creation of environmental liabilities with respect to a property.

    Most of our properties continue to be net-leased to single corporate tenants, and we believe that in most cases these tenants would be responsible for the cost of any environmental conditions existing on the properties they lease. Therefore, such conditions should not have a material adverse effect on the financial statements or our competitive position. Many of the properties acquired by us in connection with our initial acquisition of property in 1987 were not subjected to any type of environmental site assessment at the time of the acquisition. Subsequently, we undertook to have Phase I environmental site assessments completed on most of our properties. We believe that under the terms of our net leases with our tenants, the costs of environmental problems that occur during the tenancy would be the responsibility of such tenants, including compliance with any obligations to perform site remediation activities or to comply with applicable laws and regulations. While most tenants have assumed responsibility for the environmental conditions existing on their leased property, there can be no assurance that we will not be deemed to be a responsible party or that the tenant will bear the cost of remediation. Also, as we acquire more operating properties, our exposure to environmental cleanup costs may increase.

    In some cases, the Phase I environmental site assessments completed on certain properties indicate that they may have environmental conditions that should be further reviewed. We have notified the responsible tenants to attempt to ensure that they cause any required investigation and/or remediation to be performed and most tenants continue to take appropriate action. However, if the tenants fail to perform responsibilities under their leases in respect of such sites, we may be liable for investigation or remediation costs. However, as a limited number of Phase II environmental site assessments have been conducted by us, there can be no accurate estimate of the need for or extent of any required remediation. We are in the process of updating our Phase I environmental site assessments for certain of our environmentally sensitive properties. Approximately 75 updates were completed in 2003. No additional material environmental conditions were discovered.

    We could also become liable for environmental clean-up costs if a bankrupt or insolvent tenant were unable to pay such costs. Environmental problems may also delay or impair our ability to sell, refinance or re-lease particular properties, resulting in decreased income and increased cost to us. While we attempt to sell properties "as is" and transfer any environmental liability to the purchaser, we could incur environmental liability based on our past ownership or operation of divested properties.

  OTHER PROPERTY MATTERS

    Under Title III of the Americans with Disabilities Act of 1990 and its rules, or ADA, in order to protect individuals with disabilities, owners and certain tenants of public accommodations, including hotels, casinos, resorts, offices and shopping centers, must remove architectural and communication barriers which are structural in

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nature from existing places of public accommodation to the extent "readily achievable," as defined in the ADA. In addition, under the ADA, alterations to a place of public accommodation or a commercial facility are to be made so that, to the maximum extent feasible, such altered portions are readily accessible to and usable by disabled individuals.

    Except for certain properties operated by us, we believe that the existing net leases require the tenants of many of our properties to comply with the ADA. If a tenant does not comply with the ADA or rejects its lease in bankruptcy without complying with the ADA, we may ultimately have to bear the expense of complying with the ADA.

    As we acquire more operating properties, we may be required to make expenditures to bring such properties into compliance with the ADA and other applicable laws.

HOTEL AND CASINO OPERATIONS

  NEVADA

  Introduction

    The ownership and operation of casino gaming facilities in the State of Nevada are subject to the Nevada Gaming Control Act and the regulations made under such Act, as well as various local ordinances. The gaming operations of our casinos are subject to the licensing and regulatory control of the Nevada Gaming Commission and the Nevada State Gaming Control Board. Our casinos' operations are also subject to regulation by the Clark County Liquor and Gaming Licensing Board and the City of Las Vegas. These agencies are referred to herein collectively as the Nevada Gaming Authorities.

  Policy Concerns of Gaming Laws

    The laws, regulations and supervisory procedures of the Nevada Gaming Authorities are based upon declarations of public policy. These public policy concerns include, among other things:

    - preventing unsavory or unsuitable persons from being directly or indirectly involved with gaming at any time or in any capacity;

    - establishing and maintaining responsible accounting practices and procedures;

    - maintaining effective controls over the financial practices of licensees, including establishing minimum procedures for internal fiscal affairs, and safeguarding assets and revenue, providing reliable recordkeeping and requiring the filing of periodic reports with the Nevada Gaming Authorities;

    -   preventing cheating and fraudulent practices; and

    - providing a source of state and local revenue through taxation and licensing fees.

    Changes in these laws, regulations and procedures could have significant negative effects on our gaming operations and our financial condition and results of operations.

  Owner and Operator Licensing Requirements

    Our casinos are licensed by the Nevada Gaming Authorities as corporate licensees, which we refer to herein as company licensees. Under their gaming licenses, our casinos are required to pay periodic fees and taxes. The gaming licenses are not transferable.

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    To date, our casino properties, including the properties to be acquired by
ACEP, have obtained all gaming licenses necessary for the operation of their existing gaming operations; however, gaming licenses and related approvals are privileges under Nevada law, and we cannot assure you that any new gaming license or related approvals that may be required in the future will be granted, or that any existing gaming licenses or related approvals will not be limited, conditioned, suspended or revoked or will be renewed.

  Our Registration Requirements

    We have been registered by the Nevada Gaming Commission as a publicly traded corporation, which we refer to herein as a registered company for the purposes of the Nevada Gaming Control Act. API, AREH and Beckton Corporation have been registered by the Nevada Gaming Commission as holding companies. AREH's direct and indirect subsidiaries American Entertainment Properties Corp., or AEP, ACEP and Charlie's Holding, LLC have applied to be registered by the Nevada Gaming Commission as holding companies.

    Periodically, we will be required to submit detailed financial and operating reports to the Nevada Gaming Commission and to provide any other information that the Nevada Gaming Commission may require. Substantially all of our material loans, leases, sales of securities and similar financing transactions must be reported to, or approved by, the Nevada Gaming Commission.

  Individual Licensing Requirements

    No person may become a stockholder or member of, or receive any percentage of the profits of, a non-publicly traded holding or intermediary company or company licensee without first obtaining licenses and approvals from the Nevada Gaming Authorities. The Nevada Gaming Authorities may investigate any individual who has a material relationship to or material involvement with us to determine whether the individual is suitable or should be licensed as a business associate of a gaming licensee. Key employees of a company licensee may also be required to file such applications. The Nevada Gaming Authorities may deny an application for licensing for any cause which they deem reasonable. A finding of suitability is comparable to licensing, and both require submission of detailed personal and financial information followed by a thorough investigation. An applicant for licensing or an applicant for a finding of suitability must pay or must cause to be paid all the costs of the investigation. Changes in licensed positions must be reported to the Nevada Gaming Authorities and, in addition to their authority to deny an application for a finding of suitability or licensing, the Nevada Gaming Authorities have the jurisdiction to disapprove a change in a corporate position.

    If the Nevada Gaming Authorities were to find an officer, director or key employee unsuitable for licensing or unsuitable to continue having a relationship with us, we would have to sever all relationships with that person. In addition, the Nevada Gaming Commission may require us to terminate the employment of any person who refuses to file appropriate applications. Determinations of suitability or questions pertaining to licensing are not subject to judicial review in Nevada.

  Consequences of Violating Gaming Laws

    If the Nevada Gaming Commission decides that we have violated the Nevada Gaming Control Act or any of its regulations, it could limit, condition, suspend or revoke our registrations and gaming licenses. In addition, we and the persons involved could be subject to substantial fines for each separate violation of the Nevada Gaming Control Act, or of the regulations of the Nevada Gaming Commission, at the discretion of the Nevada Gaming Commission. Further, the Nevada Gaming Commission could appoint a supervisor to conduct the operations of our casinos and, under specified circumstances, earnings generated during the supervisor's appointment (except for the reasonable rental value of the premises) could be forfeited to the State of Nevada. Limitation, conditioning or suspension of any of our gaming licenses and the appointment of a supervisor could, and revocation of any gaming license would, have a significant negative effect on our gaming operations.

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  Requirements for Beneficial Securities Holders

    Regardless of the number of shares held, any beneficial holder of our voting securities may be required to file an application, be investigated and have that person's suitability as a beneficial holder of voting securities determined if the Nevada Gaming Commission has reason to believe that the ownership would otherwise be inconsistent with the declared policies of the State of Nevada. If the beneficial holder of the voting securities who must be found suitable is a corporation, partnership, limited partnership, limited liability company or trust, it must submit detailed business and financial information including a list of its beneficial owners. The applicant must pay all costs of the investigation incurred by the Nevada Gaming Authorities in conducting any investigation.

    The Nevada Gaming Control Act requires any person who acquires more than 5% of the voting securities of a registered company to report the acquisition to the Nevada Gaming Commission. The Nevada Gaming Control Act requires beneficial owners of more than 10% of a registered company's voting securities to apply to the Nevada Gaming Commission for a finding of suitability within 30 days after the Chairman of the Nevada State Gaming Control Board mails the written notice requiring such filing. Under certain circumstances, an "institutional investor," as defined in the Nevada Gaming Control Act, which acquires more than 10%, but not more than 15%, of the registered company's voting securities may apply to the Nevada Gaming Commission for a waiver of a finding of suitability if the institutional investor holds the voting securities for investment purposes only. In certain circumstances, an institutional investor that has obtained a waiver can hold up to 19% of a registered company's voting securities for a limited period of time and maintain the waiver. An institutional investor will not be deemed to hold voting securities for investment purposes unless the voting securities were acquired and are held in the ordinary course of business as an institutional investor and not for the purpose of causing, directly or indirectly, the election of a majority of the members of the board at directors of the registered company, a change in the corporate charter, bylaws, management, policies or operations of the registered company, or any of its gaming affiliates, or any other action which the Nevada Gaming Commission finds to be inconsistent with holding the registered company's voting securities for investment purposes only. Activities which are not deemed to be inconsistent with holding voting securities for investment purposes only include:

    -   voting on all matters voted on by stockholders or interest holders;

    - making financial and other inquiries of management of the type normally made by securities analysts for informational purposes and not to cause a change in its management, policies or operations; and

    - other activities that the Nevada Gaming Commission may determine to be consistent with such investment intent.

  Consequences of Being Found Unsuitable

    Any person who fails or refuses to apply for a finding of suitability or a license within 30 days after being ordered to do so by the Nevada Gaming Commission or by the Chairman of the Nevada State Gaming Control Board, or who refuses or fails to pay the investigative costs incurred by the Nevada Gaming Authorities in connection with the investigation of its application, may be found unsuitable. The same restrictions apply to a record owner if the record owner, after request, fails to identify the beneficial owner. Any person found unsuitable and who holds, directly or indirectly, any beneficial ownership of any voting security or debt security of a registered company beyond the period of time as may be prescribed by the Nevada Gaming Commission may be guilty of a criminal offense. We will be subject to disciplinary action if, after we receive notice that a person is unsuitable to hold an equity interest or to have any other relationship with, we:

    -   pay that person any dividend or interest upon any voting securities;

    - allow that person to exercise, directly or indirectly, any voting right held by that person;

    - pay remuneration in any form to that person for services rendered or otherwise; or

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    -   fail to pursue all lawful efforts to require the unsuitable person to relinquish such person's voting securities including, if necessary, the immediate purchase of the voting securities for cash at fair market value.

  Gaming Laws Relating to Securities Ownership

    The Nevada Gaming Commission may, in its discretion, require the holder of any debt or similar securities of a registered company to file applications, be investigated and be found suitable to own the debt or other security of the registered company if the Nevada Gaming Commission has reason to believe that such ownership would otherwise be inconsistent with the declared policies of the State of Nevada. If the Nevada Gaming Commission decides that a person is unsuitable to own the security, then under the Nevada Gaming Control Act, the registered company can be sanctioned, including the loss of its approvals if, without the prior approval of the Nevada Gaming Commission, it:

    - pays to the unsuitable person any dividend, interest or any distribution whatsoever;

    - recognizes any voting right by the unsuitable person in connection with the securities;

    -   pays the unsuitable person remuneration in any form; or

    - makes any payment to the unsuitable person by way of principal, redemption, conversion, exchange, liquidation or similar transaction.

    We are required to maintain a current stock ledger in Nevada which may be examined by the Nevada Gaming Authorities at any time. If any securities are held in trust by an agent or by a nominee, the record holder may be required to disclose the identity of the beneficial owner to the Nevada Gaming Authorities. A failure to make the disclosure may be grounds for finding the record holder unsuitable. We will be required to render maximum assistance in determining the identity of the beneficial owner of any of our voting securities. The Nevada Gaming Commission has the power to require the stock certificates of any registered company to bear a legend indicating that the securities are subject to the Nevada Gaming Control Act and certain subject to restrictions imposed by applicable gaming laws. To date, this requirement has not been imposed on us.

  Approval of Public Offerings

    Neither we nor any of our affiliates may make a public offering of our securities without the prior approval of the Nevada Gaming Commission if the proceeds from the offering are intended to be used to construct, acquire or finance gaming facilities in Nevada, or to retire or extend obligations incurred for those purposes or for similar transactions. Any offer by us to exchange the notes for publicly registered notes will require the review of, and prior approval by, the Nevada Gaming Authorities. The Nevada Commission has granted us prior approval to make public offerings for a period of two years expiring in May 2006, subject to certain conditions ("Shelf Approval"). The Shelf Approval may be rescinded for good cause without prior notice upon the issuance of an interlocutory stop order by the Chairman of the Nevada Board and must be renewed at the end of the two-year approval period. The Shelf Approval applies to any affiliated company wholly owned by us (an "Affiliate"), which is a publicly traded corporation or would thereby become a publicly traded corporation pursuant to a public offering. The Shelf Approval includes approval for Stratosphere Gaming Corp. to guarantee any security issued by, or to hypothecate its assets to secure the payment or performance of any obligations evidenced by a security issued by, us or an Affiliate in a public offering under the Shelf Approval. The Shelf Approval also includes approval for us to place restrictions upon the transfer of, and to enter into agreements not to encumber the equity securities of our subsidiaries licensed or registered in Nevada, as applicable, in conjunction with public offerings made under the Shelf Approval. The Shelf Approval does not constitute a finding, recommendation or approval by the Nevada Commission or the Nevada Board as to the accuracy or adequacy of the prospectus or the investment merits of the securities offered. Any representation to the contrary is unlawful.

  Approval of Changes in Control

    As a registered company, we must obtain prior approval of the Nevada Gaming Commission with respect to a change in control through:

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    -   merger;

    -   consolidation;

    -   stock or asset acquisitions;

    -   management or consulting agreements; or

    - any act or conduct by a person by which the person obtains control of us.

    Entities seeking to acquire control of a registered company must satisfy the Nevada State Gaming Control Board and Nevada Gaming Commission with respect to a variety of stringent standards before assuming control of the registered company. The Nevada Gaming Commission may also require controlling stockholders, officers, directors and other persons having a material relationship or involvement with the entity proposing to acquire control to be investigated and licensed as part of the approval process relating to the transaction.

  Approval of Defensive Tactics

    The Nevada legislature has declared that some corporate acquisitions opposed by management, repurchases of voting securities and corporate defense tactics affecting Nevada gaming licenses or affecting registered companies that are affiliated with the operations permitted by Nevada gaming licenses may be harmful to stable and productive corporate gaming. The Nevada Gaming Commission has established a regulatory scheme to reduce the potentially adverse effects of these business practices upon Nevada's gaming industry and to further Nevada's policy to:

    - assure the financial stability of corporate gaming operators and their affiliates;

    - preserve the beneficial aspects of conducting business in the corporate form; and

    - promote a neutral environment for the orderly governance of corporate affairs.

    As a registered company, we may need to obtain approvals from the Nevada Gaming Commission before we can make exceptional repurchases of voting securities above our current market price and before a corporate acquisition opposed by management can be consummated. The Nevada Gaming Control Act also requires prior approval of a plan of recapitalization proposed by a registered company's board of directors in response to a tender offer made directly to its stockholders for the purpose of acquiring control.

  Fees and Taxes

    License fees and taxes, computed in various ways depending on the type of gaming or activity involved, are payable to the State of Nevada and to the counties and cities in which the licensed subsidiaries respective operations are conducted. Depending upon the particular fee or tax involved, these fees and taxes are payable either monthly, quarterly or annually and are based upon:

    -   a percentage of gross revenues received;

    -   the number of gaming devices operated; or

    -   the number of table games operated.

    Our casinos are also subject to a state payroll tax based on the wages paid to its employees.

  Foreign Gaming Investigations

    Any person who is licensed, required to be licensed, registered, required to be registered, or is under common control with those persons (collectively, "licensees"), and who proposes to become involved in a gaming venture

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outside of Nevada, is required to deposit with the Nevada State Gaming Control
Board, and thereafter maintain, a revolving fund in the amount of $10,000 to pay the expenses of investigation of the Nevada State Gaming Control Board of the licensee's or registrant's participation in such foreign gaming. The revolving fund is subject to increase or decrease in the discretion of the Nevada Gaming Commission. Licensees and registrants are required to comply with the reporting requirements imposed by the Nevada Gaming Control Act. A licensee or registrant is also subject to disciplinary action by the Nevada Gaming Commission if it:

    - knowingly violates any laws of the foreign jurisdiction pertaining to the foreign gaming operation;

    - fails to conduct the foreign gaming operation in accordance with the standards of honesty and integrity required of Nevada gaming operations;

    - engages in any activity or enters into any association that is unsuitable because it poses an unreasonable threat to the control of gaming in Nevada, reflects or tends to reflect, discredit or disrepute upon the State of Nevada or gaming in Nevada, or is contrary to the gaming policies of Nevada;

    - engages in activities or enters into associations that are harmful to the State of Nevada or its ability to collect gaming taxes and fees; or

    - employs, contracts with or associates with a person in the foreign operation who has been denied a license or finding of suitability in Nevada on the ground of unsuitability.

  License for Conduct of Gaming and Sale of Alcoholic Beverages

    The conduct of gaming activities and the service and sale of alcoholic beverages by our casinos are subject to licensing, control and regulation by the Clark County Liquor and Gaming Licensing Board and the City of Las Vegas. In addition to approving our casinos, the Clark County Liquor and Gaming License Board and the City of Las Vegas have the authority to approve all persons owning or controlling the stock of any corporation controlling a gaming license. All licenses are revocable and are not transferable. The county and city agencies have full power to limit, condition, suspend or revoke any license. Any disciplinary action could, and revocation would, have a substantial negative impact upon our operations.

  NEW JERSEY

  Introduction

    Casino gaming is strictly regulated in Atlantic City under the New Jersey Casino Control Act, or NJCCA, and the regulations of the New Jersey Casino Control Commission, or New Jersey Commission, which affect virtually all aspects of the operations of The Sands. The NJCCA and regulations affecting Atlantic City casino licensees concern primarily the financial stability, integrity and character of casino operators, their employees, their debt and equity security holders and others financially interested in casino operations; the nature of casino/hotel facilities; the operation methods (including rules of games and credit granting procedures); and financial and accounting practices used in connection with casino operations. A number of these regulations require practices that are different from those in casinos in Nevada and elsewhere, and some of these regulations result in casino operating costs greater than those in comparable facilities in Nevada and elsewhere. The following is only a summary of the applicable provisions of the NJCCA. It does not purport to be a full description and is qualified in its entirety by reference to the NJCCA and such other applicable laws and regulations.

New Jersey Gaming Regulations

    In general, the NJCCA and the regulations promulgated thereunder contain detailed provisions concerning, among other things:

    -   the granting and renewal of casino licenses;

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    -   the suitability of the approved hotel facility, and the amount of authorized casino space and gaming units permitted therein;

    - the qualification of natural persons and entities related to the casino licensee;

    -   the licensing of certain employees and vendors of casino licensees;

    -   the rules of the games;

    -   the selling and redeeming of gaming chips;

    - the granting and duration of credit and the enforceability of gaming debts;

    - management control procedures, accounting and cash control methods and reports to gaming agencies;

    -   the security standards;

    -   the manufacture and distribution of gaming equipment; and

    - the simulcasting of horse races by casino licensees, advertising, entertainment and alcoholic beverages.

  Casino Control Commission

    The ownership and operation of casino/hotel facilities in Atlantic City are the subject of strict state regulation under the NJCCA. The New Jersey Commission is empowered to regulate a wide spectrum of gaming and non-gaming related activities and to approve the form of ownership and financial structure of not only a casino licensee, but also its entity qualifiers and intermediary and holding companies and any other related entity required to be qualified.

  Casino License

    No casino hotel facility may operate unless the appropriate license and approvals are obtained from the New Jersey Commission, which has broad discretion with regard to the issuance, renewal, revocation and suspension of such licenses and approvals, which are non-transferable. The qualification criteria with respect to the holder of a casino license include its financial stability, integrity and responsibility; the integrity and adequacy of its financial resources which bear any relation to the casino project; its good character, honesty and integrity; and the sufficiency of its business ability and casino experience to establish the likelihood of a successful, efficient casino operation. A plenary license authorizes the operation of a casino with the games authorized in an operation certificate issued by the New Jersey Commission, and the operation certificate may be issued only on a finding that the casino conforms to the requirements of the NJCCA and applicable regulations that the casino is prepared to entertain the public. Under such determination, Atlantic Casino Entertainment, LLC, trading as The Sands Casino Hotel, has been issued a plenary casino license. The plenary license issued to The Sands was renewed by the New Jersey Commission in September 2000 for a period of four years. The Sands has applied for renewal of its casino license for a four-year term through September 2008 and the Commission is scheduled to consider that application on September 29, 2004. The New Jersey Commission may reopen license hearings at any time, and must reopen a licensing hearing at the request of the New Jersey Division of Gaming Enforcement.

    To be considered financially stable, a licensee must demonstrate the following abilities: to pay winning wagers when due; to achieve an annual gross operating profit; to pay all local, state and federal taxes when due; to make necessary capital and maintenance expenditures to insure that it has a superior first-class facility; and to pay, exchange, refinance or extend debts which will mature or become due and payable during the license term.

    In the event a licensee fails to demonstrate financial stability, the New Jersey Commission may take such action as it deems necessary to fulfill the purposes of the NJCCA and protect the public interest, including: issuing conditional licenses, approvals or determinations; establishing an appropriate cure period; imposing reporting

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

requirements; placing restrictions on the transfer of cash or the assumption of liabilities; requiring reasonable reserves or trust accounts; denying licensure; or appointing a conservator. See " -- Conservatorship."

    Pursuant to the NJCCA and the regulations and precedent of the New Jersey Commission, no entity may hold a casino license unless each officer, director, principal employee, person who directly or indirectly holds any beneficial interest or ownership in the licensee, each person who in the opinion of the New Jersey Commission has the ability to control or elect a majority of the board of directors of the licensee (other than a banking or other licensed lending institution which makes a loan or holds a mortgage or other lien acquired in the ordinary course of business) and any lender, underwriter, agent or employee of the licensee or other person whom the New Jersey Commission may consider appropriate, obtains and maintains qualification approval from the New Jersey Commission. Qualification approval means that such person must, but for residence, individually meet the qualification requirements as a casino key employee.

  Control Persons

    Any entity qualifier or intermediary of holding company, such as AREP is required to register with the New Jersey Commission and meet the same basic standards for approval as a casino licensee; provided, however, that the New Jersey Commission, with the concurrence of the Director of the Division of Gaming Enforcement, may waive compliance by a publicly-traded corporate holding company with the requirement that an officer, director, lender, underwriter, agent or employee thereof, or person directly or indirectly holding a beneficial interest or ownership of the securities thereof, individually qualify for approval under casino key employee standards so long as the New Jersey Commission and the Director of the Division of Gaming Enforcement are, and remain, satisfied that such officer, director, lender, underwriter, agent or employee is not significantly involved in the activities of the casino licensee, or that such security holder does not have the ability to control the publicly-traded corporate holding company or elect one or more of its directors. Persons holding 5.0% or more of the equity securities of such holding company are presumed to have the ability to control the company or elect one or more of its directors and will, unless this presumption is rebutted, be required to individually qualify. Equity securities are defined as any voting stock or any security similar to or convertible into or carrying a right to acquire any security having a direct or indirect participation in the profits of the issuer.

  Financial Sources

    The New Jersey Commission may require all financial backers, investors, mortgagees, bond holders and holders of notes or other evidence of indebtedness, either in effect or proposed, which bear any relation to any casino project, including holders of publicly-traded securities of an entity which holds a casino license or is an entity qualifier, subsidiary or holding company of a casino licensee, to qualify as financial sources. In the past, the New Jersey Commission has waived the qualification requirement for holders of less than 15.0% of a series of publicly-traded mortgage bonds so long as the bonds remained widely distributed and freely traded in the public market and the holder had no ability to control the casino licensee. The New Jersey Commission may require holders of less than 15.0% of a series of debt to qualify as financial sources even if not active in the management of the issuer or casino licensee.

  Institutional Investors

    An institutional investor is defined by the NJCCA as any retirement fund administered by a public agency for the exclusive benefit of federal, state or local public employees; any investment company registered under the Investment Company Act of 1940, as amended; any collective investment trust organized by banks under Part Nine of the Rules of the Comptroller of the Currency; any closed end investment trust; any chartered or licensed life insurance company or property and casualty insurance company; any banking and other chartered or licensed lending institution; any investment advisor registered under the Investment Advisers Act of 1940, as amended; and such other persons as the New Jersey Commission may determine for reasons consistent with the policies of the NJCCA.

    An institutional investor may be granted a waiver by the New Jersey Commission from financial source or other qualification requirements applicable to a holder of publicly-traded securities, in the absence of a prima facie showing by the Division of Gaming Enforcement that there is any cause to believe that the holder may be found unqualified, on the basis of New Jersey Commission findings that: (i) its holdings were purchased for investment purposes only and, upon request by the New Jersey Commission, it files a certified statement to the effect that it has no intention of influencing or affecting the affairs of the issuer, the casino licensee or its holding or intermediary companies; provided, however, that the institutional investor will be permitted to vote on matters put to the vote of the outstanding security holders; and (ii) if (x) the securities are debt securities of a casino licensee's holding or intermediary companies or another subsidiary company of the casino licensee's holding or intermediary companies which is related in any way to the financing of the casino licensee and represent either (A) 20.0% or less of the total outstanding debt of the company or (B) 50.0% or less of any issue of outstanding debt of the company, (y) the securities are equity securities and represent less than 10.0% of the equity securities of a casino licensee's holding or intermediary companies or (z) the securities so held exceed such percentages, upon a showing of good cause. There can be no assurance, however, that the New Jersey Commission will make such findings or grant such waiver and, in any event, an institutional investor may be required to produce for the New Jersey Commission or the Antitrust Division of the Department of Justice upon request, any document or information which bears any relation to such debt or equity securities.

  Ownership and Transfer of Securities

    The NJCCA imposes certain restrictions upon the issuance, ownership and transfer of securities of a regulated company and defines the term "security" to include instruments which evidence a direct or indirect beneficial ownership or creditor interest in a regulated company including, but not limited to mortgages, debentures, security agreements, notes and warrants. AREP is deemed to be a regulated company, and instruments evidencing a beneficial ownership or creditor interest therein, including the notes or a partnership interest, are deemed to be the securities of a regulated company.

    If the New Jersey Commission finds that a holder of such securities is not qualified under the NJCCA, it has the right to take any remedial action it may deem appropriate, including the right to force divestiture by such disqualified holder of such securities. In the event that certain disqualified holders fail to divest themselves of such securities, the New Jersey Commission has the power to revoke or suspend the casino license affiliated with the regulated company which issued the securities. If a holder is found unqualified, it is unlawful for the holder (i) to exercise, directly or through any trustee or nominee, any right conferred by such securities or (ii) to receive any dividends or interest upon such securities or any remuneration, in any form, from its affiliated casino licensee for services rendered or otherwise.

    With respect to non-publicly-traded securities, the NJCCA and regulations of the New Jersey Commission require that the corporate charter or partnership agreement of a regulated company establish a right in the New Jersey Commission of prior approval with regard to transfers of securities, shares and other interests and an absolute right in the regulated company to repurchase at the market price or the purchase price, whichever is the lesser, any such security, share or other interest in the event that the New Jersey Commission disapproves a transfer. With respect to publicly-traded securities, such corporate charter or partnership agreement is required to establish that any such securities of the entity are held subject to the condition that if a holder thereof is found to be disqualified by the New Jersey Commission, such holder shall dispose of such securities.

    Under the terms of the indenture governing the notes, if a holder of the notes does not qualify under the NJCCA when required to do so, such holder must dispose of its interest in such securities, and the issuer of such securities may redeem the securities at the lesser of the outstanding amount or fair market value.

  Conservatorship

    If, at any time, it is determined that The Sands, AREP or any other holding company, intermediary company or entity qualifier has violated the NJCCA or that any of such entities cannot meet the qualification requirements of the NJCCA, such entity could be subject to fines or the suspension or revocation of its license or qualification. If a casino license is suspended for a period in excess of 120 days or is revoked, or if the New Jersey Commission fails or refuses to renew such casino license, the New Jersey Commission could appoint a conservator to operate and dispose of such licensee's casino hotel facilities. A conservator would be vested with title to all property of such licensee relating to the casino and the approved hotel subject to valid liens and/or encumbrances. The conservator would be required to act under the direct supervision of the New Jersey Commission and would be charged with the duty of conserving, preserving and, if permitted, continuing the operation of the casino hotel. During the period of the conservatorship, a former or suspended casino licensee is entitled to a fair rate of return out of net earnings, if any, on the property retained by the conservator. The New Jersey Commission may also discontinue any conservatorship action and direct the conservator to take such steps as are necessary to effect an orderly transfer of the property of a former or suspended casino licensee. Such events could result in an event of default under the terms of the indenture governing the notes.

OIL AND GAS

    The oil and gas industry is subject to laws, regulations and other legal requirements enacted or adopted by federal, state and local, as well as foreign, authorities relating to protection of the environment and health and safety matters, including those legal requirements that govern discharges of substances into the air and water, the management and disposal of hazardous substances and wastes, the cleanup of contaminated sites, groundwater quality and availability, plant and wildlife protection, reclamation and restoration of properties after drilling is completed.

    The incurrence of significant environmental compliance or remediation costs by NEG could adversely affect the cash flow available to AREP to service the indebtedness under the notes.

                                   MANAGEMENT

      The following table sets forth certain information as of June 30, 2004 concerning the directors and executive officers of API and American Real Estate Finance Corp.:

           NAME                 AGE                     POSITION
-------------------------      ----   -----------------------------------------
Carl C. Icahn............       68    Chairman of the Board
William A. Leidesdorf....       59    Director
James L. Nelson..........       54    Director
Jack G. Wasserman........       67    Director
Keith A. Meister.........       31    President and Chief Executive Officer
Martin L. Hirsch.........       49    Executive Vice President and Director of
                                      Acquisitions and Development
John P. Saldarelli.......       62    Vice President, Chief Financial Officer,
                                      Secretary and Treasurer

      Carl C. Icahn has been Chairman of the Board of API since November 15, 1990 and Chairman of the Board of American Real Estate Finance Corp. since inception. He is also Chairman of the Board of Directors and a Director of Starfire Holding Corporation (formerly Icahn Holding Corporation), a Delaware corporation, or SHC, and Chairman of the Board and a Director of various of SHC's subsidiaries. SHC is primarily engaged in the business of holding, either directly or through subsidiaries, various businesses and investments and its address is 100 South Bedford Road, Mount Kisco, New York 10549. Mr. Icahn was Chairman of the Board of Directors of ACF Industries, Inc., or ACF, from October 29, 1984 and a Director of ACF from June 29, 1984 until April 30, 2003. Mr. Icahn has been a member of the Executive Committee of ACF Industries, LLC, the successor to ACF, since May 1, 2003. ACF Industries, LLC is a railroad freight and tank car leasing, sales and manufacturing company. He has also been Chairman of the Board of Directors and President of Icahn & Co., Inc. since 1968. Icahn & Co., Inc. is a registered broker-dealer and a member of the National Association of Securities Dealers. ACF and Icahn & Co., Inc. are deemed to be directly or indirectly owned and controlled by Mr. Icahn. In January 2003, Mr. Icahn became Chairman of the Board and a Director of XO Communications Inc., a telecommunications company. Mr. Icahn has been a Director of Cadus Corporation, a firm which holds various biotechnology patents, since 1993. Since October 1998, Mr. Icahn has been the President and a Director of Stratosphere Corporation which operates the Stratosphere Hotel Casino & Tower. Since September 29, 2000, Mr. Icahn has also served as the Chairman of the Board of GB Holdings, Inc., GB Property Funding, Inc. and Greate Bay Hotel & Casino, Inc. which owns and operates the Sands Hotel. Mr. Icahn also has substantial equity interests in and controls various partnerships and corporations that invest in publicly traded securities. Mr. Icahn has been licensed by the New Jersey State Casino Control Commission and the Nevada State Gaming Control Commission.

      William A. Leidesdorf has served as a Director of API since March 26, 1991 and as a Director of American Real Estate Finance Corp. since inception. Mr. Leidesdorf is also a Director of Renco Steel Group, Inc. and its subsidiary, WCI Steel, Inc., a steel producer which filed for Chapter 11 bankruptcy protection in September 2003. Since June 1997, Mr. Leidesdorf has been an owner and a managing director of Renaissance Housing, LLC, a company primarily engaged in acquiring multifamily residential properties. From April 1995 through December 1997, Mr. Leidesdorf acted as an independent real estate investment banker. Since December 29, 2003, Mr. Leidesdorf has served as a Director of American Entertainment Properties Corp. and American Casino & Entertainment Properties Finance Corp. which are our indirect subsidiaries. Mr. Leidesdorf has been licensed by the New Jersey State Casino Control Commission and the Nevada State Gaming Control Commission.

      James L. Nelson has served as a Director of API since June 12, 2001 and as a Director of American Real Estate Finance Corp. since inception. From 1986 until the present, Mr. Nelson has been Chairman and Chief Executive Officer of Eaglescliff Corporation, a specialty investment banking, consulting and wealth management company. From March 1998 through 2003, Mr. Nelson was Chairman and Chief Executive Officer of Orbit Aviation, Inc. a company engaged in the acquisition and completion of Boeing Business Jets for private and corporate clients. From August 1995 until July 1999, he was Chief Executive Officer and Co-Chairman of Orbitex Management, Inc. Mr. Nelson currently serves as a Director of Viskase Corporation, a closely-held supplier for the meat and poultry business, and TransTexas Gas Corporation, a company that is 85% owned by various entities affiliated with Mr. Icahn and managed by National Energy Group, Inc. Until March 2001, he was on the Board of Orbitex Financial

Services Group, a financial services company in the mutual fund sector. Since December 29, 2003, Mr. Nelson has served as a Director of American Entertainment Properties Corp. and American Casino & Entertainment Properties Finance Corp., which are our indirect subsidiaries. Mr. Nelson has been licensed by the New Jersey State Casino Control Commission and the Nevada State Gaming Control Commission.

      Jack G. Wasserman has served as a Director of API since December 3, 1993 and as a Director of American Real Estate Finance Corp. since inception. Mr. Wasserman is an attorney and a member of the Bars of New York, Florida and the District of Columbia. From 1966 until 2001, he was a senior partner of Wasserman, Schneider, Babb & Reed, a New York-based law firm and its predecessors. Since September 2001, Mr. Wasserman has been engaged in the practice of law as a sole practitioner. Mr. Wasserman has been licensed by the New Jersey State Casino Control Commission and the Nevada State Gaming Control Commission and, at the latter's direction, is an independent member and Chairman of the Stratosphere Compliance Committee. Since December 29, 2003, Mr. Wasserman has served as a Director of American Entertainment Properties Corp. and American Casino & Entertainment Properties Finance Corp., which are our indirect subsidiaries. Mr. Wasserman is not a member of the Stratosphere's Board of Directors. Since December 1, 1998, Mr. Wasserman has been a Director of National Energy Group, Inc. which, on December 4, 1998, sought protection under the federal bankruptcy laws. A Plan of Reorganization became effective on August 4, 2000, and a final decree closing the case and settling all matters relating to the bankruptcy proceeding became effective on December 13, 2001. In 2003, National Energy Group, Inc. became our subsidiary. Mr. Wasserman is also a Director of Cadus Corporation, a publicly traded biotechnology company. Affiliates of Mr. Icahn are controlling shareholders of each of these companies. On March 11, 2004, Mr. Wasserman was elected to the Board of Directors of Triarc Companies, Inc. a publicly traded diversified holding company.

      Keith A. Meister has served as President and Chief Executive Officer of API since August 2003 and of American Real Estate Finance Corp. since inception. He also continues to serve as a senior investment analyst of High River Limited Partnership, a company owned and controlled by Mr. Icahn, a position he has held since June 2002. From March 2000 through 2001, Mr. Meister co-founded and served as co-president of J Net Ventures, a venture capital fund focused on investments in information technology and enterprise software businesses. From 1997 through 1999, Mr. Meister served as an investment professional at Northstar Capital Partners, an opportunistic real estate investment partnership. Prior to Northstar, Mr. Meister served as an investment analyst in the investment banking group at Lazard Freres. He also serves on the Boards of Directors of the following companies: XO Communications, Inc., a company that is majority-owned by various entities controlled by Mr. Icahn; TransTexas Gas Corporation, a company that is 85% owned by various entities controlled by Mr. Icahn and managed by National Energy Group, Inc.; and Scientia Corporation, a private health care venture company in which we hold less than a 10% equity interest. Since December 29, 2003, Mr. Meister has served as a Director of American Entertainment Properties Corp. and American Casino & Entertainment Properties Finance Corp., which are our indirect subsidiaries.

      Martin L. Hirsch has served as a Vice President of API since 1991 and of American Real Estate Finance Corp. since inception. Mr. Hirsch focuses on investment, management and disposition of real estate properties and other assets. On March 23, 2000, Mr. Hirsch was elected to serve as Executive Vice President and Director of Acquisitions and Development of API. From January 1986 to January 1991, Mr. Hirsch was a Vice President of Integrated Resources, Inc. where he was involved in the acquisition of commercial real estate properties and asset management. In 1985 and 1986, Mr. Hirsch was a Vice President of Hall Financial Group where he was involved in acquiring and financing commercial and residential properties. Mr. Hirsch has served as a Director of Stratosphere since October 14, 1998. In 1998, Mr. Hirsch was appointed to the Board of Directors of National Energy Group, Inc. Mr. Hirsch has served as a Director of GB Holdings, Inc. and GB Property Funding, Inc. since September 29, 2000 and as a Director of Greate Bay Hotel & Casino, Inc., which owns and operates the Sands Hotel in Atlantic City, NJ, since February 28, 2001.

      John P. Saldarelli has served as Vice President, Secretary and Treasurer of API since March 18, 1991 and as Chief Financial Officer since June 2000 and of American Real Estate Finance Corp. since inception. Mr. Saldarelli was President of Bayswater Realty Brokerage Corp. from June 1987 until November 19, 1993, and Vice President of Bayswater Realty & Capital Corp. from September 1979 until April 15, 1993. Mr. Saldarelli has served as a Director of Stratosphere since October 14, 1998. Since February 28, 2001, Mr. Saldarelli has served as a Director of GB Holdings, Inc., GB Property Funding, Inc. and Greate Bay Hotel & Casino, Inc., which owns and operates the Sands Hotel in Atlantic City, NJ.

      James L. Nelson, William A. Leidesdorf and Jack G. Wasserman are on our audit committee. We believe that the audit committee members are "independent" as defined in the currently applicable listing standards of the New York Stock Exchange.

      James L. Nelson, William A. Leidesdorf and Carl C. Icahn are on our compensation committee.

      Each executive officer and director will hold office until our next annual meeting and until his or her successor is elected and qualified. Directors who are also audit committee members received quarterly fees of $6,250 in 2003 (increased to $7,500 in 2004) and may receive additional compensation for special committee assignments. In 2003, Messrs. Leidesdorf, Nelson and Wasserman received audit and special committee fees of $34,120, $44,040 and $54,130, respectively.

      Each of our executive officers may perform services for our other affiliates which are reimbursed to us. However, Mr. Meister is paid by us a base salary for the 50% of his time which is spent on our business and he is compensated by affiliates of Mr. Icahn for the time he spends on their business. His compensation from such affiliates includes an equivalent amount of base salary. He may also receive a bonus from such affiliates.

      There are no family relationships between or among any of our directors and/or executive officers.

      On January 5, 2001, Reliance Group Holdings, Inc. commenced an action in the United States District Court for the Southern District of New York against Carl C. Icahn, Icahn Associates Corp. and High River alleging that High River's tender offer for Reliance 9% senior notes violated Section 14(e) of the Securities Exchange Act of 1934. Reliance sought a temporary restraining order and preliminary and permanent injunctive relief to prevent defendants from purchasing the notes. The court initially imposed a temporary restraining order. Defendants then supplemented the tender offer disclosures. The court conducted a hearing on the disclosures and other matters raised by Reliance. The court then denied Reliance's motion for a preliminary injunction and ordered dissolution of the temporary restraining order following dissemination of the supplement. Reliance took an immediate appeal to the United States Court of Appeals for the Second Circuit and sought a stay to restrain defendants from purchasing notes during the pendency of the appeal. On January 30, 2001, the Court of Appeals denied plaintiffs' stay application. On January 30, Reliance also sought a further temporary restraining order from the District Court. The court considered the matter and reimposed its original restraint until noon the next day, at which time the restraint against Mr. Icahn and his affiliates was dissolved. On March 22, 2001, the Court of Appeals ruled in favor of Mr. Icahn by affirming the judgment of the District Court.

      If distributions, which are payable in kind, are not made to the holders of preferred units on any two payment dates, which need not be consecutive, the holders of more than 50% of all outstanding preferred units, including API and its affiliates, voting as a class, will be entitled to appoint two nominees for our Board of Directors. Holders of preferred units owning at least 10% of all outstanding preferred units, including API and its affiliates to the extent that they are holders of preferred units, may call a meeting of the holders of preferred units to elect such nominees. Once elected, the nominees will be appointed to our Board of Directors by Mr. Icahn. As directors, the nominees will, in addition to their other duties as directors, be specifically charged with reviewing all future distributions to the holders of our preferred units. Such additional directors shall serve until the full distributions accumulated on all outstanding preferred units have been declared and paid or set apart for payment. If and when all accumulated distributions on the preferred units have been declared and paid or set aside for payment in full, the holders of preferred units shall be divested of the special voting rights provided by the failure to pay such distributions, subject to revesting in the event of each and every subsequent default. Upon termination of such special voting rights attributable to all holders of preferred units with respect to payment of distributions, the term of office of each director nominated by the holders of preferred units pursuant to such special voting rights shall terminate and the number of directors constituting the entire Board of Directors shall be reduced by the number of directors designated by the preferred units. The holders of the preferred units have no other rights to participate in our management and are not entitled to vote on any matters submitted to a vote of the holders of depositary units.

EXECUTIVE COMPENSATION(1)

      The following table sets forth information in respect of the compensation of our Chief Executive Officer and each of our other most highly compensated executive officers for services in all capacities to us for the fiscal years ended December 31, 2003, 2002 and 2001.

                         SUMMARY COMPENSATION TABLE (2)

                                                                                        ANNUAL
                                                                                     COMPENSATION
NAME AND PRINCIPAL POSITION                                                       YEAR      SALARY($)
---------------------------                                                       ----      ---------
Keith A. Meister(3)........................................................       2003        73,150
 President and Chief Executive Officer

Albo J. Antenucci, Jr.(3)..................................................       2003       327,663
 President and Chief Executive Officer                                            2002       349,442
                                                                                  2001       323,750

Martin L. Hirsch(3)........................................................       2003       319,923
 Executive Vice President and Director of Acquisitions and Development            2002       255,500
                                                                                  2001       255,000

John P. Saldarelli(3)......................................................       2003       200,200
 Vice President, Chief Financial Officer, Secretary and Treasurer                 2002       190,400
                                                                                  2001       182,000

----------

(1) Pursuant to applicable regulations, certain columns of the Summary Compensation Table and each of the remaining tables have been omitted, as there has been no compensation awarded to, earned by or paid to any of the named executive officers by us or by API, which was subsequently reimbursed by us, required to be reported in those columns or tables.

(2) Mr. Icahn, the Chairman of the Board, received no compensation for the periods indicated. In addition, other than Albo J. Antenucci, Jr., Martin L. Hirsch and John P. Saldarelli, no other executive officer received compensation in excess of $100,000 from us for the applicable period.

(3) On August 18, 2003, Keith A. Meister was elected President and Chief Executive Officer. On August 15, 2003, Albo J. Antenucci, Jr. resigned as President and Chief Executive Officer of API. Mr. Antenucci will continue as a part time consultant to us through May 2004. Messrs. Saldarelli and Hirsch devote all of their time to the performance of services for us and our investments. Mr. Meister devotes approximately 50% of his time to the performance of services for us. The directors of API devote only a portion of their time to performance of service for us. In February 1993, we adopted a 401(k) plan pursuant to which we will make a matching contribution to an employee's individual plan account in the amount of one-third (1/3) of the first six (6%) percent of gross salary contributed by the employee.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

    As of March 31, 2004, affiliates of Mr. Icahn, including High Coast Limited Partnership, a Delaware limited partnership, owned 39,896,836 depositary units, or approximately 86.5% of the outstanding depositary units, and 8,477,139 preferred units, or approximately 86.5% of the outstanding preferred units. In light of this ownership position, the Board of Directors has determined that we are a "controlled company" for the purposes of the New York Stock Exchange's listing standards and are, therefore, not required to have a majority of independent directors or to have compensation and nominating committees consisting entirely of independent directors. API's Board of Directors presently consists of a majority of independent directors and the audit committee consists entirely of independent directors.

    The affirmative vote of unitholders holding more than 75% of the total number of all depositary units then outstanding, including depositary units held by API and its affiliates, is required to remove API. Thus, since Mr. Icahn, through affiliates, holds approximately 86.5% of the depositary units outstanding, API will not be able to be removed pursuant to the terms of our partnership agreement without Mr. Icahn's consent. Moreover, under the partnership agreement, the affirmative vote of API and unitholders owning more than 50% of the total number of all outstanding depositary units then held by unitholders, including affiliates of Mr. Icahn, is required to approve, among other things, selling or otherwise disposing of all or substantially all of our assets in a single sale or in a related series of multiple sales, our dissolution or electing to continue our partnership in certain instances, electing a successor general partner, making certain amendments to the partnership agreement or causing us, in our capacity as sole limited partner of AREH, to consent to certain proposals submitted for the approval of the limited partners of AREH. Accordingly, as affiliates of Mr. Icahn hold in excess of 50% of the depositary units outstanding, Mr. Icahn, through affiliates, will have effective control over such approval rights.

    The following table provides information, as of March 1, 2004, as to the beneficial ownership of our depositary units and preferred units for each director of API, and all directors and executive officers of API as a group.

                                                                        BENEFICIAL                  BENEFICIAL
                                                                        OWNERSHIP                  OWNERSHIP OF   PERCENT
                                                                      OF DEPOSITARY     PERCENT     PREFERRED        OF
NAME OF BENEFICIAL OWNER                                                  UNITS         OF CLASS      UNITS        CLASS
------------------------                                                  -----         --------      -----        -----
Carl C. Icahn(1)..............................................            39,896,836      86.5%      8,477,139      86.5%
All directors and executive officers as a group (7 persons)...            39,896,836      86.5%      8,477,139      86.5%

----------

(1) Carl C. Icahn, through affiliates, is the beneficial owner of the 39,896,836 depositary units set forth above and may also be deemed to be the beneficial owner of the 700 depositary units owned of record by API Nominee Corp., which in accordance with state law are in the process of being turned over to the relevant state authorities as unclaimed property; however, Mr. Icahn disclaims such beneficial ownership. The foregoing is exclusive of a 1.99% ownership interest which API holds by virtue of its 1% general partner interest in each of us and AREH. Furthermore, pursuant to a registration rights agreement entered into by affiliates of Mr. Icahn, we have agreed to pay any expenses incurred in connection with two demand and unlimited piggy-back registrations requested by affiliates of Mr. Icahn.

    Mr. Icahn, through certain affiliates, currently owns 100% of API and over 86% of our outstanding depositary units and preferred units. Applicable pension and tax laws make each member of a "controlled group" of entities, generally defined as entities in which there is at least an 80% common ownership interest, jointly and severally liable for certain pension plan obligations of any member of the controlled group. These pension obligations include ongoing contributions to fund the plan, as well as liability for any unfunded liabilities that may exist at the time the plan is terminated. In addition, the failure to pay these pension obligations when due may result in the creation of liens in favor of the pension plan or the Pension Benefit Guaranty Corporation, or PBGC, against the assets of each member of the controlled group.

    As a result of the more than 80% ownership interest in us by Mr. Icahn's affiliates, we are subject to the pension liabilities of all entities in which Mr. Icahn has a direct or indirect ownership interest of at least 80%. One such entity ACF, is the sponsor of several pension plans that are underfunded by a total of approximately $28 million on an ongoing actuarial basis and $131 million if those plans were terminated, as most recently reported for the 2003 plan year by the plans' actuaries. These liabilities could increase or decrease, depending on a number of factors, including future changes in promised benefits, investment returns, and the assumptions used to calculate the liability. As a member of the ACF controlled group, we would be liable for any failure of ACF to make ongoing pension contributions or to pay the unfunded liabilities upon a termination of the ACF pension plans. In addition, other entities now or in the future within the controlled group that include us may have pension plan obligations that are, or may become, underfunded and we would be liable for any failure of such entities to make ongoing pension contributions or to pay the unfunded liabilities upon a termination of such plans.

    The current underfunded status of the ACF pension plans requires ACF to notify the PBGC of certain "reportable events," such as if we cease to be a member of the ACF controlled group, or if we make certain extraordinary dividends or stock redemptions. This reporting obligation could cause us to seek to delay or reconsider the occurrence of such reportable events.

    Starfire, which is 100% owned by Mr. Icahn, has undertaken to indemnify us and our subsidiaries from losses resulting from any imposition of pension funding or termination liabilities that may be imposed on us and our

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subsidiaries or our assets as a result of being a member of the Icahn controlled group. The Starfire indemnity provides, among other things, that so long as such contingent liabilities exist and could be imposed on us, Starfire will not make any distributions to its stockholders that would reduce its net worth to below $250 million.

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

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

RELATED TRANSACTIONS WITH THE GENERAL PARTNER AND ITS AFFILIATES

    On October 17, 2003, Carl C. Icahn, Chairman of the Board of API, repaid the $250 million loan which had been made to him on December 27, 2001. We made the two-year $250 million loan to Mr. Icahn, secured by securities consisting of approximately $250 million aggregate market value of our units owned by Mr. Icahn and shares of a private company owned by Mr. Icahn. The shares of the private company had an aggregate book value of at least $250 million. In connection with the pledge, we also received an irrevocable proxy on sufficient additional shares of the private company so that the pledged shares and the shares covered by the proxy equaled in excess of 50% of the private company's shares. We returned the collateral on October 17, 2003, the date the loan was repaid. The interest on the loan was payable semi-annually, at a per annum rate equal to the greater of 3.9% and 200 basis points over 90-day LIBOR to be reset each calendar quarter. The applicable rate in 2003 was 3.9% and in 2002 ranged from 3.9% to 4.03%. Interest income of approximately $7.9 million and $9.9 million was earned on this loan in 2003 and 2002, respectively. We entered into this transaction to earn interest income on a secured investment.

    In October 2003, pursuant to a purchase agreement dated as of May 16, 2003, we acquired certain debt and equity securities of NEG from entities affiliated with Mr. Icahn for an aggregate consideration of approximately $148.1 million plus approximately $6.7 million of accrued interest on the debt securities. The agreement was reviewed and approved by our audit committee who were advised by its independent financial advisor and legal counsel. The securities acquired were approximately $148.6 million in principal amount of outstanding 10 3/4% Senior Notes due 2006 of NEG, representing all of NEG's outstanding debt securities, and approximately 5.6 million shares of common stock of NEG. As a result of the foregoing transaction and our acquisition of additional securities of NEG prior to the closing, we own 50.01% of the outstanding common stock of NEG.

    NEG owns a 50% interest in NEG Holding LLC. The other 50% interest in NEG Holding is held by Gascon Partners, an affiliate of Mr. Icahn. Gascon is the managing member of NEG Holding. NEG Holding owns NEG Operating LLC which is engaged in the business of oil and gas exploration and production with properties located on-shore in Texas, Louisiana, Oklahoma and Arkansas. NEG Operating owns operating oil and gas properties managed by NEG. Under the NEG Holding operating agreement, NEG is to receive guaranteed payments of approximately $47.9 million and a priority distribution of approximately $148.6 million before Gascon receives any distributions. The NEG Holding operating agreement contains a provision that allows Gascon, or its successor, at any time, in its sole discretion, to redeem NEG's membership interest in NEG Holding at a price equal to the fair market value of the interest determined as if NEG Holding had sold all of its assets for fair market value and liquidated. A determination of the fair market value of such assets shall be made by an independent third party jointly engaged by Gascon and NEG. NEG entered into an agreement to manage TransTexas Gas Corporation, an affiliate of Mr. Icahn, for a fee of $312,500 per month.

    On January 5, 2004, ACEP, our wholly-owned subsidiary, entered into an agreement to acquire two Las Vegas casino/hotels, Arizona Charlie's Decatur and Arizona Charlie's Boulder from Mr. Icahn and an entity affiliated with Mr. Icahn, for aggregate consideration of $125.9 million. The closing of the acquisition occurred on May 26, 2004. The terms of the transactions were approved by our audit committee, who received an opinion from its financial advisor as to the fairness of the consideration to be paid from a financial point of view. On May 26, 2004, AREH transferred 100% of the common stock of Stratosphere Corporation to ACEP. As a result, following the acquisition and contribution, ACEP owns and operates three gaming and entertainment properties in the Las Vegas metropolitan area.

    Mr. Icahn, in his capacity as majority unitholder, will not receive any additional benefit with respect to distributions and allocations of profits and losses not shared on a pro rata basis by all other unitholders. In addition, Mr. Icahn has confirmed to us that neither he nor any of his affiliates will receive any fees from us in consideration for services rendered in connection with non-real estate related investments by us. We may determine to make investments in which Mr. Icahn or his affiliates have independent investments in such assets. We may enter into other transactions with API and its affiliates, including, without limitation, buying and selling assets from or to API or its affiliates and participating in joint venture investments in assets with API or its affiliates, whether real estate or non-real estate related, provided the terms of all such transactions are fair and reasonable to us. Furthermore, it should be noted that our partnership agreement provides that API and its affiliates are permitted to have other

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business interests and may engage in other business ventures of any nature whatsoever, and may compete directly or indirectly with our business. Mr. Icahn and his affiliates currently invest in and perform investment management services with respect to assets that may be similar to those we may invest in and intend to continue to do so; pursuant to the partnership agreement, however, we shall not have any right to participate therein or receive or share in any income or profits derived therefrom.

    For the years ended December 31, 2003 and 2002, we made no payments with respect to the depositary units owned by API. However, in 2003 and 2002, API was allocated approximately $1.2 million and approximately $1.3 million, respectively, of our net earnings (exclusive of the earnings of NEG allocated to API prior to the acquisition of NEG) as a result of its 1.99% general partner interest in us.

    On March 31, 2003, Mr. Icahn received 403,673 preferred units as part of our scheduled annual preferred unit distribution and received an additional 423,856 preferred units on March 31, 2004 as part of such scheduled annual preferred unit distribution.

    In 1997, we entered into a license agreement for a portion of office space from an affiliate of API. The license agreement dated as of February 1, 1997 expires May 22, 2004 unless sooner terminated in accordance with the agreement. Pursuant to the license agreement, we have the non-exclusive use of approximately 2,275 square feet for which we pay monthly rent of $11,185 plus 10.77% of certain "additional rent." For the three months ended March 31, 2004 and the years ended December 31, 2003, 2002 and 2001, we paid an affiliate of API approximately $39,000, $159,000, $153,000 and $147,000, respectively, of rent in connection with this licensing agreement. The terms of such license agreement were reviewed and approved by our audit committee.

    For the three months ended March 31, 2004 and the years ended December 31, 2003, 2002 and 2001, Stratosphere billed affiliates of API approximately $0.8 million, $3.0 million, $1.7 million and $1.3 million, respectively, for administrative services performed by Stratosphere personnel. For the years ended December 31, 2003, 2002 and 2001, Stratosphere also received hotel revenue of $3,000, $123,000 and $600,000, respectively, in connection with a tour and travel agreement entered into with an affiliate of API. Stratosphere also received approximately $101,000 in hotel and food revenue from an affiliate of API in the year ended December 31, 2003 in connection with a conference held at Stratosphere.

    For the three months ended March 31, 2004 and the year ended December 31, 2003, we paid approximately $39,000 and $81,000 to an affiliate of API for telecommunication services.

    NEG received management fees from an affiliate of approximately $2.6 million and $1.9 million in the three months ended March 31, 2004 and 2003 (unaudited), respectively, and $7,967,000, $7,637,000 and $2,699,000 in the years ended December 31, 2003, 2002 and 2001.

PROPERTY MANAGEMENT AND OTHER RELATED TRANSACTIONS

    API and its affiliates may receive fees in connection with the acquisition, sale, financing, development, construction, marketing and management of new properties acquired by us. As development and other new properties are acquired, developed, constructed, operated, leased and financed, API or its affiliates may perform acquisition functions, including the review, verification and analysis of data and documentation with respect to potential acquisitions, and perform development and construction oversight and other land development services, property management and leasing services, either on a day-to-day basis or on an asset management basis, and may perform other services and be entitled to fees and reimbursement of expenses relating thereto, provided the terms of such transactions are fair and reasonable to us in accordance with our partnership agreement and customary to the industry. It is not possible to state precisely what role, if any, API or any of its affiliates may have in the acquisition, development or management of any new investments. Consequently, it is not possible to state the amount of the income, fees or commissions API or its affiliates might be paid in connection therewith since the amount thereof is dependent upon the specific circumstances of each investment, including the nature of the services provided, the location of the investment and the amount customarily paid in such locality for such services. Subject to the specific circumstances surrounding each transaction and the overall fairness and reasonableness thereof to us, the fees charged by API and its affiliates for the services described below generally will be within the ranges set forth below:

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    -   Property Management and Asset Management Services. To the extent that we acquire any properties requiring active management (e.g., operating properties that are not net-leased) or asset management services, including on site services, we may enter into management or other arrangements with API or its affiliates. Generally, it is contemplated that under property management arrangements, the entity managing the property would receive a property management fee (generally 3% to 6% of gross rentals for direct management, depending upon the location) and under asset management arrangements, the entity managing the asset would receive an asset management fee (generally .5% to 1% of the appraised value of the asset for asset management services, depending upon the location) in payment for its services and reimbursement for costs incurred.

    - Brokerage and Leasing Commissions. We also may pay affiliates of API real estate brokerage and leasing commissions (which generally may range from 2% to 6% of the purchase price or rentals depending on location; this range may be somewhat higher for problem properties or lesser-valued properties).

    - Lending Arrangements. API or its affiliates may lend money to, or arrange loans for, us. Fees payable to API or its affiliates in connection with such activities include mortgage brokerage fees (generally .5% to 3% of the loan amount), mortgage origination fees (generally .5% to 1.5% of the loan amount) and loan servicing fees (generally .10% to .12% of the loan amount), as well as interest on any amounts loaned by API or its affiliates to us.

    - Development and Construction Services. API or its affiliates may also receive fees for development services, generally 1% to 4% of development costs, and general contracting services or construction management services, generally 4% to 6% of construction costs.

    We may also enter into other transactions with API and its affiliates, including, without limitation, buying and selling properties and borrowing and lending funds from or to API or its affiliates, joint venture developments and issuing securities to API or its affiliates in exchange for, among other things, assets that they now own or may acquire in the future, provided the terms of such transactions are fair and reasonable to us. API is also entitled to reimbursement by us for all allocable direct and indirect overhead expenses, including, but not limited to, salaries and rent, incurred in connection with the conduct of our business.

    In addition, our employees may, from time to time, provide services to affiliates of API, with us being reimbursed therefor. Reimbursement to us by such affiliates in respect of such services is subject to review and approval by our audit committee. In 2003 and 2002, we received approximately $68,000 and $47,000, respectively, for such services. Also, an affiliate of API provided certain administrative services to us in the amount of approximately $78,000, $77,000 and $73,000 in the years ended December 31, 2003, 2002 and 2001, respectively.

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                      DESCRIPTION OF PREFERRED UNITS AND OF
                   CERTAIN INDEBTEDNESS AND OTHER OBLIGATIONS

PREFERRED UNITS

    Each preferred unit has a liquidation preference of $10.00 and entitles the holder to receive distributions, payable solely in additional preferred units, at the rate of $.50 per preferred unit per annum (which is equal to a rate of 5% of the liquidation preference of the unit), payable annually on March 31 of each year, each referred to as a payment date. On any payment date, commencing with March 31, 2000, we, with the approval of our audit committee, may opt to redeem all, but not less than all, of the preferred units for a price, payable either in all cash or by issuance of additional depositary units, equal to the liquidation preference of the preferred units, plus any accrued but unpaid distributions thereon. On March 31, 2010, we must redeem all, but not less than all, of the preferred units on the same terms as any optional redemption. As of March 31, 2004, there were 10,286,264 preferred units outstanding, including 489,657 units issued on March 12, 2004 as a dividend on the previously outstanding preferred units.

    In March 2004, we increased the number of authorized preferred units to 10,400,000.

AMERICAN CASINO & ENTERTAINMENT PROPERTIES LLC 7.85% SENIOR SECURED NOTES DUE
2012

    In January 2004, our subsidiary, ACEP, and its subsidiary American Casino & Entertainment Finance Corp. consummated the offering of senior secured notes due 2012. The notes, in the aggregate principal amount of $215 million, bear interest at the rate of 7.85% per annum. The notes are guaranteed by the subsidiaries of ACEP and the notes and guarantees are secured by a second-priority security interest, subject to certain customary exceptions, in substantially all of ACEP's and the guarantors' assets, including the capital stock or other equity interests of the subsidiaries that own the Stratosphere, Arizona Charlie's Decatur and Arizona Charlie's Boulder.

    The notes restrict the ability of ACEP, subject to certain exceptions, to incur additional debt; pay dividends and make contributions; make certain investments; repurchase stock; create liens; enter into transactions with affiliates; enter into sale and leaseback transactions; merge or consolidate; and transfer, lease or sell assets. The restrictions, among other things, limit dividends, distributions and other transfers by ACEP and its subsidiaries to us, as well as loans and other transactions between us and ACEP and its subsidiaries.

AMERICAN CASINO & ENTERTAINMENT PROPERTIES LLC BANK CREDIT FACILITY

    In January 2004, in connection with the $215 million senior secured note offering, a syndicate of lenders provided a non-amortizing $20.0 million revolving credit facility to ACEP. The commitments are available to ACEP and its subsidiaries in the form of revolving loans, and include a letter of credit facility (subject to a $10.0 million sublimit). Loans made under the senior secured revolving credit facility will mature and the commitments under them will terminate on January 29, 2008.

    The senior secured revolving credit facility is jointly, severally and unconditionally guaranteed by the subsidiaries of ACEP that also guarantee the notes. This indebtedness is ACEP's and the guarantors' senior secured debt and ranks equally with all of ACEP's and the guarantors' existing and future senior secured debt. However, the senior secured revolving credit facility and the guarantees in respect thereof are secured by a first-priority security interest in the note collateral, while the notes issued by ACEP are secured by a second-priority security interest in the note collateral.

    The loans under the senior secured revolving credit facility will bear interest, at ACEP's option, at a rate per annum equal to (a) a LIBOR rate plus a spread payable monthly, bi-monthly or quarterly, or (b) a base rate plus a spread, payable quarterly. ACEP will pay administration fees, commitment fees, letter of credit fees and certain expenses and provide certain indemnities that are customary for a financing of this type.

    The senior secured revolving credit facility contains customary affirmative covenants. The negative covenants are similar to those contained in the indenture with respect to ACEP's notes. However, certain of those covenants are more restrictive than those contained in the indenture, including certain financial covenants with which ACEP must comply on an ongoing basis and limitations on liens.

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MORTGAGE LOANS

    Properties owned by AREP and its subsidiaries are subject to mortgages in an aggregate principal amount of approximately $179 million as of March 31, 2004. Maturities of the mortgage loans range from October 2007 through December 31, 2018. Contractual future principal payments are as follows: 2004, $4.5 million; 2005, $6.7 million; 2006, $7.4 million; 2007, $14.2 million; 2008, $58.8 million; 2009-2013, $66.9 million; and 2014-2018, $20.5 million. The mortgages relate to our rental real estate portfolio, which we are offering for sale, and we will pay mortgages with respect to properties that we sell from the related sale proceeds or the mortgages will be assumed by the purchasers. All mortgages are non-recourse to us and AREH, except for indemnification obligations customary for non-recourse financing. Interest rates range from 5.630% per annum to 8.430% per annum.

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                              DESCRIPTION OF NOTES

GENERAL

    You can find the definitions of certain terms used in this description under the subheading "Certain Definitions." In this description, the word "AREP" refers only to American Real Estate Partners, L.P., the words "AREP Finance" refer only to American Real Estate Finance Corp., the word "AREH" refers only to American Real Estate Holdings Limited Partnership, and the word "API" refers only to American Property Investors, Inc. and not to any of their respective Subsidiaries. For the avoidance of doubt, AREH will be deemed to be a Subsidiary of AREP for so long as AREH remains a Guarantor. The term "Issuers" refers to AREP and AREP Finance, collectively.

    The issuers issued the notes under an indenture among the issuers, AREH and Wilmington Trust Company, as trustee, in a private transaction that was not subject to the registration requirements under the Securities Act. See "Notice to Investors." The terms of the notes include those stated in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939.

    The following description is a summary of the material provisions of the indenture and the registration rights agreement. It does not restate those agreements in their entirety. We urge you to read the indenture and the registration rights agreement because they, and not this description, define your rights as holders of the notes. Copies of the indenture and the registration rights agreement are available as set forth below under " -- Additional Information." Certain defined terms used in this description but not defined below under " -- Certain Definitions" have the meanings assigned to them in the indenture and the registration rights agreement.

    For the avoidance of doubt, the inclusion of exceptions to the provisions (including covenants and definitions) set forth herein will not be interpreted to imply that the matters permitted by the exception would be limited by the terms of such provisions but for such exceptions.

    The registered holder of a note will be treated as the owner of it for all purposes. Only registered holders will have rights under the indenture.

BRIEF DESCRIPTION OF THE NOTES AND THE NOTE GUARANTEE

  THE NOTES

    The notes:

    -   are the general unsecured obligation of each of the issuers;

    - are pari passu in right of payment to all existing and future senior Indebtedness of each of the issuers;

    - are senior in right of payment to any future subordinated Indebtedness of each of the issuers; and

    - are effectively subordinated to the secured Indebtedness of the issuers to the extent of the value of the collateral securing such Indebtedness. As of March 31, 2004, the issuers did not have any secured Indebtedness.

  THE NOTE GUARANTEE

    The Guarantee of the notes:

    -   are the general unsecured obligation of AREH;

    - are pari passu in right of payment to all existing and future senior Indebtedness of AREH;

    - are senior in right of payment to any future subordinated Indebtedness of AREH; and

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    -   are effectively subordinated to the secured Indebtedness of AREH to the extent of the value of the collateral securing such Indebtedness. As of March 31, 2004, AREH had $394.3 million of secured Indebtedness.

    The operations of AREP are conducted through its Subsidiaries (including
AREH) and, therefore, AREP depends on the cash flow of AREP's Subsidiaries and AREH to meet its obligations, including its obligations under the notes. The notes will not be guaranteed by any of AREP's Subsidiaries other than AREH. The notes and the guarantee will be effectively subordinated in right of payment to all Indebtedness and other liabilities and commitments (including trade payables and lease obligations) of AREP's Subsidiaries (other than AREH). Any right of the issuers or AREH to receive assets of any of their Subsidiaries (other than AREH) upon that Subsidiary's liquidation or reorganization (and the consequent right of the holders of the notes to participate in those assets) will be effectively subordinated to the claims of that Subsidiary's creditors, except to the extent that any of the issuers or AREH is itself recognized as a creditor of that Subsidiary, in which case the claims of the issuers and AREH would still be subordinate in right of payment to any security in the assets of the Subsidiary and any Indebtedness of the Subsidiary senior to that held by the issuers or AREH. The covenants of the notes do not restrict the ability of AREP's Subsidiaries, other than AREH, from incurring additional Indebtedness or creating liens, nor do the covenants of the notes restrict the ability of AREH, AREP or its Subsidiaries from making investments or entering into sale and leaseback transactions.

PRINCIPAL, MATURITY AND INTEREST

    The issuers issued $353.0 million in aggregate principal amount of notes in the private offering. The issuers may issue additional notes ("Additional Notes") from time to time. Any offering of Additional Notes is subject to the covenant " -- Certain Covenants -- Incurrence of Indebtedness and Issuance of Preferred Stock." In the case of each series, the notes and any Additional Notes subsequently issued under the indenture will be treated as a single class for all purposes under the indenture, including, without limitation, waivers, amendments, redemption and offers to purchase. The issuers will issue notes in denominations of $1,000 and integral multiples of $1,000. The notes will mature on June 1, 2012.

    Interest on the notes accrues at the rate of 8 1/8% per annum and is payable semi-annually in arrears on June 1 and December 1, commencing on December 1, 2004. Interest on overdue principal and interest and Liquidated Damages, if any, will accrue at a rate that is 1% higher than the then applicable interest rate on the notes. The issuers will make each interest payment to the holders of record on the immediately preceding May 15 and November 15.

    Interest on the notes accrues from the date of original issuance or, if interest has already been paid, from the date it was most recently paid. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

METHODS OF RECEIVING PAYMENTS ON THE NOTES

    If a noteholder holds at least $2.0 million aggregate principal amount of notes, such holder may give wire transfer instructions to AREP and the issuers will instruct the trustee to pay all principal, interest and premium and Liquidated Damages, if any, on that holder's notes in accordance with those instructions. All other payments on the notes will be made at the office or agency of the paying agent and registrar within the City and State of New York unless the issuers elect to make interest payments by check mailed to the noteholders at their address set forth in the register of holders. In addition, all payments will be subject to the applicable rules and procedures of the settlement systems (including, if applicable, those of Euroclear and Clearstream), which may change from time to time.

PAYING AGENT AND REGISTRAR FOR THE NOTES

    The trustee will initially act as paying agent and registrar. The issuers may change the paying agent or registrar without prior notice to the holders of the notes, and the issuers or any of their Subsidiaries (including AREH) may act as paying agent or registrar.

TRANSFER AND EXCHANGE

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    A holder may transfer or exchange notes in accordance with the provisions of the indenture. The registrar and the trustee may require a holder, among other things, to furnish appropriate endorsements and transfer documents in connection with a transfer of notes. Holders will be required to pay all taxes due on transfer. The issuers will not be required to transfer or exchange any note selected for redemption. Also, the issuers will not be required to transfer or exchange any note for a period of 15 days before a selection of notes to be redeemed.

NOTE GUARANTEE

    The notes are guaranteed by AREH. AREP may, at its option, add subsidiary Guarantors to the notes. Each Guarantor's obligations under its Note Guarantee will be limited as necessary to prevent the Note Guarantee from constituting a fraudulent conveyance under applicable law. See "Risk Factors -- Federal and state statutes allow courts, under specific circumstances, to void guarantees and require noteholders to return payments received from the guarantor."

    Any Guarantor's Note Guarantee will be released:

        (1) upon the substitution of a successor to AREH or other release as described under the heading "Certain Covenants -- Merger, Consolidation or Sale of Assets"; and

        (2) upon legal defeasance or satisfaction and discharge of the indenture as provided below under the captions " -- Covenant Defeasance" and " -- Satisfaction and Discharge."

OPTIONAL REDEMPTION

    At any time prior to June 1, 2007, the issuers may on one or more occasions redeem up to 35% of the aggregate principal amount of notes (including Additional Notes) issued under the indenture at a redemption price of 108.125% of the principal amount thereof, plus accrued and unpaid interest and Liquidated Damages, if any, to the redemption date, with the net cash proceeds of one or more Equity Offerings; provided, however, that:

        (1) at least 65% of the aggregate principal amount of notes issued under the indenture remains outstanding immediately after the occurrence of such redemption (excluding notes held by AREP and its Subsidiaries (including any Guarantor)); and

        (2) the redemption occurs within 60 days of the date of the closing of such Equity Offering.

    Except pursuant to the preceding paragraph, the notes will not be redeemable at the issuers' option prior to June 1, 2008.

    On or after June 1, 2008, the issuers may redeem all or a part of the notes upon not less than 15 nor more than 60 days' notice, at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest and Liquidated Damages, if any, on the notes redeemed, to the applicable redemption date, if redeemed during the twelve-month period beginning on one of the years indicated below:

         YEAR               PERCENTAGE
----------------------      ----------
2008..................      104.063%
2009..................      102.031%
2010 and thereafter...      100.000%

MANDATORY DISPOSITION PURSUANT TO GAMING LAWS

    If any Gaming Authority requires that a holder or Beneficial Owner of notes be licensed, qualified or found suitable under any applicable Gaming Law and such holder or Beneficial Owner:

        (1) fails to apply for a license, qualification or a finding of suitability within 30 days (or such shorter period as may be required by the applicable Gaming Authority) after being requested to do so by the Gaming Authority; or

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        (2) is denied such license or qualification or not found suitable;

    AREP shall then have the right, at its option:

        (1) to require each such holder or Beneficial Owner to dispose of its notes within 30 days (or such earlier date as may be required by the applicable Gaming Authority) of the occurrence of the event described in clause (1) or (2) above, or

        (2) to redeem the notes of each such holder or Beneficial Owner, in accordance with Rule 14e-1 of the Exchange Act, if applicable, at a redemption price equal to the lowest of:

           (a) the principal amount thereof, together with accrued and unpaid interest and Liquidated Damages, if any, to the earlier of the date of redemption, the date 30 days after such holder or Beneficial Owner is required to apply for a license, qualification or finding of suitability (or such shorter period that may be required by any applicable Gaming Authority) if such holder or Beneficial Owner fails to do so ("Application Date") or of the date of denial of license or qualification or of the finding of unsuitability by such Gaming Authority;

           (b) the price at which such holder or Beneficial Owner acquired the notes, together with accrued and unpaid interest and Liquidated Damages, if any, to the earlier of the date of redemption, the Application Date or the date of the denial of license or qualification or of the finding of unsuitability by such Gaming Authority; and

           (c) such other lesser amount as may be required by any Gaming Authority.

    Immediately upon a determination by a Gaming Authority that a holder or Beneficial Owner of the notes will not be licensed, qualified or found suitable and must dispose of the notes, the holder or Beneficial Owner will, to the extent required by applicable Gaming Laws, have no further right:

        (1) to exercise, directly or indirectly, through any trustee or nominee or any other person or entity, any right conferred by the notes, the Note Guarantee or the indenture; or

        (2) to receive any interest, Liquidated Damages, dividend, economic interests or any other distributions or payments with respect to the notes and the Note Guarantee or any remuneration in any form with respect to the notes and the Note Guarantee from the issuers, any Note Guarantor or the trustee, except the redemption price referred to above.

    AREP shall notify the trustee in writing of any such redemption as soon as practicable. Any holder or Beneficial Owner that is required to apply for a license, qualification or a finding of suitability will be responsible for all fees and costs of applying for and obtaining the license, qualification or finding of suitability and of any investigation by the applicable Gaming Authorities and the issuers and any Note Guarantor will not reimburse any holder or Beneficial Owner for such expense.

MANDATORY REDEMPTION

    The issuers are not required to make mandatory redemption or sinking fund payments with respect to the notes.

REPURCHASE AT THE OPTION OF HOLDERS

  CHANGE OF CONTROL

    If a Change of Control occurs, each holder of notes will have the right to require the issuers to repurchase all or any part (equal to $1,000 or an integral multiple of $1,000) of that holder's notes pursuant to a Change of Control offer on the terms set forth in the indenture. In the Change of Control offer, the issuers will offer a Change of Control payment in cash equal to 101% of the aggregate principal amount of notes repurchased plus accrued and

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unpaid interest and Liquidated Damages, if any, on the notes repurchased, to the date of purchase. Within 30 days following any Change of Control, the issuers will mail a notice to each holder describing the transaction or transactions that constitute the Change of Control and offering to repurchase notes on the Change of Control payment date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is mailed, pursuant to the procedures required by the indenture and described in such notice.

    On the Change of Control payment date, the issuers will, to the extent lawful:

        (1) accept for payment all notes or portions of notes properly tendered and not withdrawn pursuant to the Change of Control offer;

        (2) deposit with the paying agent an amount equal to the Change of Control payment in respect of all notes or portions of notes properly tendered; and

        (3) deliver or cause to be delivered to the trustee the notes properly accepted together with an Officers' Certificate stating the aggregate principal amount of notes or portions of notes being purchased by the issuers.

    The paying agent will promptly mail to each holder of notes properly tendered the Change of Control payment for such notes, and the trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each holder a new note equal in principal amount to any unpurchased portion of the notes surrendered, if any; provided that each new note will be in a principal amount of $1,000 or an integral multiple of $1,000. The issuers will publicly announce the results of the Change of Control offer on or as soon as practicable after the Change of Control payment date.

    The provisions described above that require the issuers to make a Change of Control offer following a Change of Control will be applicable whether or not any other provisions of the indenture are applicable. Except as described above with respect to a Change of Control, the indenture does not contain provisions that permit the holders of the notes to require that the issuers repurchase or redeem the notes in the event of a takeover, recapitalization or similar transaction.

    The issuers will not be required to make a Change of Control offer upon a Change of Control if a third party makes the Change of Control offer in the manner, at the times and otherwise in compliance with the requirements set forth in the indenture applicable to a Change of Control offer made by the issuers and purchases all notes properly tendered and not withdrawn under the Change of Control offer.

    The definition of Change of Control includes a phrase relating to the sale, lease, transfer, conveyance or other disposition by AREP or AREH of "all or substantially all" of its properties or assets. Although there is a limited body of case law interpreting the phrase "substantially all," there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of notes to require the issuers to repurchase its notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of AREP or AREH to another Person or group may be uncertain. In addition, under certain circumstances the definition of Change of Control excludes certain sales, leases transfers, conveyances or other dispositions even if they constitute "all or substantially all" of the properties or assets of AREP or AREH.

CERTAIN COVENANTS

  RESTRICTED PAYMENTS

    AREP will not, and will not permit any of its Subsidiaries (including any Guarantor) to:

        (1) declare or pay any dividend or make any other distribution on account of AREP's or any of its Subsidiaries' (including any Guarantor's) Equity Interests or to the holders of AREP's or any of its Subsidiaries' (including AREH's) Equity Interests in their capacity as such (other than dividends or distributions payable in Equity Interests (other than Disqualified Stock) of AREP or to AREP or a Subsidiary of AREP (including
    AREH));

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        (2) purchase, redeem or otherwise acquire or retire for value
    (including, without limitation, in connection with any merger or consolidation involving AREP) any Equity Interests of AREP; or

        (3) make any payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value any Indebtedness of AREP or any Guarantor that is contractually subordinated to the notes or to any Note Guarantee (excluding any intercompany Indebtedness between or among AREP and any of its Subsidiaries (including any Guarantor)), except a payment of interest, Other Liquidated Damages or principal at the Stated Maturity on such subordinated Indebtedness (all such payments and other actions set forth in these clauses (1) through (3) (except as excluded therein) above being collectively referred to as "Restricted Payments"), unless, at the time of and after giving effect to such Restricted Payment:

        (1) no Default or Event of Default has occurred and is continuing or would occur as a consequence of such Restricted Payment;

        (2) AREP or any Guarantor would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the most recently ended four-quarter period for which financial statements are available, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the first paragraph of the covenant described below under the caption " -- Incurrence of Indebtedness and Issuance of Preferred Stock"; and

        (3) such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by AREP and its Subsidiaries (including any Guarantor) after the Issuance Date (excluding Restricted Payments permitted by clauses (2), (3), (4), (6) and (8) of the next succeeding paragraph) is less than the sum, without duplication, of:

           (a) 50% of the Consolidated Net Income of AREP for the period (taken as one accounting period) from July 1, 2006 to the end of AREP's most recently ended fiscal quarter for which financial statements are available at the time of such Restricted Payment (or, if such Consolidated Net Income for such period is a deficit, less 100% of such deficit); provided, however, that to the extent any payments of Tax Amounts were not deducted in the calculation of Consolidated Net Income during the applicable period, for purposes of this clause (a), such payments of Tax Amounts will be deducted from Consolidated Net Income, plus

           (b) 100% of the aggregate net cash proceeds received by AREP since the date of the indenture as a contribution to its equity capital or from the issue or sale of Equity Interests of AREP (excluding Disqualified Stock) or from the issue or sale of convertible or exchangeable Disqualified Stock or convertible or exchangeable debt securities of AREP that have been converted into or exchanged for such Equity Interests (other than Equity Interests or Disqualified Stock or debt securities sold to a Subsidiary of AREP (including AREH)).

    So long as no Default or Event of Default has occurred and is continuing or would be caused thereby (except with respect to clauses (6) and (8), which payments will be permitted notwithstanding an Event of Default), the preceding provisions will not prohibit:

        (1) the payment of any dividend or the consummation of any irrevocable redemption or payment within 60 days after the date of declaration of the dividend or giving of the redemption notice or becoming irrevocably obligated to make such payment, as the case may be, if at the date of declaration or notice or becoming irrevocably obligated to make such payment, the dividend or payment would have complied with the provisions of the indenture;

        (2) the making of any Restricted Payment in exchange for, or out of the net cash proceeds of the substantially concurrent sale (other than to a Subsidiary of AREP (including any Guarantor)) of, Equity Interests (other than Disqualified Stock) or from the substantially concurrent contribution of equity capital to AREP (including any contribution of equity capital by or to, or sale of Equity Interests of a successor or substitute entity pursuant to the covenant "Mergers, Consolidations or Sales of Assets"; provided, however, that the amount of any such net cash proceeds that are utilized for any such redemption, repurchase, retirement, defeasance or other acquisition

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    will be excluded from clause (3)(b) of the preceding paragraph;

        (3) the repurchase, redemption, defeasance or other acquisition or retirement for value of Indebtedness of AREP or any Guarantor that is contractually subordinated to the notes with the net cash proceeds from a substantially concurrent incurrence of Permitted Refinancing Indebtedness;

        (4) the declaration or payment of any dividend or distribution by a Subsidiary of AREP (including any Guarantor) to the holders of its Equity Interests; provided, that if any such dividend or distribution is paid to an Affiliate of the Principal (other than AREP or any of its Subsidiaries (including any Guarantor)), that any such dividend or distribution is paid on a pro rata basis to all holders (including AREP or any of its Subsidiaries (including any Guarantor)) that hold securities whose terms (either contractually or by law) entitle them to the same distribution upon which such dividend or distribution is paid;

        (5) the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of AREP or any Subsidiary of AREP (including any Guarantor) held by any member of AREP's (or any of its Subsidiaries' (including any Guarantors)) management pursuant to any management equity subscription agreement, stock option agreement or similar agreement; provided that the aggregate price paid for all such repurchased, redeemed, acquired or retired Equity Interests shall not exceed $2.0 million;

        (6) for so long as AREP is a partnership or otherwise a pass-through entity for federal income tax purposes for any period, AREP may make cash distributions to its equity holders or partners in an amount not to exceed the Tax Amount for such period; provided that a distribution of the Tax Amount shall be made no earlier than 20 days prior to the due date for such tax (or the date that quarterly estimated taxes are required to be paid) that would be payable by AREP if it were a Delaware corporation;

        (7) the purchase, redemption or retirement for value of Capital Stock of AREP not owned by the Principal or any Affiliate of the Principal, provided that (a) AREP would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the most recently ended four-quarter period for which financial statements are available, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the first paragraph of the covenant described below under the caption " -- Incurrence of Indebtedness and Issuance of Preferred Stock" and (b) after giving effect to such purchase, redemption or retirement, the Partners' Equity is at least $1.0 billion;

        (8) the payment of dividends on the Preferred Units in the form of additional Preferred Units or other Capital Stock of AREP (that is not Disqualified Stock) or the payment of cash dividends on the Preferred Units in lieu of fractional Preferred Units; provided that the aggregate amount of cash under this clause (8) does not exceed $100,000 in any calendar year;

        (9) the purchase, redemption or retirement for value of the Preferred Units on or before March 31, 2010, provided that (a) AREP would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the most recently ended four-quarter period for which financial statements are available, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the first paragraph of the covenant described below under the caption " -- Incurrence of Indebtedness and Issuance of Preferred Stock" and (b) after giving effect to such purchase, redemption or retirement, the Partners' Equity is at least $1.0 billion; and

        (10) other Restricted Payments in an aggregate amount not to exceed $50.0 million since the date of the indenture.

    For purposes of determining compliance with this covenant, in the event that a proposed Restricted Payment meets the criteria of more than one of the categories of Restricted Payments described in clauses (1) through (10) above, or is permitted to be made pursuant to the first paragraph of this covenant, AREP shall, in its sole discretion, classify (or later reclassify, in whole or in part, in its sole discretion) such Restricted Payment in any manner that complies with this covenant.

    The amount of all Restricted Payments (other than cash) will be the Fair Market Value on the date of the

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Restricted Payment of the assets, property or securities proposed to be transferred or issued by AREP or such Subsidiary (including AREH), as the case may be, pursuant to the Restricted Payment.

   INCURRENCE OF INDEBTEDNESS AND ISSUANCE OF PREFERRED STOCK

    Neither AREP nor any Guarantor will create, incur, issue, assume, guarantee or otherwise become liable, contingently or otherwise, with respect to (collectively, "incur") any Indebtedness (including Acquired Debt), and neither AREP nor any Guarantor will issue any Disqualified Stock; provided, however, that AREP or any Guarantor may incur Indebtedness (including Acquired Debt) or issue Disqualified Stock, if immediately after giving effect to the incurrence of additional Indebtedness (including Acquired Debt) or issuance of Disqualified Stock (including a pro forma application of the net proceeds therefrom), the ratio of the aggregate principal amount of all outstanding Indebtedness (excluding Indebtedness incurred pursuant to clauses (4), (7) and (8) of the following paragraph and any Hedging Obligations of AREP's Subsidiaries that are not Guarantors) of AREP and its Subsidiaries (including any Guarantor) on a consolidated basis determined in accordance with GAAP (including an amount of Indebtedness equal to the principal amount of any Guarantees by AREP or its Subsidiaries (including any Guarantor) of any Indebtedness of a Person (that is not AREP or a Subsidiary) to the extent such Guarantees were not included in computing AREP's or its Subsidiaries' (including any Guarantor's) outstanding Indebtedness) to the Tangible Net Worth of AREP and its Subsidiaries (including any Guarantor) on a consolidated basis, would have been less than 1.75 to 1.

    The preceding paragraph of this covenant will not prohibit the incurrence of any of the following items of Indebtedness (collectively, "Permitted Debt"):

        (1) the incurrence by AREP or any Guarantor of Indebtedness represented by the notes to be issued on the date of the indenture and the exchange notes to be issued pursuant to the registration rights agreement;

        (2) the incurrence by AREP or any Guarantor of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to refund, refinance or replace Indebtedness (other than intercompany Indebtedness) that was incurred under the first paragraph of this covenant or clauses (1), (2) or (9) of this paragraph or any Existing Indebtedness;

        (3) the incurrence by AREP or any Guarantor of intercompany Indebtedness between or among AREP and any of its Subsidiaries (including AREH) or the issuance of Disqualified Stock by any Guarantor to AREP;

        (4) the incurrence by AREP or any Guarantor of Hedging Obligations that are incurred in the normal course of business;

        (5) the incurrence by AREP or any Guarantor of Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently drawn against insufficient funds, so long as such Indebtedness is covered within five business days;

        (6) the incurrence by AREP or any Guarantor of the Existing
    Indebtedness;

        (7) Indebtedness arising from any agreement entered into by AREP or AREH providing for indemnification, purchase price adjustment or similar obligations, in each case, incurred or assumed in connection with an asset sale;

        (8) Indebtedness of AREP or any Guarantor attributable to Bad Boy Guarantees; and

        (9) the incurrence by AREP or any Guarantor of additional Indebtedness in an aggregate principal amount at any time outstanding, including all Permitted Refinancing Indebtedness incurred to refund, refinance or replace any Indebtedness incurred pursuant to this clause (9), not to exceed $10.0 million at any one time outstanding.

    Neither AREP nor any Guarantor will incur any Indebtedness (including Permitted Debt) that is contractually subordinated in right of payment to any other Indebtedness of AREP or any Guarantor unless such Indebtedness is also contractually subordinated in right of payment to the notes and the Note Guarantee, as applicable, on

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substantially identical terms; provided, however, that no Indebtedness of AREP or any Guarantor shall be deemed to be contractually subordinated in right of payment to any other Indebtedness of AREP or any Guarantor for purposes of this paragraph solely by virtue of being unsecured or secured to a lesser extent or on a junior Lien basis.

    To the extent AREP or any Guarantor incurs any intercompany Indebtedness,
(a) if AREP or any Guarantor is the obligor on such Indebtedness, such Indebtedness (other than intercompany Indebtedness of any Guarantor to or from AREP or another Guarantor) must be expressly subordinated to the prior payment in full in cash of all Obligations with respect to the notes and (b)(1) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than AREP or a Subsidiary of AREP (including any Guarantor) and (2) any sale or other transfer of any such Indebtedness to a Person that is not either AREP or a Subsidiary of AREP (including any Guarantor) shall be deemed, in each case, to constitute an incurrence of such Indebtedness by AREP or any Guarantor, that is not intercompany Indebtedness; provided that in the case of clause (a), that no restriction on the payment of principal, interest or other obligations in connection with such intercompany Indebtedness shall be required by such subordinated terms except during the occurrence and continuation of a Default or Event of Default.

    For purposes of determining compliance with this covenant, in the event that an item of Indebtedness meets the criteria of more than one of the categories of Permitted Debt described in clauses (1) through (9) above or is entitled to be incurred pursuant to the first paragraph of this covenant, in each case, as of the date of incurrence thereof, AREP shall, in its sole discretion, classify (or later reclassify in whole or in part, in its sole discretion) such item of Indebtedness in any manner that complies with this covenant and such Indebtedness will be treated as having been incurred pursuant to such clauses or the first paragraph hereof, as the case may be, designated by AREP.

    The accrual of interest, the accretion or amortization of original issue discount, the payment of interest or Other Liquidated Damages on any Indebtedness in the form of additional Indebtedness with the same terms, the reclassification of preferred stock as Indebtedness due to a change in accounting principles, and the payment of dividends on Disqualified Stock in the form of additional shares of the same class of Disqualified Stock will not be deemed to be an incurrence of Indebtedness or an issuance of Disqualified Stock for purposes of this covenant. Notwithstanding any other provision of this covenant, the maximum amount of Indebtedness that AREP or any Guarantor may incur pursuant to this covenant shall not be deemed to be exceeded solely as a result of fluctuations in exchange rates or currency values.

    The amount of any Indebtedness outstanding as of any date will be:

        (1) the accreted value of the Indebtedness, in the case of any Indebtedness issued with original issue discount;

        (2) the principal amount of the Indebtedness, in the case of any other Indebtedness; and

        (3) in respect of Indebtedness of another Person secured by a Lien on the assets of the specified Person, the lesser of:

            (a) the Fair Market Value of such assets at the date of determination; and

            (b) the amount of the Indebtedness of the other Person.

   LIMITATION ON LIENS

    Neither AREP nor any Guarantor will, (a) issue, assume or guarantee any Indebtedness if such Indebtedness is secured by a Lien upon, or (b) secure any then outstanding Indebtedness by granting a Lien upon, any Principal Property of AREP or any Guarantor, now owned or hereafter acquired by AREP or any Guarantor, without effectively providing that the notes and the Note Guarantee shall be secured equally and ratably with such Indebtedness, except that the foregoing restrictions shall not apply to:

        (1) Liens on any Principal Property acquired after the Issuance Date to secure or provide for the payment of the purchase price or acquisition cost thereof;

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        (2) Liens on Principal Property acquired after the Issuance Date existing at the time such Principal Property is acquired;

        (3) Liens on any Principal Property acquired from a corporation merged with or into AREP or any Guarantor;

        (4) Liens in favor of AREP or any Guarantor;

        (5) Liens in existence on any Principal Property on the Issuance Date;

        (6) Liens on any Principal Property constituting unimproved real property constructed or improved after the Issuance Date to secure or provide for the payment or cost of such construction or improvement;

        (7) Liens in favor of, or required by, governmental authorities;

        (8) pledges or deposits in connection with workers' compensation, unemployment insurance and other social security legislation and deposits securing liability to insure carriers under insurance arrangements;

        (9) Liens for taxes, assessments or governmental charges or statutory liens of landlords, carriers, warehousemen, mechanics, suppliers, materialmen, repairmen or other similar Liens arising in the ordinary course of business or in the improvement or repair of any Principal Property not yet due or which are being contested in good faith by appropriate proceedings;

        (10) any judgment attachment or judgment Lien not constituting an Event of Default;

        (11) Liens to secure the performance of statutory obligations, surety or appeal bonds, performance bonds or other obligations of a like nature incurred in the ordinary course of business and in the improvement or repair of any Principal Property and which obligations are not expressly prohibited by the indenture;

        (12) Liens to secure Indebtedness of AREP or any Guarantor attributable to Bad Boy Guarantees;

        (13) Liens in favor of the trustee and required by the covenant "Maintenance of Interest Coverage";

        (14) Liens to secure margin Indebtedness; provided that such Liens are secured solely by the applicable margin securities; or

        (15) any extension, renewal, substitution or replacement (or successive extensions, renewals, substitutions or replacements), in whole or in part, of any Lien referred to in the foregoing clauses (1) through (14), inclusive; provided that in the case of clauses (1), (2) and (3) such Liens shall only extend to the Principal Property so acquired (including through any merger or consolidation) and not to any other Principal Property of AREP or any Guarantor.

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   MAINTENANCE OF INTEREST COVERAGE

    On each Quarterly Determination Date, the Fixed Charge Coverage Ratio of AREP and the Guarantors will be at least 1.5 to 1.0 for the four consecutive fiscal quarters most recently completed prior to such Quarterly Determination Date; provided that, in the event that the Fixed Charge Coverage Ratio of AREP and the Guarantors is less than 1.5 to 1.0 for such four consecutive fiscal quarters, the issuers shall be deemed to have satisfied this maintenance test if there is deposited, within 2 Business Days of such Quarterly Determination Date, an amount in cash such that the deposited funds, together with any funds previously deposited pursuant to this covenant (and that have not been paid out or otherwise released) are in an amount equal to the issuers' obligations to pay interest on the notes for one year; provided further, that the issuers shall grant to the trustee, on behalf of the holders of the notes, a first priority security interest in such deposited funds. At any subsequent Quarterly Determination Date, if the Fixed Charge Coverage Ratio of AREP and the Guarantors is at least 1.5 to 1.0 for the four consecutive fiscal quarters most recently completed prior to such Quarterly Determination Date, such deposited funds will be released from the security interest granted to the trustee and paid to or at the direction of AREP.

   MAINTENANCE OF TOTAL UNENCUMBERED ASSETS

    On each Quarterly Determination Date, the ratio of Total Unencumbered Assets to the then outstanding principal amount of the Unsecured Indebtedness will be greater than 1.5 to 1.0 as of the last day of the fiscal quarter most recently completed.

   COMPLIANCE WITH LAW

    AREP will, and will cause its Subsidiaries (including any Guarantor) to, comply in all material respects with all applicable laws, rules and regulations.

   NO INVESTMENT COMPANY

    Neither AREP nor any Guarantor will register as an "investment company" as such term is defined in the Investment Company Act of 1940, as amended.

  MERGER, CONSOLIDATION OR SALE OF ASSETS

    AREP will not: (1) consolidate or merge with or into another Person (whether or not AREP, is the surviving entity) or (2) sell, assign, transfer, convey or otherwise dispose of all or substantially all of the properties or assets of AREP in one or more related transactions, to another Person; unless:

        (1) either: (a) AREP is the surviving entity, or (b) the Person formed by or surviving any such consolidation or merger (if other than AREP) or to which such sale, assignment, transfer, conveyance or other disposition has been made is a corporation, limited liability company or limited partnership entity organized or existing under the laws of the United States, any state of the United States or the District of Columbia;

        (2) the Person formed by or surviving any such consolidation or merger (if other than AREP) or the Person to which such sale, assignment, transfer, conveyance or other disposition has been made assumes all the obligations of AREP under the notes, the indenture and the registration rights agreement and upon such assumption such Person will become the successor to, and be substituted for, AREP thereunder and all references to AREP in each thereof shall then become references to such Person and such Person shall thereafter be able to exercise every right and power of AREP thereunder;

        (3) immediately after such transaction no Default or Event of Default exists;

        (4) AREP or the Person formed by or surviving any such consolidation or merger (if other than AREP), or to which such sale, assignment, transfer, conveyance or other disposition has been made would, on the date of such transaction after giving pro forma effect thereto and any related financing transactions as if the same had occurred at the last day of the immediately preceding quarter, be permitted to incur at least $1.00 of additional Indebtedness pursuant to the first paragraph of the covenant described above under the caption " -- Incurrence of

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    Indebtedness and Issuance of Preferred Stock;" and

        (5) AREP has delivered to the trustee an Officers' Certificate and opinion of counsel, which may be an opinion of in-house counsel of AREP or an Affiliate, each stating that such transaction complies with the terms of the indenture.

    Clauses (1), (2) or (4) above will not apply to or be required to be complied with in connection with any merger or consolidation or the sale, assignment, transfer, conveyance or other disposition of all or substantially all of AREP's properties or assets to:

        (1) an Affiliate that has no material assets or liabilities where the primary purpose of such transaction is to change AREP into a corporation or other form of business entity or to change the jurisdiction of formation of AREP and such transaction does not cause the realization of any material federal or state tax liability that will be paid by AREP or any of its Subsidiaries (including AREH). For purposes of this paragraph, the term material refers to any assets, liabilities or tax liabilities that are greater than 5.0% of the Tangible Net Worth of AREP and its Subsidiaries (including AREH) on a consolidated basis; or

        (2) any Person; provided that AREP receives consideration in Cash Equivalents and marketable securities with an aggregate Fair Market Value determined at the time of the execution of such relevant agreement of at least $1.0 billion for such merger or consolidation or the sale, assignment, transfer, conveyance or other disposition of all or substantially all of AREP's properties or assets. In any transaction referred to in this clause
    (2), and subject to the terms and conditions thereof, the trustee shall, without the need of any action by the noteholders, (x) confirm that such Person shall not be liable for and release such Person from, any obligation of AREP's under the indenture and the notes and (y) release any Guarantor from all obligations under its Note Guarantee if such Guarantor was directly or indirectly sold, assigned, transferred, conveyed or otherwise disposed of to such Person in such transaction.

    AREP or the Person formed by or surviving any merger or consolidation will not have to comply with clause (4) above in connection with any merger or consolidation if the effect of the merger or consolidation is to cause the Capital Stock of AREP not owned by the Principal or any Affiliate of the Principal to be retired or extinguished for consideration that was provided by the Principal or an Affiliate of the Principal (other than AREP or its Subsidiaries (including AREH) or the Person formed by or surviving any merger or consolidation) and the Partners' Equity immediately after giving effect to the merger or consolidation is not less than the Partners' Equity immediately prior to such merger or consolidation.

    In addition, AREP may not lease all or substantially all of its properties or assets, in one or more related transactions, to any other Person. In the case of a lease of all or substantially all of the assets of AREP, AREP will not be released from its obligations under the notes or the indenture, as applicable.

    AREH will not: (1) consolidate or merge with or into another Person (whether or not AREH, is the surviving entity) or (2) sell, assign, transfer, convey or otherwise dispose of all or substantially all of the properties or assets of AREH in one or more related transactions, to another Person; unless:

        (1) either: (a) AREH is the surviving entity, or (b) the Person formed by or surviving any such consolidation or merger (if other than AREH) or to which such sale, assignment, transfer, conveyance or other disposition has been made is a corporation, limited liability company or limited partnership entity organized or existing under the laws of the United States, any state of the United States or the District of Columbia;

        (2) the Person formed by or surviving any such consolidation or merger (if other than AREH) or the Person to which such sale, assignment, transfer, conveyance or other disposition has been made assumes all the obligations of AREH under the Note Guarantee (and becomes a Guarantor), the notes, the indenture and the registration rights agreement, and upon such assumption such Person will become the successor to, and be substituted for, AREH thereunder, and all references to AREH in each thereof shall than become references to such Person and such Person shall thereafter be able to exercise every right and power of AREH thereunder;

        (3) immediately after such transaction no Default or Event of Default exists;

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        (4) AREH or the Person formed by or surviving any such consolidation or merger (if other than AREP), or to which such sale, assignment, transfer, conveyance or other disposition has been made would, on the date of such transaction after giving pro forma effect thereto and any related financing transactions as if the same had occurred at the beginning of the applicable four-quarter period, be permitted to incur at least $1.00 of additional Indebtedness pursuant to the first paragraph of the covenant described above under the caption " -- Incurrence of Indebtedness and Issuance of Preferred Stock; and

        (5) AREH has delivered to the trustee an Officers' Certificate and opinion of counsel which may be an opinion of in-house counsel of AREP or an Affiliate, each stating that such transaction complies with the terms of the indenture.

    Clauses (1), (2) or (4) above will not apply to or be required to be complied with in connection with any merger or consolidation or the sale, assignment, transfer, conveyance or other disposition of all or substantially all of AREH's properties or assets to:

        (1) an Affiliate that has no material assets or liabilities where the primary purpose of such transaction is to change AREH into a corporation or other form of business entity or to change the jurisdiction of formation of AREH and such transaction does not cause the realization of any material federal or state tax liability that will be paid by AREH or any of its Subsidiaries. For purposes of this paragraph, the term material refers to any assets, liabilities or tax liabilities that are greater than 5.0% of the Tangible Net Worth of AREP and its Subsidiaries (including AREH) on a consolidated basis;

        (2) any Person; provided that AREP receives consideration in Cash Equivalents and marketable securities with an aggregate Fair Market Value determined at the time of the execution of such relevant agreement of at least $1.0 billion for such merger or consolidation or the sale, assignment, transfer, conveyance or other disposition of all or substantially all of AREH's properties or assets; or

        (3) any Person; provided that AREH receives consideration in Cash Equivalents and marketable securities with an aggregate Fair Market Value determined at the time of the execution of such relevant agreement of at least $1.0 billion for such merger or consolidation or the sale, assignment, transfer, conveyance or other disposition of all or substantially all of AREH's properties or assets and AREH remains a Subsidiary of AREP.

    In any transaction referred to in clause (2) or (3) above, and subject to the terms and conditions thereof, the trustee shall, without the need of any action by the noteholders, (x) confirm that such other Person shall not be liable for and shall be released from any obligation of AREP's or AREH's under the indenture, the notes and the Note Guarantees, and (y) release any Guarantor from all obligations under its Note Guarantee if such Guarantor was directly or indirectly sold, assigned, transferred, conveyed or otherwise disposed of to such Person in such transaction.

    This "Merger, Consolidation or Sale of Assets" covenant will not apply to:

        (1) any consolidation or merger, or any sale, assignment, transfer, conveyance, lease or other disposition of assets between or among AREP, AREH or any one or more Guarantors; or

        (2) any sale, assignment, transfer, conveyance or other disposition of Cash Equivalents, including, without limitation, any investment or capital contribution of Cash Equivalents, or any purchase of property and assets, including, without limitation, securities, debt obligations or Capital Stock, with Cash Equivalents.

   TRANSACTIONS WITH AFFILIATES

    AREP will not, and will not permit any of its Subsidiaries (including any Guarantor) to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, any Affiliate of AREP (each, an "Affiliate Transaction"), unless:

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        (1) the Affiliate Transaction is on terms that are not materially less favorable to AREP or the relevant Subsidiary (including any Guarantor) than those that would have been obtained in a comparable transaction by AREP or such Subsidiary (including any Guarantor) with an unrelated Person as determined in good faith by the Board of Directors of AREP; and

        (2)AREP delivers to the trustee:

           (a) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $2.0 million, a resolution of the Board of Directors of AREP set forth in an Officers' Certificate certifying that such Affiliate Transaction complies with this covenant and that such Affiliate Transaction has been approved by a majority of the disinterested members of the Board of Directors of AREP; and

           (b) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $10.0 million, an opinion as to the fairness to AREP or such Subsidiary (including any Guarantor) of such Affiliate Transaction from a financial point of view issued by an accounting, appraisal or investment banking firm of recognized standing.

    The following items will not be deemed to be Affiliate Transactions and, therefore, will not be subject to the provisions of the prior paragraph:

        (1) any employment agreement, employee benefit plan, officer or director indemnification agreement or any similar arrangement entered into by AREP or any of its Subsidiaries (including any Guarantor) in the ordinary course of business and payments pursuant thereto including payments or reimbursement of payments by API with respect to any such agreement, plan or arrangement entered into by API with respect to or for the benefit of officers or directors of API (other than any such agreements, plans or arrangements entered into by AREP or any of its Subsidiaries (including AREH) with Carl Icahn (other than employee benefit plans and officer or director indemnification agreements generally applicable to officers and directors of API, AREP or its Subsidiaries (including AREH)));

        (2) transactions between or among AREP, any Guarantor and/or their respective Subsidiaries (except any Subsidiaries of which Carl Icahn or Affiliates of Carl Icahn (other then AREP, AREH or their Subsidiaries) own more than 10% of the Voting Stock);

        (3) payment (or reimbursement of payments by API) of directors' fees to Persons who are not otherwise Affiliates of AREP;

        (4) any issuance of Equity Interests (other than Disqualified Stock) and Preferred Unit Distributions of AREP to Affiliates of AREP;

        (5) Restricted Payments that do not violate the provisions of the indenture described above under the caption " -- Restricted Payments";

        (6) the acquisition of the membership interests of Charlie's Holding LLC pursuant to the membership interest purchase agreement, dated as of January 5, 2004, by and among American Casino and Entertainment Properties LLC, Starfire Holding Corporation and Carl Icahn, as amended, and the other transactions contemplated thereby;

        (7) transactions between AREP and/or any of its Subsidiaries (including any Guarantor), on the one hand, and other Affiliates, on the other hand, for the provision of goods or services in the ordinary course of business by such other Affiliates; provided that such other Affiliate is in the business of providing such goods or services in the ordinary course of business to unaffiliated third parties and the terms and pricing for such goods and services overall are not less favorable to AREP and/or its Subsidiaries (including AREH) than the terms and pricing upon which such goods and services are provided to unaffiliated third parties;

        (8) the provision or receipt of accounting, financial, management, information technology and other ancillary services to or from Affiliates, provided that AREP or its Subsidiaries (including any Guarantor) in the case of the

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    provision of such services, are paid a fee not less than its out of pocket costs and allocated overhead (including a portion of salaries and benefits) and in the case of the receipt of such services, paid a fee not more than such Person's out-of-pocket costs and allocated overhead (including a portion of salaries and benefits), in each case, as determined by AREP in its reasonable judgment;

        (9) the license of a portion of office space pursuant to a license agreement, dated as of February 1, 1997, between AREP and an Affiliate of API and any renewal thereof;

        (10) the payment to API and reimbursements of payments made by API of expenses relating to AREP's, AREH's or any Guarantors' status as a public company;

        (11) services provided and payments received by NEG from NEG Operating LLC and TransTexas Gas Corporation pursuant to the NEG Management Agreements;

        (12) the pledge by NEG of its interest in the Capital Stock of NEG Holding LLC pursuant to the NEG Credit Agreement;

        (13) the exchange by AREH of its GB Securities for other securities of GB Holdings, Inc.; provided that such exchange is on terms no less favorable to AREH as the exchange of GB Securities offered to other non-Affiliated Persons; and

        (14) payments by AREH, AREP or any Subsidiary to API in connection with services provided to AREH, AREP or any Subsidiary in accordance with the AREP Partnership Agreement.

REPORTS

    Whether or not required by the rules and regulations of the SEC, so long as any notes are outstanding, the issuers will furnish to the holders of notes or cause the trustee to furnish to the holders of notes, within the time periods specified in the SEC's rules and regulations:

        (1) all quarterly and annual reports that would be required to be filed with the SEC on Forms 10-Q and 10-K if the issuers were required to file such reports; and

        (2) all current reports that would be required to be filed with the SEC on Form 8-K if the issuers were required to file such reports.

    All such reports will be prepared in all material respects in accordance with all of the rules and regulations applicable to such reports. Each annual report on Form 10-K will include a report on the issuers' consolidated financial statements by the issuers' certified independent accountants. In addition, the issuers will file a copy of each of the reports referred to in clauses (1) and
(2) above with the SEC for public availability within the time periods specified in the rules and regulations applicable to such reports (unless the SEC will not accept such a filing) and, if the SEC will not accept such a filing, will post the reports on its website within those time periods.

    If, at any time, the issuers are no longer subject to the periodic reporting requirements of the Exchange Act for any reason, the issuers will nevertheless continue filing the reports specified in the preceding paragraphs of this covenant with the SEC within the time periods specified above unless the SEC will not accept such a filing. The issuers will not take any action for the purpose of causing the SEC not to accept any such filings. If, notwithstanding the foregoing, the SEC will not accept the issuers' filings for any reason, the issuers will post the reports referred to in the preceding paragraphs on its website within the time periods that would apply if the issuers were required to file those reports with the SEC.

    In addition, the issuers agree that, for so long as any notes remain outstanding, if at any time they are not required to file with the SEC the reports required by the preceding paragraphs, they will furnish to the holders of notes and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

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EVENTS OF DEFAULT AND REMEDIES

    The following constitutes an Event of Default:

        (1) default in payment when due and payable, upon redemption or otherwise, of principal or premium, if any, on the notes;

        (2) default for 30 days or more in the payment when due of interest or Liquidated Damages on the notes;

        (3) failure by the issuers to call or cause to be called for redemption or to purchase or cause to be called any notes, in each case when required under the indenture;

        (4) failure by AREP or any Guarantor for 30 days after written notice from the trustee to comply with the provisions described under the captions " -- Restricted Payments" or " -- Incurrence of Indebtedness and Issuance of Preferred Stock";

        (5) failure by AREP or any Guarantor for 30 days after written notice from the trustee to comply with the provisions described under the captions " -- Maintenance of Interest Coverage" or " -- Maintenance of Total Unencumbered Assets";

        (6) failure by the issuers for 60 days after receipt of written notice from the trustee to comply with any of its other agreements in the indenture or the notes;

        (7) default under any mortgage, indenture or instrument under which there is issued or by which there is secured or evidenced any Indebtedness for money borrowed by the issuers or any Guarantor or default on any Guarantee by the issuers or AREH of Indebtedness, whether such Indebtedness or Guarantee now exists or is created after the Issuance Date, which default
    (a) is caused by a failure to pay when due at final maturity (giving effect to any grace period or waiver related thereto) the principal of such Indebtedness (a "Payment Default") or (b) results in the acceleration of such Indebtedness prior to its express maturity and, in each case, the principal amount of any such Indebtedness as to which AREP or any Guarantor is obligated to pay, together with the principal amount of any other such Indebtedness under which a Payment Default then exists or with respect to which the maturity thereof has been so accelerated or which has not been paid at maturity as to which AREP or any Guarantor is obligated to pay, aggregates $10.0 million or more;

        (8) failure by the issuers or any Guarantor to pay final judgments aggregating in excess of $10.0 million, which final judgments remain unpaid, undischarged or unstayed for a period of more than 60 days after such judgment becomes a final judgment;

        (9) except as permitted by the indenture, any Note Guarantee is held in any judicial proceeding to be unenforceable or invalid or ceases for any reason to be in full force and effect, or AREH or any other Guarantor, or any Person acting on behalf of any Guarantor, denies or disaffirms its obligations under its Note Guarantee; and

        (10) certain events of bankruptcy or insolvency with respect to AREP or any Guarantor that is a Significant Subsidiary.

    If any Event of Default (other than by reason of bankruptcy or insolvency) occurs and is continuing, the holders of more than 25% in principal amount of the then outstanding notes may declare the principal, premium, if any, interest, Liquidated Damages, if any, and any other monetary obligations on all the notes to be due and payable immediately. Notwithstanding the foregoing, in the case of an Event of Default arising from certain events of bankruptcy or insolvency, with respect to the issuers or any Guarantor that is a Significant Subsidiary all outstanding notes will become due and payable without further action or notice. Holders of the notes may not enforce the indenture or the notes except as provided in the indenture. Subject to certain limitations, holders of a majority in principal amount of the then outstanding notes may direct the trustee in its exercise of any trust or power. The trustee may withhold from holders of notes notice of any continuing Default or Event of Default (except a Default or Event of Default relating to the payment of principal or interest) if it determines that withholding notice is in its

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interest. In addition, the trustee shall have no obligation to accelerate the notes if in the best judgment of the trustee acceleration is not in the best interest of the holders of the notes.

    At any time after a declaration of acceleration with respect to the notes and subject to certain conditions, the holders of a majority in aggregate principal amount of notes outstanding may rescind and cancel such acceleration and its consequences.

    The holders of a majority in aggregate principal amount of the notes then outstanding by notice to the trustee may on behalf of the holders of all of the notes waive any existing Default or Event of Default and its consequences under the indenture except a continuing Default or Event of Default in the payment of interest on, premium, if any, or the principal of, any note held by a non-consenting holder.

    The issuers will be required to deliver to the trustee annually a statement regarding compliance with the indenture, and the issuers will be required, within ten Business Days, upon becoming aware of any Default or Event of Default to deliver to the trustee a statement specifying such Default or Event of Default.

NO PERSONAL LIABILITY OF DIRECTORS, OFFICERS, EMPLOYEES, INCORPORATORS AND STOCKHOLDERS

    No director, officer, employee, incorporator, manager (or managing member) direct or indirect member, partner or stockholder of the issuers, AREH, API or any additional Guarantor shall have any liability for any obligations of the issuers, AREH, API or any additional Guarantor under the notes, the indenture, any Note Guarantee or for any claim based on, in respect of, or by reason of such obligations or its creation. Each holder of the notes by accepting a note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the notes.

COVENANT DEFEASANCE

    The issuers may, at their option and at any time, elect to have their obligations and the obligations of any of their Subsidiaries or AREH released with respect to certain covenants that are described in the indenture ("Covenant Defeasance") and, thereafter, any omission to comply with such obligations shall not constitute a Default or Event of Default with respect to the notes or any Note Guarantee. In the event Covenant Defeasance occurs, certain events (not including non-payment, bankruptcy, receivership, rehabilitation and insolvency events) described under "Events of Default" will no longer constitute an Event of Default with respect to the notes.

    In order to exercise Covenant Defeasance:

        (1) the issuers must irrevocably deposit, or cause to be deposited, with the trustee, in trust, for the benefit of the holders of the notes, cash in U.S. dollars, non-callable Government Securities, or a combination thereof, in such amounts as will be sufficient to pay the principal of, premium, if any, interest and Liquidated Damages, if any, due on the outstanding notes on the stated maturity date or on the applicable redemption date, as the case may be, in accordance with the terms of the indenture;

        (2) no Default or Event of Default shall have occurred and be continuing with respect to certain Events of Default on the date of such deposit;

        (3) such Covenant Defeasance shall not result in a breach or violation of, or constitute a default under any material agreement or instrument (other than the indenture) to which the issuers or any of their Subsidiaries is a party or by which the issuers or any of their Subsidiaries is bound;

        (4) the issuers shall have delivered to the trustee an opinion of counsel, which may be an opinion of in-house counsel to AREP or an Affiliate, containing customary assumptions and exceptions, to the effect that upon and immediately following the deposit, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally under any applicable law;

        (5) the issuers shall have delivered to the trustee an Officers' Certificate stating that the deposit was not made by AREP with the intent of defeating, hindering, delaying or defrauding any creditors of AREP or others; and

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        (6) the issuers shall have delivered to the trustee an Officers'
    Certificate and an opinion of counsel in the United States, which may be an opinion of in-house counsel to AREP or an Affiliate (which opinion of counsel may be subject to customary assumptions and exclusions) each stating that all conditions precedent provided for or relating to the Covenant Defeasance have been complied with.

SATISFACTION AND DISCHARGE

    The indenture will be discharged and will cease to be of further effect as to all notes issued thereunder, when:

        (1)either:

           (a) all notes that have been authenticated, except lost, stolen or destroyed notes that have been replaced or paid and notes for whose payment money has been deposited in trust and thereafter repaid to AREP, have been delivered to the trustee for cancellation; or

           (b) all notes that have not been delivered to the trustee for cancellation (1) have become due and payable by reason of the mailing of a notice of redemption or otherwise, (2) will become due and payable within one year or (3) are to be called for redemption within 12 months under arrangements reasonably satisfactory to the trustee for the giving of notice of redemption by the trustee in the name, and at the reasonable expense of the issuers, and the issuers or any Guarantor have irrevocably deposited or caused to be deposited with the trustee as trust funds in trust solely for the benefit of the holders, cash in U.S. dollars, non-callable Government Securities, or a combination of cash in U.S. dollars and non-callable Government Securities, in amounts as will be sufficient without consideration of any reinvestment of interest, to pay and discharge the entire Indebtedness on the notes not delivered to the trustee for cancellation for principal and premium, if any, and accrued but unpaid interest to the date of maturity or redemption;

        (2) no Default of Event of Default has occurred and is continuing on the date of the deposit or will occur as a result of the deposit and the deposit will not result in a breach or violation of, or constitute a default under, any other material instrument to which the issuers are a party or by which the issuers are bound;

        (3) the issuers have paid or caused to be paid all sums payable by it under the indenture; and

        (4) the issuers or any Guarantor have delivered irrevocable instructions to the trustee under the indenture to apply the deposited money toward the payment of the notes at maturity or the redemption date, as the case may be.

    In addition, the issuers must deliver an Officers' Certificate and an opinion of counsel to the trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.

AMENDMENT, SUPPLEMENT AND WAIVER

    Except as provided in the next two succeeding paragraphs, the indenture, the notes or the Note Guarantee may be amended or supplemented with the consent of the holders of at least a majority in principal amount of the notes then outstanding (including consents obtained in connection with a tender offer or exchange offer for notes), and any existing default or compliance with any provision of the indenture, the notes or the Note Guarantee may be waived with the consent of the holders of a majority in principal amount of the then outstanding notes (including consents obtained in connection with a tender offer or exchange offer for notes).

    Without the consent of each holder affected, an amendment or waiver may not (with respect to any notes held by a nonconsenting holder of notes):

        (1) reduce the principal amount of notes whose holders must consent to an amendment, supplement or waiver;

        (2) reduce the principal of or change the fixed maturity of any note or alter or waive the provisions with

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    respect to the redemption of the notes;

        (3) reduce the rate of or change the time for payment of interest on any note;

        (4) waive a Default or Event of Default in the payment of principal of, premium or interest on the notes (except a rescission of acceleration of the notes by the holders of at least a majority in aggregate principal amount of the notes and a waiver of the payment default that resulted from such acceleration);

        (5) make any note payable in money other than that stated in the notes;

        (6) make any change in the provisions of the indenture relating to waivers of past Defaults or the rights of holders of notes to receive payments of principal of or premium, if any, or interest on the notes;

        (7) release AREH or any other Guarantor from any of its obligations under its Note Guarantee or the indenture, except in accordance with the terms of the indenture; or

        (8) make any change in the foregoing amendment and waiver provisions.

    Notwithstanding the foregoing, without the consent of any holder of notes, the issuers, the Guarantors and the trustee together may amend or supplement the indenture, any Note Guarantee or the notes to cure any ambiguity, defect or inconsistency, to comply with the covenant relating to mergers, consolidations and sales of assets, to provide for uncertificated notes in addition to or in place of certificated notes, to provide for the assumption of the issuers' or any Guarantor's obligations to holders of the notes and any Note Guarantee in the case of a merger, consolidation or asset sale, to make any change that would provide any additional rights or benefits to the holders of the notes, or that does not adversely affect the legal rights under the indenture of any such holder.

CONCERNING THE TRUSTEE

    The indenture contains certain limitations on the rights of the trustee, should it become a creditor of the issuers or AREH, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest it must eliminate such conflict within 90 days or resign.

    The holders of a majority in principal amount of the then outstanding notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy, available to the trustee, subject to certain exceptions. The indenture will provide that in case an Event of Default shall occur (which shall not be cured), the trustee will be required, in the exercise of its power, to use the degree of care of a prudent person in the conduct of his own affairs. Subject to such provisions, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any holder of notes, unless such holder shall have offered to the trustee security and indemnity satisfactory to it against any loss, liability or expense.

GOVERNING LAW

    The indenture and the notes are, subject to certain exceptions, governed by and construed in accordance with the internal laws of the State of New York, without regard to the choice of law rules thereof. The issuance of the notes and the Note Guarantee are also subject to a certain extent to the laws of the jurisdiction of formation of AREP.

ADDITIONAL INFORMATION

    Any holder of the notes may obtain a copy of the indenture without charge by writing to American Real Estate Partners, L.P. at 100 South Bedford Road, Mt. Kisco, New York 10549, Attention: Chief Financial Officer.

BOOK-ENTRY, DELIVERY AND FORM

    The new notes will be issued in one or more notes in global form (the "Global Notes"). Except as set forth below, the notes will be issued in registered, global form in minimum denominations of $1,000 and integral

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multiples of $1,000 in excess of $1,000. The Global Notes will be deposited upon issuance with the trustee as custodian for DTC or its nominee, in each case for credit to an account of a direct or indirect participant in DTC, as described below.

    Except as set forth below, the Global Notes may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the Global Notes may not be exchanged for definitive notes in registered certificated form ("Certificated Notes") except in the limited circumstances described below. See " -- Exchange of Global Notes for Certificated Notes." Except in the limited circumstances described below, owners of beneficial interests in the Global Notes will not be entitled to receive physical delivery of notes in certificated form.

    In addition, transfers of beneficial interests in the Global Notes will be subject to the applicable rules and procedures of DTC and its direct and indirect participants (including, if applicable, those of Euroclear and Clearstream), which may change from time to time.

    Prospective purchasers are advised that the laws of some states require that certain Persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer beneficial interests in a Global Note to such Persons will be limited to such extent.

    So long as the Global Note Holders is the registered owner of any notes, the Global Note Holder will be considered the sole holder under the indenture of any notes evidenced by the Global Notes. Beneficial owners of notes evidenced by the Global Notes will not be considered the owners or holders of the notes under the indenture for any purpose, including with respect to the giving of any directions, instructions or approvals to the trustee thereunder. Neither the issuers nor the trustee will have any responsibility or liability for any aspect of the records of DTC or for maintaining, supervising or reviewing any records of DTC relating to the notes.

DEPOSITORY PROCEDURES

    The following description of the operations and procedures of DTC, Euroclear and Clearstream are provided solely as a matter of convenience. These operations and procedures are solely within the control of the respective settlement systems and are subject to changes by them. The issuers take no responsibility for these operations and procedures and urge investors to contact the system or their participants directly to discuss these matters.

    DTC has advised the issuers that DTC is a limited-purpose trust company created to hold securities for its participating organizations (collectively, the "Participants") and to facilitate the clearance and settlement of transactions in those securities between the Participants through electronic book-entry changes in accounts of its Participants. The Participants include securities brokers and dealers (including the initial purchaser), banks, trust companies, clearing corporations and certain other organizations. Access to DTC's system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly (collectively, the "Indirect Participants"). Persons who are not Participants may beneficially own securities held by or on behalf of DTC only through the Participants or the Indirect Participants. The ownership interests in, and transfers of ownership interests in, each security held by or on behalf of DTC are recorded on the records of the Participants and Indirect Participants.

    Investors in the Global Notes who are Participants may hold their interests therein directly through DTC. Investors in the Global Notes who are not Participants may hold their interests therein indirectly through organizations (including Euroclear and Clearstream) which are Participants. All interests in a Global Note, including those held through Euroclear or Clearstream, may be subject to the procedures and requirements of DTC. Those interests held through Euroclear or Clearstream may also be subject to the procedures and requirements of such systems. The laws of some states require that certain Persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer beneficial interests in a Global Note to such Persons will be limited to that extent. Because DTC can act only on behalf of the Participants, which in turn act on behalf of the Indirect Participants, the ability of a Person having beneficial interests in a Global Note to pledge such interests to Persons that do not participate in the DTC system, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests.

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    EXCEPT AS DESCRIBED BELOW, OWNERS OF INTERESTS IN THE GLOBAL NOTES WILL NOT
HAVE NOTES REGISTERED IN THEIR NAMES, WILL NOT RECEIVE PHYSICAL DELIVERY OF NOTES IN CERTIFICATED FORM AND WILL NOT BE CONSIDERED THE REGISTERED OWNERS OR "HOLDERS" THEREOF UNDER THE INDENTURE FOR ANY PURPOSE.

    Payments in respect of the principal of, and interest and premium, if any, and Liquidated Damages, if any, on, a Global Note registered in the name of DTC or its nominee will be payable to DTC in its capacity as the registered holder under the indenture. Under the terms of the indenture, the issuers and the trustee will treat the Persons in whose names the notes, including the Global Notes, are registered as the owners of the notes for the purpose of receiving payments and for all other purposes. Consequently, neither the issuers, the trustee nor any agent of the issuers or the trustee has or will have any responsibility or liability for:

        (1) any aspect of DTC's records or any Participant's or Indirect Participant's records relating to or payments made on account of beneficial ownership interest in the Global Notes or for maintaining, supervising or reviewing any of DTC's records or any Participant's or Indirect Participant's records relating to the beneficial ownership interests in the Global Notes; or

        (2) any other matter relating to the actions and practices of DTC or any of its Participants or Indirect Participants.

    DTC has advised the issuers that its current practice, upon receipt of any payment in respect of securities such as the notes (including principal and interest), is to credit the accounts of the relevant Participants with the payment on the payment date unless DTC has reason to believe that it will not receive payment on such payment date. Each relevant Participant is credited with an amount proportionate to its beneficial ownership of an interest in the principal amount of the relevant security as shown on the records of DTC. Payments by the Participants and the Indirect Participants to the beneficial owners of notes will be governed by standing instructions and customary practices and will be the responsibility of the Participants or the Indirect Participants and will not be the responsibility of DTC, the trustee or the issuers. Neither the issuers nor the trustee will be liable for any delay by DTC or any of the Participants or the Indirect Participants in identifying the beneficial owners of the notes, and the issuers and the trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee for all purposes.

    Transfers between the Participants will be effected in accordance with DTC's procedures, and will be settled in same-day funds, and transfers between participants in Euroclear and Clearstream will be effected in accordance with their respective rules and operating procedures.

    Cross-market transfers between the Participants, on the one hand, and Euroclear or Clearstream participants, on the other hand, will be effected through DTC in accordance with DTC's rules on behalf of Euroclear or Clearstream, as the case may be, by their respective depositaries; however, such cross-market transactions will require delivery of instructions to Euroclear or Clearstream, as the case may be, by the counterparty in such system in accordance with the rules and procedures and within the established deadlines (Brussels time) of such system. Euroclear or Clearstream, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its respective depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the relevant Global Note in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Euroclear participants and Clearstream participants may not deliver instructions directly to the depositories for Euroclear or Clearstream.

    DTC has advised the issuers that it will take any action permitted to be taken by a holder of notes only at the direction of one or more Participants to whose account DTC has credited the interests in the Global Notes and only in respect of such portion of the aggregate principal amount of the notes as to which such Participant or Participants has or have given such direction. However, if there is an Event of Default under the notes, DTC reserves the right to exchange the Global Notes for notes in certificated form, and to distribute such notes to its Participants.

    Although DTC, Euroclear and Clearstream have agreed to the foregoing procedures to facilitate transfers of interests in the Global Notes among participants in DTC, Euroclear and Clearstream, they are under no obligation to perform or to continue to perform such procedures, and may discontinue such procedures at any time. None of the issuers, the trustee and any of their respective agents will have any responsibility for the performance by DTC,

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Euroclear or Clearstream or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

EXCHANGE OF GLOBAL NOTES FOR CERTIFICATED NOTES

    A Global Note is exchangeable for Certificated Notes if:

        (1) DTC (a) notifies the issuers that it is unwilling or unable to continue as depositary for the Global Notes or (b) has ceased to be a clearing agency registered under the Exchange Act and, in either case, the issuers fail to appoint a successor depositary;

        (2) the issuers, at their option, notify the trustee in writing that it elects to cause the issuance of the Certificated Notes; or

        (3) there has occurred and is continuing a Default or Event of Default with respect to the notes.

In addition, beneficial interests in a Global Note may be exchanged for Certificated Notes upon prior written notice given to the trustee by or on behalf of DTC in accordance with the indenture. In all cases, Certificated Notes delivered in exchange for any Global Note or beneficial interests in Global Notes will be registered in the names, and issued in any approved denominations, requested by or on behalf of the depositary (in accordance with its customary procedures).

EXCHANGE OF CERTIFICATED NOTES FOR GLOBAL NOTES

    Certificated Notes may not be exchanged for beneficial interests in any Global Note unless the transferor first delivers to the trustee a written certificate (in the form provided in the indenture) to the effect that such transfer will comply with the appropriate transfer restrictions applicable to such notes. See "Notice to Investors."

SAME DAY SETTLEMENT AND PAYMENT

    The issuers will make payments in respect of the notes represented by the Global Notes (including principal, premium, if any, interest and Liquidated Damages, if any) by wire transfer of immediately available funds to the accounts specified by DTC or its nominee. The issuers will make all payments of principal, interest and premium, if any, and Liquidated Damages, if any, with respect to Certificated Notes by wire transfer of immediately available funds to the accounts specified by the holders of the Certificated Notes or, if no such account is specified, by mailing a check to each such holder's registered address. The notes represented by the Global Notes are expected to be eligible to trade in DTC's Same-Day Funds Settlement System, and any permitted secondary market trading activity in such notes will, therefore, be required by DTC to be settled in immediately available funds. The issuers expect that secondary trading in any Certificated Notes will also be settled in immediately available funds.

    Because of time zone differences, the securities account of a Euroclear or Clearstream participant purchasing an interest in a Global Note from a Participant will be credited, and any such crediting will be reported to the relevant Euroclear or Clearstream participant, during the securities settlement processing day (which must be a business day for Euroclear and Clearstream) immediately following the settlement date of DTC. DTC has advised the issuers that cash received in Euroclear or Clearstream as a result of sales of interests in a Global Note by or through a Euroclear or Clearstream participant to a Participant will be received with value on the settlement date of DTC but will be available in the relevant Euroclear or Clearstream cash account only as of the business day for Euroclear or Clearstream following DTC's settlement date.

CERTAIN DEFINITIONS

    Set forth below are certain defined terms used in the indenture. Reference is made to the indenture for full disclosure of all such terms, as well as any other capitalized terms used herein for which no definition is provided.

    "Acquired Debt" means, with respect to any specified Person:

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        (1) Indebtedness of any other Person existing at the time such other
    Person is merged with or into or became a Subsidiary of such specified Person, whether or not such Indebtedness is incurred in connection with, or in contemplation of, such other Person merging with or into, or becoming a Subsidiary of, such specified Person; and

        (2) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

    "Affiliate" of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, "control," as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise; provided that beneficial ownership of 10% or more of the Voting Stock of a Person will be deemed to be control. For purposes of this definition, the terms "controlling," "controlled by" and "under common control with" have correlative meanings.

    "API" means American Property Investors, Inc.

    "AREH" means American Real Estate Holdings Limited Partnership.

    "AREP" means American Real Estate Partners, L.P.

    "AREP Finance" means American Real Estate Finance Corp.

    "AREP Partnership Agreement" means AREP's Amended and Restated Agreement of Limited Partnership, dated May 12, 1987 as amended February 22, 1995 and August 16, 1996.

    "Bad Boy Guarantees" means the Indebtedness of any specified Person attributable to "bad boy" indemnification or Guarantees, which Indebtedness would be non-recourse to AREP and AREH other than recourse relating to the specific events specified therein, which such events shall be usual and customary exceptions typically found in non-recourse financings at such time as determined by management in its reasonable judgment.

    "Beneficial Owner" has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular "person" (as that term is used in Section 13(d)(3) of the Exchange Act), such "person" will be deemed to have beneficial ownership of all securities that such "person" has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only after the passage of time. The terms "Beneficially Owns" and "Beneficially Owned" have a corresponding meaning.

    "Board of Directors" means:

        (1) with respect to a corporation, the board of directors of the corporation or any committee thereof duly authorized to act on behalf of such board;

        (2) with respect to a partnership, the Board of Directors of the general partner of the partnership;

        (3) with respect to a limited liability company, the managing member or members or any controlling committee of managing members thereof or the Board of Directors of the managing member; and

        (4) with respect to any other Person, the board or committee of such Person serving a similar function.

    "Business Day" means any day excluding Saturday, Sunday and any day which is a legal holiday under the laws of the State of New York or is a day on which banking institutions located in such jurisdictions are authorized or required by law or other governmental action to close.

    "Capital Lease Obligation" means, at the time any determination is to be made, the amount of the liability in respect of a capital lease that would at that time be required to be capitalized on a balance sheet prepared in

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accordance with GAAP, and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be prepaid by the lessee without payment of a penalty.

    "Capital Stock" means:

        (1)in the case of a corporation, corporate stock;

        (2) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

        (3) in the case of a partnership or limited liability company, partnership interests (whether general or limited) or membership interests; and

        (4) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person but excluding from all of the foregoing any debt securities convertible into Capital Stock, whether or not such debt securities include any right of participation with Capital Stock.

    "Cash Equivalents" means:

        (1)United States dollars;

        (2) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality of the United States government (provided that the full faith and credit of the United States is pledged in support of those securities) having maturities of not more than one year from the date of acquisition;

        (3) certificates of deposit and eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers' acceptances with maturities not exceeding one year and overnight bank deposits, in each case, with any domestic commercial bank having capital and surplus in excess of $500.0 million and a Thomson Bank Watch Rating of "B" or better;

        (4) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (2) and (3) above entered into with any financial institution meeting the qualifications specified in clause (3) above;

        (5) commercial paper having one of the two highest ratings obtainable from Moody's Investors Service, Inc. or Standard & Poor's Rating Services and, in each case, maturing within one year after the date of acquisition; and

        (6) money market funds at least 95% of the assets of which constitute Cash Equivalents of the kinds described in clauses (1) through (5) of this definition.

    "Cash Flow of AREP and the Guarantors" means, with respect to any period, the Net Income of AREP and the Guarantors for such period plus, without duplication:

        (1) provision for taxes based on income or profits of AREP and the Guarantors or any payments of Tax Amounts by AREP for such period, to the extent that such provision for taxes or such payments of Tax Amounts were deducted in computing such Net Income of AREP or any Guarantor; plus

        (2) the Fixed Charges of AREP or any Guarantor for such period, to the extent that such Fixed Charges of AREP and such Guarantor were deducted in computing such Net Income of AREP and such Guarantor; plus

        (3) depreciation, amortization (including amortization of intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period) and other non-cash expenses (excluding any such non-cash

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    expense to the extent that it represents an accrual of or reserve for cash expenses in any future period or amortization of a prepaid cash expense that was paid in a prior period) of AREP and any Guarantor for such period to the extent that such depreciation, amortization and other non-cash expenses were deducted in computing such Net Income of AREP and any Guarantor; minus

        (4) non-cash items increasing such Net Income of AREP and any Guarantor for such period, other than the accrual of revenue in the ordinary course of business,

in each case, consolidating such amounts for AREP and any Guarantor but excluding any net income, provision for taxes, fixed charges, depreciation, amortization or other amounts of any of the Subsidiaries of AREP (other than any Guarantor) and otherwise determined in accordance with GAAP; provided, further, that the Net Income of AREP and any Guarantor shall include income from investments or Subsidiaries of AREP (other than any Guarantor) but only to the extent such income is realized in Cash Equivalents by AREP or any Guarantor.

    "Change of Control" means the occurrence of any of the following:

        (1) the sale, lease, transfer, conveyance or other disposition by AREP or AREH (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of AREP or AREH to any "person" (as that term is used in Section 13(d) of the Exchange Act) other than the Principal or a Related Party; provided, however, that (x) if AREP or AREH receives consideration in Cash Equivalents and marketable securities with an aggregate Fair Market Value determined at the time of the execution of each relevant agreement of at least $1.0 billion for such sale, lease, transfer, conveyance or other disposition of properties or assets, then such transaction shall not be deemed a Change of Control and (y) any sale, assignment, transfer or other disposition of Cash Equivalents, including, without limitation, any investment or capital contribution of Cash Equivalents or purchase of property, assets or Capital Stock with Cash Equivalents, will not constitute a sale, assignment, transfer, conveyance or other disposition of all or substantially all of the properties or assets for purposes of this clause
    (1);

        (2) the adoption of a plan relating to the liquidation or dissolution of AREP;

        (3) the consummation of any transaction (including, without limitation, any merger or consolidation), the result of which is that any "person" (as defined above), other than the Principal or the Related Parties, becomes the Beneficial Owner, directly or indirectly, of more than 50% of the Voting Stock of a Controlling Entity of AREP, measured by voting power rather than number of shares;

        (4) the first day on which a majority of the members of the Board of Directors of the Controlling Entity are not Continuing Directors; or

        (5) for so long as AREP is a partnership, upon any general partner of AREP ceasing to be an Affiliate of the Principal or a Related Party.

    "Change of Control Offer" has the meaning assigned to that term in the indenture governing the notes.

    "Consolidated Net Income" means, with respect to any specified Person for any period, the aggregate of net income (loss) of such Person, on a consolidated basis with its Subsidiaries, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends; provided that:

        (1) the Net Income of any Person that is accounted for by the equity method of accounting or that is a Subsidiary will be included only to the extent of the amount of dividends or similar distributions paid in cash to the specified Person or a Subsidiary of the Person;

        (2) the Net Income of any of its Subsidiaries will be excluded to the extent that the declaration or payment of dividends or similar distributions by that Subsidiary of that Net Income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Subsidiary or its stockholders; and

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        (3) the cumulative effect of a change in accounting principles will be excluded.

    "Continuing Directors" means, as of any date of determination, any member of the Board of Directors of AREP who:

        (1) was a member of such Board of Directors on the date of the indenture; or

        (2) was nominated for election or elected to such Board of Directors with the approval of the Principal or any of the Related Parties or with the approval of a majority of the Continuing Directors who were members of such Board of Directors at the time of such nomination or election.

    "Control" means the possession, directly or indirectly, of the power to direct or cause the direction of management and policies of a Person, whether through the ownership of Voting Stock, by agreement or otherwise.

    "Controlling Entity" means (1) for so long as AREP is a partnership, any general partner of AREP, (2) if AREP is a limited liability company, any managing member of AREP or (3) if AREP is a corporation, AREP.

    "Default" means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

    "Disqualified Stock" means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case, at the option of the holder of the Capital Stock), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder of the Capital Stock, in whole or in part, on or prior to the date that is 91 days after the date on which the notes mature. Notwithstanding the preceding sentence, any Capital Stock that would constitute Disqualified Stock solely because the holders of the Capital Stock have the right to require AREP or any Guarantor to repurchase such Capital Stock upon the occurrence of a change of control, event of loss, an asset sale or other special redemption event will not constitute Disqualified Stock if the terms of such Capital Stock provide that AREP or any Guarantor may not repurchase or redeem any such Capital Stock pursuant to such provisions unless such repurchase or redemption complies with the covenant described above under the caption " -- Certain Covenants -- Restricted Payments" or where the funds to pay for such repurchase was from the net cash proceeds of such Capital Stock and such net cash proceeds was set aside in a separate account to fund such repurchase. Furthermore, any Capital Stock that would constitute Disqualified Stock solely because the holders of the Capital Stock have the right to require AREP or any Guarantor to redeem such Capital Stock, including, without limitation, upon maturity will not constitute Disqualified Stock if the terms of such Capital Stock provide that AREP or any Guarantor may redeem such Capital Stock for other Capital Stock that is not Disqualified Stock. The amount of Disqualified Stock deemed to be outstanding at any time for purposes of the indenture will be the maximum amount that AREP and its Subsidiaries (including any Guarantor) may become obligated to pay upon the maturity of, or pursuant to any mandatory redemption provisions of, such Disqualified Stock, exclusive of accrued dividends. For the avoidance of doubt, and by way of example, the Preferred Units, as in effect on the date of the indenture, do not constitute Disqualified Stock.

    "Equity Interests" means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

    "Equity Offering" means an offer and sale of Capital Stock (other than Disqualified Stock) of AREP (other than an offer and sale relating to equity securities issuable under any employee benefit plan of AREP) or a capital contribution in respect of Capital Stock (other than Disqualified Stock) of AREP.

    "Existing Indebtedness" means up to $43.8 million in aggregate principal amount of Indebtedness of AREP and any Guarantor, in existence on the Issuance Date, until such amounts are repaid.

    "Fair Market Value" means the value that would be paid by a willing buyer to an unaffiliated willing seller in a transaction not involving distress or necessity of either party, determined in good faith by the Board of Directors of AREP (unless otherwise provided in the indenture).

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    "Fixed Charge Coverage Ratio of AREP and the Guarantors" means the ratio of the Cash Flow of AREP and the Guarantors for such period to the Fixed Charges of AREP and the Guarantors for such period. In the event that AREP, the Guarantors or any Guarantor incurs, assumes, guarantees, repays, repurchases, redeems, defeases or otherwise discharges any Indebtedness (other than ordinary working capital borrowings) or issues, repurchases or redeems preferred stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio of AREP and the Guarantors is being calculated and on or prior to the Quarterly Determination Date for which the calculation of the Fixed Charge Coverage Ratio of AREP and the Guarantors is being made (the "Calculation Date"), then the Fixed Charge Coverage Ratio of AREP and the Guarantors will be calculated giving pro forma effect to such incurrence, assumption, Guarantee, repayment, repurchase, redemption, defeasance or other discharge of Indebtedness, or such issuance, repurchase or redemption of preferred stock, and the use of the proceeds therefrom, as if the same had occurred at the beginning of the applicable four-quarter reference period.

    In addition, for purposes of calculating the Fixed Charge Coverage Ratio:

        (1) acquisitions that have been made by the specified Person, including through mergers or consolidations, or any Person acquired by the specified Person, and including any related financing transactions, during the four-quarter reference period or subsequent to such reference period and on or prior to the Calculation Date will be given pro forma effect (in accordance with Regulation S-X under the Securities Act) as if they had occurred on the first day of the four-quarter reference period;

        (2) the Cash Flow of AREP and the Guarantors attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses (and ownership interests therein) disposed of prior to the Calculation Date, will be excluded;

        (3) the Fixed Charges of AREP and the Guarantors attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses (and ownership interests therein) disposed of prior to the Calculation Date, will be excluded, but only to the extent that such Fixed Charges of AREP and the Guarantors are equal to or less than the Cash Flow of AREP and the Guarantors from the related discontinued operation excluded under clause (3) for such period; and

        (4) if any Indebtedness bears a floating rate of interest, the interest expense on such Indebtedness will be calculated as if the rate in effect on the Calculation Date had been the applicable rate for the entire period (taking into account any Hedging Obligation applicable to such Indebtedness if such Hedging Obligation has a remaining term as at the Calculation Date in excess of 12 months).

    "Fixed Charges of AREP and the Guarantors" means, with respect to any period, the sum, without duplication, of:

        (1) the interest expense of AREP, and any Guarantor for such period, whether paid or accrued, including, without limitation, amortization of debt issuance costs and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers' acceptance financings, and net of the effect of all payments made or received pursuant to Hedging Obligations in respect of interest rates; plus

        (2) the interest expense of AREP and any Guarantor that was capitalized during such period; plus

        (3) any interest on Indebtedness of another Person that is guaranteed by AREP or any Guarantor (other than Bad Boy Guarantees unless such Bad Boy Guarantee is called upon) or secured by a Lien on assets of AREP or any additional Guarantor, whether or not such Guarantee or Lien is called upon; provided that for purposes of calculating interest with respect to Indebtedness that is Guaranteed or secured by a Lien, the principal amount of Indebtedness will be calculated in accordance with the last two paragraphs of the definition of Indebtedness; plus

        (4) the product of (a) all dividends, whether paid or accrued and whether or not in cash, on any series of preferred equity of AREP, other than dividends on preferred stock to the extent payable in Equity Interests of

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    AREP (other than Disqualified Stock) or dividends on preferred equity payable to AREP, times (b) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state and local statutory income tax rate of AREP (however, for so long as AREP is a partnership or otherwise a pass-through entity for federal income tax purposes, the combined federal, state and local income tax rate shall be the rate that was utilized to calculate the Tax Amount of AREP to the extent that the Tax Amount was actually distributed with respect to such period (and if less than the Tax Amount is distributed, such rate shall be proportionately reduced) and if no Tax Amount was actually distributed with respect to such period, such combined federal, state and local income tax rate shall be zero), expressed as a decimal; provided that this clause (4) will not include any Preferred Unit Distribution paid in additional Preferred Units, in each case, determined on a consolidated basis between AREP and any Guarantor but on a non-consolidated basis with the Subsidiaries of AREP (other than any Guarantor) and otherwise in accordance with GAAP.

    "GAAP" means generally accepted accounting principles in the United States set forth in the statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect on the Issuance Date. For the purposes of the indenture, the term "consolidated" with respect to any Person shall mean such Person consolidated with its Subsidiaries.

    "Gaming Authority" means any agency, authority, board, bureau, commission, department, office or instrumentality of any nature whatsoever of the United States or other national government, any state, province or any city or other political subdivision, including, without limitation, the State of Nevada or the State of New Jersey, whether now or hereafter existing, or any officer or official thereof and any other agency with authority thereof to regulate any gaming operation (or proposed gaming operation) owned, managed or operated by the Principal, its Related Parties, the issuers or any of their respective Subsidiaries or Affiliates.

    "Gaming Law" means any gaming law or regulation of any jurisdiction or jurisdictions to which the issuers or any of their Subsidiaries (including AREH) is, or may at any time after the issue date be, subject.

    "GB Securities" means the 11% notes due 2005 issued by GB Property Funding Corp.

    "Government Instrumentality" means any national, state or local government (whether domestic or foreign), any political subdivision thereof or any other governmental, quasi-governmental, judicial, public or statutory instrumentality, authority, body, agency, court, tribunal, commission, bureau or entity or any arbitrator with authority to bind a party at law.

    "Government Securities" means securities that are (1) direct obligations of the United States of America for the timely payment of which its full faith and credit is pledged or (2) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America the timely payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America, which, in either case, are not callable or redeemable at the option of the issuer thereof, and shall also include a depository receipt issued by a bank (as defined in Section 3(a)(2) of the Securities Act), as custodian with respect to any such Government Security or a specific payment of principal of or interest on any such Government Security held by such custodian for the account of the holder of such depository receipt; provided, that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the Government Security or the specific payment of principal of or interest on the Government Security evidenced by such depository receipt.

    "Guarantee" means a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner (including, without limitation, by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof), of all or any part of any Indebtedness (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services, to take or pay or to maintain financial statement conditions or otherwise).

    "Guarantor" means any Subsidiary of AREP (initially only AREH) that executes a Note Guarantee in accordance with the provisions of the indenture, and their respective successors and assigns, in each case, until the

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Note Guarantee of such Person has been released in accordance with the provisions of the indenture.

    "Hedging Obligations" means, with respect to any specified Person, the obligations of such Person under:

        (1) interest rate swap agreements (whether from fixed to floating or from floating to fixed), interest rate cap agreements and interest rate collar agreements;

        (2) other agreements or arrangements designed to manage interest rates or interest rate risk; and

        (3) other agreements or arrangements designed to protect such Person against fluctuations in currency exchange rates or commodity prices.

    "Indebtedness" means, with respect to any specified Person, any indebtedness of such Person (excluding accrued expenses and trade payables), whether or not contingent:

        (1)in respect of borrowed money;

        (2) evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof);

        (3)in respect of banker's acceptances;

        (4)representing Capital Lease Obligations;

        (5) representing the balance deferred and unpaid of the purchase price of any property or services due more than six months after such property is acquired or such services are completed; or

        (6)representing any Hedging Obligations,

if and to the extent any of the preceding items (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet of the specified Person prepared in accordance with GAAP. In addition, the term "Indebtedness" includes all Indebtedness of others secured by a Lien on any asset of the specified Person (whether or not such Indebtedness is assumed by the specified Person) and, to the extent not otherwise included, the Guarantee by the specified Person of any Indebtedness of any other Person.

    The amount of any Indebtedness outstanding as of any date attributable to a Guarantee shall be the maximum principal amount guaranteed by such specified Person as of such date.

    The amount of any Indebtedness outstanding as of any date shall be (a) the accreted value thereof, in the case of any Indebtedness with original issue discount, (b) the principal amount thereof, together with any interest thereon that is more than 30 days past due, in the case of any other Indebtedness and
(c) in respect of Indebtedness of another Person secured by a Lien on the assets of the specified Person, the lesser of (x) the Fair Market Value of such assets at the date of determination and (y) the amount of the Indebtedness of the other Person to the extent so secured. Notwithstanding anything in the indenture to the contrary, Indebtedness of AREP, AREH or any Note Guarantor shall not include any Indebtedness that has been either satisfied and discharged or defeased through covenant defeasance or legal defeasance.

    "Issuance Date" means the closing date for the sale and original issuance of the notes.

    "Issuers" means AREP and AREP Finance, collectively.

    "Lien" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction.

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    "Liquidated Damages" means all liquidated damages then owing pursuant to the registration rights agreement.

    "NEG" means National Energy Group, Inc.

    "NEG Credit Agreement" means the credit agreement, dated as of December 29, 2003, among NEG Operating LLC, certain commercial lending institutions party thereto, including Mizuho Corporate Bank, Ltd. as the administrative agent, Bank of Texas N.A. and Bank of Nova Scotia as co-agents.

    "NEG Management Agreements" means the management agreement dated September 12, 2001, between NEG and NEG Operating LLC and the management agreement dated August 28, 2003, between NEG and TransTexas Gas Corporation, each as in effect on the date hereof.

    "Net Income" means, with respect to any specified Person for any four consecutive fiscal quarter period, the net income (loss) of such Person determined in accordance with GAAP and before any reduction in respect of preferred stock dividends.

    "Note Guarantee" means the Guarantee by any Subsidiary of AREP of the issuers' obligations under the indenture and the notes, executed pursuant to the provisions of the indenture which initially will only be by AREH.

    "Notes" means AREP's 8 1/8% senior notes issued under the indenture, including any Additional Notes issued.

    "Obligations" means any principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

    "Offering Memorandum" means the offering memorandum with respect to the private notes dated May 6, 2004.

    "Officer" means with respect to any Person, the Chairman of the Board, the Chief Executive Officer, the President, the Chief Operating Officer, the Chief Financial Officer, the Treasurer, an Assistant Treasurer, the Controller, the Secretary or any Vice President of such Person.

    "Officers' Certificate" means a certificate signed on behalf of API or AREP Finance by two Officers (or if a limited liability company, two Officers of the managing member of such limited liability company) of API or AREP Finance, one of whom must be the principal executive officer, the principal financial officer, the treasurer or the principal accounting officer of API or AREP Finance that meets the requirements set forth in the indenture.

    "Other Liquidated Damages" means liquidated damages arising from a registration default under a registration rights agreement with respect to the registration of subordinated Indebtedness permitted to be incurred under the indenture.

    "Partners' Equity" with respect to any Person means as of any date, the partners' equity as of such date shown on the consolidated balance sheet of such Person and its Subsidiaries or if such Person is not a partnership, the comparable line-item on a balance sheet, each prepared in accordance with GAAP.

    "Permitted Refinancing Indebtedness" means any Indebtedness of AREP or any Guarantor issued in exchange for, or the net proceeds of which are used to renew, refund, refinance, replace, defease or discharge other Indebtedness of AREP or any Guarantor (other than intercompany Indebtedness); provided that:

        (1) the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness renewed, refunded, refinanced, replaced, defeased or discharged (plus all accrued interest on the Indebtedness and the amount of all fees and expenses, including premiums, and Other Liquidated Damages, incurred in connection therewith);

        (2) in the case of any Indebtedness other than notes redeemed in accordance with " -- Mandatory Disposition Pursuant to Gaming Laws," such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted

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    Average Life to Maturity of, the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged; and

        (3) if the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged is subordinated in right of payment to the notes, such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and is subordinated in right of payment to, the notes on terms at least as favorable to the holders of notes as those contained in the documentation governing the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged.

    "Person" means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

    "Preferred Stock" means any Equity Interest with preferential right of payment of dividends or upon liquidation, dissolution, or winding up.

    "Preferred Units" means AREP's 5% Cumulative Pay-in-Kind Redeemable Preferred Units payable on or before March 31, 2010.

    "Preferred Unit Distribution" means the scheduled annual Preferred Unit distribution, payable on March 31 of each year in additional Preferred Units at the rate of 5% of the liquidation preference of $10.00 per Preferred Unit.

    "Principal" means Carl Icahn.

    "Principal Property" of a specified Person means any property, assets or revenue of such Person now owned or hereafter acquired.

    "Quarterly Determination Date" means, in connection with AREP's first, second and third fiscal quarters (commencing with the second fiscal quarter of 2004), the earlier of (i) the date AREP would have been required to file a quarterly report with the SEC on Form 10-Q if AREP were required to file such reports and (ii) the date AREP files its quarterly report with the SEC on Form 10-Q. In connection with AREP's fourth fiscal quarter, the earlier of (i) the date AREP would have been required to file an annual report with the SEC on Form 10-K if AREP were required to file such a report and (ii) the date AREP files its annual report with the SEC on Form 10-K.

    "Related Parties" means (1) Carl Icahn, any spouse and any child, stepchild, sibling or descendant of Carl Icahn, (2) any estate of Carl Icahn or any person under clause (1), (3) any person who receives a beneficial interest in any estate under clause (2) to the extent of such interest, (4) any executor, personal administrator or trustee who holds such beneficial interest in AREP for the benefit of, or as fiduciary for, any person under clauses (1), (2) or (3) to the extent of such interest and (5) any corporation, partnership, limited liability company, trust, or similar entity, directly or indirectly owned or Controlled by Carl Icahn or any other person or persons identified in clauses
(1), (2) or (3).

    "SEC" means the United States Securities and Exchange Commission.

    "Secured Indebtedness" of any specified Person means any Indebtedness secured by a Lien upon the property of such Person.

    "Securities Act" means the Securities Act of 1933, as amended.

    "Significant Subsidiary" means any Subsidiary which would be a "significant subsidiary" as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such regulation is in effect on the Issuance Date.

    "Stated Maturity" means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which such payment of interest or principal was scheduled to be paid in the original documentation governing such Indebtedness, and shall not include any contingent obligations to repay, redeem or repurchase any such interest, accreted value, or principal prior to the date originally scheduled for the payment or accretion thereof.

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    "Subordinated Indebtedness" means any Indebtedness that by its terms is expressly subordinated in right of payment in any respect (either in the payment of principal or interest) to the payment of principal, Liquidated Damages or interest on the notes.

    "Subsidiary" means, with respect to any specified Person:

        (1) any corporation, association or other business entity of which more than 50% of the total Voting Stock is at the time owned or Controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and

        (2) any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are that Person or one or more Subsidiaries of that Person (or any combination thereof).

    For the avoidance of doubt, AREH will be deemed to be a Subsidiary of AREP so long as AREH remains a Guarantor.

    "Tangible Net Worth" of any specified Person as of any date means, the total shareholders' equity (or if such Person were not a corporation, the equivalent account) of such Person and its Subsidiaries on a consolidated basis determined in conformity with GAAP less any and all goodwill and other intangible assets reflected on the consolidated balance sheet of such Person as of the last day of the fiscal quarter most recently completed before the date of determination for which financial statements are then available, but taking into account any change in total shareholders' equity (or the equivalent account) as a result of any (x) Restricted Payments made, (y) asset sales or (z) contributions to equity or from the issuance or sale of Equity Interests (excluding Disqualified Stock) or from the exchange or conversion (other than to Disqualified Stock) of Disqualified Stock or debt securities, completed since such fiscal quarter end.

    "Tax Amount" means, for any period, the combined federal, state and local income taxes, including estimated taxes, that would be payable by AREP if it were a Delaware corporation filing separate tax returns with respect to its Taxable Income for such period and owned 100% of AREH; provided, that in determining the Tax Amount, the effect thereon of any net operating loss carryforwards or other carryforwards or tax attributes, such as alternative minimum tax carryforwards, that would have arisen if AREP were a Delaware corporation shall be taken into account; provided, further that (1) if there is an adjustment in the amount of the Taxable Income for any period, an appropriate positive or negative adjustment shall be made in the Tax Amount, and if the Tax Amount is negative, then the Tax Amount for succeeding periods shall be reduced to take into account such negative amount until such negative amount is reduced to zero and (2) any Tax Amount other than amounts relating to estimated taxes shall be computed by a nationally recognized accounting firm (but, including in any event, AREP's auditors). Notwithstanding anything to the contrary, the Tax Amount shall not include taxes resulting from AREP's change in the status to a corporation for tax purposes.

    "Taxable Income" means, for any period, the taxable income or loss of AREP for such period for federal income tax purposes.

    "Total Unencumbered Assets" means, as of any Quarterly Determination Date, the book value of all of the assets of AREP and any Guarantor (including, without limitation, the Capital Stock of their Subsidiaries, but excluding goodwill and intangibles) that do not secure, by a Lien, any portion of any Indebtedness (other than assets secured by a Lien in favor of the notes and such assets are not secured by a Lien in favor of any other Indebtedness) as of such date (determined on a consolidated basis between AREP and any Guarantor but not on a consolidated basis with their Subsidiaries and otherwise in accordance with
GAAP).

    "Unsecured Indebtedness" of AREP, AREH and any additional Guarantor means any Indebtedness of such Person that is not Secured Indebtedness.

    "Voting Stock" means, with respect to any Person that is (a) a corporation, any class or series of capital stock of such Person that is ordinarily entitled to vote in the election of directors thereof at a meeting of stockholders called

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for such purpose, without the occurrence of any additional event or contingency,
(b) a limited liability company, membership interests entitled to manage, or to elect or appoint the Persons that will manage the operations or business of the limited liability company, or (c) a partnership, partnership interests entitled to elect or replace the general partner thereof.

    "Weighted Average Life to Maturity" means, when applied to any Indebtedness or Disqualified Stock, as the case may be, at any date, the number of years (calculated to the nearest one-twelfth) obtained by dividing (1) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal or liquidation preference, including payment at final maturity, in respect thereof, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment, by (2) the then outstanding principal amount or liquidation preference, as applicable, of such Indebtedness or Disqualified Stock, as the case may be.

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                  CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES

    The following general discussion summarizes certain material United States federal income tax consequences that apply to beneficial owners of the private notes who:

    (1) acquired the private notes at their original issue price for cash,

    (2) exchange the private notes for new notes in this exchange offer, and

    (3) held the private notes and hold the new notes as "capital assets" (generally, for investment) as defined in the Internal Revenue Code of 1986, as amended, the Code.

    This summary, however, does not consider state, local or foreign tax laws. In addition, it does not include all of the rules which may affect the United States tax treatment of your investment in the notes. For example, special rules not discussed here may apply to you if you are:

    -   A broker-dealer, a dealer in securities or a financial institution;

    -   An S corporation;

    -   A bank;

    -   A thrift;

    -   An insurance company;

    -   A tax-exempt organization;

    -   A partnership or other pass-through entity;

    -   Subject to the alternative minimum tax provisions of the Code;

    - Holding the private notes or the new notes as part of a hedge, straddle or other risk reduction or constructive sale transaction;

    -   A person with a "functional currency" other than the U.S. dollar; or

    -   A United States expatriate.

    If you are a partner in a partnership which holds the new notes, you should consult your own tax advisor regarding special rules that may apply.

    This summary is based on the Code and applicable Treasury Regulations, rulings, administrative pronouncements and decisions as of the date hereof, all of which are subject to change or differing interpretations at any time with possible retroactive effect. We have not sought and will not seek any rulings from the Internal Revenue Service with respect to the statements made and the conclusions reached in this summary, and there can be no assurance that the Internal Revenue Service will agree with such statements and conclusions.

    EACH HOLDER IS URGED TO CONSULT HIS TAX ADVISOR REGARDING THE SPECIFIC FEDERAL, STATE, LOCAL, AND FOREIGN INCOME AND OTHER TAX CONSIDERATIONS OF PARTICIPATING IN THIS EXCHANGE OFFER AND HOLDING THE NEW NOTES.

EXCHANGE OF PRIVATE NOTES FOR NEW NOTES

    The exchange of the private notes for the new notes pursuant to this exchange offer should not be a taxable event for U.S. federal income tax purposes. Accordingly, holders participating in this exchange offer should not recognize

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any income, gain or loss in connection with the exchange. In addition, immediately after the exchange, any such holder should have the same adjusted tax basis and holding period in the new notes as it had in the private notes, immediately before the exchange.

CONSEQUENCES OF HOLDING THE NEW NOTES

UNITED STATES HOLDERS

    If you are a "United States Holder," as defined below, this section applies to you. Otherwise, the section "Non-United States Holders," applies to you.

   DEFINITION OF UNITED STATES HOLDER

    You are a "United States Holder" if you are the beneficial owner of a new note and you are, for United States federal income tax purposes:

    -   a citizen or resident of the United States;

    - a corporation organized under the laws of the United States or any political subdivision thereof;

    - an estate the income of which is subject to U.S. federal income tax regardless of its sources; or

    - a trust if a court within the United States can exercise primary supervision over the administration of the trust and one or more U.S. persons has authority to control all substantial decisions of the trust, or if the trust was in existence on August 20, 1996, and treated as a domestic trust on August 19, 1996, and it has elected to continue to be treated as a U.S. person.

   TAXATION OF STATED INTEREST

    Generally, you must include the interest on the new notes in your gross income as ordinary income:

    - when it accrues, if you use the accrual method of accounting for United States federal income tax purposes; or

    - when you receive it, if you use the cash method of accounting for United States federal income tax purposes.

   SALE OR OTHER TAXABLE DISPOSITION OF THE NEW NOTES

    You will generally recognize taxable gain or loss on the sale, exchange, redemption, retirement or other taxable disposition of a new note. The amount of your gain or loss will equal the difference between the amount you receive for the new note (in cash or other property, valued at fair market value), except to the extent amounts received are attributable to accrued interest on the note, and your adjusted tax basis in the new note. Your tax basis in the new note generally will equal the price you paid for the private note that was exchanged for the new note.

    Your gain or loss will generally be long-term capital gain or loss if your holding period for the new note is more than one year at the time of the sale, exchange, redemption, retirement or other taxable disposition. Otherwise, it will be short-term capital gain or loss. For this purpose, your holding period for the new note should include your holding period for the private note that was exchanged for the new note. Long-term capital gains recognized in years beginning before December 31, 2008 by certain non-corporate holders are generally taxed at a maximum rate of 15%. The ability to deduct capital losses is subject to limitations. Payments attributable to accrued interest which you have not yet included in income will be taxed as ordinary interest income.

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   INFORMATION REPORTING AND BACKUP WITHHOLDING

    We will report to certain holders of the new notes and to the IRS the amount of any interest paid on the new notes in each calendar year and the amounts of tax withheld, if any, with respect to such payments. You may be subject to a backup withholding tax when you receive interest payments on a new note or proceeds upon the sale or other disposition of the new note. Certain holders (including, among others, corporations, financial institutions and certain tax-exempt organizations) are generally not subject to information reporting or backup withholding. In addition, the backup withholding tax will not apply to you if you provide to us or our paying agent your correct social security or other taxpayer identification number, or TIN, in the prescribed manner unless:

    - the IRS notifies us or our paying agent that the TIN you provided is incorrect;

    - you underreport interest and dividend payments that you receive on your tax return and the IRS notifies us or our paying agent that withholding is required; or

    - you fail to certify under penalties of perjury that you are not subject to backup withholding.

    The backup withholding tax rate is currently 28%.

    Any amounts withheld from a payment to you under the backup withholding rules may be credited against your United States federal income tax liability, and may entitle you to a refund, provided the required information is properly furnished to the Internal Revenue Service on a timely basis.

    You should consult your tax advisor as to your qualification for exemption from backup withholding and the procedures for obtaining such exemption.

NON-UNITED STATES HOLDERS

    The following general discussion is limited to the United States federal income tax consequences relevant to a "Non-United States Holder." A "Non-United States Holder" is any beneficial owner of a new note if such owner is, for United States federal income tax purposes, a nonresident alien, or a corporation, estate, or trust that is not a United States Holder.

   INTEREST

    Portfolio Interest Exemption. You will generally not be subject to United States federal income tax or withholding tax on interest paid or accrued on the new notes if:

    - you do not own, actually or constructively, 10% or more of our capital or profits interests;

    - you are not a controlled foreign corporation with respect to which we are a "related person" within the meaning of Section 864(d)(4) of the Code;

    - you are not a bank receiving interest described in Section 881(c)(3)(A) of the Code;

    - such interest is not effectively connected with the conduct by you of a trade or business in the United States; and

    - either (i) you represent that you are not a United States person for United States federal income tax purposes and you provide your name and address to us or our paying agent on a properly executed IRS Form W-8BEN (or a suitable substitute form) signed under penalties of perjury, or
        (ii) a securities clearing organization, bank, or other financial institution that holds customers' securities in the ordinary course of its business holds the new note on your behalf, certifies to us or our paying agent under penalties of perjury that it has received IRS Form W-8BEN (or a suitable substitute form) from you or from another qualifying financial institution intermediary, and provides a copy of the Form W-8BEN (or a suitable substitute form)

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        to us or our paying agent.

    United States Federal Income or Withholding Tax If Interest Is Not Portfolio Interest. If you do not claim, or do not qualify for, the benefit of the portfolio interest exemption described above, you may be subject to a 30% withholding tax on the gross amount of interest payments, unless reduced or eliminated by an applicable income tax treaty.

    However, income from payments or accruals of interest that is effectively connected with the conduct by you of a trade or business in the United States will be subject to United States federal income tax on a net basis at a rate applicable to United States persons generally (and, if paid to corporate holders, may also be subject to a branch profits tax at a rate of 30% or lower applicable treaty rate). If payments are subject to United States federal income tax on a net basis in accordance with the rules described in the preceding sentence, such payments will not be subject to United States withholding tax so long as you provide us or our paying agent with a properly executed IRS Form W-8ECI.

    Non-United States Holders should consult any applicable income tax treaties, which may provide for a lower rate of withholding tax, exemption from or reduction of the branch profits tax, or other rules different from those described above. Generally, in order to claim any treaty benefits you must submit a properly executed IRS Form W-8BEN.

    Reporting. We may report annually to the IRS and to you the amount of interest paid to you, and the tax withheld, if any, with respect to you.

   SALE OR OTHER DISPOSITION OF NEW NOTES

    You will generally not be subject to United States federal income tax or withholding tax on gain recognized on a sale, exchange, redemption, retirement, or other disposition of a new note unless such gain is effectively connected with the conduct by you of a trade or business within the United States. Any gain that is effectively connected with the conduct by you of a trade or business within the United States will be subject to United States federal income tax on a net basis at the rates generally applicable to United States persons as described above.

   BACKUP WITHHOLDING AND INFORMATION REPORTING

    Payments From United States Office. If you receive payment of interest or principal directly from us or through the United States office of a custodian, nominee, agent or broker, you may be subject to both backup withholding and information reporting.

    With respect to interest payments made on the new notes, however, backup withholding and information reporting will not apply if you certify, generally on a Form W-8BEN (or Form W-8ECI) or suitable substitute form, that you are not a United States person in the manner described above under the heading "Non-United States Holders -- Interest," or you otherwise establish an exemption.

    Moreover, with respect to proceeds received on the sale, exchange, redemption, or other disposition of a new note, backup withholding or information reporting generally will not apply if you properly provide, generally on Form W-8BEN (or Form W-8ECI) or a suitable substitute form, a statement that you are an "exempt foreign person" for purposes of the broker reporting rules, and other required information. If you are not subject to United States federal income or withholding tax on the sale or other disposition of a new note, as described above under the heading "Non-United States Holders-Interest -- Sale or Other Disposition of New Notes," you will generally qualify as an "exempt foreign person" for purposes of the broker reporting rules.

    Payments From Foreign Office. If payments of principal and interest are made to you outside the United States by or through the foreign office of your foreign custodian, nominee or other agent, or if you receive the proceeds of the sale of a new note through a foreign office of a "broker," as defined in the pertinent United States Treasury Regulations, you will generally not be subject to backup withholding or information reporting. You will however, be subject to backup withholding and information reporting if the foreign custodian, nominee, agent or broker has actual knowledge or reason to know that you are a United States person. You will also be subject to information reporting, but not backup withholding, if the payment is made by a foreign office of a custodian, nominee, agent or broker that has certain relationships to the United States unless the broker has in its records documentary evidence that you are a Non-United States Holder and certain other conditions are met.

    Refunds. Any amounts withheld from a payment to you under the backup withholding rules may be credited against your United States federal income tax liability, and may entitle you to a refund, provided the required information is properly furnished to the Internal Revenue Service on a timely basis.

    The information reporting requirements may apply regardless of whether withholding is required. Copies of the information returns reporting interest and withholding also may be made available to the tax authorities in the country in which a Non-United States Holder is a resident under the provisions of an applicable income tax treaty or other agreement.

    THE PRECEDING SUMMARY IS FOR GENERAL INFORMATION ONLY AND IS NOT TAX ADVICE. PLEASE CONSULT YOUR OWN TAX ADVISOR TO DETERMINE THE TAX CONSEQUENCES OF PURCHASING, HOLDING AND DISPOSING OF THE NOTES UNDER YOUR PARTICULAR CIRCUMSTANCES.

                              PLAN OF DISTRIBUTION

    Each broker-dealer that receives new notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such new notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of new notes received in exchange for old notes where such old notes were acquired as a result of market-making activities or other trading activities. We have agreed that, starting on the expiration date and ending on the close of business 270 days after the expiration date (or such shorter period during which participating broker-dealers are required by law to deliver such prospectus), we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale. In addition, until ?, all dealers effecting transactions in the new notes may be required to deliver a prospectus.

    We will not receive any proceeds from any sale of new notes by broker-dealers. New notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the new notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of any such new notes. Any broker-dealer that resells new notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of such new notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit of any such resale of new notes and any commissions or concessions received any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that by acknowledging that it will deliver, and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

    Furthermore, any broker-dealer that acquired any of its old notes directly from us:

        - may not rely on the applicable interpretation of the staff of the Commission's position contained in Exxon Capital Holdings Corp., SEC no-action letter (May 13, 1988), Morgan, Stanley & Co. Inc., SEC no-action letter (June 5, 1991) and Shearman & Sterling, SEC no-action letter (July 2, 1983); and

        - must also be named as a selling noteholder in connection with the registration and prospectus delivery requirements of the Securities Act relating to any resale transaction.

    For a period of 270 days after the expiration date, we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests such documents in the letter of transmittal. We have agreed to pay all expenses incident to the exchange offer (including the expenses of one counsel for the holder of the old notes) other than commissions or concessions of any brokers or dealers and will indemnify the holders of the old notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

                                  LEGAL MATTERS

    The validity of the notes offered by this prospectus and certain legal matters in connection with the exchange offer will be passed upon for us by Piper Rudnick LLP, New York, New York.

                                     EXPERTS

    The consolidated financial statements of American Real Estate Partners, L.P. as of December 31, 2003 and 2002 and for each of the three years in the period ended December 31, 2003; and the consolidated financial statements of American Real Estate Holdings Limited Partnership as of December 31, 2003 and 2002 and for each of the three years in the period ended December 31, 2003, 2002 and 2001; included in this prospectus, have been so included in reliance on the reports of KPMG LLP, independent registered public accounting firm, given on the authority of said firm as experts in accounting and auditing.

    The balance sheet of American Property Investors, Inc. as of December 31, 2003 included in this prospectus has been included in reliance on the report of KPMG LLP, independent accountants, given on the authority of said firm as experts in accounting and auditing.

    On April 1, 2004, KPMG LLP advised us that it would not seek re-election as our independent auditor for 2004, and that the client-auditor relationship between us and KPMG has ceased. None of KPMG's reports on our consolidated financial statements for the years ended December 31, 2003 or 2002 contained an adverse opinion or a disclaimer of opinion, nor was any such report qualified or modified as to uncertainty, audit scope, or accounting principles. During the two most recent fiscal years and the interim period preceding receipt of KPMG's letter, there were no (1) disagreements with KMPG on any matters of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of KPMG, would have caused it to make reference to the subject matter of the disagreements in connection with its report or (2) "reportable events" as such term is defined in Item 304(a)(1)(v) of Regulation S-K under the Securities Exchange Act of 1934.

    Effective as of April 26, 2004, our audit committee engaged Grant Thornton LLP as our independent public accountant. During the years ended December 31, 2002 and 2003, and from January 1, 2004 through April 26, 2004 (the date Grant Thornton LLP was appointed), neither us nor our audit committee consulted Grant Thornton LLP with respect to the application of accounting principles to a specified transaction, either completed or proposed; or any matter that was either the subject of a disagreement (as defined in Item 304(a)(1)(iv) of Regulation S-K) or a reportable event (as described in Item 304(a)(1)(v) of Regulation S-K).

                       WHERE YOU CAN FIND MORE INFORMATION

    We file annual, quarterly and current reports, proxy statements and other information with the SEC under the Securities Exchange Act of 1934. The Exchange Act file number for our SEC filings is 1-9516. You may read any document we file at the SEC's public reference rooms at 450 Fifth Street, N.W., Washington, D.C. 20549. You may also inspect our filings at a regional public reference facility maintained by the SEC located at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 or at 233 Broadway, New York, New York 10279. Please call the SEC toll free at 1-800-SEC-0330 for information about its public reference rooms. We file information electronically with the SEC. Our SEC filings are available from the SEC's Internet site at http: //www.sec.gov.

THIS PROSPECTUS IS PART OF A REGISTRATION STATEMENT THAT WE FILED WITH THE SEC. THE REGISTRATION STATEMENT, INCLUDING THE ATTACHED EXHIBITS AND SCHEDULES, CONTAINS ADDITIONAL RELEVANT INFORMATION ABOUT US AND OUR COMMON STOCK. THE RULES AND REGULATIONS OF THE SEC ALLOW US TO OMIT SOME OF THE INFORMATION INCLUDED IN THE REGISTRATION STATEMENT FROM THIS PROSPECTUS. YOU MAY INSPECT THE REGISTRATION STATEMENT, INCLUDING EXHIBITS, AT THE SEC'S PUBLIC REFERENCE FACILITIES OR INTERNET SITE. OUR STATEMENTS IN THIS PROSPECTUS ABOUT THE CONTENTS OF ANY CONTRACT OR OTHER DOCUMENT ARE NOT NECESSARILY COMPLETE. YOU SHOULD REFER TO THE COPY OF EACH CONTRACT OR OTHER DOCUMENT WE HAVE FILED AS AN EXHIBIT TO THE REGISTRATION STATEMENT FOR COMPLETE INFORMATION.

                     INCORPORATION OF DOCUMENTS BY REFERENCE

    The SEC allows us to "incorporate by reference" into this prospectus the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and information in documents that we file later with the SEC will automatically update and supersede information in this prospectus. We incorporate by reference the documents listed below, and they shall be deemed to be a part hereof:

        - Annual Report on Form 10-K for the year ended December 31, 2003, filed March 15, 2004.

        - Quarterly Report on Form 10-Q for the quarter ended March 31, 2004, filed May 10, 2004.

        -   Current Report on Form 8-K filed March 16, 2004.

        -   Current Report on Form 8-K filed April 6, 2004.

        -   Current Report on Form 8-K filed April 27, 2004.

        -   Current Report on Form 8-K filed April 28, 2004.

        -   Current Report on Form 8-K filed May 7, 2004.

        -   Current Report on Form 8-K filed May 11, 2004.

        -   Current Report on Form 8-K filed May 27, 2004.

        -   Current Report on Form 8-K filed July 22, 2004.

    All documents and reports filed by us with the SEC (other than Current Reports on Form 8-K containing only Regulation FD disclosure furnished under
Item 9 of Form 8-K or containing other disclosure furnished under Item 12 of Form 8-K, unless otherwise indicated therein) under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and prior to the termination of this offering shall be deemed incorporated herein by reference and shall be deemed to be part hereof from the date of filing of such documents and reports. Any statement contained in a document incorporated or deemed to be incorporated by reference in this prospectus shall be deemed to be modified or superseded for purposes of this document to the extent that a statement contained herein or in any subsequently filed document or report that also is or deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this document.

    We will provide copies of these documents, other than exhibits, free of charge, to any person, including any beneficial owner, who receives this prospectus upon written or oral request of such person. To request a copy, you should contact us at our headquarters which are located at 100 South Bedford Road, Mt. Kisco, New York 10549, Attention: Chief Financial Officer.

                          INDEX TO FINANCIAL STATEMENTS

American Real Estate Partners, L.P.
Report of Independent Registered Public Accounting Firm................................................................      F-2
Consolidated Balance Sheets as of March 31, 2004 (unaudited) and as of December 31, 2003 and 2002......................      F-3
Consolidated Statements of Earnings for the three months ended March 31, 2004 and 2003 (unaudited) and for the years
  ended December 31, 2003, 2002 and 2001...............................................................................      F-4
Consolidated Statements of Changes in Partners' Equity and Comprehensive Income for the three months ended March 31,
  2004 and 2003 (unaudited) and for the years ended December 31, 2003, 2002 and 2001...................................      F-5
Consolidated Statements of Cash Flows for the three months ended March 31, 2004 and 2003 (unaudited) and for the years
  ended December 31, 2003, 2002 and 2001...............................................................................      F-6
Notes to Consolidated Financial Statements.............................................................................      F-8

American Real Estate Holdings Limited Partnership
Report of Independent Registered Public Accounting Firm................................................................      F-36
Consolidated Balance Sheets as of March 31, 2004 (unaudited) and as of December 31, 2003 and 2002......................      F-37
Consolidated Statements of Earnings for the three months ended March 31, 2004 and 2003 (unaudited) and for the years
  ended December 31, 2003, 2002 and 2001...............................................................................      F-38
Consolidated Statements of Changes in Partners' Equity and Comprehensive Income for the three months ended March 31,
  2004 and 2003 (unaudited) and for the years ended December 31, 2003, 2002 and 2001...................................      F-39
Consolidated Statements of Cash Flows for the three months ended March 31, 2004 and 2003 (unaudited) and for the years
  ended December 31, 2003, 2002 and 2001...............................................................................      F-40
Notes to Consolidated Financial Statements.............................................................................      F-42

American Property Investors, Inc.
Independent Auditors' Report...........................................................................................      F-66
Balance Sheet as of December 31, 2003..................................................................................      F-67
Notes to Balance Sheet.................................................................................................      F-68

             REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Partners
American Real Estate Partners, L.P.:

    We have audited the accompanying consolidated balance sheets of American Real Estate Partners, L.P. and subsidiaries as of December 31, 2003 and 2002, and the related consolidated statements of earnings, changes in partners' equity and comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 2003. These consolidated financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

    We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of American Real Estate Partners, L.P. and subsidiaries as of December 31, 2003 and 2002 and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2003 in conformity with U.S. generally accepted accounting principles.

                                                             /s/ KPMG LLP

New York, New York
March 12, 2004

              AMERICAN REAL ESTATE PARTNERS, L.P. AND SUBSIDIARIES

                           CONSOLIDATED BALANCE SHEETS
            MARCH 31, 2004 (UNAUDITED) AND DECEMBER 31, 2003 AND 2002
                       (IN $000'S EXCEPT PER UNIT AMOUNTS)

                                                                                                           DECEMBER 31,
                                                                                  MARCH 31,       ------------------------------
                                                                                    2004              2003              2002
                                                                                ------------      ------------      ------------
                                                                                 (UNAUDITED)
                                                                                       (IN $000'S EXCEPT PER UNIT AMOUNTS)
                                  ASSETS
Real estate leased to others:
 Accounted for under the financing method (Notes 4, 14 and 15) ............     $    131,413      $    137,356      $    155,458
 Accounted for under the operating method, net of accumulated depreciation
  (Notes 5, 14 and 15) ....................................................           76,127            76,443           204,242
Properties held for sale (Notes 5 and 14) .................................          148,878           128,813             4,300
Investment in U.S. Government and Agency obligations (Note 6) .............          122,650            61,573           336,051
Note receivable due from affiliate (Note 12) ..............................               --                --           250,000
Cash and cash equivalents (Note 2) ........................................          483,872           467,704            54,871
Marketable equity and debt securities (Note 7) ............................           47,584            80,522            26,728
Mortgages and notes receivable (Note 11) ..................................          104,745            50,328            56,216
Investment in NEG Holding LLC (Note 10) ...................................           77,250            69,346           108,880
Equity interest in GB Holdings, Inc. (Note 8) .............................           29,766            30,854            37,280
Hotel, casino and resort operating properties net of accumulated
  depreciation: Stratosphere Corporation hotel and casino (Note 9) ........          171,405           174,249           171,430
 Hotel and resort (Notes 5 and 13) ........................................           35,358            41,526            44,346
Land and construction-in-progress .........................................           43,708            43,459            40,415
Deferred tax asset (Note 20) ..............................................           80,835            82,450            25,522
Restricted cash ...........................................................          219,313                --                --
Receivables and other assets ..............................................           54,053            45,307            44,737
                                                                                ------------      ------------      ------------
  Total ...................................................................     $  1,826,957      $  1,489,930      $  1,560,476
                                                                                ============      ============      ============
                      LIABILITIES AND PARTNERS' EQUITY
Mortgages payable (Notes 4, 5 and 15):
 Real estate leased to others .............................................     $     96,778      $     98,128      $    171,848
 Properties held for sale .................................................           82,473            82,861                --
                                                                                ------------      ------------      ------------
                                                                                     179,251           180,989           171,848
Senior secured notes payable (Notes 17 and 27) ............................          215,000                --                --
Liability for purchase of debt securities .................................           54,769                --                --
Credit facility due affiliates (Notes 10 and 16) ..........................               --                --            10,940
Senior notes due affiliates (Notes 10 and 16) .............................               --                --           148,637
Interest payable-senior notes (Note 16) ...................................               --                --            44,360
Accounts payable, accrued expenses and other liabilities ..................           60,315            53,844            54,515
Preferred limited partnership units:
 $10 liquidation preference, 5% cumulative pay-in-kind; 10,400,000 and
  9,900,000 authorized; 10,286,264 and 9,796,607 issued and outstanding as
  of March 31, 2004 and December 31, 2003, respectively (Note 18 and 19) ..          102,863           101,649                --
                                                                                ------------      ------------      ------------
                                                                                     612,198           336,482           430,300
                                                                                ------------      ------------      ------------
Commitments and contingencies (Notes 3 and 23)
Limited partners:
 Preferred units, $10 liquidation preference, 5% cumulative pay-in-kind redeemable; 9,400,000 authorized; 9,330,963 issued and outstanding as of
  December 31, 2002 (Note 18) .............................................               --                --            96,808
 Depositary units; 47,850,000 authorized; 47,235,484 outstanding ..........        1,244,960         1,184,870         1,071,857
General partner ...........................................................          (18,280)          (19,501)          (26,568)
Treasury units at cost:
1,137,200 depositary units (Note 26) ......................................          (11,921)          (11,921)          (11,921)
                                                                                ------------      ------------      ------------
Partners' equity (Notes 2 and 3) ..........................................        1,214,759         1,153,448         1,130,176
                                                                                ------------      ------------      ------------
  Total ...................................................................     $  1,826,957      $  1,489,930      $  1,560,476
                                                                                ============      ============      ============

                 See notes to consolidated financial statements.

              AMERICAN REAL ESTATE PARTNERS, L.P. AND SUBSIDIARIES

                       CONSOLIDATED STATEMENTS OF EARNINGS

        THREE MONTHS ENDED MARCH 31, 2004 AND 2003 (UNAUDITED) AND YEARS
                     ENDED DECEMBER 31, 2003, 2002 AND 2001
                      (IN $000'S EXCEPT PER UNIT AMOUNTS)

                                                           THREE MONTHS ENDED
                                                                MARCH 31,                       YEARS ENDED DECEMBER 31,
                                                      ----------------------------    --------------------------------------------
                                                          2004            2003            2003            2002            2001
                                                      ------------    ------------    ------------    ------------    ------------
                                                              (UNAUDITED)
Revenues:
 Hotel and casino operating income (Note 9) .......   $     45,715    $     40,642    $    163,701    $    156,315    $    144,354
 Land, house and condominium sales ................          5,014           4,860          13,265          76,024          55,566
 Interest income on financing leases ..............          2,936           3,418          13,115          14,722          16,935
 Interest income on U.S. Government and Agency
  obligations and other investments (Notes 11
  and 12) .........................................          4,883           4,560          22,543          30,344          30,367
 Rental income ....................................          3,161           2,810          11,636          10,516          10,431
 Hotel and resort operating income (Note 13) ......          2,104           2,073          14,592          14,918          12,276
 Accretion of investment in NEG Holding LLC
  (Note 10) .......................................          7,904           8,750          30,142          32,879           9,834
 Oil and gas operating income .....................             --              --              --              --          33,176
 NEG management fee ...............................          2,619           1,874           7,967           7,637           2,699
 Dividend and other income (Notes 7 and 11) .......            834             900           3,061           2,720           4,877
 Equity in earnings (loss) of GB Holdings,
  Inc. (Note 8) ...................................           (348)           (857)         (3,466)            305           1,807
                                                      ------------    ------------    ------------    ------------    ------------
                                                            74,822          69,030         276,556         346,380         322,322
                                                      ------------    ------------    ------------    ------------    ------------
Expenses:
 Hotel and casino operating expenses (Note 9) .....         34,019          32,709         135,429         131,659         127,956
 Cost of land, house and condominium sales ........          3,358           4,103           9,129          54,640          42,599
 Hotel and resort operating expenses (Note 13) ....          2,097           2,265          11,138          12,553          10,792
 Interest expense (Notes 7, 14, 15 and 17) ........          5,919           6,361          20,640          27,369          34,765
 Oil and gas operating expenses ...................             --              --              --              --           5,569
 Depreciation and amortization ....................          5,092           4,605          17,773          17,613          20,814
 General and administrative expenses (Note 3) .....          4,364           3,372          14,081          14,134          13,011
 Property expenses ................................          1,184           1,091           5,475           4,682           3,028
                                                      ------------    ------------    ------------    ------------    ------------
                                                            56,033          54,506         213,665         262,650         258,534
                                                      ------------    ------------    ------------    ------------    ------------
Operating income ..................................         18,789          14,524          62,891          83,730          63,788
Other gains and (losses):
 Provision for loss on real estate ................             --            (200)           (750)         (3,212)         (3,184)
 Gain on sale of marketable equity and debt
  securities ......................................         28,857              --           2,607              --           6,749
 Write-down of equity securities available for
  sale (Note 7) ...................................             --            (961)           (961)         (8,476)             --
 Write-down of mortgages and notes receivable
  (Note 7) ........................................             --              --         (18,798)             --              --
 Gain on sales and disposition of real estate
  (Note 14) .......................................          6,047           1,138           7,121           8,990           1,737
  Loss on limited partnership interests ...........             --              --              --          (3,750)             --
 Minority interest in net earnings of
  Stratosphere Corporation (Note 9) ...............             --              --              --          (1,943)           (450)
                                                      ------------    ------------    ------------    ------------    ------------
Income from continuing operations before
  income taxes ....................................         53,693          14,501          52,110          75,339          68,640
 Income tax benefit (expense) (Note 20) ...........         (4,302)         (2,878)          6,495          (7,480)         30,077
                                                      ------------    ------------    ------------    ------------    ------------
 Income from continuing operations ................         49,391          11,623          58,605          67,859          98,717
                                                      ------------    ------------    ------------    ------------    ------------
Discontinued operations:
 Income from discontinued operations ..............          2,458           1,629           6,139           6,007           6,117
 Gain on sales and disposition of real estate .....          6,929              --           3,353              --              --
                                                      ------------    ------------    ------------    ------------    ------------
Income from discontinued operations ...............          9,387           1,629           9,492           6,007           6,117
                                                      ------------    ------------    ------------    ------------    ------------
Net earnings ......................................   $     58,778    $     13,252    $     68,097    $     73,866    $    104,834
                                                      ============    ============    ============    ============    ============
Net earnings attributable to (Note 3):
  Limited partners ................................   $     57,608    $     10,274    $     59,360    $     63,168    $     66,190
  General partners ................................          1,170           2,978           8,737          10,698          38,644
                                                      ------------    ------------    ------------    ------------    ------------
                                                      $     58,778    $     13,252    $     68,097    $     73,866    $    104,834
                                                      ============    ============    ============    ============    ============
Net earnings per limited partnership unit (Note 2):
 Basic earnings:

  Income from continuing operations ...............   $       1.05    $       0.17    $       1.03    $       1.15    $       1.21
  Income from discontinued operations .............           0.20            0.03            0.20            0.12            0.13
                                                      ------------    ------------    ------------    ------------    ------------
 Basic earnings per LP unit .......................   $       1.25    $       0.20    $       1.23    $       1.27    $       1.34
                                                      ============    ============    ============    ============    ============
Weighted average limited partnership units
  outstanding .....................................     46,098,284      46,098,284      46,098,284      46,098,284      46,098,284
                                                      ============    ============    ============    ============    ============
 Diluted earnings:
  Income from continuing operations ...............   $       0.94    $       0.15    $       0.96    $       1.02    $       1.09
  Income from discontinued operations .............           0.18            0.03            0.17            0.10            0.10
                                                      ------------    ------------    ------------    ------------    ------------
 Diluted earnings per LP unit .....................   $       1.12    $       0.18    $       1.13    $       1.12    $       1.19
                                                      ============    ============    ============    ============    ============
Weighted average limited partnership units and
  equivalent partnership units outstanding ........     52,499,303      55,641,655      54,489,943      56,466,698      55,599,112
                                                      ============    ============    ============    ============    ============

                 See notes to consolidated financial statements.

              AMERICAN REAL ESTATE PARTNERS, L.P. AND SUBSIDIARIES

                 CONSOLIDATED STATEMENTS OF CHANGES IN PARTNERS'
                         EQUITY AND COMPREHENSIVE INCOME
          THREE MONTHS ENDED MARCH 31, 2004 (UNAUDITED) AND YEARS ENDED
                        DECEMBER 31, 2003, 2002 AND 2001
                       (IN $000'S EXCEPT PER UNIT AMOUNTS)

                                                  GENERAL      LIMITED PARTNERS' EQUITY
                                                  PARTNER'S    ------------------------         HELD IN TREASURY         TOTAL
                                                  EQUITY       DEPOSITARY    PREFERRED     ------------------------    PARTNERS'
                                                 (DEFICIT)        UNITS         UNITS        AMOUNTS        UNITS       EQUITY
                                                 ----------    ----------    ----------    ----------    ----------   ----------
Balance, December 31, 2000 (as previously
  reported) ..................................   $   22,498    $  944,340    $   87,808    $  (11,921)        1,137   $1,042,725
NEG, Inc. acquisition (Note 1) ...............     (119,705)           --            --            --            --     (119,705)
                                                 ----------    ----------    ----------    ----------    ----------   ----------
Balance, December 31, 2000 (Restated) ........      (97,207)      944,340        87,808       (11,921)        1,137      923,020
Comprehensive income:
Net earnings .................................       38,644        66,190            --            --            --      104,834
Reversal of unrealized loss on sale of debt
  securities .................................           78         3,818            --            --            --        3,896
Net unrealized losses on securities available
  for sale ...................................         (269)      (13,257)           --            --            --      (13,526)
                                                 ----------    ----------    ----------    ----------    ----------   ----------
Comprehensive income .........................       38,453        56,751            --            --            --       95,204
Pay-in-kind distribution (Note 18) ...........           --        (4,390)        4,390            --            --           --
                                                 ----------    ----------    ----------    ----------    ----------   ----------
Balance, December 31, 2001 (Restated) ........      (58,754)      996,701        92,198       (11,921)        1,137    1,018,224
Comprehensive income:
Net earnings .................................       10,698        63,168            --            --            --       73,866
Reversal of unrealized loss on sale of debt
  securities .................................          211        10,384            --            --            --       10,595
Adjustment to reverse unrealized loss on
  investment securities reclassified to notes
  receivable .................................          131         6,451            --            --            --        6,582
Net unrealized losses on securities available
  for sale ...................................           (5)         (237)           --            --            --         (242)
                                                 ----------    ----------    ----------    ----------    ----------   ----------
Comprehensive income .........................       11,035        79,766            --            --            --       90,801
Net adjustment for acquisition of minority
  interest (Note 9(a)) .......................       21,151            --            --            --            --       21,151
Pay-in-kind distribution (Note 18) ...........           --        (4,610)        4,610            --            --           --
                                                 ----------    ----------    ----------    ----------    ----------   ----------
Balance, December 31, 2002 (Restated) ........      (26,568)    1,071,857        96,808       (11,921)        1,137    1,130,176
Comprehensive income:
Net earnings .................................        8,737        59,360            --            --            --       68,097
Reversal of unrealized loss on sale of debt
  securities .................................           15           746            --            --            --          761
Net unrealized gains on securities available
  for sale ...................................          183         8,991            --            --            --        9,174
Sale of marketable equity securities available
  for sale ...................................           (6)         (274)           --            --            --         (280)
                                                 ----------    ----------    ----------    ----------    ----------   ----------
Comprehensive income .........................        8,929        68,823            --            --            --       77,752
Pay-in-kind distribution (Note 18) ...........           --        (2,391)        2,391            --            --           --
Recognition of deferred tax asset at date of
  bankruptcy (Note 20) .......................          946        46,581            --            --            --       47,527
Capital distribution (Note 1) ................       (2,808)           --            --            --            --       (2,808)
Reclassification of Preferred LP units to
  liabilities (Note 18) ......................           --            --       (99,199)           --            --      (99,199)
                                                 ----------    ----------    ----------    ----------    ----------   ----------
Balance, December 31, 2003 ...................   $  (19,501)   $1,184,870    $       --    $  (11,921)        1,137   $1,153,448
                                                 ==========    ==========    ==========    ==========    ==========   ==========
Comprehensive income (unaudited):
  Net earnings ...............................        1,170        57,608            --            --            --       58,778
  Reversal of unrealized gains on marketable
    securities sold ..........................          (97)       (4,803)           --            --            --       (4,900)
  Net unrealized gains on securities available
    for sale .................................          148         7,285            --            --            --        7,433
                                                 ----------    ----------    ----------    ----------    ----------   ----------
Comprehensive income .........................        1,221        60,090            --            --            --       61,311
                                                 ----------    ----------    ----------    ----------    ----------   ----------
Balance, March 31, 2004 (unaudited) ..........   $  (18,280)   $1,244,960    $       --    $  (11,921)        1,137   $1,214,759
                                                 ==========    ==========    ==========    ==========    ==========   ==========

      Accumulated other comprehensive gain (loss) at March 31, 2004 (unaudited), December 31, 2003, 2002 and 2001 was $11,707, $9,174, ($242) and ($17,178),
respectively.

                 See notes to consolidated financial statements.

              AMERICAN REAL ESTATE PARTNERS, L.P. AND SUBSIDIARIES

                      CONSOLIDATED STATEMENTS OF CASH FLOWS

        THREE MONTHS ENDED MARCH 31, 2004 AND 2003 (UNAUDITED) AND YEARS
                     ENDED DECEMBER 31, 2003, 2002 AND 2001
                      (IN $000'S EXCEPT PER UNIT AMOUNTS)

                                                         THREE MONTHS ENDED
                                                              MARCH 31,                   YEARS ENDED DECEMBER 31,
                                                      ------------------------    --------------------------------------
                                                         2004          2003          2003          2002          2001
                                                      ----------    ----------    ----------    ----------    ----------
                                                            (UNAUDITED)
Cash flows from operating activities:
 Income from continuing operations ................   $   49,391    $   11,623    $   58,605    $   67,859    $   98,717
 Adjustments to reconcile net earnings to net cash
  provided by (used in) operating activities:
  Depreciation and amortization ...................        5,092         4,605        17,773        17,613        20,814
  Preferred LP interest expense ...................        1,225            --         2,450            --            --
  Gain on sale of marketable equity securities ....      (28,857)           --        (2,607)           --        (6,749)
  Gain on sales and disposition of real estate ....       (6,047)       (1,138)       (7,121)       (8,990)       (1,737)
  Loss on limited partnership interests ...........           --            --            --         3,750            --
  Provision for loss on real estate ...............           --           200           750         3,212         3,184
  Write-down of equity securities available for
   sale ...........................................           --           961           961         8,476            --
  Write-down of mortgages and notes receivable ....           --            --        18,798            --            --
  Minority interest in net earnings of
   Stratosphere Corporation .......................           --            --            --         1,943           450
  Equity in (earnings) losses of GB Holdings, Inc .          348           857         3,466          (305)       (1,807)
  Deferred gain amortization ......................         (510)         (510)       (2,038)       (2,038)         (849)
Accretion of investment in NEG Holding LLC ........       (7,904)       (8,750)      (30,142)      (32,879)       (9,834)
  Deferred income tax (benefit) expense ...........        1,615         1,491        (7,147)        7,480       (30,077)
  Change in fair market value of derivative
   contracts ......................................           --            --            --            --           716
  Changes in operating assets and liabilities:
     (Increase) decrease in land and
     construction-in-progress .....................         (455)        1,755        (6,556)       24,215         7,753
     (Decrease) increase in accounts payable,
     accrued expenses and other liabilities .......       10,532       (34,327)      (40,503)       (3,037)       (1,359)
    Decrease in receivables and other assets ......      (12,302)         (442)        1,424         4,068         4,570
                                                      ----------    ----------    ----------    ----------    ----------
    Net cash provided by continuing operations ....       12,128       (23,675)        8,113        91,367        83,792
                                                      ----------    ----------    ----------    ----------    ----------
 Income from discontinued operations ..............        9,387         1,629         9,492         6,007         6,117
  Depreciation and amortization ...................           18         1,028         4,212         3,616         3,383
  Net gain from property transactions .............       (6,929)           --        (3,353)           --            --
                                                      ----------    ----------    ----------    ----------    ----------
   Net cash provided by discontinued operations ...        2,476         2,657        10,351         9,623         9,500
                                                      ----------    ----------    ----------    ----------    ----------
   Net cash provided by (used in) operating
     activities ...................................       14,604       (21,018)       18,464       100,990        93,292
                                                      ----------    ----------    ----------    ----------    ----------
Cash flows from investing activities:
 Increase in mortgages and notes receivable .......           --       (30,963)      (31,112)      (23,200)      (15,583)
 Repayments of mortgages and notes receivable .....          351            --        12,200        23,000            --
 Net proceeds from the sales and disposition of
  real estate .....................................       11,346         3,279        15,290        20,513         3,656
 Principal payments received on leases accounted
  for under the financing method ..................        1,112         1,386         5,310         5,941         6,858
  Additions to hotel, casino and resort operating
   property .......................................       (1,181)       (1,139)      (19,734)       (4,577)      (62,662)
 Acquisitions of rental real estate ...............      (14,583)           --            --       (18,226)           --
 Additions to rental real estate ..................         (166)          (76)         (413)         (181)       (1,064)
 Decrease (increase) in investment in U.S.
  Government and Agency Obligations (Note 2) ......      (61,077)       15,398       274,478       (22,410)      162,046
 Disposition of marketable equity & debt securities       64,471            --         3,843            --        17,929
 Disposition proceeds on sale mortgages and notes
  receivable ......................................           --            --         2,621            --            --
 Increase in marketable equity & debt securities ..           --            --       (45,140)       (4,415)           --
 Decrease (increase) in note receivable from
  affiliate .......................................           --            --       250,000            --      (250,000)
 Decrease in minority interest in Stratosphere Corp           --            --            --       (44,744)           --
 Decrease in investment in Stratosphere Corp ......           --            --           788            --            --
 Investment in NEG, Inc ...........................           --            --      (148,101)           --            --
 Investment in NEG Holding LLC ....................           --            --            --            --        (4,379)
 Guaranteed payment from NEG Holding LLC ..........           --         2,250        18,229        21,653         3,625
 Priority distribution from NEG Holding LLC .......           --        40,506        40,506            --            --
 Oil and natural gas acquisition, exploration and
  development expenditures ........................           --            --            --            --       (26,432)
 Increase (decrease) in due to affiliate ..........           --            --            --       (68,815)       (8,716)
 Increase in investment in joint ventures .........           --            --            --            --        (5,856)
 Increase in restricted cash ......................     (219,313)           --            --            --            --
 Other ............................................          (50)          134           589           197           (29)
                                                      ----------    ----------    ----------    ----------    ----------
   Net cash provided by (used in) continuing
     operations ...................................     (219,090)       30,775       379,354      (115,264)     (180,607)
   Cash flows from discontinued operations:
   Net proceeds from the sales and disposition of
     real estate ..................................        7,392            --         5,336            --            --
                                                      ----------    ----------    ----------    ----------    ----------
   Net cash provided by (used in) investing
     activities ...................................     (211,698)       30,775       384,690      (115,264)     (180,607)
                                                      ----------    ----------    ----------    ----------    ----------

                 See notes to consolidated financial statements.

              AMERICAN REAL ESTATE PARTNERS, L.P. AND SUBSIDIARIES

                                                               THREE MONTHS ENDED
                                                                   MARCH 31,                    YEARS ENDED DECEMBER 31,
                                                            ------------------------    --------------------------------------
                                                               2004          2003          2003          2002          2001
                                                            ----------    ----------    ----------    ----------    ----------
                                                                  (UNAUDITED)
Cash Flows From Financing Activities:
 Debt:
  Proceeds from Senior Secured Notes Payable ............      215,000            --            --            --            --
  Repayment of credit facility ..........................           --            --            --            --       (25,000)
  Proceeds from credit facility .........................           --            --            --            --        10,940
  Repayment of senior notes .............................           --            --            --            --       (10,500)
  Proceeds from mortgages payable .......................           --            --        20,000        12,700            --
  Payments on mortgages payable .........................           --            --        (3,837)         (462)       (6,457)
  Periodic principal payments ...........................       (1,738)       (2,036)       (6,484)       (7,198)       (6,840)
  Balloon payments ......................................           --            --            --            --        (1,756)
                                                            ----------    ----------    ----------    ----------    ----------
   Net cash provided by (used in) financing activities ..      213,262        (2,036)        9,679         5,040       (39,613)
                                                            ----------    ----------    ----------    ----------    ----------
Net increase (decrease) in cash and cash equivalents ....       16,168         7,721       412,833        (9,234)     (126,928)
Cash and cash equivalents, beginning of year ............      467,704        54,761        54,871        64,105       191,033
                                                            ----------    ----------    ----------    ----------    ----------
Cash and cash equivalents at end of year ................   $  483,872    $   62,482    $  467,704    $   54,871    $   64,105
                                                            ==========    ==========    ==========    ==========    ==========
Supplemental information:
  Cash payments for interest, net of amounts capitalized    $    4,766    $   46,554    $   62,324    $   36,646    $   51,910
                                                            ==========    ==========    ==========    ==========    ==========
  Cash payments for income taxes ........................   $       --    $       --    $       --    $       --    $    1,200
                                                            ==========    ==========    ==========    ==========    ==========
Supplemental schedule of noncash investing and financing
 activities:
Reclassification of real estate to operating lease ......   $       --    $    2,158    $    5,065    $   13,403    $    3,082
Reclassification from hotel and resort operating
  properties ............................................       (6,395)           --            --            --        (1,167)
Reclassification of real estate from financing lease ....           --        (2,158)       (5,065)      (13,503)       (9,754)
Reclassification of real estate from operating lease ....      (14,353)           --      (126,263)           --            --
Reclassification of real estate to property held for sale       20,748            --       126,263           100         6,672
Decrease in mortgages and notes receivable ..............           --        (3,453)       (3,453)           --            --
Decrease in deferred income .............................           --         2,565         2,565            --            --
Increase in real estate accounted for under the
  operating method ......................................           --           888           888            --            --
Reclassification of real estate to (from)
  construction-in-progress ..............................           --            --            --            --         1,167
Reclassification from marketable equity and debt
  securities ............................................           --            --            --       (20,494)           --
Reclassification from receivable and other assets .......           --        (1,631)       (1,631)           --            --
Reclassification to mortgages and notes receivable ......           --         1,631         1,631        20,494            --
                                                            ----------    ----------    ----------    ----------    ----------
                                                            $       --    $       --    $       --    $       --    $       --
                                                            ==========    ==========    ==========    ==========    ==========
Net unrealized gains (losses) on securities available
  for sale ..........................................       $    2,378    $    1,165    $    9,174    $     (242)   $  (13,526)
                                                            ==========    ==========    ==========    ==========    ==========
Increase in equity and debt securities ..............       $       --    $       --    $    1,200    $    2,890    $    2,500
                                                            ==========    ==========    ==========    ==========    ==========
Purchase of debt securities .........................       $   54,769    $       --    $       --    $       --    $       --
                                                            ==========    ==========    ==========    ==========    ==========
Contribution of note from NEG Holding LLC ...........       $       --    $   10,940    $   10,940    $       --    $       --
                                                            ==========    ==========    ==========    ==========    ==========
Transfer of assets and liabilities to NEG Holding LLC       $       --    $       --    $       --    $       --    $   87,066
                                                            ==========    ==========    ==========    ==========    ==========

                 See notes to consolidated financial statements

              AMERICAN REAL ESTATE PARTNERS, L.P. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
         MARCH 31, 2004 (UNAUDITED) AND DECEMBER 31, 2003, 2002 AND 2001

1.    DESCRIPTION OF BUSINESS AND BASIS OF PRESENTATION

      On July 1, 1987, American Real Estate Holdings Limited Partnership (the "Subsidiary"), in connection with an exchange offer (the "Exchange"), entered into merger agreements with American Real Estate Partners, L.P. (the "Company") and each of thirteen separate limited partnerships (collectively, the "Predecessor Partnerships"), pursuant to which the Subsidiary acquired all the assets, subject to the liabilities of the Predecessor Partnerships.

      By virtue of the Exchange, the Subsidiary owns the assets, subject to the liabilities, of the Predecessor Partnerships. The Company owns a 99% limited partner interest in the Subsidiary. American Property Investors, Inc. (the "General Partner") owns a 1% general partner interest in both the Subsidiary and the Company representing an aggregate 1.99% general partner interest in the Company and the Subsidiary. The General Partner is owned and controlled by Mr. Carl C. Icahn ("Icahn" or "Mr. Icahn").

      On August 16, 1996 the Company amended its Partnership Agreement to permit non-real estate related acquisitions and investments which has allowed and continues to permit the Company to take advantage of investment opportunities it believes exist outside of the real estate market in order to seek to enhance unitholder value and further diversify its assets. The Amendment permits the Company to invest in securities issued by companies that are not necessarily engaged as one of their primary activities in the ownership, development or management of real estate to further diversify its investments while remaining in the real estate business and continuing to pursue suitable investments in the real estate markets. Under the Amendment, investments may include equity and debt securities of domestic and foreign issuers. The portion of the Company's assets invested in any one type of security or any single issuer will not be limited.

      The Company will conduct its activities in such a manner so as not to be deemed an investment company under the Investment Company Act of 1940 (the "1940 Act"). Generally, this means that no more than 40% of the Company's total assets will be invested in investment securities as such is defined in the 1940 Act. In addition, the Company does not intend to invest in securities as its primary business and will structure its investments to continue to be taxed as a partnership rather than as a corporation under the applicable publicly traded partnership rules of the Internal Revenue Code.

      The Company and its consolidated subsidiaries are engaged in the following operating businesses: (i) rental real estate, (ii) hotel, casino and resort operations, (iii) land, house and condominium development, (iv) participation and management of oil and gas operating properties and (v) investment in securities including investment in other entities and marketable equity and debt securities.

      In March 2000, the Company purchased an additional 50,000 shares of the Stratosphere Corporation ("Stratosphere") from an affiliate of the General Partner resulting in the Company owning approximately 51% of Stratosphere and has included its accounts on a consolidated basis. In December 2002, the Company purchased the remaining 49% minority interest. See Note 9.

      In October 2003, the Company acquired certain debt and equity securities of National Energy Group, Inc. ("NEG") from entities affiliated with Icahn for an aggregate consideration of $148.1 million. NEG owns a 50% interest in NEG Holding LLC ("Holding LLC") which owns oil and gas properties managed by NEG. The other 50% interest in Holding LLC is held by an Icahn affiliate and managing member. In connection with the acquisition of stock in NEG, the excess of cash disbursed over the historical cost which amounted to $2.8 million was charged to the General Partner's equity.

      In accordance with generally accepted accounting principles, assets transferred between entities under common control are accounted for at historical costs similar to a pooling of interests, and the financial statements of previously separate companies for periods prior to the acquisition are restated on a combined basis. There is no minority interest allocated to the other NEG stockholders because of NEG's negative equity. See Note 10.

              AMERICAN REAL ESTATE PARTNERS, L.P. AND SUBSIDIARIES

2.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

      Financial Statements and Principles of Consolidation -- The consolidated financial statements are prepared in accordance with accounting principles generally accepted in the United States and include only those assets, liabilities and results of operations, which relate to the Company and its wholly owned and majority owned subsidiaries. All material intercompany accounts and transactions have been eliminated in consolidation. The Company accounts for its investments in subsidiaries that are less than 50% owned under the equity method of accounting.

      Net Earnings Per Limited Partnership Unit -- Basic earnings per share are based on earnings after the preferred pay-in-kind distribution to Preferred Unitholders. The resulting net earnings available for limited partners are divided by the weighted average number of shares of limited partnership units outstanding.

      Diluted earnings per share uses net earnings attributable to limited partner interests as the numerator with the denominator based on the weighted average number of units and equivalent units outstanding. The Preferred units are considered to be unit equivalents. The number of limited partnership units used in the calculation of diluted income per limited partnership unit increased as follows: 6,401,019 and 9,543,371 in the three months ended March 31, 2004 and 2003 (unaudited), respectively, and 8,391,659, 10,368,414 and 9,500,828 limited partnership units for the years ended December 31, 2003, 2002 and 2001, respectively, to reflect the effects of the conversion of preferred units.

      For accounting purposes, NEG's earnings prior to the NEG acquisition in October 2003 have been allocated to the General Partner and therefore excluded from the computation of basic and diluted earnings per limited partnership unit.

      Cash and Cash Equivalents -- The Company considers short-term investments, which are highly liquid with original maturities of three months or less at date of purchase, to be cash equivalents. Included in cash and cash equivalents at March 31, 2004 (unaudited), December 31, 2003 and 2002 are investments in government backed securities of approximately $416,000,000, $378,000,000 and $5,467,000, respectively.

      Marketable Equity and Debt Securities and Investment in U.S. Government and Agency Obligations -- Investments in equity and debt securities are classified as either held-to-maturity or available for sale for accounting purposes. Investments in U.S. Government and Agency Obligations are classified as available for sale. Available for sale securities are carried at fair value on the balance sheet of the Company. Unrealized holding gains and losses are excluded from earnings and reported as a separate component of Partners' Equity. Held-to-maturity securities are recorded at amortized cost.

      A decline in the market value of any held-to-maturity or available for sale security below cost that is deemed to be other than temporary results in a reduction in carrying amount to fair value. The impairment is charged to earnings and a new cost basis for the security is established. Dividend income is recorded when declared and interest income is recognized when earned.

MORTGAGES AND NOTES RECEIVABLE

         a. The Company has generally not recognized any profit in connection with the property sales in which certain purchase money mortgages receivable were taken back. Such profits are being deferred and will be recognized when the principal balances on the purchase money mortgages are received.

         b. The Company has provided development financing for certain real estate projects. The security for these loans is either a second mortgage or a pledge of the developers' ownership interest in the properties. Such loans are subordinate to construction financing and are generally referred to as mezzanine loans. Current mezzanine loans accrue interest at approximately 22% per annum. Generally interest is not paid periodically but is due at maturity or earlier from unit sales or refinancing proceeds. The Company defers recognition of interest income on mezzanine loans pending receipt of principal and interest payments.

         Income Taxes -- No provision has been made for Federal, state or local income taxes on the results of operations generated by partnership activities as such taxes are the responsibility of the partners. Stratosphere and NEG, the Company's corporate subsidiaries, account for their income taxes under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and

              AMERICAN REAL ESTATE PARTNERS, L.P. AND SUBSIDIARIES liabilities and their respective tax bases and operating loss and tax credit carry forwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

         Leases -- The Company leases to others substantially all its real property under long-term net leases and accounts for these leases in accordance with the provisions of Financial Accounting Standards Board Statement No. 13, "Accounting for Leases," as amended. This Statement sets forth specific criteria for determining whether a lease is to be accounted for as a financing lease or an operating lease.

         a. Financing Method-Under this method, minimum lease payments to be received plus the estimated value of the property at the end of the lease are considered the gross investment in the lease. Unearned income, representing the difference between gross investment and actual cost of the leased property, is amortized to income over the lease term so as to produce a constant periodic rate of return on the net investment in the lease.

         b. Operating Method-Under this method, revenue is recognized as rentals become due and expenses (including depreciation) are charged to operations as incurred.

         Properties -- Properties held for investment, other than those accounted for under the financing method, are carried at cost less accumulated depreciation unless declines in the values of the properties are considered other than temporary at which time the property is written down to net realizable value. A property is classified as held for sale at the time management determines that the criteria in SFAS 144 have been met. Properties held for sale are carried at the lower of cost or net realizable value. Such properties are no longer depreciated and their operations are included in discontinued operations.

         Depreciation -- Depreciation is computed using the straight-line method over the estimated useful life of the particular property or property components, which range from 3 to 45 years.

         Use of Estimates -- Management has made a number of estimates and assumptions relating to the reporting of assets and liabilities, revenues and expenses and the disclosure of contingent assets and liabilities to prepare these financial statements in conformity with generally accepted accounting principles. Actual results could differ from those estimates. The more significant estimates include the valuation of (i) long-lived assets, (ii) mortgages and notes receivable, (iii) marketable equity and debt securities,
(iv) costs to complete for land, house and condominium developments, (v) gaming-related liability and loyalty programs and (vi) deferred tax assets.

REVENUE RECOGNITION

         1. Revenue from real estate sales and related costs are recognized at the time of closing primarily by specific identification. The Company follows the guidelines for profit recognition set forth by Financial Accounting Standards Board (FASB) Statement No. 66, "Accounting for Sales of Real Estate."

         2. Casino revenues and promotional allowances -- The Company recognizes revenues in accordance with industry practice. Casino revenue is the net win from gaming activities (the difference between gaming wins and losses). Casino revenues are net of accruals for anticipated payouts of progressive and certain other slot machine jackpots. Revenues include the retail value of rooms, food and beverage and other items that are provided to customers on a complimentary basis. A corresponding amount is deducted as promotional allowances. The cost of such complimentaries is included in "Hotel and casino operating expenses".

         3. Sales, advertising and promotion -- These costs are expensed as incurred.

         Land and Construction-in-Progress -- These costs are stated at the lower of cost or net realizable value. Interest is capitalized on expenditures for long-term projects until a salable condition is reached. The capitalization rate is based on the interest rate on specific borrowings to fund the projects.

              AMERICAN REAL ESTATE PARTNERS, L.P. AND SUBSIDIARIES

         Investment in NEG Holding LLC -- Due to the substantial uncertainty that the Company will receive any distribution above the priority and guaranteed payment amounts, the Company accounts for its investment in Holding LLC as a preferred investment whereby guaranteed payment amounts received and receipts of the priority distribution amount are recorded as reductions in the investment and income is recognized from accretion of the investment up to the priority distribution amount, including the guaranteed payments (based on the interest method) (see Note 10). Following receipt of the guaranteed payments and priority distributions, the residual interest in the investment will be valued at zero.

         The Company periodically evaluates the propriety of the carrying amount of its investment in Holding LLC to determine whether current events or circumstances warrant adjustments to the carrying value and/or revisions to accretion of income. The Company currently believes that no such impairment has occurred and that no revision to the accretion of income is warranted.

         Accounting for Impairment of a Loan -- If it is probable that based upon current information the Company will be unable to collect all amounts due according to the contractual terms of a loan agreement, the Company considers the asset to be "impaired". Reserves are established against impaired loans in amounts equal to the difference between the recorded investment in the asset and either the present value of the cash flows expected to be received, or the fair value of the underlying collateral if foreclosure is deemed probable or if the loan is considered collateral dependent.

         Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of -- Long-lived assets held and used by the Company and long-lived assets to be disposed of, are reviewed for impairment whenever events or changes in circumstances, such as vacancies and rejected leases, indicate that the carrying amount of an asset may not be recoverable.

         In performing the review for recoverability, the Company estimates the future cash flows expected to result from the use of the asset and its eventual disposition. If the sum of the expected future cash flows (undiscounted and without interest charges) is less than the carrying amount of the asset an impairment loss is recognized. Measurement of an impairment loss for long-lived assets that the Company expects to hold and use is based on the fair value of the asset. Long-lived assets to be disposed of are reported at the lower of carrying amount or fair value less cost to sell.

RECENT ACCOUNTING STANDARDS:

         1. In May 2003, the FASB issued SFAS 150 "Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity." SFAS 150 is effective at the beginning of the first interim period beginning after June 15, 2003. The Company adopted SFAS 150 on July 1, 2003 and has reclassified its preferred units to a liability account. See Note 18.

         2. In January 2003, the FASB issued FASB Interpretation 46 (revised December 2003), Consolidation of Variable Interest Entities, which addresses how a business enterprise should evaluate whether it has a controlling financial interest in an entity through means other than voting rights and accordingly should consolidate the entity. FIN 46R, issued in December 2003 as a revision to the original interpretation, clarifies the application of ARB 51, Consolidated Financial Statements, to certain entities in which the equity investors do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support.

         The Company is required to apply FIN 46R to variable interests created after January 2003. For variable interest entities created prior to January 2003, for which FIN 46 has not been applied prior to December 24, 2003, the interpretation will be applied in reporting periods ending after March 15, 2004.

         The Company has an investment in a variable interest entity, which owns oil and natural gas operating properties. The variable interest entity has net assets of $161 million. The Company has determined that it is not the primary beneficiary of the variable interest entity. The maximum exposure to losses as a result of its involvement with the variable interest entity is $69 million.

3.    RELATED PARTY TRANSACTIONS

         a. On January 5, 2004, American Casino & Entertainment Properties LLC ("American Casino"), an indirect wholly-owned subsidiary of the Company, entered into an agreement to acquire two Las Vegas casino/hotels, Arizona Charlie's Decatur and Arizona Charlie's Boulder from Mr. Icahn and an entity affiliated with Mr. Icahn, for an aggregate consideration of $125.9 million. Mr. Icahn

              AMERICAN REAL ESTATE PARTNERS, L.P. AND SUBSIDIARIES is Chairman of the Board of American Property Investors, Inc., AREP's General Partner ("API" or the "General Partner"). The closing of the acquisition is subject to certain conditions, including among other things, obtaining all approvals necessary under the gaming laws. The terms of the transactions were approved by the Audit Committee of the Board of Directors of the General Partner ("Audit Committee") which was advised by its independent financial advisor and by counsel. See Note 9.

         b. At December 31, 2002, the Company had a $250 million note receivable from Mr. Icahn, Chairman of the General Partner, which was repaid in October 2003. (See Note 12).

         c. In addition, in 1997 the Company entered into a license agreement for a portion of office space from an affiliate. The license agreement dated as of February 1, 1997 expires May 22, 2004 unless sooner terminated in accordance with the agreement. Pursuant to the license agreement, the Company has the non-exclusive use of 3,547 square feet of office space and common areas (of an aggregate 21,123 rentable square feet sublet by such affiliate) for which it paid $17,068 per month, together with 16.79% of certain "additional rent". In November 2000, the Company reduced its office size to approximately 2,275 square feet, which decreased its monthly rental to $11,185 plus 10.77% of certain additional rent. For the three months ended March 31, 2004 and 2003 (unaudited), the Company paid rent of approximately $39,000 and $37,000, respectively. In the years ended December 31, 2003, 2002 and 2001, the Company paid such affiliate approximately $159,000, $153,000 and $147,000 of rent, respectively, in connection with this licensing agreement. The terms of such sublease were reviewed and approved by the Audit Committee. The agreement expires in May 2004. If the Company must vacate the space, it believes there will be adequate alternative space available.

         d. Stratosphere received as reimbursement from affiliates of the General Partner approximately $0.8 million and $0.6 million in the three months ended March 31, 2004 and 2003 (unaudited), respectively, and $2,993,000, $1,675,000 and $1,343,000 in the years ended December 31, 2003, 2002 and 2001, respectively, for administrative services performed by Stratosphere personnel.

         Stratosphere received hotel revenue of approximately $3,000, $123,000 and $600,000 in the years ended December 31, 2003, 2002 and 2001, respectively, in connection with a tour and travel agreement entered into with an affiliate of the General Partner. Stratosphere also received approximately $101,000 in hotel and food revenue from an affiliate of the General Partner in the year ended December 31, 2003 in connection with a conference held at Stratosphere. Stratosphere did not receive any revenue from affiliates of the General Partner during the quarters ended March 31, 2004 and 2003 (unaudited).

         e. The General Partner and its affiliates may realize substantial fees, commissions and other income from transactions involving the purchase, operation, management, financing and sale of the Company's properties, subject to certain limitations relating to properties acquired from the Predecessor Partnerships in the Exchange. Some of such amounts may be paid regardless of the overall profitability of the Company and whether any distributions have been made to Unitholders. As new properties are acquired, developed, constructed, operated, leased, financed and sold, the General Partner or its affiliates may perform acquisition functions, development and construction oversight and other land development services, property management and leasing services, either on a day-to-day basis or on an asset management basis, and other services and be entitled to fees and reimbursement of expenses relating thereto, including property management fees, real estate brokerage and leasing commissions, fees for financing either provided or arranged by the General Partner and its affiliates, development fees, general contracting fees and construction management fees. The terms of any transactions between the Company and the General Partner or its affiliates must be fair and reasonable to the Company and customary to the industry. There were no significant fees paid in the quarter ended March 31, 2004 (unaudited) and the years ended December 31, 2003, 2002, and 2001.

         f. NEG received management fees from an affiliate of approximately $2.6 million and $1.9 million in the three months ended March 31, 2004 and 2003 (unaudited), respectively, and $7,967,000, $7,637,000 and $2,699,000 in the
years ended December 31, 2003, 2002 and 2001, respectively.

         g. NEG entered into an agreement to manage TransTexas Gas Corporation, an Icahn affiliate, for a fee of $312,500 per month.

         h. For the three months ended March 31, 2004 (unaudited) and for the year ended December 31, 2003, the Company paid approximately $39,000 and $81,000, respectively, to an affiliate of the General Partner for telecommunication services.

         i. See Note 9(b) in connection with the acquisition of Arizona Charlie's Decatur and Arizona Charlies Boulder from Icahn

              AMERICAN REAL ESTATE PARTNERS, L.P. AND SUBSIDIARIES and an entity affiliated with Mr. Icahn.

4.    REAL ESTATE LEASED TO OTHERS ACCOUNTED FOR UNDER THE FINANCING METHOD

         Real estate leased to others accounted for under the financing method is summarized as follows (in $000's):

                                                                    DECEMBER 31,
                                               MARCH 31,     -------------------------
                                                 2004           2003           2002
                                              ----------     ----------     ----------
                                              (UNAUDITED)
        Minimum lease payments receivable     $  156,066     $  161,785     $  180,943
        Unguaranteed residual value .....         70,722         74,651         87,160
                                              ----------     ----------     ----------
                                                 226,788        236,436        268,103
        Less unearned income ............         95,375         99,080        112,645
                                              ----------     ----------     ----------
                                              $  131,413     $  137,356     $  155,458
                                              ==========     ==========     ==========

         The following is a summary of the anticipated future receipts of the minimum lease payments receivable at December 31, 2003 in ($000's):

                         YEAR ENDING
                         DECEMBER 31,           AMOUNT
                         ---------------     ----------
                         2004............    $  17,797
                         2005............       15,686
                         2006............       15,491
                         2007............       14,577
                         2008............       13,221
                         Thereafter......       85,013
                                             ---------
                                             $ 161,785
                                             =========

         At December 31, 2003, approximately $107,543,000 of the net investment in financing leases was pledged to collateralize the payment of nonrecourse mortgages payable.

5.    REAL ESTATE LEASED TO OTHERS ACCOUNTED FOR UNDER THE OPERATING METHOD

         a. Real estate leased to others accounted for under the operating method is summarized as follows (in $000's):

                                                                DECEMBER 31,
                                            MARCH 31,     -------------------------
                                              2004           2003           2002
                                           ----------     ----------     ----------
                                           (UNAUDITED)
         Land ........................     $   18,523     $   24,040     $   55,034
         Commercial Buildings ........         72,079         83,252        194,521
                                           ----------     ----------     ----------
                                               90,602        107,292        249,555
         Less accumulated depreciation         14,475         30,849         45,313
                                           ----------     ----------     ----------
                                           $   76,127     $   76,443     $  204,242
                                           ==========     ==========     ==========

         As of December 31, 2003 and 2002, accumulated depreciation on the hotel and resort operating properties (not included above) amounted to approximately $12,341,000 and $9,665,000, respectively (See Note 13).

              AMERICAN REAL ESTATE PARTNERS, L.P. AND SUBSIDIARIES

         The following is a summary of the anticipated future receipts of minimum lease payments under non-cancelable leases at December 31, 2003 (in $000's):

                      YEAR ENDING
                      DECEMBER 31,        AMOUNT
                      ------------       --------
                      2004........       $  9,967
                      2005........          8,802
                      2006........          5,443
                      2007........          3,874
                      2008........          2,810
                      Thereafter..          5,799
                                         --------
                                         $ 36,695
                                         ========

         At December 31, 2003, approximately $15,630,000 of net real estate leased to others was pledged to collateralize the payment of non-recourse mortgages payable.

         b. Real estate held for sale (in $000's):

                                                                DECEMBER 31,
                                           MARCH 31,     -------------------------
                                             2004           2003           2002
                                          ----------     ----------     ----------
                                          (UNAUDITED)
        Leased to others ............     $  182,195     $  146,416     $       --
        Vacant ......................          2,100          2,550          4,300
                                          ----------     ----------     ----------
                                             184,295        148,966          4,300
        Less accumulated depreciation         35,417         20,153             --
                                          ----------     ----------     ----------
                                          $  148,878     $  128,813     $    4,300
                                          ==========     ==========     ==========

         The following is a summary of income from discontinued operations (in $000's):

                                                  MARCH 31,                      DECEMBER 31,
                                            ---------------------     ----------------------------------
                                              2004         2003         2003         2002         2001
                                            --------     --------     --------     --------     --------
                                                 (UNAUDITED)
Rental Income .........................     $  4,736     $  4,681     $ 18,548     $ 17,409     $ 16,456
Hotel & resort operating income .......        1,139        1,176        3,912        3,679        4,142
                                            --------     --------     --------     --------     --------
                                               5,875        5,857       22,460       21,088       20,598
                                            --------     --------     --------     --------     --------
Mortgage interest expense .............        1,548        1,562        6,247        5,691        5,599
Depreciation and amortization .........           18        1,027        4,212        3,616        3,383
Property expenses .....................        1,007          778        2,546        2,589        2,127
Hotel and resort operating expenses ...          844          861        3,316        3,185        3,372
                                            --------     --------     --------     --------     --------
                                               3,417        4,228       16,321       15,081       14,481
                                            --------     --------     --------     --------     --------
Income from discontinued operations         $  2,458     $  1,629     $  6,139     $  6,007     $  6,117
                                            ========     ========     ========     ========     ========

         At March 31, 2004 (unaudited) and December 31, 2003, approximately $105,750,000 and $105,984,000, respectively, of real estate held for sale was pledged to collateralize the payment of non-recourse mortgages payable.

              AMERICAN REAL ESTATE PARTNERS, L.P. AND SUBSIDIARIES

6.    INVESTMENT IN U.S. GOVERNMENT AND AGENCY OBLIGATIONS

         The Company has investments in U.S. Government and Agency Obligations whose maturities range from 2004 to December 2008 as follows (in $millions):

                                                                   DECEMBER 31,
                              MARCH 31,           -----------------------------------------------
                                2004                       2003                     2002
                        ---------------------     ---------------------     ---------------------
                          COST       CARRYING       COST       CARRYING       COST       CARRYING
                          BASIS        VALUE       BASIS        VALUE        BASIS         VALUE
                        --------     --------     --------     --------     --------     --------
                             (UNAUDITED)
Available for Sale:
Matures in:
 less than 1 year .     $  114.4     $  114.1     $   52.8     $   52.8     $  292.9     $  292.9
 2-5 years ........          8.5          8.6          9.0          8.8         39.7         39.7
 Thereafter .......           --           --           --           --          3.4          3.4
                        --------     --------     --------     --------     --------     --------
                        $  122.9     $  122.7     $   61.8     $   61.6     $  336.0     $  336.0
                        ========     ========     ========     ========     ========     ========

7.    MARKETABLE EQUITY AND DEBT SECURITIES (IN $MILLIONS)

                                                                                 DECEMBER 31,
                                           MARCH 31,           -----------------------------------------------
                                             2004                       2003                     2002
                                     ---------------------     ---------------------     ---------------------
                                       COST       CARRYING       COST       CARRYING       COST       CARRYING
                                       BASIS        VALUE       BASIS        VALUE        BASIS         VALUE
                                     --------     --------     --------     --------     --------     --------
                                          (UNAUDITED)
Available for Sale:
 Philip Service Corporation (b):
   Equity ......................     $     --     $     --     $     --     $     --     $    9.4     $    0.2
 Corporate bonds (c) ...........          9.5         17.8         45.1         51.6           --           --
 Other .........................          1.1          4.8          1.3          4.2          2.5          3.0
                                     --------     --------     --------     --------     --------     --------
                                         10.6         22.6         46.4         55.8         11.9          3.2
Held-to-maturity:
  GB Notes(a) ..................         21.3         25.0         21.3         24.7         21.3         23.5
                                     --------     --------     --------     --------     --------     --------
   Total .......................     $   31.9     $   47.6     $   67.7     $   80.5     $   33.2     $   26.7
                                     ========     ========     ========     ========     ========     ========

         a. In 1998 and 1999, the Company acquired an interest in the Sands Hotel and Casino (the "Sands") located in Atlantic City, New Jersey by purchasing the principal amount of approximately $31.4 million of First Mortgage Notes ("Notes") issued by GB Property Funding Corp. ("GB Property"). GB Property was organized as a special purpose entity for the borrowing of funds by Greate Bay Hotel and Casino, Inc. ("Greate Bay"). The purchase price for such notes was approximately $25.3 million. An affiliate of the General Partner also made an investment in the Notes of GB Property. A total of $185 million of such Notes were issued.

         Greate Bay owned and operated the Sands, a destination resort complex, located in Atlantic City, New Jersey. On January 5, 1998, GB Property and Greate Bay filed for bankruptcy protection under Chapter 11 of the Bankruptcy Code to restructure its long term debt.

         Furthermore, in 1998 and 1999, the Company acquired an interest in the Claridge Hotel and Casino (the "Claridge Hotel") located in Atlantic City, New Jersey by purchasing the principal amount of $16.7 million of First Mortgage Notes of the Claridge Hotel and Casino Corporation (the "Claridge Corporation"). The purchase price of such notes was approximately $15.1 million. A total of $85 million of such notes were issued. An affiliate of the General Partner also made an investment in the Notes of the Claridge Corporation. In August 1999, the Claridge Corporation announced that it had filed a voluntary petition under Chapter 11 of the U.S. Bankruptcy Code to facilitate a financial restructuring.

         The Company, the General Partner, and the directors and officers of the General Partner were in the process of pursuing gaming applications to obtain licenses from the New Jersey Casino Control Commission. In March 2000, in an effort to facilitate the consummation of the reorganization process of Greate Bay and Claridge Hotel, the Company entered into separate agreements to transfer its interests in such entities to an affiliate of the General Partner for $40.5 million, which was equal to the Company's cost for

              AMERICAN REAL ESTATE PARTNERS, L.P. AND SUBSIDIARIES such Notes. The affiliate of the General Partner was obligated to sell back to the Company, and the Company was obligated to repurchase such interests at the same price (together with a commercially reasonable interest factor), when the appropriate licenses were obtained by the Company. The Company would also acquire its proportionate share of all sale proceeds, stock rights, acquired shares and other benefits, if any, that may have accreted to or obtained in connection with such interests while held by the affiliate of the General Partner. Subsequent to the transfer, the affiliate of the General Partner purchased $1.7 million of the Claridge Notes for approximately $0.9 million on the Company's behalf.

         In July 2000, the U.S. Bankruptcy Court ruled in favor of the reorganization plan proposed by affiliates of the General Partner which provided for an additional investment of $65 million by the Icahn affiliates in exchange for a 46% equity interest, with bondholders (which also includes the Icahn affiliates) to receive $110 million in new notes and a 54% ownership position. The plan, which became effective September 29, 2000, provided the Icahn affiliates with a controlling interest.

         In February 2001, the Icahn affiliates sold their entire Claridge Corporation portfolio ($37.1 million face amount of Claridge Notes) for the following additional interest in GB Holdings, Inc. ("GB Holdings"): (i) 779,861 common shares of GB Holdings ("GBH") and (ii) $15.96 million face amount of GB Property First Mortgage Notes ("GB Notes"), plus $21.56 million in cash. The Company recognized a gain of approximately $1.3 million as a result of this sale in the year ended December 31, 2001. As a result, affiliates of the General Partner were, in effect, holding on behalf of the Company (i) approximately 3.6 million common shares of GBH and (ii) $26.9 million face amount of GB Notes, to which the Company would become entitled and obligated to purchase when it was fully licensed. As of February 2001, the Company no longer had any interests in the Claridge.

         In May 2002, the Company was qualified as a holding company by the New Jersey Casino Control Commission (the "Casino Control Commission") and in accordance with the prior agreement repurchased its interest in the Sands, located in Atlantic City, New Jersey, from affiliates of the General Partner. As a result, the Company acquired approximately 3.6 million common shares (36%) of GBH and $26.9 million face amount of GB Notes. The Company paid approximately $68.8 million to reacquire its interests representing the affiliates' advances plus accrued interest of approximately $11 million. In accordance with the agreement, interest was accrued from March 2000 to May 2002 at an annual rate of 1 1/2% over the prime rate. Interest expense of approximately $919,000, and $5,306,000 for the years ended December 31, 2002 and 2001, respectively, has been included in "Interest expense" in the Consolidated Statements of Earnings. As required by the New Jersey Casino Control Act (the "Casino Control Act"), the Partnership Agreement was amended to provide that securities of the Company are held subject to the condition that if a holder thereof is found to be disqualified by the Casino Control Commission, pursuant to the provisions of the Casino Control Act, such holder shall dispose of his interest in the Company in accordance with the Casino Control Act.

         In July 2003, GBH announced that its Board of Directors, acting through a special committee, approved an exchange offer for the GB Notes. The proposed transaction is subject to the consent of the holders of a majority in principal amount of the GB notes, the approval of stockholders owning a majority of the common stock of GBH, the effectiveness of required filings under applicable securities laws and the receipt of all required governmental and third party approvals. Mr. Icahn and his affiliated companies hold in excess of 77% of the GBH stock and 58% of the existing debt, of which the Company owns approximately 36% of the common stock and 24% of the debt. The Company and Mr. Icahn intend to support the proposed transaction. The GB Notes in the face amount of $110 million are due in September 2005 and bear interest at 11% per annum.

         The proposed transaction would involve the following:

            - An amendment to the existing note indenture to remove certain provisions and covenants and release the liens on the Sands assets; thereby allowing the transfer of these assets and those now held at GBH to a wholly-owned indirect subsidiary of GBH, Atlantic Coast Entertainment Holdings, Inc. ("Atlantic Holdings").

            - The solicitation of an exchange of the existing notes for new notes due September 2008, which will bear interest at 3% per annum payable at maturity.

            - The payment of $100 per $1,000 in principal amount of the existing notes exchanged plus accrued interest on the existing notes.

              AMERICAN REAL ESTATE PARTNERS, L.P. AND SUBSIDIARIES

            - The holders of a majority of the new notes will have an option to convert into 72.5% of the Atlantic Holdings stock if all of the existing notes participate in the exchange.

            - The distribution to the GBH common stockholders of warrants (following the occurrence of certain events) for 27.5% of the common stock of Atlantic Holdings (on a fully diluted basis).

         As the exchange will be accounted for as a modification of debt for accounting purposes, this transaction is not expected to have a significant impact on the Company's consolidated financial statements.

         For accounting purposes, the Company reflects its interest in the GB Notes as held to maturity.

         The Company reflects its pro rata equity interest in Greate Bay as "Equity interest in GB Holdings, Inc." in the Consolidated Balance Sheets (See
Note 8).

         b. At December 31, 2002, the Company owned the following approximate interests in Philip Service Corporation ("Philip"): (i) 1.8 million common shares, (ii) $14.2 million in secured term debt, and (iii) $10.9 million in accreted secured convertible payment-in-kind debt. The Company had an approximate 7% equity interest in Philip and an Icahn affiliate had an approximate 38% equity interest. Icahn affiliates also owned term and payment-in-kind debt.

         The secured term debt matures March 31, 2005 and bears interest at 9% per annum. Interest was payable quarterly, in arrears, beginning July 1, 2000. The secured convertible payment-in-kind debt matures March 31, 2005 and bears interest at 10% per annum. Interest was accreted quarterly with interest on the accreted interest also calculated at the rate of 10% per annum.

         The market value of Philip's common stock declined steadily since it was acquired by the Company. In 2002, based on a review of Philip's financial statements, management of the Company deemed the decrease in value to be other than temporary. As a result, the Company wrote down its investment in Philip's common stock by charges to earnings of $8,476,000 and charges to other comprehensive income ("OCI") of $761,000 in the year ended December 31, 2002. This investment had been previously written down by approximately $6.8 million in charges to earnings. The Company's adjusted carrying value of Philip's common stock was approximately $200,000 at December 31, 2002.

         In June 2003, Philip announced that it and most of its wholly owned U.S. subsidiaries filed voluntary petitions under Chapter 11 of the Federal Bankruptcy Code.

         In the year ended December 31, 2003, management of the Company determined that it was appropriate to write-off the balance of its investment in the Philip's common stock by a charge to earnings of approximately $961,000; of this amount $761,000 was previously charged to other comprehensive income in 2002, which was reversed in 2003, and included in the $961,000 charge to earnings.

         The Company also has a participation in Philip's debt with an original cost at the date of their acquisition of approximately $19.7 million. At December 31, 2001, such notes were classified as available-for-sale securities and were written down through charges to OCI, to an estimated fair market value of approximately $13.2 million. In 2002, upon concluding its review of these investments, management determined that such investments were more properly classified as notes receivable.

         Approximately $6.6 million of charges to OCI were reversed and the investments were reclassified at their original cost to "Mortgages and notes receivable" at December 31, 2002. These adjustments had no effect on the Company's reported earnings for the year ended December 31, 2002.

         In 2003, the cost basis of the debt was approximately $22.1 million. As previously mentioned, Philip filed for bankruptcy protection in June 2003. Management of the Company reviewed Philip's financial statements, bankruptcy documents and the prices of recent purchases and sales of the debt and determined this investment to be impaired. Based upon this review, management concluded the fair value of the debt to be approximately $3.3 million; therefore, the Company recorded a write-down of approximately $18.8 million by a charge to earnings which was included in "Write-down of mortgages and notes receivable" in the Consolidated

              AMERICAN REAL ESTATE PARTNERS, L.P. AND SUBSIDIARIES

Statements of Earnings in the year ended December 31, 2003. In December 2003, the Company sold two-thirds of its term and PIK debt with a basis of $2.2 million for $2.6 million generating a gain of $0.4 million.

         Philip emerged from bankruptcy on December 31, 2003 as a private company controlled by an Icahn affiliate. The Company's remaining interest in the notes will be delivered and exchanged for approximately 443,000 common shares representing a 4.4% equity interest in the new Philip valued at the carrying value of the debt at December 31, 2003 of $1.1 million. Subsequent to December 31, 2003, the Company received a bankruptcy distribution of approximately $350,000.

         c. In December 2003, the Company acquired approximately $86.9 million principal amount of corporate bonds for approximately $45.1 million. Such bonds were classified as available for sale securities. Available for sale securities are carried at fair value on the Balance Sheet. Unrealized holding gains and losses are excluded from earnings and reported as a separate component of Partners' Equity. At December 31, 2003, the carrying value of the bonds was approximately $51.6 million and accumulated other comprehensive gain was approximately $6.5 million. In the first quarter of 2004, the Company sold bonds for which the cost basis was approximately $35.6 million for approximately $64.5 million, recognizing a gain of approximately $28.9 million for the three months ended March 31, 2004 (unaudited). At March 31, 2004 (unaudited), the carrying value of the remaining bonds was approximately $17.8 million, the cost basis was approximately $9.5 million and accumulated other comprehensive gain with respect to the bonds was approximately $8.3 million. In April 2004, the Company sold the remaining bonds for approximately $17.8 million realizing a gain of approximately $8.3 million which will be recognized in the three and six months ended June 30, 2004.

8.    EQUITY INTEREST IN GB HOLDINGS, INC.

         The Company reflects its pro rata equity interest in GB Holdings, Inc., which is approximately 36%, under this caption in the Consolidated Balance Sheets. "Equity in the earnings (losses) of GB Holdings, Inc." of approximately ($0.3 million) and ($0.9 million) for the three months ended March 31, 2004 and 2003, respectively, and ($3.4 million), $0.3 million and $1.8 million have been recorded in the Consolidated Statements of Earnings in the years ended December 31, 2003, 2002 and 2001, respectively (See Note 7).

9.    HOTEL AND CASINO OPERATING PROPERTY

         a. In September 2000, Stratosphere Corp.'s Board of Directors approved a going private transaction proposed by the Company and an affiliate of Icahn. On February 1, 2001 the Company entered into a merger agreement with Stratosphere Corp. ("Stratosphere") under which the Company would acquire the remaining shares of Stratosphere that it did not currently own. The Company owned approximately 51% of Stratosphere and Mr. Icahn owned approximately 38.6%. The Company, subject to certain conditions, agreed to pay approximately $44.3 million for the outstanding shares of Stratosphere not currently owned by it. Stratosphere stockholders not affiliated with Icahn would receive a cash price of $45.32 per share and Icahn related stockholders would receive a cash price of $44.33 per share. This transaction was completed in December 2002 after shareholders' approval.

         The acquisition by the Company of the minority shares not owned by an Icahn affiliate has been accounted for as a purchase in accordance with Financial Accounting Standards Board ("FASB") Statement No. 141, "Business Combinations." The acquisition by the Company of the common stock held by an Icahn affiliate has been recorded at historical cost. The excess of the historical cost over the amount of the cash disbursed, which amounted to $21,151,000, has been accounted for as a net addition to the General Partner's equity.

         The Company indirectly owns 100% of Stratosphere and consolidates Stratosphere in its financial statements. The Stratosphere which offers the tallest free-standing observation tower in the United States, is situated on approximately 31 acres of land located at the northern end of the Las Vegas Strip. The facility is a tourist-oriented gaming and entertainment destination property, which has approximately 80,000 square feet of gaming space, 2,444 hotel rooms, eight restaurants and approximately 110,000 square feet of developed retail space. The Stratosphere features three of the most visible amusement rides in Las Vegas.

         Stratosphere has invested approximately $95 million for the construction of an additional 1,000 hotel rooms and related amenities and to purchase the leasehold interest in the shopping center located on its premises. The improvements were substantially completed in June 2001.

              AMERICAN REAL ESTATE PARTNERS, L.P. AND SUBSIDIARIES

      Stratosphere's property and equipment consist of the following as of March 31, 2004 and December 31, 2003 and 2002 (in $000's):

                                                              MARCH 31,          DECEMBER 31,
                                                                 2004         2003          2002
                                                              ---------     ---------     ---------
                                                             (UNAUDITED)
Land and improvements, including land held for development    $  20,639     $  20,625     $  20,110
Building and improvements ................................      141,170       140,922       135,989
Furniture, fixtures and equipment ........................       61,118        58,577        57,158
Construction in progress .................................        1,891         4,179           329
                                                              ---------     ---------     ---------
                                                                224,818       224,303       213,586
Less accumulated depreciation and amortization ...........      (53,413)      (50,054)      (42,156)
                                                              ---------     ---------     ---------
                                                              $ 171,405     $ 174,249     $ 171,430
                                                              =========     =========     =========

      Included in property and equipment at December 31, 2002 are assets recorded under capital leases of $1.9 million.

      Stratosphere's operations for three months ended March 31, 2004 and 2003 and for the years ended December 31, 2003, 2002 and 2001 have been included in "Hotel and casino operating income and expenses" in the consolidated Statements of Earnings. Hotel and casino operating expenses include all expenses except for approximately $3,360,000 and $3,388,000 of depreciation and amortization for the three months ended March 31, 2004 and 2003 (unaudited), respectively, and for approximately $12,276,000, $13,328,000 and $11,257,000 of depreciation and amortization for the years ended December 31, 2003, 2002 and 2001, respectively, and $2,687,000 and $1,387,000 of income tax expense for the three months ended March 31, 2004 and 2003 (unaudited), respectively, and $2,259,000 of income tax benefit for the year ended December 31, 2003 and $2,412,000 and $513,000 of income tax provision for the years ended December 31, 2002 and 2001, respectively. Such amounts have been included in "Depreciation and amortization expense" and "Income tax benefit (expense)" in the Consolidated Statements of Earnings.

      b. On January 5, 2004, American Casino and Entertainment Properties LLC ("ACEP"), an indirect wholly-owned subsidiary of the Company, entered into an agreement to acquire two Las Vegas casino/hotels, Arizona Charlie's Decatur and Arizona Charlie's Boulder from Carl C. Icahn and an entity affiliated with Mr. Icahn, for an aggregate consideration of $125.9 million. The closing of the acquisition is subject to certain conditions, including among other things, obtaining all approvals necessary under the gaming laws. The terms of the transaction were approved by the Audit Committee. Upon receiving all approvals necessary under gaming laws and upon closing of the acquisition, American Real Estate Holdings Limited Partnership ("AREH"), the Company's direct subsidiary, will transfer 100% of the common stock of Stratosphere to ACEP. As a result, following the acquisition and contribution, ACEP will own and operate three gaming and entertainment properties in the Las Vegas metropolitan area. In accordance with generally accepted accounting principles, assets transferred between entities under common control are accounted for at historical costs similar to a pooling of interests. Upon closing in May of 2004, the Company accounted for the acquisition at historical cost similar to a pooling of interests.

      Also in January 2004, ACEP closed on its offering of Senior Secured Notes Due 2012. The Notes, in the aggregate principal amount of $215 million, bear interest at the rate of 7.85% per annum. The proceeds will be held in escrow pending receipt of all approvals necessary under gaming laws and certain other conditions in connection with the acquisition of Arizona Charlie's Decatur and Arizona Charlie's Boulder. ACEP intends to use the proceeds of the offering for the acquisition and to repay intercompany indebtedness and for distributions to AREH. At March 31, 2004 (unaudited), escrow funds in the amount of $219,313,000 are reflected as "Restricted Cash" in the accompanying Consolidated Balance Sheet.

PROPERTIES UNDER CONTRACT

ARIZONA CHARLIE'S DECATUR

      Arizona Charlie's Decatur is located on approximately 17 acres of land, four miles west of the Las Vegas strip and contains approximately 52,000 square feet of gaming space, 258 hotel rooms, four restaurants and three bars. For the three months ended March 31, 2004 and 2003, Arizona Charlie's Decatur's revenues were approximately $19.2 million and $17.3 million, respectively.

              AMERICAN REAL ESTATE PARTNERS, L.P. AND SUBSIDIARIES

ARIZONA CHARLIE'S BOULDER

      Arizona Charlie's Boulder is located on approximately 24 acres of land, seven miles east of the Las Vegas strip and contains approximately 41,000 square feet of gaming space, 303 hotel rooms, four restaurants and a 202-space recreational vehicle park. For the three months ended March 31, 2004 and 2003 Arizona Charlie's Boulder's revenues were approximately $10.1 million and $7.8 million, respectively.

      The ownership and operation of the Las Vegas casinos are subject to the Nevada Gaming Control Act and regulations promulgated thereunder, various local ordinances and regulations, and are subject to the licensing and regulatory control of the Nevada Gaming Commission, the Nevada State Gaming Control Board, and various other county and city regulatory agencies, including the City of Las Vegas.

10. NATIONAL ENERGY GROUP

      a. National Energy Group, Inc.

      In October 2003, pursuant to a Purchase Agreement dated as of May 16, 2003, the Company acquired certain debt and equity securities of National Energy Group, Inc. ("NEG") from entities affiliated with Mr. Icahn for an aggregate consideration of approximately $148.1 million plus approximately $6.7 million of accrued interest on the debt securities. The agreement was reviewed and approved by the Audit Committee who were advised by its independent financial advisor and legal counsel. The securities acquired were $148,637,000 in principal amount of outstanding 10 3/4% Senior Notes due 2006 of NEG and 5,584,044 shares of common stock of NEG. As a result of the foregoing transaction and the acquisition by the Company of additional securities of NEG prior to the closing, the Company beneficially owns in excess of 50% of the outstanding common stock of NEG.

      NEG owns a 50% interest in NEG Holding LLC ("Holding LLC"), the other 50% interest in Holding LLC is held by Gascon Partners ("Gascon") an Icahn affiliate and managing member. Holding LLC owns NEG Operating LLC ("Operating LLC") which owns operating oil and gas properties managed by NEG. Under the Holding LLC operating agreement NEG is to receive guaranteed payments of approximately $47.9 million in addition to a priority distribution of approximately $148.6 million before the Icahn affiliate receives any monies. Due to the substantial uncertainty that NEG will receive any distribution above the priority and guaranteed payments amounts, NEG accounts for its investment in Holding LLC as a preferred investment. The Company consolidates NEG in its financial statements.

      In connection with a credit facility obtained by Holding LLC, NEG and Gascon have pledged as security their respective interests in Holding LLC.

      b. Investment in NEG Holding LLC

      As explained below, NEG's investment in Holding LLC is recorded as a preferred investment. The initial investment was recorded at historical carrying value of the net assets contributed with no gain or loss recognized on the transfer.

      Summarized financial information for Holding LLC as of the three months ended March 31 (unaudited), and for the years ended December 31, is as follows (in $000's):

                                         MARCH 31,       DECEMBER 31,
                                                     --------------------
                                          2004        2003         2002
                                         --------    --------    --------
                                       (UNAUDITED)
Current assets ......................    $ 38,399    $ 33,415    $ 42,126
Noncurrent assets(1) ................     198,574     189,988     180,611
                                         --------    --------    --------
Total assets ........................    $236,973    $223,403    $222,737
                                         ========    ========    ========
Current liabilities .................    $ 13,305    $ 14,253    $ 20,927
Noncurrent liabilities ..............      48,464      48,640       1,968
                                         --------    --------    --------
Total liabilities ...................      61,769      62,893      22,895
Member's equity .....................     175,204     160,510     199,842
                                         --------    --------    --------
Total liabilities and member's equity    $236,973    $223,403    $222,737
                                         ========    ========    ========

----------

(1)   Primarily oil and gas properties

              AMERICAN REAL ESTATE PARTNERS, L.P. AND SUBSIDIARIES

                                 MARCH 31,                    DECEMBER 31,
                          ---------------------     ----------------------------------
                            2004         2003         2003         2002         2001
                          --------     --------     --------     --------     --------
                               (UNAUDITED)
                                                  (IN $000'S)
Total revenues .......    $ 25,569     $ 19,501     $ 80,475     $ 39,509     $ 12,637
Costs and expenses ...     (11,044)     (11,743)     (47,277)     (32,064)      (9,988)
                          --------     --------     --------     --------     --------
Operating income .....      14,525        7,758       33,198        7,445        2,649
Other income (expense)        (358)      (3,019)      (2,855)       6,481       (3,940)
                          --------     --------     --------     --------     --------
Net income (loss) ....    $ 14,167     $  4,739     $ 30,343     $ 13,926     $ (1,291)
                          ========     ========     ========     ========     ========

      Under Holding LLC Operating Agreement, NEG is to receive guaranteed payments in addition to a priority distribution amount of $202.2 million before Gascon receives any monies. The priority distribution is to be made on or before November 1, 2006. Guaranteed payments are to be paid, on a semi annual basis, based on an annual interest rate of 10.75% of the outstanding priority distribution amount. After the payments to NEG, Gascon is to receive distributions equivalent to the priority distribution amount and guaranteed payments plus other amounts as defined. Following the above distributions to NEG and Gascon, additional distributions, if any, are to be made in accordance with their respective capital accounts. The order of distributions is listed below. Because of the substantial uncertainty that NEG will receive any distributions above the priority and guaranteed payment amounts, NEG accounts for its investment in Holding LLC as a preferred investment.

      Prior to September 2001, NEG owned and operated certain oil and gas properties. At inception (September 12, 2001), NEG recorded the investment in Holding LLC at the historical cost of the oil and gas properties that NEG contributed into the partnership (in exchange for Holding LLC obligation to pay NEG the priority distribution and guaranteed payments). Subsequently, NEG accretes its investment in Holding LLC from the initial investment recorded up to the priority distribution amount, including the guaranteed payments, at the implicit rate of interest, recognizing the accretion income in earnings. Accretion income is periodically adjusted for changes in the timing of cash flows, if necessary due to unscheduled cash distributions. Receipt of guaranteed payments and the priority distribution are recorded as reductions in the preferred investment. The preferred investment is evaluated quarterly for other than temporary impairment.

      Because of the substantial uncertainty that NEG will receive any distributions in excess of the priority distribution and the guaranteed payments ("residual interest"), the residual interest attributable to the investment in Holding LLC is valued at zero. Upon payment of the priority distribution in 2006, NEG's investment in Holding LLC will be zero. Cash receipts, if any, after the priority distribution and the guaranteed payments will be reported in income as earned.

      The following is a roll forward of the Investment in Holding LLC as of March 31, 2004 (unaudited) and December 31, 2003 (in $000s):

                                                    MARCH 31,   DECEMBER 31,
                                                       2004         2003
                                                    ---------    ---------
                                                   (UNAUDITED)
Investment in Holding LLC at beginning of period    $  69,346    $ 108,880
Priority distribution from Holding LLC .........           --      (51,446)
Guaranteed payment from Holding LLC ............           --      (18,230)
Accretion of investment in Holding LLC .........        7,904       30,142
                                                    ---------    ---------
Investment in Holding LLC at end of period .....    $  77,250    $  69,346
                                                    =========    =========

      Holding LLC Operating Agreement requires that distributions shall be made to both NEG and Gascon as follows:

      1. Guaranteed payments are to be paid to NEG, calculated on an annual interest rate of 10.75% on the outstanding priority distribution amount. The priority distribution amount includes all outstanding debt owed to entities owned or controlled by Carl C. Icahn, including the amount of NEG's 10.75% Senior Notes. As of March 31, 2004 and December 31, 2003, the priority distribution amount

              AMERICAN REAL ESTATE PARTNERS, L.P. AND SUBSIDIARIES was $148.6 million which equals the amount of NEG's 10.75% Senior Notes due the Company. The guaranteed payments will be made on a semi-annual basis.

            2. The priority distribution amount is to be paid to NEG. Such payment is to occur by November 6, 2006.

            3. An amount equal to the priority distribution amount and all guaranteed payments paid to NEG, plus any additional capital contributions made by Gascon, less any distribution previously made by NEG to Gascon, is to be paid to Gascon.

            4. An amount equal to the aggregate annual interest (calculated at prime plus 1/2% on the sum of the guaranteed payments), plus any unpaid interest for prior years (calculated at prime plus 1/2% on the sum of the guaranteed payments), less any distributions previously made by NEG to Gascon, is to be paid to Gascon.

            5. After the above distributions have been made, any additional distributions will be made in accordance with the ratio of NEG's and Gascon's respective capital accounts.

      In addition, the Holding LLC Operating Agreement contains a provision that allows Gascon at any time, in its sole discretion, to redeem the NEG membership interest in Holding LLC at a price equal to the fair market value of such interest determined as if Holding LLC had sold all of its assets for fair market value and liquidated. Since all of the NEG's operating assets and oil and natural gas properties have been contributed to Holding LLC, as noted above, following such a redemption, NEG's principal assets would consist solely of its cash balances.

11. MORTGAGES AND NOTES RECEIVABLE (IN $000S)

                                                                                                        BALANCE AT
                                                               BALANCE     MONTHLY                      DECEMBER 31,
COLLATERALIZED BY PROPERTY             INTEREST   MATURITY        AT       PAYMENT     MARCH 31,   ---------------------
TENANTED BY OR DEBTOR                    RATE       DATE       MATURITY     AMOUNT       2004         2003       2002
--------------------------             --------   --------     --------    -------   -----------   ---------   ---------
                                                                                     (UNAUDITED)
Peninsula/Hampton & Alex Hotel(b)      Various      Various           --      --       $  42,030   $  42,030   $  23,200
Philip debt(c) ..................           --           --           --      --             741       1,091      20,494
Westpoint Stevens (d) ...........           15%   2/28/2005    $  63,500      --          54,769          --          --
Other ...........................           --           --           --      --           7,205       7,207      12,522
                                                                                       ---------   ---------   ---------
                                                                                       $ 104,745   $  50,328   $  56,216
                                                                                       =========   =========   =========

      The Company has provided development financing for certain real estate projects. The security for these loans is a pledge of the developers' ownership interest in the properties. Such loans are subordinate to construction financing and are generally referred to as mezzanine loans. The Company's mezzanine loans accrue interest at approximately 22% per annum. However interest is not paid periodically and is due at maturity or earlier from unit sales or refinancing proceeds. The Company defers recognition of interest income on mezzanine loans pending receipt of principal and interest payments.

      a. On November 30, 2000, the Company entered into a mezzanine loan agreement to fund $23 million in two tranches to an unaffiliated borrower. The funds were to be used for certain initial development costs associated with a 65 unit condominium property located at 931 1st Avenue in New York City. The first tranche of $10 million was funded on November 30, 2000 and provided for interest accruing at a rate of 25% per annum, with principal and interest due at maturity, May 29, 2003. Also, in November 2000, approximately $3.7 million of the second tranche of the loan was funded. The balance of approximately $9.3 million was funded in installments during 2001. The second tranche provided for interest accruing at a rate of 21.5% per annum with principal and interest due at maturity, November 29, 2002. The loans were payable at any time from the proceeds of unit sales after satisfaction of senior debt of approximately $45 million. The loans were secured by the pledge of membership interests in the entity that owns the real estate. In May 2002, the Company received approximately $31.3 million for prepayment of the mezzanine loans. The balance of the prepayment of $8.3 million represented accrued interest ($7.9 million) and exit fees ($0.4 million) which amounts were recognized as "Interest income on U.S. Government and Agency obligations and other investments" and "Other income" respectively, in the Consolidated Statements of Earnings for the year ended December 31, 2002.

      b. At December 31, 2002, the Company had funded two mezzanine loans for approximately $23.2 million and had

              AMERICAN REAL ESTATE PARTNERS, L.P. AND SUBSIDIARIES commitments to fund, under certain conditions, additional advances of approximately $5 million. Both loans have an interest rate of 22% per annum compounded monthly. The Peninsula loan, for a Florida condominium development, which had a term of 24 months from the date of funding, February 2002, was repaid in full in 2003. Approximately $6.8 million of interest income was recorded and is included in "Interest income on U.S. Government and Agency obligations and other investments" in the Consolidated Statements of Earnings. The Alex Hotel loan, for a New York City hotel with approximately 200 rooms, has a term of 36 months from the closing date, April 2002. At December 31, 2003, accrued interest of approximately $4.4 million has been deferred for financial statement purposes pending receipt of principal and interest payments in connection with this loan. Origination fees of $3.0 million have been received in connection with one of the mezzanine loans and approximately $1.5 million and $1.1 million has been recognized as "Other income" in the Consolidated Statements of Earnings in the years ended December 31, 2003 and 2002 respectively. In February 2003, the Company funded the Hampton mezzanine loan for approximately $30 million on a Florida condominium development. The loan is due in 18 months with one six month extension and has an interest rate of 22% per annum compounded monthly. The Company has committed to fund an additional $15 million if required by the borrower to complete the project. At December 31, 2003 accrued interest of approximately $6.7 million has been deferred for financial statement purposes pending receipt of principal and interest payments in connection with this loan.

      c. See Note 7 with respect to Philip debt.

      d. On March 30, 2004, the Company agreed to purchase approximately $63.5 million principal amount of secured bank indebtedness of a bankrupt company (WestPoint Stevens, Inc.) for a purchase price of approximately $54.8 million. In April 2004, the Company entered into a trade confirmation effective March 30, 2004. At March 31, 2004, the Company reflected the purchase liability in "Liability for purchase of debt securities" on the Consolidated Balance Sheets. The trade settled on April 30, 2004; the Company paid cash for the securities.

12. NOTE RECEIVABLE DUE FROM AFFILIATE

      On October 17, 2003 Mr. Icahn, Chairman of the Board of the General Partner, repaid the $250 million loan which had been made to him by the Company on December 27, 2001. The Company made the two-year $250 million loan to Mr. Icahn, secured by securities consisting of (i) 21,136,044 and 8,073,466 of the Company's depositary units and preferred units, respectively, owned by Mr. Icahn, such units having an aggregate market value on that date of $250 million and (ii) shares of a private company owned by Mr. Icahn, which shares were represented to have an aggregate book value of at least $250 million, together with an irrevocable proxy on sufficient additional shares of the private company so that the pledged shares and the shares covered by the proxy equal in excess of 50% of the private company's shares. The interest on the loan was payable semi-annually, at a per annum rate equal to the greater of (i) 3.9% and (ii) 200 basis points over 90 day LIBOR to be reset each calendar quarter. The applicable rate in 2003 was 3.9% and in 2002 ranged from 3.9% to 4.03%. Interest income of approximately $7.9 million, $9.9 million and $0.1 million was earned on this loan in the years ended December 31, 2003, 2002 and 2001, respectively, and is included in "Interest income on U.S. Government and Agency obligations and other investments" in the Consolidated Statements of Earnings.

      The Company entered into this transaction to earn interest income on a secured investment. The terms of this transaction were reviewed and approved by the Audit Committee.

13. HOTEL AND RESORT OPERATING PROPERTIES

      a. The Company owns a hotel and resort property that is part of a master planned community situated in the town of Mashpee located on Cape Cod in Massachusetts. This property includes two golf courses, other recreational facilities, condominium and time share units and land for future development.

      Total initial costs of approximately $28 million were classified as follows: approximately $17.4 million as "Hotel and resort properties", $8.9 million as "Land and construction-in-progress" and $1.7 million as "Other assets" on the Consolidated Balance Sheet.

      Resort operations have been included in the "Hotel and resort operating income and expenses" in the Consolidated Statements of Earnings. Net hotel and resort operations for this property ("hotel and resort operating income" less "hotel and resort operating expenses") resulted in losses of approximately $240,000 and $330,000 for the three months ended March 31, 2004 and 2003

              AMERICAN REAL ESTATE PARTNERS, L.P. AND SUBSIDIARIES

(unaudited), respectively, and income of approximately $3,033,000, $1,909,000 and $712,000 for the years ended December 31, 2003, 2002, and 2001, respectively. Hotel and resort operating expenses include all expenses except for approximately $647,000 and $614,000 for the three months ended March 31, 2004 and 2003, respectively, and $2,451,000, $1,833,000 and $970,000 for the
years ended December 31, 2003, 2002 and 2001 of depreciation and amortization, respectively, which is included in such caption in the Consolidated Statements of Earnings.

      Resort operations are highly seasonal in nature with peak activity occurring from June to September.

      b. The Company owns a hotel located in Miami, Florida which has a carrying value of approximately $6.4 million, $6.3 million and $6.4 million at December 31, 2003 and 2002 and March 31, 2004 (unaudited), respectively, and is unencumbered by any mortgages. Approximately $1.3 million of capital improvements were completed in the year ended December 31, 2002.

      The Company has a management agreement for the operation of the hotel with a national management organization. In the three months ended March 31, 2004 and 2003, net hotel operations which totaled $296,000 and $316,000 (unaudited), respectively, has been included in discontinued operations. Depreciation expense of $52,000 in the three months ended March 31, 2004 and 2003 (unaudited) has been included in discontinued operations. Net hotel and resort operations ("hotel and resort operating revenues" less "hotel and resort operating expenses") totaled approximately $596,000, $494,000 and $770,000 for the years ended December 31, 2003, 2002 and 2001, respectively and have been included in discontinued operations. Depreciation expense of $210,000, $374,000 and $342,000 for the years ended December 31, 2003, 2002 and 2001, respectively, have been included in discontinued operations.

14. SIGNIFICANT PROPERTY TRANSACTIONS

      Information on significant property transactions during the three-year period ended December 31, 2003 is as follows:

      a. In September 2002, the Company purchased an industrial building located in Nashville, Tennessee for approximately $18.2 million. The building was constructed in 2001 and is fully leased to two tenants, Alliance Healthcare and Jet Equipment & Tools Inc., with leases expiring in 2011. The annual net operating income is anticipated to be approximately $1.6 million increasing to approximately $1.9 million by 2011. In October 2002, the Company closed a $12.7 million non-recourse mortgage loan on the Nashville, Tennessee property. The loan bears interest at 6.4% per annum and matures in ten years. Required payments are interest only for the first three years and then principal amortization will commence based on a thirty-year amortization schedule.

      At March 31, 2004 (unaudited) and December 31, 2003 and 2002, the property had a carrying value of approximately $17,584,000, $18,066,000 and $17,584,000 respectively, and was encumbered by a non-recourse mortgage in the amount of $12,700,000.

      b. In October 2002, the Company sold a property located in North Palm Beach, Florida for a selling price of $3.5 million. A gain of approximately $2.4 million was recognized in the year ended December 31, 2002.

      c. In October 2003, the Company sold a property located in Columbia, Maryland to its tenant for a selling price of $11 million. A gain of approximately $5.8 million was recognized in the year ended December 31, 2003.

      d. Due to favorable real estate market conditions and the mature nature of the Company's real portfolio, the Company has engaged C.B. Richard Ellis, Inc. to assist it in obtaining offers for its rental real estate portfolio. The Company intends to utilize proceeds from any asset sales to continue to invest in our core businesses, including real estate, gaming and entertainment and oil and gas. The Company may also seek opportunities in other sectors including industrial, manufacturing and insurance and asset management. In total, the Company is marketing for sale properties with a book value of approximately $340 million individually encumbered by mortgage debt which in the aggregate is approximately $179 million at March 31, 2004 (unaudited). There can be no assurance that offers satisfactory to the Company will be received and, if received, that the properties will ultimately be sold at prices acceptable to the Company.

      At March 31, 2004 (unaudited), the Company had 40 properties under contract or as to which letters of intent had been executed by potential purchasers, all of which contracts or letters of intent are subject to purchaser's due diligence and other closing conditions. Selling prices for the properties covered by the contracts or letters of intent would total approximately $323 million but the

              AMERICAN REAL ESTATE PARTNERS, L.P. AND SUBSIDIARIES properties are encumbered by aggregate mortgage debt of approximately $142 million which would have to be repaid out of the proceeds of the sales or assumed by the purchaser. At March 31, 2004 (unaudited), the carrying value of these properties is approximately $226 million. In 2003, net income from these properties totaled approximately $7 million; interest expense was approximately $11 million; and depreciation and amortization expense was approximately $4.2 million. In accordance with generally accepted accounting principles, only the real estate operating properties under contract or letter of intent, but not the financing lease properties, were reclassified to "Properties held for sale" and the related income and expense reclassified to "Income from discontinued operations."

      In January 2004, the Company sold five properties to Alabama Power, its tenant, for approximately $10.9 million, recognizing a gain of approximately $6.0 million. Also in January 2004, AREP sold a grocery-anchored shopping center located in Audubon, New Jersey for approximately $7.3 million, recognizing a gain of approximately $6.8 million, which is included in discontinued operations.

      In January 2004, the Company purchased a 34,422 square foot commercial condominium unit located in New York City for approximately $14.5 million. The unit contains a Citibank branch, a furniture store and a restaurant. AREP obtained mortgage financing of $10 million for this property in April 2004.

15. MORTGAGES PAYABLE

      Mortgages payable, all of which are nonrecourse to the Company, are summarized as follows (in $000's):

                                                  ANNUAL PRINCIPAL
RANGE OF INTEREST RATES   RANGE OF MATURITIES   AND INTEREST PAYMENT     MARCH 31,     BALANCE AT DECEMBER 31,
                                                                            2004         2003        2002
                                                                        (UNAUDITED)
5.630% -- 8.430%.......   10/15/07 - 12/31/18            $19,328          $179,251     $180,989    $166,287
9.000 -- 9.500.........   11/30/03 - 11/30/09                 --                --           --       5,561
                                                         -------          --------     --------    --------
                                                         $19,328          $179,251     $180,989    $171,848
                                                         =======          ========     ========    ========

      The following is a summary of the anticipated future principal payments of the mortgages (in 000's):

   YEAR ENDING
  DECEMBER 31,         AMOUNT
----------------    ---------
2004............    $     6,489
2005............          6,702
2006............          7,360
2007............         14,176
2008............         58,817
2009 - 2013.....         66,905
2014 - 2018.....         20,540
                    -----------
                    $   180,989
                    ===========

      a. See Note 14(a) for Mid-South Logistics financing in October 2002.

      b. On May 16, 2003, the Company executed a mortgage note secured by a distribution facility located in Windsor Locks, Connecticut and obtained funding in the principal amount of $20 million. The loan bears interest at 5.63% per annum and matures on June 1, 2013. Annual debt service is approximately $1,382,000 per annum based on a 30 year amortization schedule.

      c. See Note 14(a).

16. SENIOR NOTES AND CREDIT FACILITY DUE AFFILIATES

              AMERICAN REAL ESTATE PARTNERS, L.P. AND SUBSIDIARIES

      a. The Senior Notes of National Energy Group, Inc. ("Notes") were held in their entirety by affiliates of Icahn at December 31, 2002. The Notes bear interest at an annual rate of 10 3/4%, payable semiannually in arrears on May 1 and November 1 of each year. The Notes are senior, unsecured obligations of NEG, ranking pari passu with all existing and future senior indebtedness of NEG, and senior in right of payment to all future subordinated indebtedness of NEG. Subject to certain limitations set forth in the indenture covering the Senior Notes (the "Indenture"), NEG and its subsidiaries may incur additional senior indebtedness and other indebtedness.

      The Indenture contains certain covenants limiting NEG with respect to the following: (i) asset sales; (ii) restricted payments; (iii) the incurrence of additional indebtedness and the issuance of certain redeemable preferred stock;
(iv) liens; (v) sale and leaseback transactions; (vi) lines of business; (vii) dividend and other payment restrictions affecting subsidiaries; (viii) mergers and consolidations; and (ix) transactions with affiliates.

      NEG was unable to reasonably determine the fair value of the Notes at December 31, 2002, due to a lack of available market quotations, credit ratings and inability to determine an appropriate discount rate.

      In August 2001, NEG redeemed both $16.4 million of principal outstanding under the notes and $4.8 million of Reinstated Interest for a cash consideration of $10.5 million. NEG paid two Icahn affiliates approximately $0.4 million in current interest on the redeemed senior note obligations at the date of redemption related to interest owed from the last semi-annual interest payment date of May 1, 2001, to the date of redemption. As this was a partial redemption of the Notes, it has been accounted for as a modification of terms that changes the amounts of future cash payments. Accordingly, the excess of redeemed principal and interest over the redemption payment of $10.5 million is being amortized as a reduction to interest expense over the remaining life of the bonds. In connection with this transaction, NEG borrowed $10.9 million under its existing credit facility with an Icahn affiliate.

      In October 2003, the Company acquired these Notes. At December 31, 2003, these Notes were eliminated in consolidation (See Note 10).

      b. At December 31, 2002, NEG had $10.9 million outstanding under its existing $100 million credit facility with Arnos, an Icahn affiliate. Arnos continued to be the holder of the credit facility; however, the $10.9 million note outstanding under the credit facility was contributed to Holding LLC as part of Gascon's contribution to Holding LLC on September 12, 2001. In December 2001, the maturity date of the credit facility was extended to December 31, 2003 and NEG was given a waiver of compliance with respect to any and all covenant violations. NEG was not in compliance with the minimum interest coverage ratio at September 30, 2002; and December 31, 2002 and the current ratio at December 31, 2002, however, in December 2001, NEG was given a waiver of compliance with respect to any and all covenant violations through December 31, 2003.

      On March 26, 2003, Holding LLC distributed the $10.9 million note outstanding under NEG'S revolving credit facility as a priority distribution to NEG, thereby canceling the note. Also, on March 26, 2003, NEG, Arnos and Operating LLC entered into an agreement to assign the credit facility to Operating LLC. Effective with this assignment, Arnos amended the credit facility to increase the revolving commitment to $150 million, increase the borrowing base to $75 million and extend the revolving due date until June 30, 2004. Concurrently, Arnos extended a $42.8 million loan to Operating LLC under the amended credit facility. Operating LLC then distributed $42.8 million to Holding LLC who, thereafter, made a $40.5 million priority distribution and a $2.3 million guaranteed payment to NEG. NEG utilized these funds to pay the entire amount of the long-term interest payable on the Notes and interest accrued thereon outstanding on March 27, 2003. The Arnos facility was canceled on December 29, 2003 in conjunction with a third party bank financing.

17. SENIOR SECURED NOTES PAYABLE

      In January 2004, ACEP closed on its offering of Senior Secured Notes Due 2012. The Notes, in the aggregate principal amount of $215 million, bear interest at the rate of 7.85% per annum. The proceeds are being held in escrow pending receipt of all approvals necessary under gaming laws and certain other conditions in connection with the acquisition of Arizona Charlie's Decatur and Boulder. ACEP intends to use the proceeds of the offering for the acquisition and to repay intercompany indebtedness and for distributions to AREH. The notes will be recourse only to, and will be secured by a lien on the assets of, ACEP and its subsidiaries. The notes will restrict the ability of those companies, subject to the exceptions set forth in the notes, to: incur additional debt; pay dividends and make distributions; make certain investments; repurchase stock; create liens; enter into transactions with affiliates; enter

              AMERICAN REAL ESTATE PARTNERS, L.P. AND SUBSIDIARIES into sale and leaseback transactions; merge or consolidate; and transfer, lease or sell assets. At March 31, 2004 (unaudited), the gross proceeds of the offering plus accrued interest paid is being held in escrow and included on the Consolidated Balance Sheets as "Restricted cash." For the three months ended March 31, 2004 (unaudited), $3 million of interest expense is included in "Interest expense" in the Consolidated Statement of Earnings.

18. RIGHTS OFFERINGS

      a. A registration statement relating to the 1995 Rights Offering (the "1995 Offering") was filed with the Securities and Exchange Commission and declared effective February 23, 1995.

      On March 1, 1995, the Company issued to record holders of its Depositary Units one transferable subscription right (a "Right"), for each seven Depositary Units of the Company held on February 24, 1995, the record date. The Rights entitled the holders thereof (the "Rights Holders") to acquire during the subscription period at a subscription price of $55, six Depositary Units and one 5% cumulative pay-in-kind redeemable preferred unit representing a limited partner interest ("Preferred Units"). The subscription period commenced on March 1, 1995 and expired at the close of business on March 30, 1995.

      The Preferred Units have certain rights and designations, generally as follows. Each Preferred Unit has a liquidation preference of $10.00 and entitles the holder thereof to receive distributions thereon, payable solely in additional Preferred Units, at the rate of $.50 per Preferred Unit per annum (which is equal to a rate of 5% of the liquidation preference thereof), payable annually on March 31 of each year (each, a "Payment Date"). On any Payment Date commencing with the Payment Date on March 31, 2000, the Company with the approval of the Audit Committee of the Board of Directors of the General Partner may opt to redeem all, but not less than all, of the Preferred Units for a price, payable either in all cash or by issuance of additional Depositary Units, equal to the liquidation preference of the Preferred Units, plus any accrued but unpaid distributions thereon. On March 31, 2010, the Company must redeem all, but not less than all, of the Preferred Units on the same terms as any optional redemption.

      On April 12, 1995, the Company received approximately $108.7 million, the gross proceeds of the 1995 Offering, from its subscription agent and a capital contribution of approximately $2.2 million from its General Partner. The Company issued 1,975,640 Preferred Units and an additional 11,853,840 Depositary Units. Trading in the Preferred Units commenced March 31, 1995 on the New York Stock Exchange ("NYSE") under the symbol "ACP PR". The Depositary Units trade on the NYSE under the symbol "ACP".

      b. In September 1997, the Company completed its 1997 Rights Offering (the "1997 Offering") to holders of its Depositary Units. The aggregate amount raised in the 1997 Rights Offering was approximately $267 million. The Preferred and Depositary Units issued under the 1997 Rights Offering carry the same rights and designations as those issued in 1995.

      On September 25, 1997, the Company received approximately $267 million, the gross proceeds of the 1997 Offering, from its subscription agent and a capital contribution of approximately $5.4 million from its General Partner. Expenses incurred in connection with the 1997 Offering were approximately $400,000. The Company issued an additional 5,132,911 Preferred Units and 20,531,644 Depositary Units. The Preferred and Depositary Units trade on the New York Stock Exchange under the symbols "ACP PR" and "ACP", respectively.

      As of May 1, 2004 and at December 31, 2003, affiliates of the General Partner owned 8,960,995 and 8,477,139 Preferred Units, respectively, and 39,896,836 Depositary Units.

19. PREFERRED UNITS

      Pursuant to the terms of the Preferred Units, on February 21, 2003, the Company declared its scheduled annual preferred unit distribution payable in additional Preferred Units at the rate of 5% of the liquidation preference of $10. The distribution was payable March 31, 2003 to holders of record as of March 14, 2003. A total of 466,548 additional Preferred Units were issued. At December 31, 2003 and 2002, 9,796,607 and 9,330,963 Preferred Units are issued and outstanding, respectively.

      Pursuant to the terms of the Preferred Units, on February 25, 2004, the Company declared its scheduled annual preferred unit distribution payable in additional Preferred Units at the rate of 5% of the liquidation preference of $10. The distribution is payable on

              AMERICAN REAL ESTATE PARTNERS, L.P. AND SUBSIDIARIES

March 31, 2004 to holders of record as of March 12, 2004. In addition, the Company increased the number of authorized Preferred Units to 10,400,000.

      On July 1, 2003, the Company adopted Statement of Financial Accounting Standards No. 150 (SFAS 150) "Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity." SFAS 150 requires that a financial instrument, which is an unconditional obligation, be classified as a liability. Previous guidance required an entity to include in equity financial instruments that the entity could redeem in either cash or stock. Pursuant to SFAS 150 the Company's Preferred Units, which are an unconditional obligation, have been reclassified from "Partners' equity" to a liability account in the consolidated Balance Sheets and the preferred pay-in-kind distribution for the period from July 1, 2003 to December 31, 2003 of $2,449,000 and all future distributions have been and will be recorded as "Interest expense" in the Consolidated Statements of Operations.

20. INCOME TAXES (IN $000'S)

                                                                                                      DECEMBER 31,
                                                                                                      ------------
                                                                                                  2003            2002
                                                                                             -------------   -------------
The difference between the book basis and the tax basis of the net assets of the
  Company, not directly subject to income taxes, is as follows:
     Book basis of American Real Estate Holdings net assets excluding Stratosphere
     Corp. and NEG, Inc..............................................................        $   1,149,418   $   1,177,329
      Excess of tax over book (Excess of book over tax basis)........................               79,238          (1,778)
                                                                                             -------------   -------------
      Tax basis of net assets........................................................        $   1,228,656   $   1,175,551
                                                                                             =============   =============

      b. Corporate income taxes

      (i) The Company's corporations recorded the following income tax (expense) benefit attributable to continuing operations for Stratosphere and NEG for the three months ended March 31,2004 and the years ended December 31, 2003, 2002 and 2001 (in $000's):

                   MARCH 31,                    DECEMBER 31,
            ---------------------     ----------------------------------
              2004         2003         2003         2002         2001
            --------     --------     --------     --------     --------
                  (UNAUDITED)
Current     $   (201)    $   (181)    $   (723)    $     --     $     --
Deferred      (4,101)      (2,697)       7,218       (7,480)      30,077
            --------     --------     --------     --------     --------
            $ (4,302)    $ (2,878)    $  6,495     $ (7,480)    $ 30,077
            ========     ========     ========     ========     ========

      (ii) The tax effect of significant differences representing net deferred tax assets (the difference between financial statement carrying values and the tax basis of assets and liabilities) for the Company is as follows at March 31, 2004 and December 31, 2003, 2002 and 2001 (in $000's):

                                                            DECEMBER 31,
                                         MARCH 31,    -----------------------
                                           2004          2003          2002
                                        ---------     ---------     ---------
                                       (UNAUDITED)
Deferred tax assets:
    Depreciation ...................    $  39,886     $  40,191     $  61,628
    Net operating loss carryforwards       26,675        30,942        45,958
    Investment in NEG Holding LLC ..       19,404        18,845         8,440
    Other ..........................       10,745         8,347         9,950
                                        ---------     ---------     ---------
                                           96,710        98,325       125,976
     Valuation allowance ...........      (15,875)      (15,875)     (100,454)
                                        ---------     ---------     ---------
     Net deferred tax assets .......    $  80,835     $  82,450     $  25,522
                                        =========     =========     =========

      At March 31, 2004 and December 31, 2003, Stratosphere had net operating loss carryforwards available for federal income tax purposes of approximately $23.9 million (unaudited) and $28.5 million, respectively, which begin expiring in 2019.

      SFAS 109 requires a "more likely than not" criterion be applied when evaluating the realizability of a deferred tax asset. As of December 31, 2002, given Stratosphere's history of losses for income tax purposes, the volatility of the industry within which the

              AMERICAN REAL ESTATE PARTNERS, L.P. AND SUBSIDIARIES

Stratosphere operates, and certain other factors, Stratosphere had established a valuation allowance for the deductible temporary differences, including the excess of the tax basis of the Stratosphere's assets over the basis of such assets for financial statement purposes and the tax carryforwards. However, at December 31, 2003, based on various factors including the current earnings trend and future taxable income projections, Stratosphere determined that it was more likely than not that the deferred tax assets will be realized and removed the valuation allowance.

      In accordance with SFAS 109, the tax benefit of any deferred tax asset that existed on the effective date of a reorganization should be reported as a direct addition to contributed capital. Stratosphere has deferred tax assets relating to both before and after Stratosphere emerged from bankruptcy in September of 1998. The net decrease in the valuation allowance was $79.3 million of which a net amount of $47.5 million was credited to partners' capital in the year ended December 31, 2003.

      At March 31, 2004 and December 31, 2003, NEG had net operating loss carryforwards available for federal income tax purposes of approximately $52.3 million (unaudited) and $58 million, respectively, which expire in 2012 and 2009, respectively. Net operating loss limitations may be imposed as a result of subsequent changes in stock ownership of NEG. Prior to the formation of Holding LLC, the income tax benefit associated with the loss carryforwards had not been recognized since, in the opinion of management, there was not sufficient positive evidence of future taxable income to justify recognition of a benefit. Upon the formation of Holding LLC, management again evaluated all evidence, both positive and negative, in determining whether a valuation allowance to reduce the carrying value of deferred tax assets was still needed and concluded, based on the projected allocations of taxable income by Holding LLC, NEG more likely than not will realize a partial benefit from the loss carryforwards. In accordance with SFAS 109, NEG recorded a deferred tax asset of $31.9 million in September 2001, $25.5 million as of December 31, 2002, $25.9 million as of December 31, 2003, and $24.3 million as of March 31, 2004 (unaudited). Ultimate realization of the deferred tax asset is dependent upon, among other factors, NEG's ability to generate sufficient taxable income within the carryforward periods and is subject to change depending on the tax laws in effect in the years in which the carryfowards are used. As a result of the recognition of expected future income tax benefits, subsequent periods will reflect a full effective tax rate provision.

21. QUARTERLY FINANCIAL DATA (UNAUDITED) (IN $000'S, EXCEPT PER UNIT DATA)

                                                                          THREE MONTHS ENDED(1)
                                    --------------------------------------------------------------------------------------------
                                          MARCH 31,                JUNE 30,             SEPTEMBER 30,          DECEMBER 31,
                                    --------------------    --------------------    --------------------    --------------------
                                        2003        2002        2003        2002        2003        2002        2003        2002
                                    --------    --------    --------    --------    --------    --------    --------    --------
Revenues ........................   $ 69,030    $ 82,995    $ 67,016    $ 89,008    $ 71,492    $ 80,906    $ 69,018    $ 93,471
                                    ========    ========    ========    ========    ========    ========    ========    ========
Operating Income ................   $ 14,524    $ 19,810    $ 15,033    $ 26,106    $ 14,811    $ 17,802    $ 18,523    $ 20,012
Gains (losses) on property
  transactions ..................      1,138       1,639        (272)         --         501       2,891       5,754       4,460
Gain on sale of marketable
  equity and debt securities ....         --          --          --          --       2,168          --         439          --
Provision for loss on real estate       (200)         --          --        (926)       (100)         --        (450)     (2,286)
Write-down of equity securities
  available for sale ............       (961)         --          --      (8,476)         --          --          --          --
Write-down write-up of mortgages
  & notes receivable ............         --          --     (18,798)         --          --          --          --          --
Loss on limited partnership
  interest ......................         --          --          --          --          --          --          --      (3,750)
Minority interest in net
  earnings of Stratosphere Corp.          --        (407)         --        (589)         --        (612)         --        (335)
                                    --------    --------    --------    --------    --------    --------    --------    --------
Income (loss) from continuing
  operations before income tax ..     14,501      21,042      (4,037)     16,115      17,380      20,081      24,266      18,101
Income tax (expense) benefit ....     (2,878)     (1,595)     (2,158)     (1,854)     (2,568)     (2,031)     14,099      (2,000)
                                    --------    --------    --------    --------    --------    --------    --------    --------
Income (loss) from continuing
  operations ....................     11,623      19,447      (6,195)     14,261      14,812      18,050      38,365      16,101
Income from discontinued
  operations ....................      1,629       1,502       3,427       1,502       2,933       1,502       1,503       1,501
                                    --------    --------    --------    --------    --------    --------    --------    --------
Net earnings (loss) .............   $ 13,252    $ 20,949    $ (2,768)   $ 15,763    $ 17,745    $ 19,552    $ 39,868    $ 17,602
                                    ========    ========    ========    ========    ========    ========    ========    ========
Net Earnings (loss) per limited
Partnership unit(2):
  Basic earnings:

              AMERICAN REAL ESTATE PARTNERS, L.P. AND SUBSIDIARIES

                                                                          THREE MONTHS ENDED(1)
                                    --------------------------------------------------------------------------------------------
                                          MARCH 31,                JUNE 30,             SEPTEMBER 30,          DECEMBER 31,
                                    --------------------    --------------------    --------------------    --------------------
                                        2003        2002        2003        2002        2003        2002        2003        2002
                                    --------    --------    --------    --------    --------    --------    --------    --------
   Income (loss) from continuing
    operations ..................   $    .17    $    .35    $   (.20)   $    .24    $    .26    $    .31    $    .82    $    .26
   Income from discontinued
    operations ..................        .03         .03         .07         .03         .06         .03         .03         .03
                                    --------    --------    --------    --------    --------    --------    --------    --------
  Basic earnings (loss) per LP
   unit .........................   $    .20    $    .38    $   (.13)   $    .27    $    .32    $    .34    $    .85    $    .29
                                    ========    ========    ========    ========    ========    ========    ========    ========
  Diluted earnings:
   Income (loss) from continuing
    operations ..................   $    .15    $    .30    $   (.20)   $    .21    $    .24    $    .27    $    .71    $    .22
   Income from discontinued
    operations ..................        .03         .03         .07         .03         .05         .03         .03         .03
                                    --------    --------    --------    --------    --------    --------    --------    --------
  Diluted earnings (loss) per LP
   unit .........................   $    .18    $    .33    $   (.13)   $    .24    $    .29    $    .30    $    .74    $    .25
                                    ========    ========    ========    ========    ========    ========    ========    ========

----------

(1) All quarterly amounts have been restated for the effects of the acquisition of NEG and the reporting of discontinued operations.

(2) Net earnings (loss) per unit is computed separately for each period and, therefore, the sum of such quarterly per unit amounts may differ from the total for the year.

22. SEGMENT REPORTING

            The Company is engaged in six operating segments consisting of the ownership and operation of (i) rental real estate, (ii) hotel and resort operating properties, (iii) hotel and casino operating property, (iv) property development, (v) investment in securities including investment in other limited partnerships and marketable equity and debt securities and (vi) investment in oil and gas operating properties. The Company's reportable segments offer different services and require different operating strategies and management expertise.

            Non-segment revenue to reconcile to total revenue consists primarily of interest income on treasury bills and other investments. Non-segment assets to reconcile to total assets includes investment in U.S. Government and Agency obligations, cash and cash equivalents, receivables and other assets.

            The accounting policies of the segments are the same as those described in Note 2.

            The Company assesses and measures segment operating results based on segment earnings from operations as disclosed below. Segment earnings from operations is not necessarily indicative of cash available to fund cash requirements nor synonymous with cash flow from operations.

      The revenues, net earnings, assets and real estate investment capital expenditures for each of the reportable segments are summarized as follows for the three months ended March 31, 2004 and 2003 and the years ended and as of December 31, 2003, 2002, and 2001 (in $000's):

                                                      MARCH 31,                           DECEMBER 31,
                                              -------------------------       -----------------------------------------
                                                2004            2003            2003            2002             2001
                                              ---------       ---------       ---------       ---------       ---------
                                                    (UNAUDITED)
 Revenues:
   Hotel & casino operating properties ....   $  45,367       $  39,785       $ 160,235       $ 156,620       $ 146,161
   Land, house and condominium sales ......       5,014           4,860          13,265          76,024          55,566
   Rental real estate .....................       6,097           6,228          24,751          25,238          27,366
   Hotel & resort operating properties ....       2,104           2,073          14,592          14,918          12,276
   Oil & gas operating properties .........      10,523          10,624          38,109          40,516          45,709
   Other investments ......................       4,564           4,344          13,874          15,283           7,097
                                              ---------       ---------       ---------       ---------       ---------
    Subtotal ..............................      73,669          67,914         264,826         328,599         294,175

              AMERICAN REAL ESTATE PARTNERS, L.P. AND SUBSIDIARIES

                                                      MARCH 31,                           DECEMBER 31,
                                              -------------------------       -----------------------------------------
                                                2004            2003            2003            2002             2001
                                              ---------       ---------       ---------       ---------       ---------
                                                    (UNAUDITED)
 Reconciling items ........................       1,153(1)        1,116(1)       11,730(1)       17,781(1)       28,147(1)
                                              ---------       ---------       ---------       ---------       ---------
    Total revenues ........................   $  74,822       $  69,030       $ 276,556       $ 346,380       $ 322,322
                                              =========       =========       =========       =========       =========
 Net earnings:
 Segment earnings:
   Hotel & casino operating property ......   $  11,348       $   7,076       $  24,806       $  24,961       $  18,205
   Land, house and condominium sales ......       1,656             757           4,136          21,384          12,967
   Oil & gas operating properties .........      10,523          10,624          38,109          40,516          40,140
   Rental real estate .....................       4,913           5,137          19,276          20,556          24,338
   Hotel and resort operating properties ..           7            (192)          3,454           2,365           1,484
   Other investments ......................       4,564           4,344          13,874          15,283           7,097
                                              ---------       ---------       ---------       ---------       ---------
    Total segment earnings ................      33,011          27,746         103,655         125,065         104,231
 Interest income ..........................       1,153           1,116          11,730          17,781          28,147
 Interest expense .........................      (5,919)         (6,361)        (20,640)        (27,369)        (34,765)
 General and administrative expenses ......      (4,364)         (3,372)        (14,081)        (14,134)        (13,011)
 Depreciation and amortization ............      (5,092)         (4,605)        (17,773)        (17,613)        (20,814)
                                              ---------       ---------       ---------       ---------       ---------
   Operating Income .......................      18,789          14,524          62,891          83,730          63,788
 Gain on sales and disposition of real
   estate from continuing operations ......       6,047           1,138           7,121           8,990           1,737
 Loss on sale of limited partnership
   interests ..............................          --              --              --          (3,750)             --
 Write-down of mortgages and notes
   receivable .............................          --              --         (18,798)             --              --
 Provision for loss on real estate ........          --            (200)           (750)         (3,212)         (3,184)
 Write-down of equity securities available
   for sale ...............................          --            (961)           (961)         (8,476)             --
 Gain on sale of marketable equity
   securities .............................      28,857              --           2,607              --           6,749
 Minority interest in net earnings of
   Stratosphere Corp ......................          --              --              --          (1,943)           (450)
 Income tax benefit (expense) .............      (4,302)         (2,878)          6,495          (7,480)         30,077
 Income from discontinued operations ......       9,387           1,629           9,492           6,007           6,117
 General partner's share of net income ....      (1,170)         (2,978)         (8,737)        (10,698)        (38,644)
                                              ---------       ---------       ---------       ---------       ---------
 Net earnings-limited partners' unitholders   $  57,608       $  10,274       $  59,360       $  63,168       $  66,190
                                              =========       =========       =========       =========       =========


----------

(1) Primarily interest income on U.S. Government and Agency obligations and other short-term investments and Icahn note receivable.

                                                                         DECEMBER 31,
                                                MARCH 31,   ------------------------------------
                                                  2004         2003         2002         2001
                                               ----------   ----------   ----------   ----------
                                               (UNAUDITED)
Assets:
  Rental real estate .......................   $  354,318   $  340,062   $  359,700   $  358,597
  Hotel and casino operating property ......      171,405      174,249      171,430      184,191
  Land and construction-in-progress ........       43,708       43,459       40,415       69,429
  Hotel and resort operating properties ....       35,358       41,526       44,346       43,990
  Other investments ........................      259,345      231,050      479,104      458,372
                                               ----------   ----------   ----------   ----------
                                                  864,134      830,346    1,094,995    1,114,579
  Reconciling items ........................      962,823      659,584      465,481      469,772
                                               ----------   ----------   ----------   ----------
   Total ...................................   $1,826,957   $1,489,930   $1,560,476   $1,584,351
                                               ==========   ==========   ==========   ==========
Real estate investment capital expenditures:
Acquisitions:
  Rental real estate .......................   $   14,583   $       --   $   18,226   $       --
  Land and construction-in-progress ........           --           --           --           --
  Hotel and casino operating property ......           --           --           --           --
  Hotel and resort operating properties ....           --           --           --           --
                                               ----------   ----------   ----------   ----------
                                               $   14,583   $       --   $   18,226   $       --
                                               ==========   ==========   ==========   ==========
Developments:
  Rental real estate .......................   $      166   $      413   $      181   $    1,064
  Land and construction-in-progress ........           --           --        1,138        3,804

              AMERICAN REAL ESTATE PARTNERS, L.P. AND SUBSIDIARIES

                                                                        DECEMBER 31,
                                                MARCH 31,   ------------------------------------
                                                  2004         2003         2002         2001
                                               ----------   ----------   ----------   ----------
                                               (UNAUDITED)
  Hotel and casino operating property ......          396       18,667        2,582       48,909
  Hotel and resort operating properties ....          785        1,067        1,995       13,753
                                               ----------   ----------   ----------   ----------
                                               $    1,347   $   20,147   $    5,896   $   67,530
                                               ==========   ==========   ==========   ==========

23. COMMITMENTS AND CONTINGENCIES

      a. In January 2002, Kmart Corp., a tenant leasing seven properties owned by the Company which represent approximately $1,374,000 in annual rentals, filed a voluntary petition for reorganization under Chapter 11 of the Federal Bankruptcy Code. Pursuant to an order of the Bankruptcy Court, four leases have been rejected representing approximately $713,000 in annual rents. At March 31, 2004, three of the rejected properties were classified as held for sale and one property was sold. The Company recorded a provision for loss of approximately $1.9 million on the four properties, whose leases were rejected, for the year ended December 31, 2001. The Company has not been notified regarding the three remaining leases representing approximately $661,000 in annual rents. At March 31, 2004 (unaudited) and December 31, 2003 and 2002, the carrying value of the seven properties (six properties at March 31, 2004) was approximately $5,003,000, $5,482,000 and $6,529,000, respectively, which management believes is less than the estimate of net realizable value.

      b. Tiffiny Decorating Company ("Tiffiny"), a subcontractor to Great Western Drywall ("Great Western"), filed a legal action against Stratosphere Corporation, Stratosphere Development, LLC, American Real Estate Holdings Limited Partnership (collectively referred to as the "Stratosphere Parties"), Great Western, Nevada Title and Safeco Insurance, Case No. A443926 in the Eighth Judicial District Court of the State of Nevada. The legal action asserts claims that include breach of contract, unjust enrichment and foreclosure of lien. The Stratosphere Parties have filed a cross-claim against Great Western in that action. Additionally, Great Western has filed a separate legal action against the Stratosphere Parties setting forth the same disputed issues. That separate action, Case No. A448299 in the Eighth Judicial Court of the State of Nevada, has been consolidated with the case brought by Tiffiny.

      The initial complaint brought by Tiffiny asserts that Tiffiny performed certain construction services at the Stratosphere and was not fully paid for those services. Tiffiny claims the sum of $521,562 against Great Western, the Statosphere Parties, and the other defendants, which the Stratosphere Parties contend has been paid to Great Western for payment to Tiffiny.

      Great Western is alleging that it is owed payment from the Stratosphere Parties for work performed and for delay and disruption damages. Great Western is claiming damages in the sum of $3,935,438 plus interest, costs and legal fees from the Stratosphere Parties. This amount apparently includes the Tiffiny claim.

      The Stratosphere Parties have evaluated the project and have determined that the amount of $1,004,059, of which $195,953 and $371,973 were disbursed to Tiffiny and Great Western in 2002, respectively, is properly due and payable to satisfy all claims for the work performed, including the claim by Tiffiny. The remaining amount has been segregated in a separate interest bearing account. The Stratosphere Parties intend to vigorously defend the action for claims in excess of $1,004,059.

      c. In January 2002, the Cape Cod Commission, (the "Commission"), a Massachusetts regional planning body created in 1989, concluded that AREP's New Seabury development is within its jurisdiction for review and approval (the "Administrative Decision"). It is the Company's position that the proposed residential, commercial and recreational development is in substantial compliance with a special permit issued for the property in 1964 and is therefore exempt from the Commission's jurisdiction and that Commission is barred from exercising jurisdiction pursuant to a 1993 settlement agreement between the Commission and a prior owner of the New Seabury property (the "Settlement Agreement").

      In February 2002, New Seabury Properties LLC ("New Seabury"), an AREP subsidiary and owner of the property, filed in Barnstable County Massachusetts Superior Court, a civil complaint appealing the Administrative Decision by the Commission, and a separate civil complaint to find the Commission in contempt of the Settlement Agreement. The Court subsequently consolidated the two complaints into one proceeding. In July 2003, New Seabury and the Commission filed cross motions for summary judgment.

              AMERICAN REAL ESTATE PARTNERS, L.P. AND SUBSIDIARIES

      Also, in July 2003, in accordance with a Court ruling, the Commission reconsidered the question of its jurisdiction over the initial development proposal and over a modified development proposal that New Seabury filed in March 2003. The Commission concluded that both proposals are within its jurisdiction (the Second Administrative Decision). In August 2003, New Seabury filed in Barnstable County Massachusetts Superior Court another civil complaint appealing the Second Administrative Decision to find the Commission in contempt of the Settlement Agreement.

      In November 2003, the Court ruled in New Seabury's favor on its July 2003 motion for partial summary judgment, finding that the special permit remains valid and that the modified development proposal is in substantial compliance with the Special Permit and therefore exempt from the Commission's jurisdiction (the Court did not yet rule on the initial proposal). Under the modified development proposal New Seabury could potentially develop up to 278 residential units and 145,000 square feet of commercial space. In March 2004, New Seabury moved for Summary Judgment to dispose of remaining claims under all three complaints and to obtain a final judgment from the Court. Also in March 2004, the Commission cross-moved for summary judgment on certain claims under each complaint. Under the initial proposal, New Seabury could potentially build up to 675 residential/hotel units and 80,000 square feet of commercial space. The Company cannot predict the effect on the development process if it loses any appeal or if the Commission is ultimately successful in asserting jurisdiction over any of the development proposals.

      The General Partner monitors all tenant bankruptcies and defaults and may, when it deems it necessary or appropriate, establish additional reserves for such contingencies.

      In addition, in the ordinary course of business, the Company, its subsidiaries and other companies in which the Company has invested are parties to various legal actions. In management's opinion, the ultimate outcome of such legal actions will not have a material effect on the Company's consolidated financial statements taken as a whole.

24. FAIR VALUE OF FINANCIAL INSTRUMENTS

CASH AND CASH EQUIVALENTS, RECEIVABLES, NOTE RECEIVABLE DUE FROM AFFILIATE, ACCOUNTS PAYABLE, ACCRUED EXPENSES AND OTHER LIABILITIES AND THE PREFERRED LIMITED PARTNERSHIP UNITS LIABILITY

      The carrying amount of cash and cash equivalents, receivables, note receivable due from affiliate, and accounts payable, accrued expenses and other liabilities and the Preferred Limited Partnership Units Liability are carried at cost, which approximates their fair value.

MORTGAGES AND NOTES RECEIVABLE

      The fair values of the mortgages and notes receivable past due, in process of foreclosure, or for which foreclosure proceedings are pending, are based on the discounted cash flows of the underlying lease. The fair values of the mortgages and notes receivable satisfied after year end are based on the amount of the net proceeds received.

      The fair values of the mortgages and notes receivable which are current are based on the discounted cash flows of their respective payment streams.

      The approximate estimated fair values of the mortgages and notes receivable held as of March 31, 2004 and December 31, 2003 and 2002 are summarized as follows (in $000's):

                      AT MARCH 31, 2004         AT DECEMBER 31, 2003        AT DECEMBER 31, 2002
                      -----------------         --------------------        --------------------
                      NET        ESTIMATED        NET       ESTIMATED        NET        ESTIMATED
                   INVESTMENT    FAIR VALUE   INVESTMENT    FAIR VALUE    INVESTMENT    FAIR VALUE
                   ----------    ----------   ----------    ----------    ----------    ----------
                         (UNAUDITED)
Total              $104,745       $122,756     $ 50,272       $ 55,000     $ 51,449      $ 53,973
                   ========       ========     ========       ========     ========      ========

      The net investment at March 31, 2004 and December 31, 2003 and 2002 is equal to the carrying amount of the mortgage receivable less any deferred income recorded.

              AMERICAN REAL ESTATE PARTNERS, L.P. AND SUBSIDIARIES

MORTGAGES PAYABLE

      The approximate estimated fair values of the mortgages payable as of March 31, 2004 and December 31, 2003 and 2002 are summarized as follows (in $000's):

                      AT MARCH 31, 2004         AT DECEMBER 31, 2003        AT DECEMBER 31, 2002
                      -----------------         --------------------        --------------------
                    CARRYING     ESTIMATED     CARRYING     ESTIMATED      CARRYING     ESTIMATED
                     VALUE       FAIR VALUE      VALUE      FAIR VALUE      VALUE       FAIR VALUE
                     -----       ----------      -----      ----------      -----       ----------
                         (UNAUDITED)
Total               $179,251     $182,081      $180,989      $185,000      $171,848      $190,000
                    ========     ========      ========      ========      ========      ========

LIMITATIONS

      Fair value estimates are made at a specific point in time, based on relevant market information and information about the financial instrument. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and therefore cannot be determined with precision. Changes in assumptions could significantly affect the estimates.

25. EMPLOYEE BENEFIT PLANS

      a. Employees of the Company who are members of various unions are covered by union-sponsored, collectively bargained, multi-employer health and welfare and defined benefit pension plans. The Company recorded expenses for such plans of approximately $7,600,000, $6,500,000 and $4,900,000 for the years ended December 31, 2003, 2002 and 2001, respectively. Sufficient information is not available from the plans' sponsors to permit the Company to determine the adequacy of the plans' funding status.

      b. The Company has retirement savings plans under Section 401(k) of the Internal Revenue Code covering its non-union employees. The plans allow employees to defer, within prescribed limits, up to 15% of their income on a pre-tax basis through contributions to the plans. The Company currently matches, within prescribed limits, up to 6% of eligible employees' compensation at rates ranging from 33% to 50%. The Company recorded charges for matching contributions of approximately $422,000, $433,000 and $477,000, for the years ended December 31, 2003, 2002 and 2001, respectively.

26. REPURCHASE OF DEPOSITARY UNITS

      The Company has previously been authorized to repurchase up to 1,250,000 Depositary Units. As of March 31, 2004 and December 31, 2003, the Company has purchased 1,137,200 Depositary Units at an aggregate cost of approximately $11,921,000.

27. SUBSEQUENT EVENTS (UNAUDITED)

      a. On May 7, 2004, the Company announced that it priced the offering of senior notes due 2012 in a private placement transaction. The notes, in the aggregate principal amount of $353 million, and priced at 99.266%, will bear interest at a rate of 8.125% per annum. Net proceeds from the offering will be used for general business purposes, including to pursue AREP's primary business strategy of acquiring undervalued assets in either its existing lines of business or other businesses and to provide additional capital to grow its existing businesses.

      b. On April 30, 2004, the Company received approximately $16.2 million for the prepayment of a mezzanine loan. The principal amount of the loan was $11 million and the prepayment included deferred interest. The Company defers recognition of interest income on mezzanine loans pending receipt of principal and interest payment; therefore, the interest portion of the prepayment of $5.2 million will be recognized as income in the Consolidated Statements of Earnings for the three and six months ended June 30, 2004.

      c. In April, the Company sold nine properties for approximately $31.3 million which were encumbered by mortgage debt of approximately $6.6 million. The carrying value of the properties was approximately $19.1 million; therefore, the Company will recognize a gain of approximately $12.2 million in discontinued operations in the three and six months ended June 30, 2004.

              AMERICAN REAL ESTATE PARTNERS, L.P. AND SUBSIDIARIES

      d. On May 26, 2004, American Casino, an indirect wholly-owned subsidiary of the Company completed the acquisition of Arizona Charlie's Decatur and Arizona Charlie's Boulder from Carl C. Icahn and an entity affiliated with Mr. Icahn, for an aggregate consideration of $125.9 million. In connection with the closing of the acquisitions, as previously contemplated, American Real Estate Holdings Limited Partnership, transferred 100% of the common stock of the Stratosphere to American Casino. As a result, American Casino owns and operates three gaming and entertainment properties in the Las Vegas metropolitan area. The Company indirectly owns 100% of American Casino and will consolidate American Casino in its financial statements. In accordance with generally accepted accounting principles, assets transferred between entities under common control are accounted for at historical costs similar to a pooling of interests and the financial statements of previously separate companies for periods prior to the acquisition are restated on a combined basis.

             REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Partners
American Real Estate Holdings Limited Partnership:

    We have audited the accompanying consolidated balance sheets of American Real Estate Holdings Limited Partnership and subsidiaries as of December 31, 2003 and 2002, and the related consolidated statements of earnings, changes in partners' equity and comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 2003. These consolidated financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

    We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of American Real Estate Holdings Limited Partnership and subsidiaries as of December 31, 2003 and 2002 and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2003 in conformity with U.S. generally accepted accounting principles.

                                                       /s/ KPMG LLP

New York, New York
March 12, 2004

       AMERICAN REAL ESTATE HOLDINGS LIMITED PARTNERSHIP AND SUBSIDIARIES

                           CONSOLIDATED BALANCE SHEETS
            MARCH 31, 2004 (UNAUDITED) AND DECEMBER 31, 2003 AND 2002
                       (IN $000'S EXCEPT PER UNIT AMOUNTS)

                                                                                                      DECEMBER 31,
                                                                                MARCH 31,      --------------------------
                                                                                  2004            2003            2002
                                                                               ----------      ----------      ----------
                                                                                 (UNAUDITED)
ASSETS
Real estate leased to others:
  Accounted for under the financing method (Notes 4, 14 and 15)                $  131,413      $  137,356      $  155,458
  Accounted for under the operating method, net of accumulated
   depreciation (Notes 5, 14 and 15)                                               76,127          76,443         204,242
Properties held for sale (Notes 5 and 14)                                         148,878         128,813           4,300
Investment in U.S. Government and Agency obligations (Note 6)                     122,650          61,573         336,051
Note receivable due from affiliate (Note 12)                                           --              --         250,000
Cash and cash equivalents (Note 2)                                                483,746         467,580          54,747
Marketable equity and debt securities (Note 7)                                     47,584          80,522          26,728
Mortgages and notes receivable (Note 11)                                          104,745          50,328          56,216
Investment in NEG Holding LLC (Note 10)                                            77,250          69,346         108,880
Equity interest in GB Holdings, Inc. (Note 8)                                      29,766          30,854          37,280
Hotel, casino and resort operating properties net of accumulated depreciation:
  Stratosphere Corporation hotel and casino (Note 9)                              171,405         174,249         171,430
  Hotel and resort (Notes 5 and 13)                                                35,358          41,526          44,346
Land and construction-in-progress                                                  43,708          43,459          40,415
Deferred tax asset (Note 18)                                                       80,835          82,450          25,522
Due from American Real Estate Partners, L.P.                                       18,045          18,044          18,056
Restricted cash (Note 9)                                                          219,313              --              --
Receivables and other assets                                                       51,803          43,056          42,454
                                                                               ----------      ----------      ----------
   Total                                                                       $1,842,626      $1,505,599      $1,576,125
                                                                               ==========      ==========      ==========
LIABILITIES AND PARTNERS' EQUITY
Mortgages payable (Notes 4, 5 and 15):
  Real estate leased to others                                                 $   96,778      $   98,128      $  171,848
  Properties held for sale                                                         82,473          82,861              --
                                                                               ----------      ----------      ----------
                                                                                  179,251         180,989         171,848
Senior secured notes payable (Note 17)                                            215,000              --              --
Liability for purchase of debt securities                                          54,769              --              --
Credit facility due affiliates (Notes 10 and 16)                                       --              --          10,940
Senior notes due affiliates (Notes 10 and 16)                                          --              --         148,637
Interest payable-senior notes (Note 16)                                                --              --          44,360
Accounts payable, accrued expenses and other liabilities                           60,303          53,843          54,493
                                                                               ----------      ----------      ----------
                                                                                  509,323         234,832         430,278
                                                                               ----------      ----------      ----------
Commitments and contingencies (Notes 3 and 19)
Limited partners:                                                               1,319,970       1,258,059       1,134,388
General partner                                                                    13,333          12,708          11,459
                                                                               ----------      ----------      ----------
Partners' equity                                                                1,333,303       1,270,767       1,145,847
                                                                               ----------      ----------      ----------
   Total                                                                       $1,842,626      $1,505,599      $1,576,125
                                                                               ==========      ==========      ==========

                See notes to consolidated financial statements.

       AMERICAN REAL ESTATE HOLDINGS LIMITED PARTNERSHIP AND SUBSIDIARIES

                       CONSOLIDATED STATEMENTS OF EARNINGS
     THREE MONTHS ENDED MARCH 31, 2004 AND 2003 (UNAUDITED) AND YEARS ENDED
                        DECEMBER 31, 2003, 2002 AND 2001
                       (IN $000'S EXCEPT PER UNIT AMOUNTS)

                                                              THREE MONTHS ENDED
                                                                   MARCH 31,                   YEARS ENDED DECEMBER 31,
                                                            -----------------------     -------------------------------------
                                                               2004         2003          2003           2002         2001
                                                            ---------     ---------     ---------     ---------     ---------
                                                                     (UNAUDITED)
Revenues:
  Hotel and casino operating income (Note 9)                $  45,715     $  40,642     $ 163,701     $ 156,315     $ 144,354
  Land, house and condominium sales                             5,014         4,860        13,265        76,024        55,566
  Interest income on financing leases                           2,936         3,418        13,115        14,722        16,935
  Interest income on U.S. Government and Agency
   obligations and other investments (Notes 11 and 12)          4,883         4,560        22,543        30,344        30,367
  Rental income                                                 3,161         2,810        11,636        10,516        10,431
  Hotel and resort operating income (Note 13)                   2,104         2,073        14,592        14,918        12,276
  Accretion of investment in NEG Holding LLC (Note 10)          7,904         8,750        30,142        32,879         9,834
  Oil and gas operating income                                     --            --            --            --        33,176
  NEG management fee                                            2,619         1,874         7,967         7,637         2,699
  Dividend and other income (Notes 7 and 11)                      834           900         3,061         2,720         4,877
  Equity in earnings (loss) of GB Holdings, Inc. (Note 8)        (348)         (857)       (3,466)          305         1,807
                                                            ---------     ---------     ---------     ---------     ---------
                                                               74,822        69,030       276,556       346,380       322,322
                                                            ---------     ---------     ---------     ---------     ---------
Expenses:
  Hotel and casino operating expenses (Note 9)                 34,019        32,709       135,429       131,659       127,956
  Cost of land, house and condominium sales                     3,358         4,103         9,129        54,640        42,599
  Hotel and resort operating expenses (Note 13)                 2,097         2,265        11,138        12,553        10,792
  Interest expense (Notes 7, 14, 15 and 17)                     4,694         6,361        18,191        27,369        34,765
  Oil and gas operating expenses                                   --            --            --            --         5,569
  Depreciation and amortization                                 5,092         4,605        17,773        17,613        20,814
  General and administrative expenses (Note 3)                  4,364         3,372        14,081        14,134        13,011
  Property expenses                                             1,184         1,091         5,475         4,682         3,028
                                                            ---------     ---------     ---------     ---------     ---------
                                                               54,808        54,506       211,216       262,650       258,534
                                                            ---------     ---------     ---------     ---------     ---------
Operating income                                               20,014        14,524        65,340        83,730        63,788
Other gains and (losses):
  Provision for loss on real estate                                --          (200)         (750)       (3,212)       (3,184)
  Gain on sale of marketable equity and debt securities        28,857            --         2,607            --         6,749
  Write-down of equity securities available for sale               --          (961)
   (Note 7)                                                                                  (961)       (8,476)           --
  Write-down of mortgages and notes receivable (Note 7)            --            --       (18,798)           --            --
  Gain on sales and disposition of real estate (Note 14)        6,047         1,138         7,121         8,990         1,737
  Minority interest in net earnings of Stratosphere
   Corporation (Note 9)                                            --            --            --        (1,943)         (450)
                                                            ---------     ---------     ---------     ---------     ---------
Income from continuing operations before income taxes          54,918        14,501        54,559        79,089        68,640
  Income tax benefit (expense) (Note 18)                       (4,302)       (2,878)        6,495        (7,480)       30,077
                                                            ---------     ---------     ---------     ---------     ---------
  Income from continuing operations                            50,616        11,623        61,054        71,609        98,717
                                                            ---------     ---------     ---------     ---------     ---------
Discontinued operations:
  Income from discontinued operations                           2,458         1,629         6,139         6,007         6,117
  Gain on sales and disposition of real estate                  6,929            --         3,353            --            --
                                                            ---------     ---------     ---------     ---------     ---------
Income from discontinued operations                             9,387         1,629         9,492         6,007         6,117
                                                            ---------     ---------     ---------     ---------     ---------
Net earnings                                                $  60,003     $  13,252     $  70,546     $  77,616     $ 104,834
                                                            =========     =========     =========     =========     =========
Net earnings attributable to (Note 3):
  Limited partners                                          $  59,403     $  13,119     $  69,841     $  76,840     $ 103,786
  General partners                                                600           133           705           776         1,048
                                                            ---------     ---------     ---------     ---------     ---------
                                                            $  60,003     $  13,252     $  70,546     $  77,616     $ 104,834
                                                            =========     =========     =========     =========     =========

                See notes to consolidated financial statements.

       AMERICAN REAL ESTATE HOLDINGS LIMITED PARTNERSHIP AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF CHANGES IN PARTNERS'
                        EQUITY AND COMPREHENSIVE INCOME
         THREE MONTHS ENDED MARCH 31, 2004 (UNAUDITED) AND YEARS ENDED
                        DECEMBER 31, 2003, 2002 AND 2001
                      (IN $000'S EXCEPT PER UNIT AMOUNTS)


                                                                GENERAL         LIMITED
                                                               PARTNER'S       PARTNER'S       PARTNERS'
                                                                EQUITY           EQUITY         EQUITY
                                                              -----------     -----------     -----------
Balance, December 31, 2000                                    $     9,349     $   925,592     $   934,941
Comprehensive income:
Net earnings                                                        1,048         103,786         104,834
Reversal of unrealized loss on sale of debt securities                 39           3,857           3,896
Net unrealized losses on securities available for sale               (135)        (13,391)        (13,526)
                                                              -----------     -----------     -----------
Comprehensive income                                                  952          94,252          95,204
                                                              -----------     -----------     -----------
Balance, December 31, 2001                                         10,301       1,019,844       1,030,145
Comprehensive income:
Net earnings                                                          776          76,840          77,616
Reversal of unrealized loss on sale of debt securities                106          10,489          10,595
Adjustment to reverse unrealized loss on investment
  securities reclassified to notes receivable                          66           6,516           6,582
Net unrealized losses on securities available for sale                 (2)           (240)           (242)
                                                              -----------     -----------     -----------
Comprehensive income                                                  946          93,605          94,551
Net adjustment for acquisition of minority interest (Note
  9(a))                                                               212          20,939          21,151
                                                              -----------     -----------     -----------
Balance, December 31, 2002                                         11,459       1,134,388       1,145,847
Comprehensive income:
Net earnings                                                          705          69,841          70,546
Reversal of unrealized loss on sale of debt securities                  8             753             761
Net unrealized gains on securities available for sale                  92           9,082           9,174
Sale of marketable equity securities available for sale                (3)           (277)           (280)
                                                              -----------     -----------     -----------
Comprehensive income                                                  802          79,399          80,201
Recognition of deferred tax asset at date of bankruptcy
  (Note 18)                                                           475          47,052          47,527
Capital distribution (Note 1)                                         (28)         (2,780)         (2,808)
                                                              -----------     -----------     -----------
Balance, December 31, 2003                                         12,708       1,258,059       1,270,767
Comprehensive income (unaudited):
   Net earnings                                                       600          59,403          60,003
   Reversal of unrealized gains on sale of debt securities            (49)         (4,851)         (4,900)
   Net unrealized gains on securities available for sale               74           7,359           7,433
                                                              -----------     -----------     -----------
Comprehensive income                                                  625          61,911          62,536
                                                              -----------     -----------     -----------
Balance, March 31, 2004 (unaudited)                           $    13,333     $ 1,319,970     $ 1,333,303
                                                              ===========     ===========     ===========

      Accumulated other comprehensive gain (loss) at March 31, 2004, December 31, 2003, 2002 and 2001 was $11,707 (unaudited), $9,174, ($242) and ($17,178), respectively.

                See notes to consolidated financial statements.

       AMERICAN REAL ESTATE HOLDINGS LIMITED PARTNERSHIP AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
           THREE MONTHS ENDED MARCH 31, 2004 AND 2003 (UNAUDITED) AND
                  YEARS ENDED DECEMBER 31, 2003, 2002 AND 2001
                                  (IN $000'S)

                                                                     THREE MONTHS ENDED
                                                                          MARCH 31,                  YEARS ENDED DECEMBER 31,
                                                                  -----------------------     -------------------------------------
                                                                     2004          2003          2003          2002          2001
                                                                  ---------     ---------     ---------     ---------     ---------
                                                                           (UNAUDITED)
Cash flows from operating activities:
  Income from continuing operations                               $  50,616     $  11,623     $  61,054     $  71,609     $  98,717
  Adjustments to reconcile income from continuing operations to net cash provided by (used in) operating activities:
  Depreciation and amortization                                       5,092         4,605        17,773        17,613        20,814
   Gain on sale of marketable equity securities                     (28,857)       (1,138)       (2,607)           --        (6,749)
   Gain on sales and disposition of real estate                      (6,047)                     (7,121)       (8,990)       (1,737)
   Provision for loss on real estate                                     --           200           750         3,212         3,184
   Write-down of equity securities available for sale                    --           961           961         8,476            --
   Write-down of mortgages and notes receivable                          --            --        18,798            --            --
   Minority interest in net earnings of Stratosphere
    Corporation                                                          --            --            --         1,943           450
   Equity in (earnings) losses of GB Holdings, Inc                      348           857         3,466          (305)       (1,807)
   Deferred gain amortization                                          (510)         (510)       (2,038)       (2,038)         (849)
   Accretion of investment in NEG Holding LLC                        (7,904)       (8,750)      (30,142)      (32,879)       (9,834)
   Deferred income tax (benefit) expense                              1,615         1,491        (7,147)        7,480       (30,077)
   Change in fair market value of derivative contracts                   --            --            --            --           716
   Changes in operating assets and liabilities:
     (Decrease) increase in accounts payable, accrued
      expenses and other liabilities                                 10,532       (34,327)      (42,952)       (3,037)       (1,359)
     (Increase) decrease in receivables and other assets            (12,759)        1,313        (2,682)       28,283        12,323
                                                                  ---------     ---------     ---------     ---------     ---------
     Net cash provided by (used in) continuing operations            12,126       (23,675)        8,113        91,367        83,792
                                                                  ---------     ---------     ---------     ---------     ---------
  Income from discontinued operations                                 9,387         1,629         9,492         6,007         6,117
   Depreciation and amortization                                         18         1,028         4,212         3,616         3,383
   Net gain from property transactions                               (6,929)           --        (3,353)           --            --
                                                                  ---------     ---------     ---------     ---------     ---------
    Net cash provided by discontinued operations                      2,476         2,657        10,351         9,623         9,500
                                                                  ---------     ---------     ---------     ---------     ---------
    Net cash provided by (used in) operating activities              14,602       (21,018)       18,464       100,990        93,292
                                                                  ---------     ---------     ---------     ---------     ---------
Cash flows from investing activities:
  Increase in mortgages and notes receivable                             --       (30,963)      (31,112)      (23,200)      (15,583)
  Repayments of mortgages and notes receivable                          351            --        12,200        23,000            --
  Net proceeds from the sales and disposition of real estate         11,346         3,279        15,290        20,513         3,656
  Principal payments received on leases accounted for under
   the financing method                                               1,112         1,386         5,310         5,941         6,858
  Additions to hotel, casino and resort operating property           (1,181)       (1,139)      (19,734)       (4,577)      (62,662)
  Acquisitions of rental real estate                                (14,583)           --            --       (18,226)           --
  Additions to rental real estate                                      (166)          (76)         (413)         (181)       (1,064)
  Decrease (increase) in investment in U.S. Government and
   Agency Obligations (Note 2)                                      (61,077)       15,398       274,478       (22,410)      162,046
  Disposition of marketable equity & debt securities                 64,471            --         3,843            --        17,929
  Disposition proceeds on sale mortgages and notes receivable            --            --         2,621            --            --
  Increase in marketable equity & debt securities                        --            --       (45,140)       (4,415)           --
  Decrease (increase) in note receivable from affiliate                  --            --       250,000            --      (250,000)
  Decrease in minority interest in Stratosphere Corp.                    --            --            --       (44,744)           --
  Decrease in investment in Stratosphere Corp.                           --            --           788            --            --
  Investment in NEG, Inc                                                 --            --      (148,101)           --            --
  Investment in NEG Holding LLC                                          --            --            --            --        (4,379)
  Guaranteed payment from NEG Holding LLC                                --         2,250        18,229        21,653         3,625
  Priority distribution from NEG Holding LLC                             --        40,506        40,506            --            --
  Oil and natural gas acquisition, exploration and
   development expenditures                                              --            --            --            --       (26,432)
  Decrease in due to affiliate                                           --            --            --       (68,815)       (8,716)
  Increase in restricted cash                                      (219,313)           --            --            --            --
  Increase in due from affiliate                                         --            --            --            --        (6,000)
  Other                                                                 (50)          134           589           197           115
                                                                  ---------     ---------     ---------     ---------     ---------
    Net cash provided by (used in) continuing operations           (219,090)       30,775       379,354      (115,264)     (180,607)
    Cash flows from discontinued operations:
    Net proceeds from the sales and disposition of real estate        7,392            --         5,336            --            --
                                                                  ---------     ---------     ---------     ---------     ---------
    Net cash provided by (used in) investing activities            (211,698)       30,775       384,690      (115,264)     (180,607)
                                                                  ---------     ---------     ---------     ---------     ---------


                 See notes to consolidated financial statements.

       AMERICAN REAL ESTATE HOLDINGS LIMITED PARTNERSHIP AND SUBSIDIARIES

     THREE MONTHS ENDED MARCH 31, 2004 AND 2003 (UNAUDITED) AND YEARS ENDED
                        DECEMBER 31, 2003, 2002 AND 2001
                                  (IN $000'S)


                                                                THREE MONTHS ENDED
                                                                      MARCH 31,                   YEARS ENDED DECEMBER 31,
                                                              -----------------------     -------------------------------------
                                                                 2004         2003          2003          2002           2001
                                                              ---------     ---------     ---------     ---------     ---------
                                                                     (UNAUDITED)
Cash Flows From Financing Activities:
  Debt:
   Repayment of credit facility                                      --            --            --            --       (25,000)
   Proceeds from credit facility                                     --            --            --            --        10,940
   Repayment of senior notes                                         --            --            --            --       (10,500)
   Proceeds from Senior Secured Notes Payable                   215,000            --            --            --            --
   Proceeds from mortgages payable                                   --            --        20,000        12,700            --
   Payments on mortgages payable                                     --            --        (3,837)         (462)       (6,457)
   Periodic principal payments                                   (1,738)       (2,036)       (6,484)       (7,198)       (6,840)
   Balloon payments                                                  --            --            --            --        (1,756)
                                                              ---------     ---------     ---------     ---------     ---------
    Net cash provided by (used in) financing activities         213,262        (2,036)        9,679         5,040       (39,613)
                                                              ---------     ---------     ---------     ---------     ---------
Net increase (decrease) in cash and cash equivalents             16,166         7,721       412,833        (9,234)     (126,928)
Cash and cash equivalents, beginning of year                    467,580        54,747        54,747        63,981       190,910
                                                              ---------     ---------     ---------     ---------     ---------
Cash and cash equivalents at end of year                      $ 483,746     $  62,468     $ 467,580     $  54,747     $  63,982
                                                              =========     =========     =========     =========     =========
Supplemental information:
  Cash payments for interest, net of amounts capitalized      $   4,766     $  46,554     $  62,324     $  36,646     $  51,910
                                                              =========     =========     =========     =========     =========
  Cash payments for income taxes                                     --     $      --     $      --     $      --     $   1,200
                                                              =========     =========     =========     =========     =========
Supplemental schedule of noncash investing and financing
 activities:
Reclassification of real estate to operating lease            $      --     $   2,158     $   5,065     $  13,403     $   3,082
Reclassification from hotel and resort operating
 properties                                                      (6,395)           --            --            --        (1,167)
Reclassification of real estate from financing lease            (14,353)       (2,158)       (5,065)      (13,503)       (9,754)
Reclassification of real estate from operating lease                 --            --      (126,263)           --            --
Reclassification of real estate to property held for sale        20,748            --       126,263           100         6,672
Decrease in mortgages and notes receivable                           --        (3,453)       (3,453)           --            --
Decrease in deferred income                                          --         2,565         2,565            --            --
Increase in real estate accounted for under the operating
 method                                                              --           888           888            --            --
Reclassification of real estate to (from)
 construction-in-progress                                            --            --            --            --         1,167
Reclassification from marketable equity and debt
 securities                                                          --            --            --       (20,494)           --
Reclassification from receivable and other assets                    --        (1,631)       (1,631)           --            --
Reclassification to mortgages and notes receivable                   --         1,631         1,631        20,494            --
                                                              ---------     ---------     ---------     ---------     ---------
                                                              $      --     $      --     $      --     $      --     $      --
                                                              =========     =========     =========     =========     =========
Net unrealized gains (losses) on securities available for
 sale                                                         $   2,378     $   1,165     $   9,174     $    (242)    $ (13,526)
                                                              =========     =========     =========     =========     =========
Increase in equity and debt securities                        $      --     $      --     $   1,200     $   2,890     $   2,500
                                                              =========     =========     =========     =========     =========
Purchase of debt securities                                   $  54,769     $      --     $      --     $      --     $      --
                                                              =========     =========     =========     =========     =========
Contribution of note from NEG Holding LLC                     $      --     $  10,940     $  10,940     $      --     $      --
                                                              =========     =========     =========     =========     =========
Transfer of assets and liabilities to NEG Holding LLC         $      --     $      --     $      --     $      --     $  87,066
                                                              =========     =========     =========     =========     =========

                 See notes to consolidated financial statements

       AMERICAN REAL ESTATE HOLDINGS LIMITED PARTNERSHIP AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
         MARCH 31, 2004 (UNAUDITED) AND DECEMBER 31, 2003, 2002 AND 2001

1. DESCRIPTION OF BUSINESS AND BASIS OF PRESENTATION

      On July 1, 1987, American Real Estate Holdings Limited Partnership (the "Company"), in connection with an exchange offer (the "Exchange"), entered into merger agreements with American Real Estate Partners, L.P. (the "Limited Partner") and each of thirteen separate limited partnerships (collectively, the "Predecessor Partnerships"), pursuant to which the Company acquired all the assets, subject to the liabilities of the Predecessor Partnerships.

      By virtue of the Exchange, the Company owns the assets, subject to the liabilities, of the Predecessor Partnerships. The Limited Partner owns a 99% limited partner interest in the Company. American Property Investors, Inc. (the "General Partner") owns a 1% general partner interest in both the Limited Partner and the Company, representing an aggregate 1.99% general partner interest in the Company and the Limited Partner. The General Partner is owned and controlled by Mr. Carl C. Icahn ("Mr. Icahn" or "Icahn").

      On August 16, 1996, the Company amended its Partnership Agreement to permit non-real estate related acquisitions and investments which has allowed and continues to permit the Company to take advantage of investment opportunities it believes exist outside of the real estate market in order to seek to enhance unitholder value and further diversify its assets. The Amendment permits the Company to invest in securities issued by companies that are not necessarily engaged as one of their primary activities in the ownership, development or management of real estate to further diversify its investments while remaining in the real estate business and continuing to pursue suitable investments in the real estate markets. Under the Amendment, investments may include equity and debt securities of domestic and foreign issuers. The portion of the Company's assets invested in any one type of security or any single issuer will not be limited.

      The Company will conduct its activities in such a manner so as not to be deemed an investment company under the Investment Company Act of 1940 (the "1940 Act"). Generally, this means that no more than 40% of the Company's total assets will be invested in investment securities as such is defined in the 1940 Act. In addition, the Company does not intend to invest in securities as its primary business and will structure its investments to continue to be taxed as a partnership rather than as a corporation under the applicable publicly traded partnership rules of the Internal Revenue Code.

      The Company and its consolidated subsidiaries are engaged in the following operating businesses: (i) rental real estate, (ii) hotel, casino and resort operations, (iii) land, house and condominium development, (iv) participation and management of oil and gas operating properties and (v) investment in securities including investment in other entities and marketable equity and debt securities.

      In March 2000, the Company purchased an additional 50,000 shares of the Stratosphere Corporation ("Stratosphere") from an affiliate of the General Partner resulting in the Company owning approximately 51% of Stratosphere and has included its accounts on a consolidated basis. In December 2002, the Company purchased the remaining 49% minority interest. See Note 9.

      In October 2003, the Company acquired certain debt and equity securities of National Energy Group, Inc. ("NEG") from entities affiliated with Icahn for an aggregate consideration of $148.1 million. NEG owns a 50% interest in NEG Holding LLC ("Holding LLC") which owns oil and gas properties managed by NEG. The other 50% interest in Holding LLC is held by an Icahn affiliate and managing member. In connection with the acquisition of stock in NEG, the excess of cash disbursed over the historical cost which amounted to $2.8 million was charged to the partner's equity accounts in accordance with their partnership interests.

      In accordance with generally accepted accounting principles, assets transferred between entities under common control are accounted for at historical costs similar to a pooling of interests, and the financial statements of previously separate companies for periods prior to the acquisition are restated on a combined basis. There is no minority interest allocated to the other NEG stockholders because of NEG's negative equity. See Note 10.

       AMERICAN REAL ESTATE HOLDINGS LIMITED PARTNERSHIP AND SUBSIDIARIES

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

      Financial Statements and Principles of Consolidation -- The consolidated financial statements are prepared in accordance with accounting principles generally accepted in the United States and include only those assets, liabilities and results of operations, which relate to the Company and its wholly owned and majority owned subsidiaries. All material intercompany accounts and transactions have been eliminated in consolidation. The Company accounts for its investments in subsidiaries that are less than 50% owned under the equity method of accounting.

      Cash and Cash Equivalents -- The Company considers short-term investments, which are highly liquid with original maturities of three months or less at date of purchase, to be cash equivalents. Included in cash and cash equivalents at March 31, 2004 (unaudited), December 31, 2003 and 2002 are investments in government backed securities of approximately $416,000,000, $378,000,000 and $5,467,000, respectively.

      Marketable Equity and Debt Securities and Investment in U.S. Government and Agency Obligations -- Investments in equity and debt securities are classified as either held-to-maturity or available for sale for accounting purposes. Investments in U.S. Government and Agency Obligations are classified as available for sale. Available for sale securities are carried at fair value on the balance sheet of the Company. Unrealized holding gains and losses are excluded from earnings and reported as a separate component of Partners' Equity. Held-to-maturity securities are recorded at amortized cost.

      A decline in the market value of any held-to-maturity or available for sale security below cost that is deemed to be other than temporary results in a reduction in carrying amount to fair value. The impairment is charged to earnings and a new cost basis for the security is established. Dividend income is recorded when declared and interest income is recognized when earned.

MORTGAGES AND NOTES RECEIVABLE

      a. The Company has generally not recognized any profit in connection with the property sales in which certain purchase money mortgages receivable were taken back. Such profits are being deferred and will be recognized when the principal balances on the purchase money mortgages are received.

      b. The Company has provided development financing for certain real estate projects. The security for these loans is either a second mortgage or a pledge of the developers' ownership interest in the properties. Such loans are subordinate to construction financing and are generally referred to as mezzanine loans. Current mezzanine loans accrue interest at approximately 22% per annum. Generally interest is not paid periodically but is due at maturity or earlier from unit sales or refinancing proceeds. The Company defers recognition of interest income on mezzanine loans pending receipt of principal and interest payments.

      Income Taxes -- No provision has been made for Federal, state or local income taxes on the results of operations generated by partnership activities as such taxes are the responsibility of the partners. Stratosphere and NEG, the Company's corporate subsidiaries, account for their income taxes under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carry forwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

      Leases -- The Company leases to others substantially all its real property under long-term net leases and accounts for these leases in accordance with the provisions of Financial Accounting Standards Board Statement No. 13, "Accounting for Leases," as amended. This Statement sets forth specific criteria for determining whether a lease is to be accounted for as a financing lease or an operating lease.

      a. Financing Method-Under this method, minimum lease payments to be received plus the estimated value of the property at the end of the lease are considered the gross investment in the lease. Unearned income, representing the difference between gross investment and actual cost of the leased property, is amortized to income over the lease term so as to produce a constant periodic rate of return on the net investment in the lease.

      b. Operating Method-Under this method, revenue is recognized as rentals become due and expenses (including depreciation) are charged to operations as incurred.

      Properties -- Properties held for investment, other than those accounted for under the financing method, are carried at cost less accumulated depreciation unless declines in the values of the properties are considered other than temporary at which time the property is written down to net realizable value. A property is classified as held for sale at the time management determines that the criteria in SFAS 144 have been met. Properties held for sale are carried at the lower of cost or net realizable value. Such properties are no longer depreciated and their operations are included in discontinued operations.

      Depreciation -- Depreciation is computed using the straight-line method over the estimated useful life of the particular property or property components, which range from 3 to 45 years.

      Use of Estimates -- Management has made a number of estimates and assumptions relating to the reporting of assets and liabilities, revenues and expenses and the disclosure of contingent assets and liabilities to prepare these financial statements in conformity with generally accepted accounting principles. Actual results could differ from those estimates. The more significant estimates include the valuation of (i) long-lived assets, (ii) mortgages and notes receivable, (iii) marketable equity and debt securities,
(iv) costs to complete for land, house and condominium developments, (v) gaming-related liability and loyalty programs and (vi) deferred tax assets.

REVENUE RECOGNITION

      1. Revenue from real estate sales and related costs are recognized at the time of closing primarily by specific identification. The Company follows the guidelines for profit recognition set forth by Financial Accounting Standards Board (FASB) Statement No. 66, "Accounting for Sales of Real Estate."

      2. Casino revenues and promotional allowances -- The Company recognizes revenues in accordance with industry practice. Casino revenue is the net win from gaming activities (the difference between gaming wins and losses). Casino revenues are net of accruals for anticipated payouts of progressive and certain other slot machine jackpots. Revenues include the retail value of rooms, food and beverage and other items that are provided to customers on a complimentary basis. A corresponding amount is deducted as promotional allowances. The cost of such complimentaries is included in "Hotel and casino operating expenses".

      3. Sales, advertising and promotion -- These costs are expensed as incurred.

      Land and Construction-in-Progress -- These costs are stated at the lower of cost or net realizable value. Interest is capitalized on expenditures for long-term projects until a salable condition is reached. The capitalization rate is based on the interest rate on specific borrowings to fund the projects.

      Investment in NEG Holding LLC -- Due to the substantial uncertainty that the Company will receive any distribution above the priority and guaranteed payment amounts, the Company accounts for its investment in Holding LLC as a preferred investment whereby guaranteed payment amounts received and receipts of the priority distribution amount are recorded as reductions in the investment and income is recognized from accretion of the investment up to the priority distribution amount, including the guaranteed payments (based on the interest method) (see Note 10). Following receipt of the guaranteed payments and priority distributions, the residual interest in the investment will be valued at zero.

      The Company periodically evaluates the propriety of the carrying amount of its investment in Holding LLC to determine whether current events or circumstances warrant adjustments to the carrying value and/or revisions to accretion of income. The Company currently believes that no such impairment has occurred and that no revision to the accretion of income is warranted.

      Accounting for Impairment of a Loan -- If it is probable that based upon current information the Company will be unable to collect all amounts due according to the contractual terms of a loan agreement, the Company considers the asset to be "impaired". Reserves are established against impaired loans in amounts equal to the difference between the recorded investment in the asset and either the present value of the cash flows expected to be received, or the fair value of the underlying collateral if foreclosure is deemed probable or if the loan is considered collateral dependent.

      Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of -- Long-lived assets held and used by the Company and long-lived assets to be disposed of, are reviewed for impairment whenever events or changes in circumstances, such as vacancies and rejected leases, indicate that the carrying amount of an asset may not be recoverable.

      In performing the review for recoverability, the Company estimates the future cash flows expected to result from the use of the asset and its eventual disposition. If the sum of the expected future cash flows (undiscounted and without interest charges) is less than the carrying amount of the asset an impairment loss is recognized. Measurement of an impairment loss for long-lived assets that the Company expects to hold and use is based on the fair value of the asset. Long-lived assets to be disposed of are reported at the lower of carrying amount or fair value less cost to sell.

RECENT ACCOUNTING STANDARDS:

      In January 2003, the FASB issued FASB Interpretation 46 (revised December
2003), Consolidation of Variable Interest Entities, which addresses how a business enterprise should evaluate whether it has a controlling financial interest in an entity through means other than voting rights and accordingly should consolidate the entity. FIN 46R, issued in December 2003 as a revision to the original interpretation, clarifies the application of ARB 51, Consolidated Financial Statements, to certain entities in which the equity investors do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support.

      The Company is required to apply FIN 46R to variable interests created after January 2003. For variable interest entities created prior to January 2003, for which FIN 46 has not been applied prior to December 24, 2003, the interpretation is required to be applied in reporting periods ending after March 15, 2004. The interpretation had no effect on the Company's financial statements.

      The Company has an investment in a variable interest entity, which owns oil and natural gas operating properties. The variable interest entity has net assets of $161 million. The Company has determined that it is not the primary beneficiary of the variable interest entity. The maximum exposure to losses as a result of its involvement with the variable interest entity was $69 million at December 31, 2003 and $77 million at March 31, 2004 (unaudited).

3. RELATED PARTY TRANSACTIONS

      a. On January 5, 2004, American Casino & Entertainment Properties LLC ("American Casino"), an indirect wholly-owned subsidiary of the Company, entered into an agreement to acquire two Las Vegas casino/hotels, Arizona Charlie's Decatur and Arizona Charlie's Boulder from Mr. Icahn and an entity affiliated with Mr. Icahn, for an aggregate consideration of $125.9 million. Mr. Icahn is Chairman of the Board of American Property Investors, Inc., AREP's General Partner ("API" or the "General Partner"). The closing of the acquisition is subject to certain conditions, including among other things, obtaining all approvals necessary under the gaming laws. The terms of the transactions were approved by the Audit Committee of the Board of Directors of the General Partner ("Audit Committee") which was advised by its independent financial advisor and by counsel. See Note 9.

      b. At December 31, 2002, the Company had a $250 million note receivable from Mr. Icahn, Chairman of the General Partner, which was repaid in October 2003. (See Note 12).

      c. In addition, in 1997 the Company entered into a license agreement for a portion of office space from an affiliate. The license agreement dated as of February 1, 1997 expires May 22, 2004 unless sooner terminated in accordance with the agreement. Pursuant to the license agreement, the Company has the non-exclusive use of 3,547 square feet of office space and common areas (of an aggregate 21,123 rentable square feet sublet by such affiliate) for which it paid $17,068 per month, together with 16.79% of certain "additional rent". In November 2000, the Company reduced its office size to 2,275 square feet, which decreased its monthly rental to $11,185 plus 10.77% of certain additional rent. For the three months ended March 31, 2004 and 2003 (unaudited), the Company paid rent of approximately $39,000 and $37,000, respectively. In the years ended December 31, 2003, 2002 and 2001, the Company paid such affiliate approximately $159,000, $153,000 and $147,000 of rent, respectively, in connection with this licensing agreement. The terms of such sublease were reviewed and approved by the Audit Committee. The agreement expires in May 2004. If the Company must vacate the space, it believes there will be adequate alternative space available.

      d. Stratosphere received as reimbursement from affiliates of the General Partner approximately $0.8 million and $0.6 million in the three months ended March 31, 2004 and 2003 (unaudited), respectively, and $2,993,000, $1,675,000 and $1,343,000 in the years ended December 31, 2003, 2002 and 2001, respectively, for administrative services performed by Stratosphere personnel.

      Stratosphere received hotel revenue of approximately $3,000, $123,000 and $600,000 in the years ended December 31, 2003, 2002 and 2001, respectively, in connection with a tour and travel agreement entered into with an affiliate of the General Partner. Stratosphere also received approximately $101,000 in hotel and food revenue from an affiliate of the General Partner in the year ended December 31, 2003 in connection with a conference held at Stratosphere. Stratosphere did not receive any revenue from affiliates of the General Partner during the three months ended March 31, 2004 and 2003 (unaudited).

      e. The General Partner and its affiliates may realize substantial fees, commissions and other income from transactions involving the purchase, operation, management, financing and sale of the Company's properties, subject to certain limitations relating to properties acquired from the Predecessor Partnerships in the Exchange. Some of such amounts may be paid regardless of the overall profitability of the Company and whether any distributions have been made to Unitholders. As new properties are acquired, developed, constructed, operated, leased, financed and sold, the General Partner or its affiliates may perform acquisition functions, development and construction oversight and other land development services, property management and leasing services, either on a day-to-day basis or on an asset management basis, and other services and be entitled to fees and reimbursement of expenses relating thereto, including property management fees, real estate brokerage and leasing commissions, fees for financing either provided or arranged by the General Partner and its affiliates, development fees, general contracting fees and construction management fees. The terms of any transactions between the Company and the General Partner or its affiliates must be fair and reasonable to the Company and customary to the industry. There were no significant fees paid in the years ended December 31, 2003, 2002, and 2001 and the three months ended March 31, 2004 (unaudited).

      f. NEG received management fees from an affiliate of approximately $2.6 million and $1.9 million in the three months ended March 31, 2004 and 2003 (unaudited), respectively, and $7,967,000, $7,637,000 and $2,699,000 in the
years ended December 31, 2003, 2002 and 2001, respectively.

      g. NEG entered into an agreement to manage TransTexas Gas Corporation, an Icahn affiliate, for a fee of $312,500 per month.

      h. For the three months ended March 31, 2004 (unaudited) and for the year ended December 31, 2003, the Company paid approximately $39,000 and $81,000, respectively, to an affiliate of the General Partner for telecommunication services.

      i. See Note 9(b) in connection with the acquisition of Arizona Charlie's Decatur and Arizona Charlies Boulder from Icahn and an entity affiliated with Icahn.

4. REAL ESTATE LEASED TO OTHERS ACCOUNTED FOR UNDER THE FINANCING METHOD

      Real estate leased to others accounted for under the financing method is summarized as follows (in $000's):

                                              MARCH 31,                  DECEMBER 31,
                                                2004               2003               2002
                                             ----------          ---------          ----------
                                             (UNAUDITED)
Minimum lease payments receivable........    $  156,066          $ 161,785          $  180,943
Unguaranteed residual value..............        70,722             74,651              87,160
                                             ----------          ---------          ----------
                                                226,788            236,436             268,103
Less unearned income.....................        95,375             99,080             112,645
                                             ----------          ---------          ----------
                                             $  131,413          $ 137,356          $  155,458
                                             ==========          =========          ==========

       AMERICAN REAL ESTATE HOLDINGS LIMITED PARTNERSHIP AND SUBSIDIARIES

         The following is a summary of the anticipated future receipts of the minimum lease payments receivable at December 31, 2003 in ($000's):

                              YEAR ENDING
                              DECEMBER 31,         AMOUNT
                              ------------         ------
                              2004........      $    17,797
                              2005........           15,686
                              2006........           15,491
                              2007........           14,577
                              2008........           13,221
                              Thereafter..           85,013
                                                -----------
                                                $   161,785
                                                ===========

         At December 31, 2003, approximately $107,543,000 of the net investment in financing leases was pledged to collateralize the payment of nonrecourse mortgages payable.

5.   REAL ESTATE LEASED TO OTHERS ACCOUNTED FOR UNDER THE OPERATING METHOD

         a. Real estate leased to others accounted for under the operating method is summarized as follows (in $000's):


                                         MARCH 31,         DECEMBER 31,
                                           2004         2003         2002
                                         --------     --------     --------
                                        (UNAUDITED)
     Land ............................   $ 18,523     $ 24,040     $ 55,034
     Commercial Buildings ............     72,079       83,252      194,521
                                         --------     --------     --------
                                           90,602      107,292      249,555
     Less accumulated depreciation ...     14,475       30,849       45,313
                                         --------     --------     --------
                                         $ 76,127     $ 76,443     $204,242
                                         ========     ========     ========

         As of December 31, 2003 and 2002, accumulated depreciation on the hotel and resort operating properties (not included above) amounted to approximately $12,341,000 and $9,665,000, respectively (See Note 13).

         The following is a summary of the anticipated future receipts of minimum lease payments under non-cancelable leases at December 31, 2003 (in $000's):

                              YEAR ENDING
                              DECEMBER 31,        AMOUNT
                              ------------        ------
                              2004.........     $    9,967
                              2005.........          8,802
                              2006.........          5,443
                              2007.........          3,874
                              2008.........          2,810
                              Thereafter...          5,799
                                                ----------
                                                $   36,695
                                                ==========

         At December 31, 2003, approximately $15,630,000 of net real estate leased to others was pledged to collateralize the payment of non-recourse mortgages payable.

       AMERICAN REAL ESTATE HOLDINGS LIMITED PARTNERSHIP AND SUBSIDIARIES

         b.   Real estate held for sale (in $000's):

                                         MARCH 31,        DECEMBER 31,
                                           2004         2003         2002
                                         --------     --------     --------
                                        (UNAUDITED)
     Leased to others ................   $182,195     $146,416     $     --
     Vacant ..........................      2,100        2,550        4,300
                                         --------     --------     --------
                                          184,295      148,966        4,300
     Less accumulated depreciation ...     35,417       20,153           --
                                         --------     --------     --------
                                         $148,878     $128,813     $  4,300
                                         ========     ========     ========

    The following is a summary of income from discontinued operations ($000's):

                                                      MARCH 31,                    DECEMBER 31,
                                                 -------------------     -------------------------------
                                                   2004        2003        2003        2002        2001
                                                 -------     -------     -------     -------     -------
                                                     (UNAUDITED)
     Rental income ............................  $ 4,736     $ 4,681     $18,548     $17,409     $16,456
     Hotel and resort operating income ........    1,139       1,176       3,912       3,679       4,142
                                                 -------     -------     -------     -------     -------
                                                   5,875       5,857      22,460      21,088      20,598
                                                 -------     -------     -------     -------     -------
     Mortgage interest expense ................    1,548       1,562       6,247       5,691       5,599
     Depreciation and amortization ............       18       1,027       4,212       3,616       3,383
     Property expenses ........................    1,007         778       2,546       2,589       2,127
     Hotel and resort operating expenses ......      844         861       3,316       3,185       3,372
                                                 -------     -------     -------     -------     -------
                                                   3,417       4,228      16,321      15,081      14,481
                                                 -------     -------     -------     -------     -------
     Income from discontinued operations ......  $ 2,458     $ 1,629     $ 6,139     $ 6,007     $ 6,117
                                                 =======     =======     =======     =======     =======

         At December 31, 2003 and March 31, 2004 (unaudited), approximately $105,984,000 and $105,750,000, respectively, of real estate held for sale was pledged to collateralize the payment of non-recourse mortgages payable.

6.   INVESTMENT IN U.S. GOVERNMENT AND AGENCY OBLIGATIONS

         The Company has investments in U.S. Government and Agency Obligations whose maturities range from 2004 to December 2008 as follows (in $millions):

                                                                 DECEMBER 31,
                                 MARCH 31,         ----------------------------------------
                                   2004                  2003                  2002
                             ------------------    ------------------    ------------------
                              COST     CARRYING     COST     CARRYING     COST     CARRYING
                             BASIS       VALUE     BASIS       VALUE     BASIS       VALUE
                             ------     ------     ------     ------     ------     ------
                                (UNAUDITED)
     Available for Sale:
     Matures in:
       less than 1 year ...  $114.4     $114.1     $ 52.8     $ 52.8     $292.9     $292.9
       2-5 years ..........     8.5        8.6        9.0        8.8       39.7       39.7
       Thereafter .........      --         --         --         --        3.4        3.4
                             ------     ------     ------     ------     ------     ------
                             $122.9     $122.7     $ 61.8     $ 61.6     $336.0     $336.0
                             ======     ======     ======     ======     ======     ======

       AMERICAN REAL ESTATE HOLDINGS LIMITED PARTNERSHIP AND SUBSIDIARIES

7.   MARKETABLE EQUITY AND DEBT SECURITIES (IN $MILLIONS)

                                                                            DECEMBER 31,
                                               MARCH 31,       -------------------------------------
                                                 2004                2003                2002
                                           -----------------   -----------------   -----------------
                                           COST     CARRYING   COST     CARRYING   COST     CARRYING
                                           BASIS     VALUE     BASIS     VALUE     BASIS     VALUE
                                           -----     -----     -----     -----     -----     -----
                                             (UNAUDITED)
     Available for Sale:
       Philip Service Corporation (b):
         Equity .........................  $  --     $  --     $  --     $  --     $ 9.4     $ 0.2
       Corporate bonds (c) ..............    9.5      17.8      45.1      51.6        --        --
       Other ............................    1.1       4.8       1.3       4.2       2.5       3.0
                                           -----     -----     -----     -----     -----     -----
                                            10.6      22.6      46.4      55.8      11.9       3.2
     Held-to-maturity:
       GB Notes(a) ......................   21.3      25.0      21.3      24.7      21.3      23.5
                                           -----     -----     -----     -----     -----     -----
        Total ...........................  $31.9     $47.6     $67.7     $80.5     $33.2     $26.7
                                           =====     =====     =====     =====     =====     =====

         a. In 1998 and 1999, the Company acquired an interest in the Sands Hotel and Casino (the "Sands") located in Atlantic City, New Jersey by purchasing the principal amount of approximately $31.4 million of First Mortgage Notes ("Notes") issued by GB Property Funding Corp. ("GB Property"). GB Property was organized as a special purpose entity for the borrowing of funds by Greate Bay Hotel and Casino, Inc. ("Greate Bay"). The purchase price for such notes was approximately $25.3 million. An affiliate of the General Partner also made an investment in the Notes of GB Property. A total of $185 million of such Notes were issued.

         Greate Bay owned and operated the Sands, a destination resort complex, located in Atlantic City, New Jersey. On January 5, 1998, GB Property and Greate Bay filed for bankruptcy protection under Chapter 11 of the Bankruptcy Code to restructure its long term debt.

         Furthermore, in 1998 and 1999, the Company acquired an interest in the Claridge Hotel and Casino (the "Claridge Hotel") located in Atlantic City, New Jersey by purchasing the principal amount of $16.7 million of First Mortgage Notes of the Claridge Hotel and Casino Corporation (the "Claridge Corporation"). The purchase price of such notes was approximately $15.1 million. A total of $85 million of such notes were issued. An affiliate of the General Partner also made an investment in the Notes of the Claridge Corporation. In August 1999, the Claridge Corporation announced that it had filed a voluntary petition under Chapter 11 of the U.S. Bankruptcy Code to facilitate a financial restructuring.

         The Company, the General Partner, and the directors and officers of the General Partner were in the process of pursuing gaming applications to obtain licenses from the New Jersey Casino Control Commission. In March 2000, in an effort to facilitate the consummation of the reorganization process of Greate Bay and Claridge Hotel, the Company entered into separate agreements to transfer its interests in such entities to an affiliate of the General Partner for $40.5 million, which was equal to the Company's cost for such Notes. The affiliate of the General Partner was obligated to sell back to the Company, and the Company was obligated to repurchase such interests at the same price (together with a commercially reasonable interest factor), when the appropriate licenses were obtained by the Company. The Company would also acquire its proportionate share of all sale proceeds, stock rights, acquired shares and other benefits, if any, that may have accreted to or obtained in connection with such interests while held by the affiliate of the General Partner. Subsequent to the transfer, the affiliate of the General Partner purchased $1.7 million of the Claridge Notes for approximately $0.9 million on the Company's behalf.

         In July 2000, the U.S. Bankruptcy Court ruled in favor of the reorganization plan proposed by affiliates of the General Partner which provided for an additional investment of $65 million by the Icahn affiliates in exchange for a 46% equity interest, with bondholders (which also includes the Icahn affiliates) to receive $110 million in new notes and a 54% ownership position. The plan, which became effective September 29, 2000, provided the Icahn affiliates with a controlling interest.

         In February 2001, the Icahn affiliates sold their entire Claridge Corporation portfolio ($37.1 million face amount of Claridge Notes) for the following additional interest in GB Holdings, Inc. ("GB Holdings"): (i) 779,861 common shares of GB Holdings ("GBH") and (ii) $15.96 million face amount of GB Property First Mortgage Notes ("GB Notes"), plus $21.56 million in cash. The Company recognized a gain of approximately $1.3 million as a result of this sale in the year ended December 31, 2001. As a result, affiliates of the General Partner were, in effect, holding on behalf of the Company (i) approximately 3.6 million common shares of

       AMERICAN REAL ESTATE HOLDINGS LIMITED PARTNERSHIP AND SUBSIDIARIES

GBH and (ii) $26.9 million face amount of GB Notes, to which the Company would become entitled and obligated to purchase when it was fully licensed. As of February 2001, the Company no longer had any interests in the Claridge.

         In May 2002, the Company was qualified as a holding company by the New Jersey Casino Control Commission (the "Casino Control Commission") and in accordance with the prior agreement repurchased its interest in the Sands, located in Atlantic City, New Jersey, from affiliates of the General Partner. As a result, the Company acquired approximately 3.6 million common shares (36%) of GBH and $26.9 million face amount of GB Notes. The Company paid approximately $68.8 million to reacquire its interests representing the affiliates' advances plus accrued interest of approximately $11 million. In accordance with the agreement, interest was accrued from March 2000 to May 2002 at an annual rate of 1 1/2% over the prime rate. Interest expense of approximately $919,000, and $5,306,000 for the years ended December 31, 2002 and 2001, respectively, has been included in "Interest expense" in the Consolidated Statements of Earnings. As required by the New Jersey Casino Control Act (the "Casino Control Act"), the Partnership Agreement was amended to provide that securities of the Company are held subject to the condition that if a holder thereof is found to be disqualified by the Casino Control Commission, pursuant to the provisions of the Casino Control Act, such holder shall dispose of his interest in the Company in accordance with the Casino Control Act.

         In July 2003, GBH announced that its Board of Directors, acting through a special committee, approved an exchange offer for the GB Notes. The proposed transaction is subject to the consent of the holders of a majority in principal amount of the GB notes; the approval of stockholders owning a majority of the common stock of GBH, the effectiveness of required filings under applicable securities laws and the receipt of all required governmental and third party approvals. Mr. Icahn and his affiliated companies hold in excess of 77% of the GBH stock and 58% of the existing debt, of which the Company owns approximately 36% of the common stock and 24% of the debt. The Company and Mr. Icahn intend to support the proposed transaction. The GB Notes in the face amount of $110 million are due in September 2005 and bear interest at 11% per annum.

         The proposed transaction would involve the following:

         - An amendment to the existing note indenture to remove certain provisions and covenants and release the liens on the Sands assets; thereby allowing the transfer of these assets and those now held at GBH to a wholly-owned indirect subsidiary of GBH, Atlantic Coast Entertainment Holdings, Inc. ("Atlantic Holdings").

         - The solicitation of an exchange of the existing notes for new notes due September 2008, which will bear interest at 3% per annum payable at maturity.

         - The payment of $100 per $1,000 in principal amount of the existing notes exchanged.

         - The holders of a majority of the new notes will have an option to convert into 72.5% of the Atlantic Holdings stock if all of the existing notes participate in the exchange.

         - The distribution to the GBH common stockholders of warrants (following the occurrence of certain events) for 27.5% of the common stock of Atlantic Holdings (on a fully diluted basis).

         As the exchange will be accounted for as a modification of debt for accounting purposes, this transaction is not expected to have a significant impact on the Company's consolidated financial statements.

         For accounting purposes, the Company reflects its interest in the GB Notes as held to maturity.

         The Company reflects its pro rata equity interest in Greate Bay as "Equity interest in GB Holdings, Inc." in the Consolidated Balance Sheets (See
Note 8).

       AMERICAN REAL ESTATE HOLDINGS LIMITED PARTNERSHIP AND SUBSIDIARIES

         b. At December 31, 2002, the Company owned the following approximate interests in Philip Service Corporation ("Philip"): (i) 1.8 million common shares, (ii) $14.2 million in secured term debt, and (iii) $10.9 million in accreted secured convertible payment-in-kind debt. The Company had an approximate 7% equity interest in Philip and an Icahn affiliate had an approximate 38% equity interest. Icahn affiliates also owned term and payment-in-kind debt.

         The secured term debt matures March 31, 2005 and bears interest at 9% per annum. Interest was payable quarterly, in arrears, beginning July 1, 2000. The secured convertible payment-in-kind debt matures March 31, 2005 and bears interest at 10% per annum. Interest was accreted quarterly with interest on the accreted interest also calculated at the rate of 10% per annum.

         The market value of Philip's common stock declined steadily since it was acquired by the Company. In 2002, based on a review of Philip's financial statements, management of the Company deemed the decrease in value to be other than temporary. As a result, the Company wrote down its investment in Philip's common stock by charges to earnings of $8,476,000 and charges to other comprehensive income ("OCI") of $761,000 in the year ended December 31, 2002. This investment had been previously written down by approximately $6.8 million in charges to earnings. The Company's adjusted carrying value of Philip's common stock was approximately $200,000 at December 31, 2002.

         In June 2003, Philip announced that it and most of its wholly owned U.S. subsidiaries filed voluntary petitions under Chapter 11 of the Federal Bankruptcy Code.

         In the year ended December 31, 2003, management of the Company determined that it was appropriate to write-off the balance of its investment in the Philip's common stock by a charge to earnings of approximately $961,000; of this amount $761,000 was previously charged to other comprehensive income in 2002, which was reversed in 2003, and included in the $961,000 charge to earnings.

         The Company also has a participation in Philip's debt with an original cost at the date of their acquisition of approximately $19.7 million. At December 31, 2001, such notes were classified as available-for-sale securities and were written down through charges to OCI, to an estimated fair market value of approximately $13.2 million. In 2002, upon concluding its review of these investments, management determined that such investments were more properly classified as notes receivable.

         Approximately $6.6 million of charges to OCI were reversed and the investments were reclassified at their original cost to "Mortgages and notes receivable" at December 31, 2002. These adjustments had no effect on the Company's reported earnings for the year ended December 31, 2002.

         In 2003, the cost basis of the debt was approximately $22.1 million. As previously mentioned, Philip filed for bankruptcy protection in June 2003. Management of the Company reviewed Philip's financial statements, bankruptcy documents and the prices of recent purchases and sales of the debt and determined this investment to be impaired. Based upon this review, management concluded the fair value of the debt to be approximately $3.3 million; therefore, the Company recorded a write-down of approximately $18.8 million by a charge to earnings which was included in "Write-down of mortgages and notes receivable" in the Consolidated Statements of Earnings in the year ended December 31, 2003. In December 2003, the Company sold two-thirds of its term and PIK debt with a basis of $2.2 million for $2.6 million generating a gain of $0.4 million.

         Philip emerged from bankruptcy on December 31, 2003 as a private company controlled by an Icahn affiliate. The Company's remaining interest in the notes will be delivered and exchanged for approximately 443,000 common shares representing a 4.4% equity interest in the new Philip valued at the carrying value of the debt at December 31, 2003 of $1.1 million. Subsequent to December 31, 2003, the Company received a bankruptcy distribution of approximately $350,000.

         c. In December 2003, the Company acquired approximately $86.9 million principal amount of corporate bonds for approximately $45.1 million. Such bonds were classified as available for sale securities. Available for sale securities are carried at fair value on the Balance Sheet. Unrealized holding gains and losses are excluded from earnings and reported as a separate component of Partners' Equity. At December 31, 2003, the carrying value of the bonds was approximately $51.6 million and accumulated other comprehensive gain was approximately $6.5 million. In the first quarter of 2004, the Company sold bonds for which the cost basis was approximately $35.6 million for approximately $64.5 million, recognizing a gain of approximately $28.9 million for the three months ended March 31, 2004 (unaudited). At March 31, 2004 (unaudited), the carrying value of the remaining bonds was approximately

       AMERICAN REAL ESTATE HOLDINGS LIMITED PARTNERSHIP AND SUBSIDIARIES

$17.8 million, the cost basis was approximately $9.5 million and accumulated other comprehensive gain with respect to the bonds was approximately $8.3 million. In April 2004, the Company sold the remaining bonds for approximately $17.8 million realizing a gain of approximately $8.3 million which will be recognized in the three and six months ended June 30, 2004.

8.   EQUITY INTEREST IN GB HOLDINGS, INC.

         The Company reflects its pro rata equity interest in GB Holdings, Inc., which is approximately 36%, under this caption in the Consolidated Balance Sheets. "Equity in the earnings (losses) of GB Holdings, Inc." of approximately ($0.3 million) and ($0.9 million) for the three months ended March 31, 2004 and 2003, respectively, and ($3.4 million), $0.3 million and $1.8 million have been recorded in the Consolidated Statements of Earnings in the years ended December 31, 2003, 2002 and 2001, respectively (See Note 7).

9.   HOTEL AND CASINO OPERATING PROPERTY

         a. In September 2000, Stratosphere Corp.'s Board of Directors approved a going private transaction proposed by the Company and an affiliate of Icahn. On February 1, 2001 the Company entered into a merger agreement with Stratosphere Corp. ("Stratosphere") under which the Company would acquire the remaining shares of Stratosphere that it did not currently own. The Company owned approximately 51% of Stratosphere and Mr. Icahn owned approximately 38.6%. The Company, subject to certain conditions, agreed to pay approximately $44.3 million for the outstanding shares of Stratosphere not currently owned by it. Stratosphere stockholders not affiliated with Icahn would receive a cash price of $45.32 per share and Icahn related stockholders would receive a cash price of $44.33 per share. This transaction was completed in December 2002 after shareholders' approval.

         The acquisition by the Company of the minority shares not owned by an Icahn affiliate has been accounted for as a purchase in accordance with Financial Accounting Standards Board ("FASB") Statement No. 141, "Business Combinations." The acquisition by the Company of the common stock held by an Icahn affiliate has been recorded at historical cost. The excess of the historical cost over the amount of the cash disbursed, which amounted to $21,151,000, has been accounted for as a net addition to the partner's equity in accordance with their partnership interests.

         The Company indirectly owns 100% of Stratosphere and consolidates Stratosphere in its financial statements. The Stratosphere which offers the tallest free-standing observation tower in the United States, is situated on approximately 31 acres of land located at the northern end of the Las Vegas Strip. The facility is a tourist-oriented gaming and entertainment destination property, which has approximately 80,000 square feet of gaming space, 2,444 hotel rooms, eight restaurants and approximately 110,000 square feet of developed retail space. The Stratosphere features three of the most visible amusement rides in Las Vegas.

         Stratosphere has invested approximately $95 million for the construction of an additional 1,000 hotel rooms and related amenities and to purchase the leasehold interest in the shopping center located on its premises. The improvements were substantially completed in June 2001.

         Stratosphere's property and equipment consist of the following as of March 31, 2004 and December 31, 2003 and 2002 (in $000's):

                                                                                    DECEMBER 31,
                                                               MARCH 31,      ------------------------
                                                                  2004           2003           2002
                                                               ---------      ---------      ---------
                                                              (UNAUDITED)
Land and improvements, including land held for development .   $  20,639      $  20,625      $  20,110
Building and improvements ..................................     141,170        140,922        135,989
Furniture, fixtures and equipment ..........................      61,118         58,577         57,158
Construction in progress ...................................       1,891          4,179            329
                                                               ---------      ---------      ---------
                                                                 224,818        224,303        213,586
Less accumulated depreciation and amortization .............     (53,413)       (50,054)       (42,156)
                                                               ---------      ---------      ---------
                                                               $ 171,405      $ 174,249      $ 171,430
                                                               =========      =========      =========

         Included in property and equipment at December 31, 2002 are assets recorded under capital leases of $1.9 million.

       AMERICAN REAL ESTATE HOLDINGS LIMITED PARTNERSHIP AND SUBSIDIARIES

         Stratosphere's operations for three months ended March 31, 2004 and 2003 and for the years ended December 31, 2003, 2002 and 2001 have been included in "Hotel and casino operating income and expenses" in the consolidated Statements of Earnings. Hotel and casino operating expenses include all expenses except for approximately $3,360,000 and $3,388,000 of depreciation and amortization for the three months ended March 31, 2004 and 2003 (unaudited), respectively, and for approximately $12,276,000, $13,328,000 and $11,257,000 of depreciation and amortization for the years ended December 31, 2003, 2002 and 2001, respectively, and $2,687,000 and $1,387,000 of income tax expense for the three months ended March 31, 2004 and 2003 (unaudited), respectively, and $2,259,000 of income tax benefit for the year ended December 31, 2003 and $2,412,000 and $513,000 of income tax provision for the years ended December 31, 2002 and 2001, respectively. Such amounts have been included in "Depreciation and amortization expense" and "Income tax benefit (expense)" in the Consolidated Statements of Earnings.

         b. On January 5, 2004, American Casino and Entertainment Properties LLC ("ACEP"), an indirect wholly-owned subsidiary of the Company, entered into an agreement to acquire two Las Vegas casino/hotels, Arizona Charlie's Decatur and Arizona Charlie's Boulder from Mr. Icahn and an entity affiliated with Mr. Icahn, for an aggregate consideration of $125.9 million. The closing of the acquisition is subject to certain conditions, including among other things, obtaining all approvals necessary under the gaming laws. The terms of the transaction were approved by the Audit Committee. Upon receiving all approvals necessary under gaming laws and upon closing of the acquisition, American Real Estate Holdings Limited Partnership ("AREH"), the Company's direct subsidiary, will transfer 100% of the common stock of Stratosphere to ACEP. As a result, following the acquisition and contribution, ACEP will own and operate three gaming and entertainment properties in the Las Vegas metropolitan area. In accordance with generally accepted accounting principles, assets transferred between entities under common control are accounted for at historical costs similar to a pooling of interests. Upon closing, in May 2004, the Company accounted for the acquisition at historical cost similar to a pooling of interests.

         Also in January 2004, ACEP closed on its offering of Senior Secured Notes Due 2012. The Notes, in the aggregate principal amount of $215 million, bear interest at the rate of 7.85% per annum. The proceeds will be held in escrow pending receipt of all approvals necessary under gaming laws and certain other conditions in connection with the acquisition of Arizona Charlie's Decatur and Arizona Charlie's Boulder. ACEP intends to use the proceeds of the offering for the acquisition and to repay intercompany indebtedness and for distributions to AREH. At March 31, 2004, escrow funds in the amount of $219,313,000 are reflected as "Restricted Cash" in the accompanying Consolidated Balance Sheet.

PROPERTIES UNDER CONTRACT

ARIZONA CHARLIE'S DECATUR

         Arizona Charlie's Decatur is located on approximately 17 acres of land, four miles west of the Las Vegas strip and contains approximately 52,000 square feet of gaming space, 258 hotel rooms, four restaurants and three bars. For the three months ended March 31, 2004 and 2003 (unaudited), Arizona Charlie's Decatur's revenues were approximately $19.2 million and $17.3 million, respectively.

ARIZONA CHARLIE'S BOULDER

         Arizona Charlie's Boulder is located on approximately 24 acres of land, seven miles east of the Las Vegas strip and contains approximately 41,000 square feet of gaming space, 303 hotel rooms, four restaurants and a 202-space recreational vehicle park. For the three months ended March 31, 2004 and 2003 (unaudited), Arizona Charlie's Boulder's revenues were approximately $10.1 million and $7.8 million, respectively.

         The ownership and operation of the Las Vegas casinos are subject to the Nevada Gaming Control Act and regulations promulgated thereunder, various local ordinances and regulations, and are subject to the licensing and regulatory control of the Nevada Gaming Commission, the Nevada State Gaming Control Board, and various other county and city regulatory agencies, including the City of Las Vegas.

       AMERICAN REAL ESTATE HOLDINGS LIMITED PARTNERSHIP AND SUBSIDIARIES

10.  NATIONAL ENERGY GROUP

         a.   National Energy Group, Inc.

         In October 2003, pursuant to a Purchase Agreement dated as of May 16, 2003, the Company acquired certain debt and equity securities of National Energy Group, Inc. ("NEG") from entities affiliated with Mr. Icahn for an aggregate consideration of approximately $148.1 million plus approximately $6.7 million of accrued interest on the debt securities. The agreement was reviewed and approved by the Audit Committee who were advised by its independent financial advisor and legal counsel. The securities acquired were $148,637,000 in principal amount of outstanding 10 3/4% Senior Notes due 2006 of NEG and 5,584,044 shares of common stock of NEG. As a result of the foregoing transaction and the acquisition by the Company of additional securities of NEG prior to the closing, the Company beneficially owns in excess of 50% of the outstanding common stock of NEG.

         NEG owns a 50% interest in NEG Holding LLC ("Holding LLC"), the other 50% interest in Holding LLC is held by Gascon Partners ("Gascon") an Icahn affiliate and managing member. Holding LLC owns NEG Operating LLC ("Operating LLC") which owns operating oil and gas properties managed by NEG. Under the Holding LLC operating agreement NEG is to receive guaranteed payments of approximately $47.9 million in addition to a priority distribution of approximately $148.6 million before the Icahn affiliate receives any monies. Due to the substantial uncertainty that NEG will receive any distribution above the priority and guaranteed payments amounts, NEG accounts for its investment in Holding LLC as a preferred investment. The Company consolidates NEG in its financial statements.

         In connection with a credit facility obtained by Holding LLC, NEG and Gascon have pledged as security their respective interests in Holding LLC.

         b.   Investment in NEG Holding LLC

         As explained below, NEG's investment in Holding LLC is recorded as a preferred investment. The initial investment was recorded at historical carrying value of the net assets contributed with no gain or loss recognized on the transfer.

         Summarized financial information for Holding LLC as of and for the years ended December 31, is as follows (in $000's):

                                                                          DECEMBER 31,
                                                        MARCH 31,    ---------------------
                                                          2004         2003         2002
                                                        --------     --------     --------
                                                       (UNAUDITED)
              Current assets ........................   $ 38,399     $ 33,415     $ 42,126
              Noncurrent assets(1) ..................    198,574      189,988      180,611
                                                        --------     --------     --------
              Total assets ..........................   $236,973     $223,403     $222,737
                                                        ========     ========     ========
              Current liabilities ...................   $ 13,305     $ 14,253     $ 20,927
              Noncurrent liabilities ................     48,464       48,640        1,968
                                                        --------     --------     --------
              Total liabilities .....................     61,769       62,893       22,895
              Member's equity .......................    175,204      160,510      199,842
                                                        --------     --------     --------
              Total liabilities and member's equity .   $236,973     $223,403     $222,737
                                                        ========     ========     ========

----------

(1) Primarily oil and gas properties:

                                           MARCH 31,                        DECEMBER 31,
                                    ----------------------      ------------------------------------
                                      2004          2003          2003          2002          2001
                                    --------      --------      --------      --------      --------
                                          (UNAUDITED)
         Total revenues ..........  $ 25,569      $ 19,501      $ 80,475      $ 39,509      $ 12,637
         Costs and expenses ......   (11,044)      (11,743)      (47,277)      (32,064)       (9,988)
                                    --------      --------      --------      --------      --------
         Operating income ........    14,525         7,758        33,198         7,445         2,649
         Other income (expense) ..      (358)       (3,019)       (2,855)        6,481        (3,940)
                                    --------      --------      --------      --------      --------
         Net income (loss) .......  $ 14,167      $  4,739      $ 30,343      $ 13,926      $ (1,291)
                                    ========      ========      ========      ========      ========

       AMERICAN REAL ESTATE HOLDINGS LIMITED PARTNERSHIP AND SUBSIDIARIES

         Under Holding LLC Operating Agreement, NEG is to receive guaranteed payments in addition to a priority distribution amount of $202.2 million before Gascon receives any monies. The priority distribution is to be made on or before November 1, 2006. Guaranteed payments are to be paid, on a semi annual basis, based on an annual interest rate of 10.75% of the outstanding priority distribution amount. After the payments to NEG, Gascon is to receive distributions equivalent to the priority distribution amount and guaranteed payments plus other amounts as defined. Following the above distributions to NEG and Gascon, additional distributions, if any, are to be made in accordance with their respective capital accounts. The order of distributions is listed below. Because of the substantial uncertainty that NEG will receive any distributions above the priority and guaranteed payment amounts, NEG accounts for its investment in Holding LLC as a preferred investment.

         Prior to September 2001, NEG owned and operated certain oil and gas properties. At inception (September 12, 2001), NEG recorded the investment in Holding LLC at the historical cost of the oil and gas properties that NEG contributed into the partnership (in exchange for Holding LLC obligation to pay NEG the priority distribution and guaranteed payments). Subsequently, NEG accretes its investment in Holding LLC from the initial investment recorded up to the priority distribution amount, including the guaranteed payments, at the implicit rate of interest, recognizing the accretion income in earnings. Accretion income is periodically adjusted for changes in the timing of cash flows, if necessary due to unscheduled cash distributions. Receipt of guaranteed payments and the priority distribution are recorded as reductions in the preferred investment. The preferred investment is evaluated quarterly for other than temporary impairment.

         Because of the substantial uncertainty that NEG will receive any distributions in excess of the priority distribution and the guaranteed payments ("residual interest"), the residual interest attributable to the investment in Holding LLC is valued at zero. Upon payment of the priority distribution in 2006, NEG's investment in Holding LLC will be zero. Cash receipts, if any, after the priority distribution and the guaranteed payments will be reported in income as earned.

         The following is a roll forward of the Investment in Holding LLC as of March 31, 2004 (unaudited) and December 31, 2003 (in $000s):

                                                                   MARCH 31,    DECEMBER 31,
                                                                      2004          2003
                                                                   ---------     ---------
                                                                  (UNAUDITED)
              Investment in Holding LLC at beginning of period     $  69,346     $ 108,880
              Priority distribution from Holding LLC ..........           --       (51,446)
              Guaranteed payment from Holding LLC .............           --       (18,230)
              Accretion of investment in Holding LLC ..........        7,904        30,142
                                                                   ---------     ---------
              Investment in Holding LLC at end of period ......    $  77,250     $  69,346
                                                                   =========     =========

         Holding LLC Operating Agreement requires that distributions shall be made to both NEG and Gascon as follows:

         1. Guaranteed payments are to be paid to NEG, calculated on an annual interest rate of 10.75% on the outstanding priority distribution amount. The priority distribution amount includes all outstanding debt owed to entities owned or controlled by Carl C. Icahn, including the amount of NEG's 10.75% Senior Notes. As of March 31, 2004 and December 31, 2003, the priority distribution amount was $148.6 million which equals the amount of NEG's 10.75% Senior Notes due the Company. The guaranteed payments will be made on a semi-annual basis.

         2. The priority distribution amount is to be paid to NEG. Such payment is to occur by November 6, 2006.

         3. An amount equal to the priority distribution amount and all guaranteed payments paid to NEG, plus any additional capital contributions made by Gascon, less any distribution previously made by NEG to Gascon, is to be paid to Gascon.

         4. An amount equal to the aggregate annual interest (calculated at prime plus 1/2% on the sum of the guaranteed payments), plus any unpaid interest for prior years (calculated at prime plus 1/2% on the sum of the guaranteed payments), less any distributions previously made by NEG to Gascon, is to be paid to Gascon.

       AMERICAN REAL ESTATE HOLDINGS LIMITED PARTNERSHIP AND SUBSIDIARIES

         5. After the above distributions have been made, any additional distributions will be made in accordance with the ratio of NEG's and Gascon's respective capital accounts.

    In addition, the Holding LLC Operating Agreement contains a provision that allows Gascon at any time, in its sole discretion, to redeem the NEG membership interest in Holding LLC at a price equal to the fair market value of such interest determined as if Holding LLC had sold all of its assets for fair market value and liquidated. Since all of the NEG's operating assets and oil and natural gas properties have been contributed to Holding LLC, as noted above, following such a redemption, NEG's principal assets would consist solely of its cash balances.

11.  MORTGAGES AND NOTES RECEIVABLE (IN $000'S)

                                                                                                            BALANCE AT
                                                                    BALANCE     MONTHLY                     DECEMBER 31,
   COLLATERALIZED BY PROPERTY TENANTED BY   INTEREST    MATURITY       AT       PAYMENT    MARCH 31,    ---------------------
   OR DEBTOR                                  RATE        DATE      MATURITY    AMOUNT       2004          2003       2002
   ---------                                --------    --------    --------    -------    ---------       ----       ----
                                                                                          (UNAUDITED)
   Peninsula/Hampton & Alex Hotel(b) ....   Various      Various          --         --    $  42,030    $  42,030   $  23,200
   Philip debt(c) .......................       --            --          --         --          741        1,091      20,494
   Westpoint Stevens (d) ................       15%    2/28/2005   $  63,500         --       54,769           --          --
   Other ................................       --            --          --         --        7,205        7,207      12,522
                                                                                           ---------    ---------   ---------
                                                                                           $ 104,745    $  50,328   $  56,216
                                                                                           =========    =========   =========

         The Company has provided development financing for certain real estate projects. The security for these loans is a pledge of the developers' ownership interest in the properties. Such loans are subordinate to construction financing and are generally referred to as mezzanine loans. The Company's mezzanine loans accrue interest at approximately 22% per annum. However interest is not paid periodically and is due at maturity or earlier from unit sales or refinancing proceeds. The Company defers recognition of interest income on mezzanine loans pending receipt of principal and interest payments.

         a. On November 30, 2000, the Company entered into a mezzanine loan agreement to fund $23 million in two tranches to an unaffiliated borrower. The funds were to be used for certain initial development costs associated with a 65 unit condominium property located at 931 1st Avenue in New York City. The first tranche of $10 million was funded on November 30, 2000 and provided for interest accruing at a rate of 25% per annum, with principal and interest due at maturity, May 29, 2003. Also, in November 2000, approximately $3.7 million of the second tranche of the loan was funded. The balance of approximately $9.3 million was funded in installments during 2001. The second tranche provided for interest accruing at a rate of 21.5% per annum with principal and interest due at maturity, November 29, 2002. The loans were payable at any time from the proceeds of unit sales after satisfaction of senior debt of approximately $45 million. The loans were secured by the pledge of membership interests in the entity that owns the real estate. In May 2002, the Company received approximately $31.3 million for prepayment of the mezzanine loans. The balance of the prepayment of $8.3 million represented accrued interest ($7.9 million) and exit fees ($0.4 million) which amounts were recognized as "Interest income on U.S. Government and Agency obligations and other investments" and "Other income" respectively, in the Consolidated Statements of Earnings for the year ended December 31, 2002.

         b. At December 31, 2002, the Company had funded two mezzanine loans for approximately $23.2 million and had commitments to fund, under certain conditions, additional advances of approximately $5 million. Both loans have an interest rate of 22% per annum compounded monthly. The Peninsula loan, for a Florida condominium development, which had a term of 24 months from the date of funding, February 2002, was repaid in full in 2003. Approximately $6.8 million of interest income was recorded and is included in "Interest income on U.S. Government and Agency obligations and other investments" in the Consolidated Statements of Earnings. The Alex Hotel loan, for a New York City hotel with approximately 200 rooms, has a term of 36 months from the closing date, April 2002. At December 31, 2003, accrued interest of approximately $4.4 million has been deferred for financial statement purposes pending receipt of principal and interest payments in connection with this loan. Origination fees of $3.0 million have been received in connection with one of the mezzanine loans and approximately $1.5 million and $1.1 million has been recognized as "Other income" in the Consolidated Statements of Earnings in the years ended December 31, 2003 and 2002 respectively. In February 2003, the Company funded the Hampton mezzanine loan for approximately $30 million on a Florida condominium development. The loan is due in 18 months with one six month extension and has an interest rate of 22% per annum compounded monthly. The Company has committed to fund an additional $15 million if required by the borrower to complete the project. At December 31, 2003 accrued interest of approximately $6.7 million has been deferred for financial statement purposes pending receipt of principal and

       AMERICAN REAL ESTATE HOLDINGS LIMITED PARTNERSHIP AND SUBSIDIARIES interest payments in connection with this loan.

         c. See Note 7 with respect to Philip debt.

         d. On March 30, 2004, the Company agreed to purchase approximately $63.5 million principal amount of secured bank indebtedness of a bankrupt company WestPoint Stevens, Inc. for a purchase price of approximately $54.8 million. In April 2004, the Company entered into a trade confirmation effective March 30, 2004. At March 31, 2004, the Company reflected the purchase liability in "Liability for purchase of debt securities" on the Consolidated Balance Sheets. The trade settled on April 30, 2004; the Company paid cash for the securities.

12.  NOTE RECEIVABLE DUE FROM AFFILIATE

         On October 17, 2003 Mr. Icahn, Chairman of the Board of the General Partner, repaid the $250 million loan which had been made to him by the Company on December 27, 2001. The Company made the two-year $250 million loan to Mr. Icahn, secured by securities consisting of (i) 21,136,044 and 8,073,466 of the Company's depositary units and preferred units, respectively, owned by Mr. Icahn, such units having an aggregate market value on that date of $250 million and (ii) shares of a private company owned by Mr. Icahn, which shares were represented to have an aggregate book value of at least $250 million, together with an irrevocable proxy on sufficient additional shares of the private company so that the pledged shares and the shares covered by the proxy equal in excess of 50% of the private company's shares. The interest on the loan was payable semi-annually, at a per annum rate equal to the greater of (i) 3.9% and (ii) 200 basis points over 90 day LIBOR to be reset each calendar quarter. The applicable rate in 2003 was 3.9% and in 2002 ranged from 3.9% to 4.03%. Interest income of approximately $7.9 million, $9.9 million and $.1 million was earned on this loan in the years ended December 31, 2003, 2002 and 2001, respectively, and is included in "Interest income on U.S. Government and Agency obligations and other investments" in the Consolidated Statements of Earnings.

         The Company entered into this transaction to earn interest income on a secured investment. The terms of this transaction were reviewed and approved by the Audit Committee.

13.  HOTEL AND RESORT OPERATING PROPERTIES

         a. The Company owns a hotel and resort property that is part of a master planned community situated in the town of Mashpee located on Cape Cod in Massachusetts. This property includes two golf courses, other recreational facilities, condominium and time share units and land for future development.

         Total initial costs of approximately $28 million were classified as follows: approximately $17.4 million as "Hotel and resort properties", $8.9 million as "Land and construction-in-progress" and $1.7 million as "Other assets" on the Consolidated Balance Sheet.

         Resort operations have been included in the "Hotel and resort operating income and expenses" in the Consolidated Statements of Earnings. Net hotel and resort operations for this property ("hotel and resort operating income" less "hotel and resort operating expenses") resulted in losses of approximately $240,000 and $330,000 for the three months ended March 31, 2004 and 2003 (unaudited), respectively, and income of approximately $3,033,000, $1,909,000 and $712,000 for the years ended December 31, 2003, 2002, and 2001, respectively. Hotel and resort operating expenses include all expenses except for approximately $647,000 and $614,000 for the three months ended March 31, 2004 and 2003 (unaudited), respectively, and $2,451,000, $1,833,000 and $970,000 for the years ended December 31, 2003, 2002 and 2001, respectively, of depreciation and amortization, which is included in such caption in the Consolidated Statements of Earnings.

         Resort operations are highly seasonal in nature with peak activity occurring from June to September.

       AMERICAN REAL ESTATE HOLDINGS LIMITED PARTNERSHIP AND SUBSIDIARIES

      b. The Company owns a hotel located in Miami, Florida which has a carrying value of approximately $6.4 million, $6.3 million and $6.4 million at December 31, 2003, 2002 and March 31, 2004 (unaudited), respectively, and is unencumbered by any mortgages. Approximately $1.3 million of capital improvements were completed in the year ended December 31, 2002.

      The Company has a management agreement for the operation of the hotel with a national management organization. In the three months ended March 31, 2004 and 2003, net hotel operations which totaled $296,000 and $316,000, respectively, have been included in discontinued operations. Depreciation expense of $52,000 for each of the three months ended March 31, 2004 and 2003 (unaudited) has been included in discontinued operations. Net hotel and resort operations ("hotel and resort operating revenues" less "hotel and resort operating expenses") totaled approximately $596,000, $494,000 and $770,000 for the years ended December 31, 2003, 2002 and 2001, respectively, and have been included in discontinued operations. Depreciation expense of $210,000, $374,000 and $342,000 for the years ended December 31, 2003, 2002 and 2001, respectively, have been included in discontinued operations.

14. SIGNIFICANT PROPERTY TRANSACTIONS

      Information on significant property transactions during the three-year period ended December 31, 2003 is as follows:

      a. In September 2002, the Company purchased an industrial building located in Nashville, Tennessee for approximately $18.2 million. The building was constructed in 2001 and is fully leased to two tenants, Alliance Healthcare and Jet Equipment & Tools Inc., with leases expiring in 2011. The annual net operating income is anticipated to be approximately $1.6 million increasing to approximately $1.9 million by 2011. In October 2002, the Company closed a $12.7 million non-recourse mortgage loan on the Nashville, Tennessee property. The loan bears interest at 6.4% per annum and matures in ten years. Required payments are interest only for the first three years and then principal amortization will commence based on a thirty-year amortization schedule.

      At December 31, 2003, 2002 and March 31, 2004 (unaudited), the property had a carrying value of approximately $17,584,000, $18,066,000 and $17,584,000, respectively, and was encumbered by a non-recourse mortgage in the amount of $12,700,000.

      b. In October 2002, the Company sold a property located in North Palm Beach, Florida for a selling price of $3.5 million. A gain of approximately $2.4 million was recognized in the year ended December 31, 2002.

      c. In October 2003, the Company sold a property located in Columbia, Maryland to its tenant for a selling price of $11 million. A gain of approximately $5.8 million was recognized in the year ended December 31, 2003.

      d. Due to favorable real estate market conditions and the mature nature of the Company's real portfolio, the Company has engaged C.B. Richard Ellis, Inc. to assist it in obtaining offers for its rental real estate portfolio. The Company intends to utilize proceeds from any asset sales to continue to invest in its core businesses, including real estate, gaming and entertainment and oil and gas. The Company may also seek opportunities in other sectors including industrial, manufacturing and insurance and asset management. In total, the Company is marketing for sale properties with a book value of approximately $340 million individually encumbered by mortgage debt which in the aggregate is approximately $179 million at March 31, 2004 (unaudited). There can be no assurance that offers satisfactory to the Company will be received and, if received, that the properties will ultimately be sold at prices acceptable to the Company.

      At March 31, 2004 (unaudited), the Company had 40 properties under contract or as to which letters of intent had been executed by potential purchasers, all of which contracts or letters of intent are subject to purchaser's due diligence and other closing conditions. Selling prices for the properties covered by the contracts or letters of intent would total approximately $323 million but the properties are encumbered by aggregate mortgage debt of approximately $142 million which would have to be repaid out of the proceeds of the sales or assumed by the purchaser. At March 31, 2004 (unaudited), the carrying value of these properties is approximately $226 million. In 2003, net income from these properties totaled approximately $7 million; interest expense was approximately $11 million; and depreciation and amortization expense was approximately $4.2 million. In accordance with generally accepted accounting principles, only the real estate operating properties under contract or letter of intent, but not the financing lease properties, were reclassified to "Properties held for sale" and the related income and expense reclassified to "Income from discontinued operations."

       AMERICAN REAL ESTATE HOLDINGS LIMITED PARTNERSHIP AND SUBSIDIARIES

      In January 2004, the Company sold five properties to Alabama Power, its tenant, for approximately $10.9 million, recognizing a gain of approximately $6.0 million. Also in January 2004, AREP sold a grocery-anchored shopping center located in Audubon, New Jersey for approximately $7.3 million, recognizing a gain of approximately $6.8 million, which is included in discontinued operations.

      In January 2004, the Company purchased a 34,422 square foot commercial condominium unit located in New York City for approximately $14.5 million. The unit contains a Citibank branch, a furniture store and a restaurant. AREP obtained mortgage financing of $10 million for this property in April 2004.

15. MORTGAGES PAYABLE

      Mortgages payable, all of which are nonrecourse to the Company, are summarized as follows (in $000's):

                                                                                                        BALANCE AT DECEMBER 31,
                                                       ANNUAL PRINCIPAL         MARCH 31,               -----------------------
  RANGE OF INTEREST RATES     RANGE OF MATURITIES    AND INTEREST PAYMENT         2004                  2003               2002
  -----------------------     -------------------    --------------------         ----                  ----               ----
                                                                               (UNAUDITED)
5.630% -- 8.430%.......       10/15/07 - 12/31/18    $           19,328    $        179,251        $       180,989        $  166,287
9.000 -- 9.500.........       11/30/03 - 11/30/09                   --                   --                     --             5,561
                                                     ------------------    ----------------        ---------------        ----------
                                                     $           19,328    $        179,251        $       180,989        $  171,848
                                                     ==================    ================        ===============        ==========

      The following is a summary of the anticipated future principal payments of the mortgages (in 000's):

  YEAR ENDING
  DECEMBER 31,         AMOUNT
  ------------         ------
2004............    $     6,489
2005............          6,702
2006............          7,360
2007............         14,176
2008............         58,817
2009 -- 2013....         66,905
2014 -- 2018....         20,540
                    -----------
                    $   180,989
                    ===========

      a. See Note 14a for Mid-South Logistics financing in October 2002.

      b. On May 16, 2003, the Company executed a mortgage note secured by a distribution facility located in Windsor Locks, Connecticut and obtained funding in the principal amount of $20 million. The loan bears interest at 5.63% per annum and matures on June 1, 2013. Annual debt service is approximately $1,382,000 per annum based on a 30 year amortization schedule.

      c. See Note 14(a).

16. SENIOR NOTES AND CREDIT FACILITY DUE AFFILIATES

      a. The Senior Notes of National Energy Group, Inc. ("Notes") were held in their entirety by affiliates of Icahn at December 31, 2002. The Notes bear interest at an annual rate of 10 3/4%, payable semiannually in arrears on May 1 and November 1 of each year. The Notes are senior, unsecured obligations of NEG, ranking pari passu with all existing and future senior indebtedness of NEG, and senior in right of payment to all future subordinated indebtedness of NEG. Subject to certain limitations set forth in the indenture covering the Senior Notes (the "Indenture"), NEG and its subsidiaries may incur additional senior indebtedness and other indebtedness.

       AMERICAN REAL ESTATE HOLDINGS LIMITED PARTNERSHIP AND SUBSIDIARIES

      The Indenture contains certain covenants limiting NEG with respect to the following: (i) asset sales; (ii) restricted payments; (iii) the incurrence of additional indebtedness and the issuance of certain redeemable preferred stock;
(iv) liens; (v) sale and leaseback transactions; (vi) lines of business; (vii) dividend and other payment restrictions affecting subsidiaries; (viii) mergers and consolidations; and (ix) transactions with affiliates.

      NEG was unable to reasonably determine the fair value of the Notes at December 31, 2002, due to a lack of available market quotations, credit ratings and inability to determine an appropriate discount rate.

      In August 2001, NEG redeemed both $16.4 million of principal outstanding under the notes and $4.8 million of Reinstated Interest for a cash consideration of $10.5 million. NEG paid two Icahn affiliates approximately $.4 million in current interest on the redeemed senior note obligations at the date of redemption related to interest owed from the last semi-annual interest payment date of May 1, 2001, to the date of redemption. As this was a partial redemption of the Notes, it has been accounted for as a modification of terms that changes the amounts of future cash payments. Accordingly, the excess of redeemed principal and interest over the redemption payment of $10.5 million is being amortized as a reduction to interest expense over the remaining life of the bonds. In connection with this transaction, NEG borrowed $10.9 million under its existing credit facility with an Icahn affiliate.

      In October 2003, the Company acquired these Notes. At December 31, 2003, these Notes were eliminated in consolidation (See Note 10).

      b. At December 31, 2002, NEG had $10.9 million outstanding under its existing $100 million credit facility with Arnos, an Icahn affiliate. Arnos continued to be the holder of the credit facility; however, the $10.9 million note outstanding under the credit facility was contributed to Holding LLC as part of Gascon's contribution to Holding LLC on September 12, 2001. In December 2001, the maturity date of the credit facility was extended to December 31, 2003 and NEG was given a waiver of compliance with respect to any and all covenant violations. NEG was not in compliance with the minimum interest coverage ratio at September 30, 2002; and December 31, 2002 and the current ratio at December 31, 2002, however, in December 2001, NEG was given a waiver of compliance with respect to any and all covenant violations through December 31, 2003.

      On March 26, 2003, Holding LLC distributed the $10.9 million note outstanding under NEG'S revolving credit facility as a priority distribution to NEG, thereby canceling the note. Also, on March 26, 2003, NEG, Arnos and Operating LLC entered into an agreement to assign the credit facility to Operating LLC. Effective with this assignment, Arnos amended the credit facility to increase the revolving commitment to $150 million, increase the borrowing base to $75 million and extend the revolving due date until June 30, 2004. Concurrently, Arnos extended a $42.8 million loan to Operating LLC under the amended credit facility. Operating LLC then distributed $42.8 million to Holding LLC who, thereafter, made a $40.5 million priority distribution and a $2.3 million guaranteed payment to NEG. NEG utilized these funds to pay the entire amount of the long-term interest payable on the Notes and interest accrued thereon outstanding on March 27, 2003. The Arnos facility was canceled on December 29, 2003 in conjunction with a third party bank financing.

17. SENIOR SECURED NOTES PAYABLE

      In January 2004, ACEP closed on its offering of Senior Secured Notes Due 2012. The Notes, in the aggregate principal amount of $215 million, bear interest at the rate of 7.85% per annum. The proceeds are being held in escrow pending receipt of all approvals necessary under gaming laws and certain other conditions in connection with the acquisition of Arizona Charlie's Decatur and Boulder. ACEP intends to use the proceeds of the offering for the acquisition and to repay intercompany indebtedness and for distributions to AREH. The notes will be recourse only to, and will be secured by a lien on the assets of, ACEP and its subsidiaries. The notes will restrict the ability of those companies, subject to the exceptions set forth in the notes, to: incur additional debt; pay dividends and make distributions; make certain investments; repurchase stock; create liens; enter into transactions with affiliates; enter into sale and leaseback transactions; merge or consolidate; and transfer, lease or sell assets. At March 31, 2004 (unaudited), the gross proceeds of the offering plus accrued interest paid is being held in escrow and included on the Consolidated Balance Sheets as "Restricted cash." For the three months ended March 31, 2004 (unaudited), $3 million of interest expense is included in "Interest expense" in the Consolidated Statement of Earnings.

       AMERICAN REAL ESTATE HOLDINGS LIMITED PARTNERSHIP AND SUBSIDIARIES

18. INCOME TAXES (IN $000'S)

                                                                                                         DECEMBER 31,
                                                                                             -------------------------------------
                                                                                                  2003                 2002
                                                                                             ---------------      ----------------
a. The difference between the book basis and the tax basis of the net assets of the
    Company, not directly subject to income taxes, is as follows:
      Book basis of American Real Estate Holding's net assets excluding
      Stratosphere Corp. and NEG, Inc..........................................              $     1,149,418      $      1,177,329
      Excess of tax over book (Excess of book over tax basis)........................                 79,238                (1,778)
                                                                                             ---------------      ----------------
      Tax basis of net assets........................................................        $     1,228,656      $      1,175,551
                                                                                             ===============      ================

b. Corporate income taxes

(i) The Company's corporations recorded the following income tax (expense) benefit attributable to continuing operations for 'Stratosphere and NEG for the three months ended March 31, 2004 and the years ended December 31, 2003, 2002 and 2001 (in $000's):

                                   MARCH 31,                        DECEMBER 31,
                         --------------------------      -------------------------------
                            2004            2003           2003        2002       2001
                         ----------      ----------      ---------   ---------   ----------
                                (UNAUDITED)
Current..............    $     (201)     $     (181)     $    (723)  $      --   $      --
Deferred.............        (4,101)         (2,697)         7,218       (7,480)     30,077
                         ----------      ----------      ---------   ---------   ----------
                         $   (4,302)     $   (2,878)     $   6,495   $   (7,480) $   30,077
                         ==========      ==========      =========   ==========  ==========

(ii) The tax effect of significant differences representing net deferred tax assets (the difference between financial statement carrying values and the tax basis of assets and liabilities) for the Company is as follows at March 31, 2004 and December 31, 2003 and 2002 (in $000's):

                                                                        DECEMBER 31,
                                                     MARCH 31,   --------------------------
                                                       2004          2003          2002
                                                   -----------   -----------   ------------
                                                   (UNAUDITED)
Deferred tax assets:
    Depreciation...............................    $    39,886   $    40,191   $     61,628
    Net operating loss carryforwards...........         26,675        30,942         45,958
    Investment in NEG Holding LLC..............         19,404        18,845          8,440
    Other......................................         10,745         8,347          9,950
                                                   -----------   -----------   ------------
                                                        96,710        98,325        125,976
     Valuation allowance.......................        (15,875)      (15,875)      (100,454)
                                                   -----------   -----------   ------------
     Net deferred tax assets...................    $    80,835   $    82,450   $     25,522
                                                   ===========   ===========   ============

      At March 31, 2004 and December 31, 2003, Stratosphere had net operating loss carryforwards available for federal income tax purposes of approximately $23.9 million (unaudited) and $28.5 million, respectively, which begin expiring in 2019.

      SFAS 109 requires a "more likely than not" criterion be applied when evaluating the realizability of a deferred tax asset. As of December 31, 2002, given Stratosphere's history of losses for income tax purposes, the volatility of the industry within which the Stratosphere operates, and certain other factors, Stratosphere had established a valuation allowance for the deductible temporary differences, including the excess of the tax basis of the Stratosphere's assets over the basis of such assets for financial statement purposes and the tax carryforwards. However, at December 31, 2003, based on various factors including the current earnings trend and future taxable income projections, Stratosphere determined that it was more likely than not that the deferred tax assets will be realized and removed the valuation allowance.

      In accordance with SFAS 109, the tax benefit of any deferred tax asset that existed on the effective date of a reorganization should be reported as a direct addition to contributed capital. Stratosphere has deferred tax assets relating to both before and after Stratosphere emerged from bankruptcy in September of 1998. The net decrease in the valuation allowance was $79.3 million of which a net amount of $47.5 million was credited to partners' capital in the year ended December 31, 2003.

       AMERICAN REAL ESTATE HOLDINGS LIMITED PARTNERSHIP AND SUBSIDIARIES

      At March 31, 2004 and December 31, 2003, NEG had net operating loss carryforwards available for federal income tax purposes of approximately $52.3 million (unaudited) and $58 million, respectively, which expire in 2012 and 2009, respectively. Net operating loss limitations may be imposed as a result of subsequent changes in stock ownership of NEG. Prior to the formation of Holding LLC, the income tax benefit associated with the loss carryforwards had not been recognized since, in the opinion of management, there was not sufficient positive evidence of future taxable income to justify recognition of a benefit. Upon the formation of Holding LLC, management again evaluated all evidence, both positive and negative, in determining whether a valuation allowance to reduce the carrying value of deferred tax assets was still needed and concluded, based on the projected allocations of taxable income by Holding LLC, NEG more likely than not will realize a partial benefit from the loss carryforwards. In accordance with SFAS 109, NEG recorded a deferred tax asset of $31.9 million in September 2001, $25.5 million as of December 31, 2002, $25.9 million as of December 31, 2003, and $24.3 million as of March 31, 2004 (unaudited). Ultimate realization of the deferred tax asset is dependent upon, among other factors, NEG's ability to generate sufficient taxable income within the carryforward periods and is subject to change depending on the tax laws in effect in the years in which the carryfowards are used. As a result of the recognition of expected future income tax benefits, subsequent periods will reflect a full effective tax rate provision.

19. COMMITMENTS AND CONTINGENCIES

      a. In January 2002, Kmart Corp., a tenant leasing seven properties owned by the Company which represent approximately $1,374,000 in annual rentals, filed a voluntary petition for reorganization under Chapter 11 of the Federal Bankruptcy Code. Pursuant to an order of the Bankruptcy Court, four leases have been rejected representing approximately $713,000 in annual rents. At March 31, 2004, three of the rejected properties have been classified as held for sale and one property was sold. The Company recorded a provision for loss of approximately $1.9 million on the four properties, whose leases were rejected, for the year ended December 31, 2001. The Company has not been notified regarding the three remaining leases representing approximately $661,000 in annual rents. At March 31, 2004 and December 31, 2003 and 2002, the carrying value of the seven properties (six properties at March 31, 2004)was approximately $5,003,000, $5,482,000 and $6,529,000, respectively, which management believes is less than the estimate of net realizable value.

      b. Tiffiny Decorating Company ("Tiffiny"), a subcontractor to Great Western Drywall ("Great Western"), filed a legal action against Stratosphere Corporation, Stratosphere Development, LLC, American Real Estate Holdings Limited Partnership (collectively referred to as the "Stratosphere Parties"), Great Western, Nevada Title and Safeco Insurance, Case No. A443926 in the Eighth Judicial District Court of the State of Nevada. The legal action asserts claims that include breach of contract, unjust enrichment and foreclosure of lien. The Stratosphere Parties have filed a cross-claim against Great Western in that action. Additionally, Great Western has filed a separate legal action against the Stratosphere Parties setting forth the same disputed issues. That separate action, Case No. A448299 in the Eighth Judicial Court of the State of Nevada, has been consolidated with the case brought by Tiffiny.

      The initial complaint brought by Tiffiny asserts that Tiffiny performed certain construction services at the Stratosphere and was not fully paid for those services. Tiffiny claims the sum of $521,562 against Great Western, the Statosphere Parties, and the other defendants, which the Stratosphere Parties contend has been paid to Great Western for payment to Tiffiny.

      Great Western is alleging that it is owed payment from the Stratosphere Parties for work performed and for delay and disruption damages. Great Western is claiming damages in the sum of $3,935,438 plus interest, costs and legal fees from the Stratosphere Parties. This amount apparently includes the Tiffiny claim.

      The Stratosphere Parties have evaluated the project and have determined that the amount of $1,004,059, of which $195,953 and $371,973 were disbursed to Tiffiny and Great Western in 2002, respectively, is properly due and payable to satisfy all claims for the work performed, including the claim by Tiffiny. The remaining amount has been segregated in a separate interest bearing account. The Stratosphere Parties intend to vigorously defend the action for claims in excess of $1,004,059.

       AMERICAN REAL ESTATE HOLDINGS LIMITED PARTNERSHIP AND SUBSIDIARIES

      c. In January 2002, the Cape Cod Commission, (the "Commission"), a Massachusetts regional planning body created in 1989, concluded that AREP's New Seabury development is within its jurisdiction for review and approval (the "Administrative Decision"). It is the Company's position that the proposed residential, commercial and recreational development is in substantial compliance with a special permit issued for the property in 1964 and is therefore exempt from the Commission's jurisdiction and that Commission is barred from exercising jurisdiction pursuant to a 1993 settlement agreement between the Commission and a prior owner of the New Seabury property (the "Settlement Agreement").

      In February 2002, New Seabury Properties LLC ("New Seabury"), an AREP subsidiary and owner of the property, filed in Barnstable County Massachusetts Superior Court, a civil complaint appealing the Administrative Decision by the Commission, and a separate civil complaint to find the Commission in contempt of the Settlement Agreement. The Court subsequently consolidated the two complaints into one proceeding. In July 2003, New Seabury and the Commission filed cross motions for summary judgment.

      Also, in July 2003, in accordance with a Court ruling, the Commission reconsidered the question of its jurisdiction over the initial development proposal and over a modified development proposal that New Seabury filed in March 2003. The Commission concluded that both proposals are within its jurisdiction (the Second Administrative Decision). In August 2003, New Seabury filed in Barnstable County Massachusetts Superior Court another civil complaint appealing the Second Administrative Decision to find the Commission in contempt of the Settlement Agreement.

      In November 2003, the Court ruled in New Seabury's favor on its July 2003 motion for partial summary judgment, finding that the special permit remains valid and that the modified development proposal is in substantial compliance with the Special Permit and therefore exempt from the Commission's jurisdiction (the Court did not yet rule on the initial proposal). Under the modified development proposal New Seabury could potentially develop up to 278 residential units and 145,000 square feet of commercial space. In March 2004, New Seabury moved for Summary Judgment to dispose of remaining claims under all three complaints and to obtain a final judgment from the Court. Also in March 2004, the Commission cross-moved for Summary Judgment on certain claims under each complaint. Under the initial proposal, New Seabury could potentially build up to 675 residential/hotel units and 80,000 square feet of commercial space. The Company cannot predict the effect on the development process if it loses any appeal or if the Commission is ultimately successful in asserting jurisdiction over any of the development proposals.

      The General Partner monitors all tenant bankruptcies and defaults and may, when it deems it necessary or appropriate, establish additional reserves for such contingencies.

      In addition, in the ordinary course of business, the Company, its subsidiaries and other companies in which the Company has invested are parties to various legal actions. In management's opinion, the ultimate outcome of such legal actions will not have a material effect on the Company's consolidated financial statements taken as a whole.

20. FAIR VALUE OF FINANCIAL INSTRUMENTS

CASH AND CASH EQUIVALENTS, RECEIVABLES, NOTE RECEIVABLE DUE FROM AFFILIATE, ACCOUNTS PAYABLE, ACCRUED EXPENSES AND OTHER LIABILITIES AND THE PREFERRED LIMITED PARTNERSHIP UNITS LIABILITY

      The carrying amount of cash and cash equivalents, receivables, note receivable due from affiliate, and accounts payable, accrued expenses and other liabilities and the Preferred Limited Partnership Units Liability are carried at cost, which approximates their fair value.

MORTGAGES AND NOTES RECEIVABLE

      The fair values of the mortgages and notes receivable past due, in process of foreclosure, or for which foreclosure proceedings are pending, are based on the discounted cash flows of the underlying lease. The fair values of the mortgages and notes receivable satisfied after year end are based on the amount of the net proceeds received.

      The fair values of the mortgages and notes receivable which are current are based on the discounted cash flows of their respective payment streams.

       AMERICAN REAL ESTATE HOLDINGS LIMITED PARTNERSHIP AND SUBSIDIARIES

      The approximate estimated fair values of the mortgages and notes receivable held as of March 31, 2004 and December 31, 2003 and 2002 are summarized as follows (in $000's):

                      AT MARCH 31, 2004          AT DECEMBER 31, 2003        AT DECEMBER 31, 2002
                  -------------------------    -----------------------    ------------------------
                      NET        ESTIMATED        NET       ESTIMATED        NET        ESTIMATED
                   INVESTMENT    FAIR VALUE    INVESTMENT   FAIR VALUE    INVESTMENT    FAIR VALUE
                  -----------   -----------    ----------   ----------    ----------    ----------
                         (UNAUDITED)
Total........     $   104,745   $   122,756    $   50,272   $   55,000    $   51,449    $   53,973
                  ===========   ===========    ==========   ==========    ==========    ==========

      The net investment at March 31, 2004 and December 31, 2003 and 2002 is equal to the carrying amount of the mortgage receivable less any deferred income recorded.

MORTGAGES PAYABLE

      The approximate estimated fair values of the mortgages payable as of March 31, 2004 and December 31, 2003 and 2002 are summarized as follows (in $000's):

                      AT MARCH 31, 2004         AT DECEMBER 31, 2003        AT DECEMBER 31, 2002
                  -------------------------    -----------------------    ------------------------
                    CARRYING      ESTIMATED     CARRYING     ESTIMATED     CARRYING      ESTIMATED
                     VALUE       FAIR VALUE      VALUE      FAIR VALUE      VALUE       FAIR VALUE
                  -----------   -----------    ----------   ----------    ----------    ----------
                         (UNAUDITED)
Total........     $   179,251   $   182,081    $  180,989   $  185,000    $  171,848    $  190,000
                  ===========   ===========    ==========   ==========    ==========    ==========

LIMITATIONS

      Fair value estimates are made at a specific point in time, based on relevant market information and information about the financial instrument. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and therefore cannot be determined with precision. Changes in assumptions could significantly affect the estimates.

21. EMPLOYEE BENEFIT PLANS

      a. Employees of the Company who are members of various unions are covered by union-sponsored, collectively bargained, multi-employer health and welfare and defined benefit pension plans. The Company recorded expenses for such plans of approximately $7,600,000, $6,500,000 and $4,900,000 for the years ended December 31, 2003, 2002 and 2001, respectively. Sufficient information is not available from the plans' sponsors to permit the Company to determine the adequacy of the plans' funding status.

      b. The Company has retirement savings plans under Section 401(k) of the Internal Revenue Code covering its non-union employees. The plans allow employees to defer, within prescribed limits, up to 15% of their income on a pre-tax basis through contributions to the plans. The Company currently matches, within prescribed limits, up to 6% of eligible employees' compensation at rates ranging from 33% to 50%. The Company recorded charges for matching contributions of approximately $422,000, $433,000 and $477,000, for the years ended December 31, 2003, 2002 and 2001, respectively.

22. SUBSEQUENT EVENTS (UNAUDITED)

      a. On May 7, 2004, the Limited Partner announced that it priced the offering of senior notes due 2012 in a private placement transaction. The notes, in the aggregate principal amount of $353 million, and priced at 99.266%, will bear interest at a rate of 8.125% per annum. Net proceeds from the offering will be used for general business purposes, including to pursue AREP's primary business strategy of acquiring undervalued assets in either its existing lines of business or other businesses and to provide additional capital to grow its existing businesses.

      b. On April 30, 2004, the Company received approximately $16.2 million for the prepayment of a mezzanine loan. The principal amount of the loan was $11 million and the prepayment included deferred interest. The Company defers recognition of interest income on mezzanine loans pending receipt of principal and interest payment; therefore, the interest portion of the prepayment

       AMERICAN REAL ESTATE HOLDINGS LIMITED PARTNERSHIP AND SUBSIDIARIES of $5.2 million will be recognized as income in the Consolidated Statements of Earnings for the thee and six months ended June 30, 2004.

      c. In April, the Company sold nine properties for approximately $31.3 million which were encumbered by mortgage debt of approximately $6.6 million. The carrying value of the properties was approximately $19.1 million; therefore, the Company will recognize a gain of approximately $12.2 million in discontinued operations in the three and six months ended June 30, 2004.

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors
American Property Investors, Inc.

    We have audited the accompanying balance sheet of American Property Investors, Inc. as of December 31, 2003. This financial statement is the responsibility of the Company's management. Our responsibility is to express an opinion on this financial statement based on our audit.

    We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the balance sheet is free of material misstatement. An audit of a balance sheet includes examining, on a test basis, evidence supporting the amounts and disclosures in that balance sheet. An audit of a balance sheet also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall balance sheet presentation. We believe that our audit of the balance sheet provides a reasonable basis for our opinion.

    In our opinion, the balance sheet referred to above presents fairly, in all material respects, the financial position of American Property Investors, Inc. as of December 31, 2003, in conformity with accounting principles generally accepted in the United States of America.

                                                       /s/ KPMG LLP

New York, New York
July 29, 2004

                        AMERICAN PROPERTY INVESTORS, INC.

                                  BALANCE SHEET
                                DECEMBER 31, 2003

                                                                                                    DECEMBER 31,
                                                                                                       2003
                                                                                                  -------------
                                         ASSETS
Cash and cash equivalents .....................................................................   $      96,493
Investment in partnerships (Note 2) ...........................................................      24,743,688
Accrued interest receivable (Note 3) ..........................................................          59,538
                                                                                                  -------------
                                                                                                  $  24,899,719
                                                                                                  =============
                              LIABILITIES AND STOCKHOLDER'S EQUITY
Accounts payable and accrued expenses..........................................................   $     229,929
Stockholder's equity:
  Common stock - $1 par value, 1,216 shares authorized, 216 shares outstanding                              216
  Additional paid-in capital...................................................................      26,084,497
  Note receivable from affiliate (Note 3)......................................................      (9,500,000)
  Retained earnings............................................................................       8,085,077
                                                                                                  -------------
  Total stockholder's equity                                                                         24,669,790
                                                                                                  -------------
   Total liabilities and stockholder's equity..................................................   $  24,899,719
                                                                                                  =============

          See accompanying notes to consolidated financial statements.

                        AMERICAN PROPERTY INVESTORS, INC.

                          Notes to Financial Statements

                                December 31, 2003

BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

      a. Organization

      American Property Investors, Inc. ("API" or "the Company") is the general partner of both American Real Estate Partners, L.P. ("AREP") and American Real Estate Holdings Limited Partnership ("AREH"). API has a 1% general partnership interest in both AREP and AREH. API is a wholly-owned subsidiary of Becton Corporation ("Becton") which in turn is owned by Carl C. Icahn. Mr. Icahn also owns, indirectly, approximately 86.5 % of the limited partnership interests of AREP, a New York Stock Exchange master limited partnership.

      b. Cash and Cash Equivalents

      The Company considers all temporary cash investments with maturity at the date of purchase of three months or less to be cash equivalents.

      c. Use of Estimates

      Management of the Company has made certain estimates and assumptions relating to the reporting of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statement to prepare this balance sheet in conformity with accounting principles generally accepted in the United States of America. Actual results could differ from those estimates.

      d. Income Taxes

      The Company and its parent have elected and the stockholders have consented, under the applicable provisions of the Internal Revenue Code, to report their income for Federal income tax purposes as a Subchapter S Corporation. The stockholders report their respective shares of the net taxable income or loss on their personal tax returns. Accordingly, no liability has been accrued for current or deferred Federal income taxes related to the operations of the Company in the accompanying balance sheet. State and local taxes are deminimus

      e. Investments in Partnerships

      The Company evaluates its investments in partially-owned entities in accordance with FASB Interpretation No. 46 (revised December 2003), Consolidation of Variable Interest Entities, or FIN 46R. If the partially-owned entity is a "variable interest entity," or a "VIE," and the Company is the "primary beneficiary" as defined in FIN 46R, the Company would account for such investment as if it were a consolidated subsidiary.

      For a partnership investment which is not a VIE or in which the Company is not the primary beneficiary, the Company follows the accounting set forth in AICPA Statement of Position No. 78-9 - Accounting for Investments in Real Estate Ventures (SOP 78-9). In accordance with this pronouncement, investments in joint ventures are accounted for under the equity method when its ownership interest is less than 50% and it does not exercise direct or indirect control. Factors that are considered in determining whether or not the Company exercises control include important rights of partners in significant business decisions, including dispositions and acquisitions of assets, financing and operating and capital budgets, board and management representation and authority and other contractual rights of the partners. To the extent that the Company is deemed to control these entities, these entities would be consolidated.

      The Company has determined that the AREP and AREH partnerships are not VIEs and therefore it accounts for these investments under the equity method of accounting as the limited partners have important rights as defined in SOP 78-9. This investment was recorded initially at cost and was subsequently adjusted for equity in earnings or losses and cash contributions and distributions.

                        AMERICAN PROPERTY INVESTORS, INC.

                          Notes to Financial Statements

                                December 31, 2003

      On a periodic basis the Company evaluates whether there are any indicators that the value of its investments in partnerships are impaired. An investment is considered to be impaired if the Company's estimate of the value of the investment is less than the carrying amount. The ultimate realization of the Company's investments in partnerships is dependent on a number of factors including the performance of that entity and market conditions. If the Company determines that a decline in the value of a partnership is other than temporary, then the Company would record an impairment charge.

2. INVESTMENT IN PARTNERSHIPS

      The Company has a 1% general partnership interest in both AREP and AREH. AREP is the 99% limited partner and holding company of AREH which is involved in the following operating businesses: (i) rental real estate, (ii) hotel, casino and resort operations, (iii) land, house and condominium development, (iv) investment in oil and gas operating properties and (v) investments in securities, including investments in other entities and marketable and debt securities.

      Summarized financial information for American Real Estate Partners, L.P. and subsidiaries as of December 31, 2003 is as follows (in thousands of dollars):

Real estate leased to others and held for sale        $      342,612
Hotel, casino and resort properties                          215,775
Land and construction in progress                             43,459
Investment in oil and gas properties                          69,346
Investments in securities                                    111,376
Cash and cash equivalents                                    467,704
Other assets                                                 239,658
                                                      ---------------
         Total assets                                 $    1,489,930
                                                      ==============
Mortgages payable                                            180,989
Accounts payable and accrued expenses                         53,844
Preferred limited partnership units                          101,649
                                                      ---------------
         Total liabilities                                   336,482
Partners' equity                                           1,153,448
                                                      ---------------
         Total liabilities and partners' equity       $    1,489,930
                                                      ==============
         Total liabilities and partners' equity       $      (19,501)
                                                      ==============

      The carrying amount of the investment in partnerships on the Company's balance sheet exceeds the underlying equity in the net assets of the partnerships by $44,244,000. This difference is as a result of adjustments reflected in AREP's equity to account for certain acquisitions from affiliates of the general partner. The differences between the historical cost of companies acquired and the purchase price paid to the affiliates of the general partner were accounted for as contributions from or distributions to the general partner.

3. NOTE RECEIVABLE

      The Company has an unsecured demand note receivable due from Carl C. Icahn, in the amount of $9,500,000. Interest on the note accrues at the rate of 3.75% per annum and is payable on the last day of April and October. Interest has been paid through October 31, 2003.

         Until _____, 2004, all dealers that effect transactions in these securities, whether or not participating in this exchange offer, may be required to deliver a prospectus. Each broker-dealer that receives new notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such new notes.

                          ----------------------------

                                   PROSPECTUS

                          ----------------------------

                       AMERICAN REAL ESTATE PARTNERS, L.P.
                                       AND
                       AMERICAN REAL ESTATE FINANCE CORP.

 OFFER TO EXCHANGE OUR 8-1/8% SENIOR NOTES DUE 2012, WHICH HAVE BEEN REGISTERED
  UNDER THE SECURITIES ACT OF 1933, FOR ANY AND ALL OF OUR OUTSTANDING 8-1/8%
                             SENIOR NOTES DUE 2012.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

    Item 20 Indemnification of Directors and Officers.

Indemnification Under the Delaware Limited Partnership Act and the American Real Estate Partners L.P. Limited Partnership Agreement

         American Real Estate Partners, L.P. is organized under the laws of Delaware. Section 17-108 of the Delaware Revised Uniform Limited Partnership Act (the "Partnership Act") provides that a limited partnership may, and shall have the power to, indemnify and hold harmless any partners or other persons from and against any and all claims and demands whatsoever, subject to such standards and restrictions set forth in the partnership agreement. Accordingly, Section 6.15 of the Amended and Restated Agreement of Limited Partnership of American Real Estate Partners, L.P., dated as of May 12, 1987, provides that the general partner, its affiliates, and all officers, directors, employees and agents of the general partner and its affiliates (individually, an "Indemnitee") will be indemnified and held harmless from and against any and all losses, claims, demands, costs, damages, liabilities, joint and several, expenses of any nature (including attorneys' fees and disbursements), judgments, fines, settlements, and other amounts arising from any and all claims, demands, actions, suits or proceedings, whether civil, criminal, administrative or investigative, in which the Indemnitee may be involved, or threatened to be involved, as a party or otherwise by reason of its status as (x) the General Partner or an Affiliate thereof or (y) a partner, shareholder, director, officer, employee or agent of the General Partner or an Affiliate thereof or (z) a Person serving at the request of the Partnership in another entity in a similar capacity, which relate to, arise out of or are incidental to the Partnership, its property, business, affairs, including, without limitation, liabilities under the federal and state securities laws, regardless of whether the Indemnitee continues to be a general partner, an affiliate, or an officer, director, employee or agent of the general partner or of an affiliate thereof at the time any such liability or expense is paid or incurred, if the Indemnitee acted in good faith and in a manner it believed to be in, or not opposed to, the best interests of the Partnership, and, with respect to any criminal proceeding, had no reasonable cause to believe its conduct was unlawful and the Indemnitee's conduct did not constitute willful misconduct. The agreement further provides that an Indemnitee shall not be denied indemnification in whole or in part under by reason of the fact that the Indemnitee had an interest in the transaction with respect to which the indemnification applies if the transaction was otherwise permitted by the terms of this Agreement. Any indemnification under Section 6.15 shall be satisfied solely out of the assets of the partnership and not from the assets of the partners of the partnership.

Indemnification Under the Delaware General Corporation Law and the Certificate of Incorporation and Bylaws of American Real Estate Finance Corp.

     American Real Estate Finance Corp ("AREP Finance"), the Co-issuer of the notes, is a corporation incorporated under the laws of the State of Delaware.
Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any threatened, pending or completed actions, suits or proceedings in which such person is made a party by reason of such person being or having been a director, officer, employee of or agent to the Registrants. The statute provides that it is not exclusive of other rights to which those seeking indemnification may be entitled under any by-law, agreement, vote of stockholders or disinterested directors or otherwise.

    Item 21 Exhibits and Financial Statement Schedules

EXHIBIT NO.                                     DESCRIPTION
-----------   --------------------------------------------------------
3.1           Certificate of Limited Partnership of AREP, dated
              February 17, 1987 (incorporated by reference to Exhibit
              3.1 to Form 10-Q for the quarter ended March 31, 2004
              (SEC File No. 1-9516), filed on May 10, 2004).

3.2           Amended and Restated Agreement of Limited Partnership of
              AREP, dated as of May 12, 1987 (incorporated by reference to Exhibit 3.2 to Form 10-Q for the quarter ended March

EXHIBIT NO.                                                    DESCRIPTION
-----------   ---------------------------------------------------------------------------------------------------------------------
              31, 2004 (SEC File No. 1-9516), filed on May 10, 2004).

3.4           Certificate of Limited Partnership of American Real Estate Holdings Limited Partnership (the "Subsidiary"), dated
              February 17, 1987, as amended pursuant to First Amendment to Certificate of Limited Partnership, dated March 10, 1987
              (incorporated by reference to Exhibit 3.4 to Form 10-Q for the quarter ended March 31, 2004 (SEC File No. 1-9516), filed on May 10, 2004).

3.5           Amended and Restated Agreement of Limited Partnership of the Subsidiary, dated as of July 1, 1987 (incorporated by reference to Exhibit 3.5 to Form 10-Q for the quarter ended March 31, 2004 (SEC File No. 1-9516), filed on May 10,
              2004).

3.6           Certificate of Incorporation of American Real Estate Finance Corp.

3.7           By-Laws of American Real Estate Finance Corp.

4.1           Indenture, dated as of May 12, 2004, among American Real Estate Partners, L.P., American Real Estate Finance Corp.,
              the Subsidiary, as guarantor and Wilmington Trust Company, as Trustee

4.2           Form of 8-1/8% Senior Note due 2012 (included in Exhibit 4.1).

4.3           Registration Rights Agreement, dated as of May 12, 2004, among American Real Estate Partners, L.P., American Real
              Estate Finance Corp., the Subsidiary and Bear, Stearns & Co. Inc.

5.1           Opinion of Piper Rudnick LLP(1)

12.1          Statements re computation of ratio of earnings to fixed charges.

23.1          Consent of Independent Registered Public Accounting Firm

23.2          Consent of Independent Auditors

23.3          Consent of Piper Rudnick LLP (to be included in exhibit 5.1)

24.1          Power of Attorney (included on the signature pages to this Form S-4)

25.1          Statement of Eligibility of Trustee

99.1          Letter of Transmittal(1)

99.2          Notice of Guaranteed Delivery(1)

99.3          Letter to Clients(1)

99.4          Letter to Brokers(1)

99.5          Form of Exchange Agent Agreement by and between AREP and Wilmington Trust Company.(1)

----------------
(1) To be filed by amendment.

    Item 22 Undertakings

        The undersigned registrant hereby undertakes:

        (a)(1) To file during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                  (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                  (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of a prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

                  (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (h) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Mt. Kisco, New York on August 6, 2004.

                                        AMERICAN REAL ESTATE
                                            PARTNERS, L.P.

                                        By: American Property Investors, Inc.,
                                            its general partner

                                        By: /s/ Keith A. Meister
                                           -------------------------------------
                                           Keith A. Meister
                                           President and Chief Executive Officer

         KNOW BY ALL MEN BY THESE PRESENTS that each person whose signature appears below hereby constitutes and appoints John P. Saldarelli and Keith A. Meister, and each of them acting singly, as his true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, to act, without the other, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments (including pre-effective and post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, their substitute may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed below by the following persons in the capacities and on the dates indicated:

/s/ Keith A. Meister          President and Chief Executive Officer (Principal
--------------------------    Executive Officer)                                       August 6, 2004
Keith A. Meister

/s/ John P. Saldarelli        Treasurer, Chief Financial Officer
--------------------------    (Principal Financial Officer)                            August 6, 2004
John P. Saldarelli

/s/ Jack G. Wasserman         Director                                                 August 6, 2004
--------------------------
Jack G. Wasserman

/s/ William A. Leidesdorf     Director                                                 August 6, 2004
--------------------------
William A. Leidesdorf

/s/ James L. Nelson           Director                                                 August 6, 2004
--------------------------
James L. Nelson

--------------------------    Director                                                 August 6, 2004
Carl C. Icahn

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Mt. Kisco, New York on August 6, 2004.

                                        AMERICAN REAL ESTATE FINANCE CORP.

                                        By: /s/ Keith A. Meister
                                           -------------------------------------
                                           Keith A. Meister
                                           President and Chief Executive Officer

         KNOW BY ALL MEN BY THESE PRESENTS that each person whose signature appears below hereby constitutes and appoints John P. Saldarelli and Keith A. Meister, and each of them acting singly, as his true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, to act, without the other, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments (including pre-effective and post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do an perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, their substitute may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed below by the following persons in the capacities and on the dates indicated:

/s/ Keith A. Meister                        President and Chief Executive Officer (Principal
--------------------------------            Executive Officer)                                        August 6, 2004
Keith A. Meister

/s/ John P. Saldarelli                      Treasurer, Chief Financial Officer
--------------------------------            (Principal Financial and Accounting Officer)              August 6, 2004
John P. Saldarelli

/s/ Jack G. Wasserman                       Director                                                  August 6, 2004
--------------------------------
Jack G. Wasserman

/s/ William A. Leidesdorf                   Director                                                  August 6, 2004
--------------------------------
William A. Leidesdorf

/s/ James L. Nelson                         Director                                                  August 6, 2004
--------------------------------
James L. Nelson

--------------------------------            Director                                                  August 6, 2004
Carl C. Icahn

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Mt. Kisco, New York on August 6, 2004.

                                        AMERICAN REAL ESTATE HOLDINGS
                                             LIMITED PARTNERSHIP

                                        By: American Property Investors, Inc.,
                                            its general partner

                                        By: /s/ Keith A. Meister
                                           -------------------------------------
                                           Keith A. Meister
                                           President and Chief Executive Officer

         KNOW BY ALL MEN BY THESE PRESENTS that each person whose signature appears below hereby constitutes and appoints John P. Saldarelli and Keith A. Meister, and each of them acting singly, as his true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, to act, without the other, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments (including pre-effective and post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do an perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, their substitute may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed below by the following persons in the capacities and on the dates indicated:

/s/ Keith A. Meister                        President and Chief Executive Officer (Principal
-------------------------------             Executive Officer)                                       August 6, 2004
Keith A. Meister

/s/ John P. Saldarelli                      Treasurer, Chief Financial Officer
-------------------------------             (Principal Financial and Accounting Officer)             August 6, 2004
John P. Saldarelli

/s/ Jack G. Wasserman                       Director                                                 August 6, 2004
-------------------------------
Jack G. Wasserman

/s/ William A. Leidesdorf                   Director                                                 August 6, 2004
-------------------------------
William A. Leidesdorf

/s/ James L. Nelson                         Director                                                 August 6, 2004
-------------------------------
James L. Nelson

-------------------------------             Director                                                 August 6, 2004
Carl C. Icahn

                                 EXHIBITS INDEX

EXHIBIT NO.                                                       DESCRIPTION
-----------     ---------------------------------------------------------------------------------------------------------------

3.1             Certificate of Limited Partnership of AREP, dated February 17, 1987 (incorporated by reference to Exhibit 3.1 to
                Form 10-Q for the quarter ended March 31, 2004 (SEC File No. 1-9516), filed on May 10, 2004).

3.2             Amended and Restated Agreement of Limited Partnership of AREP, dated as of May 12, 1987 (incorporated by reference to Exhibit 3.2 to Form 10-Q for the quarter ended March 31, 2004 (SEC File No. 1-9516), filed on May 10, 2004).

3.4             Certificate of Limited Partnership of American Real Estate Holdings Limited Partnership (the "Subsidiary"), dated
                February 17, 1987, as amended pursuant to First Amendment to Certificate of Limited Partnership, dated March 10,
                1987 (incorporated by reference to Exhibit 3.4 to Form 10-Q for the quarter ended March 31, 2004 (SEC File No.
                1-9516), filed on May 10, 2004).

3.5             Amended and Restated Agreement of Limited Partnership of the Subsidiary, dated as of July 1, 1987 (incorporated by reference to Exhibit 3.5 to Form 10-Q for the quarter ended March 31, 2004 (SEC File No. 1-9516), filed on May 10,
                2004).

3.6             Certificate of Incorporation of American Real Estate Finance Corp.

3.7             By-Laws of American Real Estate Finance Corp.

4.1             Indenture, dated as of May 12, 2004, among American Real Estate Partners, L.P., American Real Estate Finance Corp.,
                the Subsidiary, as guarantor and Wilmington Trust Company, as Trustee

4.2             Form of 8-1/8% Senior Note due 2012 (included in Exhibit 4.1).

4.3             Registration Rights Agreement, dated as of May 12, 2004, among American Real Estate Partners, L.P., American Real
                Estate Finance Corp., the Subsidiary and Bear, Stearns & Co. Inc.

5.1             Opinion of Piper Rudnick LLP(1)

12.1            Statements re computation of ratio of earnings to fixed charges.

23.1            Consent of Independent Registered Public Accounting Firm

23.2            Consent of Independent Auditors

23.3            Consent of Piper Rudnick LLP (to be included in exhibit 5.1)

24.1            Power of Attorney (included on the signature pages to this Form S-4)

25.1            Statement of Eligibility of Trustee

99.1            Letter of Transmittal(1)

99.2            Notice of Guaranteed Delivery(1)

99.3            Letter to Clients(1)

99.4            Letter to Brokers(1)

99.5            Form of Exchange Agent Agreement by and between AREP and Wilmington Trust Company.(1)

--------------

(1)To be filed by amendment.